As filed with the Securities and Exchange Commission on May 23, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CECO Environmental Corp.

(Exact name of registrant as specified in its charter)

Delaware	3564	13-2566064
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4625 Red Bank Road, Suite 200

Cincinnati, Ohio 45227

(513) 458-2600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Lang

Chief Executive Officer

4625 Red Bank Road, Suite 200

Cincinnati, Ohio 45227

Telephone: (513) 458-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie J. Weiss Barnes & Thornburg LLP One North Wacker Drive Suite 4400 Chicago, Illinois 60606 Telephone: (312) 214-4864	Jeffrey H. Nicholas Vincent A. Vietti Fox Rothschild LLP 2000 Market Street, 20th Floor Philadelphia, Pennsylvania 19103 Telephone: (215) 918-3639

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the registration statement becomes effective and all other conditions to the proposed mergers described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.01 per share	9,650,823	N/A	$95,130,000	$12,976

(1)	The number of shares of common stock, par value $0.01 per share, of the registrant (“CECO common stock”) being registered is based upon the product obtained by multiplying (i) 7,138,182 shares of common stock, par value $0.10 per share, of Met-Pro Corporation (“Met-Pro common stock”), the maximum estimated number of shares to be outstanding immediately prior to the mergers and to be exchanged for CECO common stock, by (ii) the maximum exchange ratio of 1.3520. Pursuant to Rule 416, the registration statement also covers an indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457 under the Securities Act of 1933, as amended and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as follows: (i) the product of (a) $13.55 (the average of the high and low prices of Met-Pro common stock on May 20, 2013), and (b) 15,100,000 (the maximum possible number of shares of Met-Pro common stock which may be canceled and exchanged in the mergers), minus (ii) $109,475,000 (the estimated amount of cash to be paid by the registrant to Met-Pro Corporation shareholders and holders of equity award shares in the mergers).
(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $136.40 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. CECO Environmental Corp. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 23, 2013

4625 Red Bank Road, Suite 200 Cincinnati, Ohio 45227	160 Cassell Road Harleysville, Pennsylvania 19438

[—], 2013

PROPOSED MERGERS—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of CECO Environmental Corp. and

the Shareholders of Met-Pro Corporation:

On April 21, 2013, CECO Environmental Corp. (“CECO”) and Met-Pro Corporation (“Met-Pro”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which CECO has agreed to acquire Met-Pro. The Merger Agreement provides for a business combination in which (i) a wholly-owned subsidiary of CECO will merge with and into Met-Pro (the “First Merger”), and (ii) Met-Pro will merge with and into a separate wholly-owned subsidiary of CECO (the “Second Merger” and together with the First Merger, the “Mergers”). As a result of the Mergers, the separate corporate existence of Met-Pro will cease, and the wholly-owned subsidiary of CECO will continue as the surviving corporation and a wholly-owned subsidiary of CECO.

In the proposed First Merger, each issued and outstanding share of Met-Pro common stock will be converted into the right to receive either (i) $13.75 in cash, without interest, or (ii) shares of CECO common stock valued at $13.75 based on the volume weighted average trading price of CECO common stock for the 15-trading day period ending on the last trading day before the closing of the First Merger, subject to a collar so that there will be a maximum exchange ratio of 1.3520 shares of CECO common stock for each share of Met-Pro common stock and a minimum of 1.0000 share of CECO common stock for each share of Met-Pro common stock. The net effect of the collar mechanism is that no further increase in the exchange ratio will be made if such volume weighted average trading price is less than $10.17 and no further decrease in the exchange ratio will be made if such volume weighted average trading price is greater than $13.75. On [—], 2013, the latest practicable date before the printing of this joint proxy statement/prospectus, the closing price of CECO common stock was $[—] per share. Overall elections are subject to proration so that approximately 53% of the Met-Pro shares outstanding immediately prior to the First Merger (treating all restricted stock units as outstanding shares and all in-the-money options as outstanding shares calculated using the treasury share method (“Equity Award Shares”)) will be exchanged for cash (which, together with the amount of cash paid for Equity Award Shares, is capped at $109.5 million) and approximately 47% of the Met-Pro shares outstanding immediately prior to the First Merger will be converted into the right to receive CECO common stock.

CECO common stock trades on the NASDAQ Global Market under the symbol “CECE.”

CECO will hold a special meeting of its stockholders on [—], 2013 at [00:00 a/p.m.], Eastern Time, at its executive offices, 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227. At the CECO special meeting, CECO’s stockholders will be asked to:

•	approve the issuance of CECO common stock to Met-Pro shareholders in the First Merger;

•	approve an amendment to CECO’s 2007 Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 2,600,000; and

•	approve the adjournment or postponement of the CECO special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

Concurrently with the execution of the Merger Agreement, certain significant CECO stockholders entered into a Voting Agreement with Met-Pro pursuant to which such shareholders have each agreed to vote all shares of CECO common stock beneficially owned by each of them for the issuance of CECO common stock to Met-Pro shareholders in the First Merger. At the close of business on the record date, these significant stockholders beneficially owned, in the aggregate, [4,907,347] shares of CECO common stock or approximately [26]% of the shares of CECO common stock outstanding on that date. These same significant stockholders have also agreed to certain restrictions on the sale of their shares of CECO common stock following the Mergers, as further described in this joint proxy statement/prospectus.

Met-Pro will hold a special meeting of its shareholders on [—], 2013 at [00:00 a/p.m.], Eastern Time, at The Holiday Inn Lansdale, 1750 Sumneytown Pike, Kulpsville, Pennsylvania. At the Met-Pro special meeting, Met-Pro’s shareholders will be asked to:

•	adopt the Merger Agreement and approve the transactions contemplated thereby;

•	approve, by non-binding advisory vote, the merger-related compensation that may become payable to Met-Pro’s named executive officers in connection with the Mergers; and

•	adjourn or postpone the Met-Pro special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

The board of directors of CECO recommends that CECO’s stockholders vote “FOR” each of (i) the issuance of CECO common stock to Met-Pro shareholders in the First Merger, (ii) the amendment to CECO’s 2007 Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 2,600,000 and (iii) the adjournment or postponement of the CECO special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

The board of directors of Met-Pro recommends that Met-Pro’s shareholders vote “FOR” each of (i) the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger, (ii) the approval by non-binding advisory vote of the merger-related compensation that may become payable to Met-Pro’s named executive officers and (iii) the adjournment or postponement of the Met-Pro special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the CECO special meeting or the Met-Pro special meeting, as applicable, please take the time to vote by using the Internet or by telephone as described in this joint proxy statement/prospectus or by completing the enclosed proxy card and mailing it in the enclosed envelope. Information about the meetings, the Mergers and the other business to be considered at the meetings is contained in this joint proxy statement/prospectus. You are urged to read this joint proxy statement/prospectus, including any documents incorporated by reference herein, carefully and in its entirety.

In particular, you should carefully read the section entitled “Risk Factors” beginning on page 21 for a discussion of certain of the material risks to consider in evaluating the Merger Agreement and the Mergers and how they will affect you.

Thank you for your cooperation and continued support.

Sincerely,

Jeffrey Lang Chief Executive Officer CECO Environmental Corp.	Raymond J. De Hont Chief Executive Officer and President Met-Pro Corporation

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the Merger Agreement and the Mergers described in this joint proxy statement/prospectus or the CECO common stock to be issued in the First Merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [—], 2013 and is first being mailed to CECO stockholders and Met-Pro shareholders on or about [—], 2013.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about CECO and Met-Pro from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your oral or written request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

CECO Environmental Corp. 4625 Red Bank Road, Suite 200 Cincinnati, Ohio 45227 Attention: Investor Relations Telephone: (513) 458-2600 www.cecoenviro.com	Met-Pro Corporation 160 Cassell Road, P.O. Box 144 Harleysville, Pennsylvania 19438 Attention: Investor Relations Telephone: (215) 723-6751 www.met-pro.com

(All website addresses given in this joint proxy statement/prospectus are for information purposes only and are not intended to be an active link or to incorporate any website information into this joint proxy statement/prospectus.)

If you would like to request documents, please do so by [—], 2013 in order to receive them before the meetings.

For more detailed description of the information incorporated into this joint proxy statement/prospectus and how you can obtain it, please see the section entitled “Where You Can Find More Information” beginning on page 163.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-[—]) filed by CECO and Met-Pro with the Securities and Exchange Commission. It constitutes a prospectus of CECO under Section 5 of the Securities Act of 1933, as amended, and the rules thereunder, with respect to the shares of CECO common stock to be issued to Met-Pro shareholders in the First Merger.

In addition, this document constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and a notice of meeting with respect to:

(i) the special meeting of CECO stockholders at which CECO stockholders will consider and vote upon:

•	the proposal to approve the issuance of CECO common stock to Met-Pro shareholders in the First Merger;

•	the proposal to approve an amendment to CECO’s 2007 Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 2,600,000; and

•	the proposal to adjourn or postpone the CECO special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

(ii) the special meeting of Met-Pro shareholders at which Met-Pro shareholders will consider and vote upon:

•	the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger;

•	the proposal to approve, by non-binding advisory vote, the merger-related compensation that may become payable to Met-Pro’s named executive officers in connection with the Mergers; and

•	the proposal to adjourn or postpone the Met-Pro special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

CECO ENVIRONMENTAL CORP.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [—], 2013

To Our Stockholders:

A special meeting of stockholders of CECO Environmental Corp. (“CECO”) will be held at its executive offices, 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227 on [—], 2013 at [00:00 a/p.m.], Eastern Time. The special meeting of stockholders is being held for the following purposes:

1. To approve the issuance of CECO common stock to Met-Pro Corporation (“Met-Pro”) shareholders in the First Merger contemplated by the Agreement and Plan of Merger, dated as of April 21, 2013 (the “Merger Agreement”), by and among CECO, Met-Pro, Mustang Acquisition Inc., a wholly-owned subsidiary of CECO (“Merger Sub”), and Mustang Acquisition II Inc., a separate wholly-owned subsidiary of CECO (“Merger Sub II”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which (i) Merger Sub will merge with and into Met-Pro (the “First Merger”) and (ii) Met-Pro will merge with and into Merger Sub II (CECO Proposal No. 1);

2. To approve an amendment to CECO’s 2007 Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 2,600,000, as set forth in the CECO Amended and Restated 2007 Equity Incentive Plan, a copy of which is attached as Annex D to the accompanying joint proxy statement/prospectus (CECO Proposal No. 2); and

3. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve CECO Proposal Nos. 1 and 2 (CECO Proposal No. 3).

Only stockholders of record at the close of business on [—], 2013 are entitled to vote at the special meeting or at any adjournment or postponement thereof.

We hope that as many stockholders as possible will personally attend the special meeting. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card.

The board of directors of CECO unanimously recommends that you vote “FOR” each of (i) the issuance of CECO common stock to Met-Pro shareholders in the First Merger, (ii) the amendment to CECO’s 2007 Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 2,600,000 and (iii) the adjournment or postponement of the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

By Order of the Board of Directors,

Jeffrey Lang
Chief Executive Officer

[—], 2013

MET-PRO CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [—], 2013

To Our Shareholders:

A special meeting of shareholders of Met-Pro Corporation (“Met-Pro”) will be held at The Holiday Inn Lansdale, 1750 Sumneytown Pike, Kulpsville, Pennsylvania 19443 on [—], 2013 at [00:00 a/p.m.], Eastern Time. The special meeting of shareholders is being held for the following purposes:

1. To adopt the Agreement and Plan of Merger, dated as of April 21, 2013 (the “Merger Agreement”), by and among CECO Environmental Corp. (“CECO”), Met-Pro, Mustang Acquisition Inc., a wholly-owned subsidiary of CECO (“Merger Sub”), and Mustang Acquisition II Inc., a separate wholly-owned subsidiary of CECO (“Merger Sub II”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which (i) Merger Sub I will merge with and into Met-Pro (the “First Merger”) and (ii) Met-Pro will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), and approve the transactions contemplated by the Merger Agreement, including the First Merger (Met-Pro Proposal No. 1);

2. To approve, by non-binding advisory vote, the merger-related compensation that may become payable to Met-Pro’s named executive officers in connection with the Mergers (Met-Pro Proposal No. 2); and

3. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve Met-Pro Proposal Nos. 1 and 2 (Met-Pro Proposal No. 3).

Only shareholders of record at the close of business on [—], 2013 are entitled to vote at the special meeting or at any adjournment or postponement thereof.

We hope that as many shareholders as possible will personally attend the special meeting. Whether or not you plan to attend the special meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. Submitting your proxy in writing, by telephone or through the Internet will not prevent you from voting in person at the special meeting.

The board of directors of Met-Pro, by unanimous vote, has determined that it is in the best interests of Met-Pro and its shareholders to consummate the transactions contemplated by the Merger Agreement, and unanimously recommends that you vote “FOR” each of (i) the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger, (ii) the approval, by non-binding advisory vote, of the merger-related compensation that may become payable to Met-Pro’s named executive officers in connection with the Mergers and (iii) the adjournment or postponement of the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

By Order of the Board of Directors,

Raymond J. De Hont
Chief Executive Officer and President

SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO VOTE

AS PROMPTLY AS POSSIBLE

[—], 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

DEFINED TERMS USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS

Articles of Merger	Articles of merger satisfying the applicable requirements of the Pennsylvania Business Corporation Law of 1988 and Delaware General Corporation Law, to be filed in connection with the First Merger

CECO*	CECO Environmental Corp., a Delaware corporation

Code	The Internal Revenue Code of 1986, as amended

Effective Time	The time at which the Articles of Merger are filed with the Commonwealth of Pennsylvania and the State of Delaware

Equity Award Shares	The number of shares of Met-Pro common stock equal to the sum of (i) all Met-Pro restricted stock units and (ii) the in-the-money value of Met-Pro options calculated as outstanding shares using the treasury share method, based on the cash merger consideration of $13.75 per share

Exchange Act	Securities Exchange Act of 1934, as amended

First Merger	Business combination whereby Merger Sub will merge with and into Met-Pro, with Met-Pro as the surviving entity, pursuant to the Merger Agreement

Incentive Plan	CECO’s 2007 Equity Incentive Plan

Mergers	First Merger and Second Merger, collectively

Merger Agreement	Agreement and Plan of Merger, dated as of April 21, 2013, as it may be amended from time to time, by and among CECO, Met-Pro, Merger Sub and Merger Sub II

Merger Consideration	With respect to a given share of Met-Pro common stock, the right to receive either the cash consideration or the stock consideration designated with respect thereto in accordance with the Merger Agreement

Merger Sub	Mustang Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of CECO

Merger Sub II	Mustang Acquisition II Inc., a Delaware corporation and a wholly-owned subsidiary of CECO

Merger Subs	Merger Sub and Merger Sub II

Met-Pro	Met-Pro Corporation, a Pennsylvania corporation

SEC	Securities and Exchange Commission

Second Merger	Business combination subsequent to the First Merger whereby Met-Pro will merge with and into Merger Sub II, with Merger Sub II as the surviving entity, pursuant to the Merger Agreement

Securities Act	Securities Act of 1933, as amended

*	In this joint proxy statement/prospectus, “we,” “us” or “our” refer to CECO.

-vi-

QUESTIONS AND ANSWERS ABOUT THE MERGERS

AND THE MET-PRO SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the Mergers and the Met-Pro special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of Met-Pro or as a stockholder of CECO. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus, the annexes to this joint proxy statement/prospectus and the documents referred to in or incorporated by reference into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 163.

For certain questions and answers about the CECO special meeting, see the section entitled “Questions and Answers about the CECO Special Meeting” beginning on page 10.

What are the Mergers?

In accordance with the terms and conditions of the Merger Agreement, if Met-Pro shareholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger, and CECO stockholders approve the issuance of CECO common stock to Met-Pro shareholders in the First Merger, and the other closing conditions in the Merger Agreement are satisfied or waived, (i) Merger Sub will merge with and into Met-Pro and (ii) Met-Pro will merge with and into Merger Sub II. As a result of the Mergers, the separate corporate existence of Met-Pro will cease, and the wholly-owned subsidiary of CECO will continue as the surviving corporation and a wholly-owned subsidiary of CECO. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

Is my vote necessary to complete the Mergers?

Yes. The companies have agreed to combine the two companies upon the terms and conditions of the Merger Agreement that is described in this joint proxy statement/prospectus. You are receiving these proxy materials to help you decide, among other matters, how to vote your shares of Met-Pro with respect to the proposed Mergers.

The Mergers cannot be completed unless, among other things, Met-Pro shareholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger.

The Met-Pro special meeting is being held to vote on, among other matters, the proposals necessary to complete the Mergers. Information about this meeting, the Mergers and the other business to be considered by Met-Pro shareholders is contained in this joint proxy statement/prospectus.

Your vote is important. Met-Pro encourages you to vote as soon as possible.

Are there other matters related to the Mergers that require the vote of Met-Pro shareholders?

Yes. At the Met-Pro special meeting, shareholders will be asked to consider and vote upon a proposal to approve, by non-binding advisory vote, the agreements and understandings of Met-Pro and its named executive officers concerning compensation that may become payable to or on behalf of such executive officers which is based on or otherwise relates to the Mergers, and the aggregate total of all such compensation. These payments are disclosed in this joint proxy statement/prospectus in the section entitled “The Mergers—Interests of Met-Pro Directors and Executive Officers in the Mergers—Merger-Related Compensation” beginning on page 73 and the section entitled “Met-Pro Proposal No. 2: Approval, by Non-Binding Advisory Vote, of the Merger-Related Payments That May Become Payable to Its Named Executive Officers” beginning on page 147.

What will shareholders receive in the Mergers?

Met-Pro shareholders may make one of the following elections, or a combination of the two, regarding the type of Merger Consideration they wish to receive in exchange for shares of Met-Pro common stock:

•	a cash election to receive $13.75 in cash, without interest, for each share of Met-Pro common stock; or

•

a stock election to receive shares of CECO common stock valued at $13.75 based on volume weighted average trading price for the 15-trading day period ending on the last trading day before the closing of the First Merger, subject to a collar so that there will be a maximum exchange ratio of 1.3520 shares of CECO common stock for each share of Met-Pro common stock and a minimum of 1.0000 share of CECO common stock for each share of Met-Pro common stock, subject to certain exceptions. The net effect of the collar mechanism is that no further increase in the described exchange ratio will be made if the volume weighted average trading price is less than $10.17 and no further decrease in the exchange ratio will be made if the volume weighted average trading price is greater than $13.75. All elections are subject to proration so that approximately 53% of the Met-Pro shares (treating all Equity Award Shares as outstanding shares) will be exchanged for cash (which, together with the amount of cash paid for Equity Award Shares, is capped at $109.5 million) and approximately 47% for CECO common stock.

If Met-Pro shareholders make a cash election or a stock election, the form of Merger Consideration that they actually receive as a Met-Pro shareholder may be adjusted as a result of the proration procedures contained in the Merger Agreement and described in this joint proxy statement/prospectus in the section entitled “The Mergers—Met-Pro Shareholders Making Cash and Stock Elections” beginning on page 76. These proration procedures are designed to ensure that approximately 53% of the Met-Pro shares (treating all Equity Award Shares as outstanding shares) will be exchanged for cash (which, together with the amount of cash paid for Equity Award Shares, is capped at $109.5 million) and approximately 47% of the Met-Pro shares outstanding immediately prior to the First Merger are converted into the right to receive CECO common stock. All holders of Equity Award Shares will be paid in cash and shall not be subject to such proration. Because Equity Award Shares reduce the number of outstanding Met-Pro shares that will convert to cash, approximately 51.5% of outstanding Met-Pro shares (exclusive of Equity Award Shares) will convert into the right to receive cash, and approximately 48.5% will convert into the right to receive CECO common stock, assuming 15,073,915 fully diluted shares outstanding as of May 20, 2013 (calculated using the treasury share method).

Neither CECO nor Met-Pro is making any recommendation as to whether Met-Pro shareholders should elect to receive cash consideration or stock consideration in the First Merger. Met-Pro shareholders must make their own decision with respect to such election. No guarantee can be made that Met-Pro shareholders will receive the amount of cash consideration or stock consideration they elect. As a result of the proration procedures in the Merger Agreement which are described in this joint proxy statement/prospectus, Met-Pro shareholders may receive stock consideration or cash consideration in amounts that are different from the amounts they elect to receive. Because the value of the stock consideration and cash consideration may differ, Met-Pro shareholders may receive consideration having an aggregate value less than what they elected to receive. Met-Pro shareholders should obtain current market quotations for CECO common stock before deciding what elections to make.

The actual value to be received by Met-Pro shareholders will be based on the relative values of the stock consideration and cash consideration calculated as of the last trading day before the closing of the First Merger. Because Met-Pro shareholders making elections will likely take into account the relative values of the stock consideration and cash consideration in determining what form of election to make, they will likely elect the form of consideration resulting in the higher value. As a result, if you fail to make an election you are likely to receive the form of consideration having the lower value (based on the relative values of the stock consideration and cash consideration as of the last trading day before the First Merger).

After completion of the First Merger, each CECO stockholder will have the same number of shares of CECO common stock that such stockholder held immediately prior to the completion of the First Merger. However, upon issuance of the shares of CECO common stock to Met-Pro shareholders in connection with the First Merger, each share of CECO common stock outstanding immediately prior to the completion of the First Merger will represent a smaller percentage of the aggregate number of shares of CECO common stock outstanding after the completion of the First Merger. On the other hand, each share of CECO common stock will then represent an interest in a company with more assets.

How and when do Met-Pro shareholders make a cash election or a stock election?

Met-Pro shareholders should carefully review and follow the instructions accompanying the form of election, which will be sent to you separately from this joint proxy statement/prospectus promptly after adoption, if received, by Met-Pro shareholders of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger. Any Met-Pro shareholder who became a Met-Pro shareholder after the record date for the special meeting, or who did not otherwise receive a form of election, should contact Met-Pro or his, her or its broker, bank or other nominee to obtain a form of election. Met-Pro will make available forms of election to such persons up until the close of business on the last business day prior to the election deadline. To make a cash election or a stock election, Met-Pro shareholders of record must properly complete, sign and send the form of election and any stock certificates representing their Met-Pro shares, or a guarantee of delivery as described in the instructions accompanying the form of election, to American Stock Transfer & Trust Company, LLC, the exchange agent, as follows:

By mail:	By Facsimile Transmission:	Overnight Courier:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	(718) 234-5001 To Confirm Facsimile Transmission (For Eligible Institutions Only): (877) 248-6417	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

The exchange agent must receive the form of election and any stock certificates representing Met-Pro shares, or a guarantee of delivery as described in the instructions accompanying the form of election, at or prior to the election deadline. The election deadline will be 5:00 p.m., Eastern Time, on the date that is three business days before the closing of the First Merger (or such other date as CECO and Met-Pro mutually agree). CECO and Met-Pro will publicly announce the anticipated election deadline at least five business days prior to the anticipated closing date of the First Merger.

If you own Met-Pro shares in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election.

Can Met-Pro shareholders elect to receive cash consideration for a portion of Met-Pro shares and stock consideration for remaining Met-Pro shares?

Yes. The form of election allows an election to be made for cash consideration for a portion of Met-Pro shares and stock consideration for remaining Met-Pro shares.

Can Met-Pro shareholders change their election after the form of election has been submitted?

Yes. Met-Pro shareholders may revoke an election at or prior to the election deadline by submitting a written notice of revocation to the exchange agent at or prior to the election deadline. Revocations must specify the name in which the shares are registered on the share transfer books of Met-Pro and such other information as the exchange agent may request. If Met-Pro shareholders wish to submit a new election, they must do so at or prior to the election deadline in accordance with the election procedures described in this joint proxy statement/prospectus and the form of election, which will be sent to you separately from this joint proxy statement/prospectus promptly after adoption, if received, by Met-Pro shareholders of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger. If Met-Pro shareholders instructed a broker or other nominee holder to submit an election for their shares, they must follow the broker’s or other nominee’s directions for changing those instructions. The notice of revocation must be received by the exchange agent at or prior to the election deadline in order for the revocation to be valid.

May Met-Pro shareholders transfer Met-Pro shares after making a cash election or a stock election?

No. Once a Met-Pro shareholder properly makes an election with respect to any shares of Met-Pro common stock, they will be unable to sell or otherwise transfer those shares, unless they properly revoke their election at or prior to the election deadline or unless the Merger Agreement is terminated.

What happens if a Met-Pro shareholder does not send a form of election or it is not received by the election deadline?

If the exchange agent does not receive a properly completed form of election from a Met-Pro shareholder at or prior to the election deadline (together with any stock certificates representing the shares of Met-Pro common stock covered by the election or a guarantee of delivery as described in the form of election), then such Met-Pro shareholder will be deemed not to have made an election and will have no control over the type of Merger Consideration they receive. As a result, Met-Pro shares may be exchanged for cash consideration, stock consideration or a combination of cash consideration and stock consideration in accordance with the proration procedures contained in the Merger Agreement and described in the section entitled “The Mergers—Met-Pro Shareholders Making Cash and Stock Elections” beginning on page 76. Met-Pro shareholders bear the risk of delivery of all the materials that they are required to submit to the exchange agent in order to properly make an election.

If a Met-Pro shareholder does not properly make an election with respect to all Met-Pro shares they owned of record, after the completion of the First Merger they will receive written instructions from the exchange agent on how to exchange Met-Pro stock certificates for the shares of CECO common stock and/or cash that they are entitled to receive in the First Merger as a non-electing Met-Pro shareholder.

Because Met-Pro shareholders making elections will likely take the relative values of the stock consideration and cash consideration into account in determining what form of election to make, they will likely elect the form of consideration resulting in the higher value. As a result, if a Met-Pro shareholder fails to make an election they are likely to receive the consideration having the lower value (based on the relative values of the cash consideration and the stock consideration as of the last trading day before the closing of the First Merger).

May Met-Pro shareholders submit a form of election even if they do not vote to adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger?

Yes. Met-Pro shareholders may submit a form of election even if they fail to vote, abstain, or vote against the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger.

Where and when is the special meeting of Met-Pro shareholders?

The special meeting will be held on [—], 2013 at [00:00 a/p.m.], Eastern Time at The Holiday Inn Lansdale, 1750 Sumneytown Pike, Kulpsville, Pennsylvania 19443.

Who can vote at the Met-Pro special meeting?

Met-Pro shareholders can vote at the Met-Pro special meeting if they owned shares of Met-Pro common stock at the close of business on [—], 2013, the record date for the special meeting.

Who can attend the Met-Pro special meeting?

All shareholders of record as of [—], 2013, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name,” you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What vote of Met-Pro shareholders is required to approve the proposals?

To adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger, holders of a majority of the outstanding shares of Met-Pro common stock entitled to vote must vote their shares “FOR” the proposal. As a result, abstentions and failures to vote have the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger.

To approve, by non-binding advisory vote, the merger-related compensation, holders of a majority of the shares of Met-Pro common stock casting votes at the special meeting must vote their shares “FOR” the proposal. As a result, abstentions and failures to vote will have no effect on the proposal to approve, by non-binding advisory vote, the merger-related compensation.

To approve adjournment or postponement of the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies, holders of a majority of the shares of Met-Pro common stock casting votes at the special meeting must vote their shares “FOR” the proposal. As a result, abstentions and failures to vote will have no effect on the proposal to adjourn or postpone the special meeting.

What constitutes a quorum for the Met-Pro special meeting?

A majority of the outstanding shares of Met-Pro’s common stock entitled to vote being present in person or represented by proxy constitutes a quorum for the special meeting. If a quorum is not present, the shareholders present, in person or by proxy, may adjourn the meeting, without notice other than announced at the meeting, to another place, if any, date or time.

How does the Board of Directors of Met-Pro recommend that Met-Pro shareholders vote?

The Met-Pro board of directors, by unanimous vote, has determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Met-Pro and its shareholders and recommends that Met-Pro shareholders vote:

•	“FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger;

•	“FOR” the approval, by non-binding advisory vote, of the merger-related compensation that may become payable to certain executive officers of Met-Pro in connection with the Mergers; and

•	“FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

The board is soliciting shareholder votes consistent with the board’s recommendation.

You should read the section entitled “The Mergers—Met-Pro’s Reasons for the Mergers and Recommendation of Met-Pro’s Board of Directors” beginning on page 50 for a discussion of the factors that the board considered in deciding to recommend voting “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger.

How do I vote?

If you are a Met-Pro shareholder of record (or if you hold any shares in the Met-Pro ESOP) after carefully reading and considering the information contained in this joint proxy statement/prospectus you may vote by any of the following methods:

•

Internet. Electronically through the Internet by accessing www.voteproxy.com. To vote through the Internet, you should sign on to this website and follow the procedures described at the website. Internet voting is available 24 hours a day until [—], and the procedures are designed to authenticate votes cast by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card. If you vote through the Internet, your proxy will be voted as you direct on the website.

•

Mail. By returning your proxy through the mail. If you complete and properly sign the accompanying proxy card and return it to Met-Pro, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

•

Telephone. By calling the telephone number included on the proxy card. Telephone voting is available 24 hours a day until [—], and the procedures are designed to authenticate votes cast by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	In Person. Voting in person at the meeting.

Met-Pro recommends that you vote in advance even if you plan to attend the meeting so that Met-Pro will know as soon as possible that enough votes will be present for Met-Pro to hold the meeting. If you are a shareholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person. If you properly return or submit your proxy but do not indicate how you wish to vote, Met-Pro (or the ESOP trustee) will count your proxy as a vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger, “FOR” the approval, by non-binding advisory vote, of the merger-related compensation and “FOR” adjournment or postponement of the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this joint proxy statement/prospectus. If you are a “street name” stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the special meeting.

What is the difference between a shareholder of record and a “street name” beneficial holder of shares?

If your shares are registered directly in your name with Met-Pro’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a shareholder of record with respect to those shares. If this is the case, the shareholder proxy materials have been sent or provided directly to you by Met-Pro.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the shareholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank, or other nominee for instructions on how to vote any shares you beneficially own.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

No. If your shares are held for you as a beneficial owner in “street name,” your broker will vote your shares on the proposals only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted and will have the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger, and will have no effect on the proposal to approve, by non-binding advisory vote, the merger-related compensation and the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

Can I change my vote after I have delivered my proxy?

Yes. You can change your vote before the Met-Pro special meeting. If you are a Met-Pro shareholder of record (or if you hold any shares in the Met-Pro ESOP), you may change your proxy voting instructions prior to commencement of the special meeting by:

•	granting a new proxy (by mail, by phone or over the Internet), as described in the section entitled “The Met-Pro Special Meeting—Voting by Proxy” beginning on page 143;

•

submitting a notice of revocation to the Secretary of Met-Pro at the address set forth in the section entitled “The Met-Pro Special Meeting—Voting by Proxy” beginning on page 143 prior to the commencement of the special meeting; or

•	voting in person at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker or other nominee holder in accordance with the procedures established by it. Please contact your broker or other nominee and follow its directions in order to change your vote.

What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted:

•	“FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger (see page 146);

•	“FOR” the approval, by non-binding advisory vote, of the merger-related payments that may become payable to its named executive officers of Met-Pro in connection with the Mergers (see page 147); and

•	“FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies (see page 151).

The board is soliciting shareholder votes consistent with the board’s recommendation.

Should I send in my Met-Pro stock certificates with my proxy card?

No. Please DO NOT send your Met-Pro stock certificates with your proxy card.

Should I send in my form of election with my proxy card?

No. If you wish to make an election with respect to your Met-Pro shares, then, prior to the election deadline, you should send your completed, signed form of election (together with your Met-Pro stock certificates or a guarantee of delivery) to the exchange agent as described in the form of election. This form of election is not included with these proxy materials. Instead, it will be sent to you separately from this joint proxy statement/prospectus promptly after adoption by Met-Pro shareholders of the Merger Agreement and approval of the transactions thereby, including the First Merger, if received. If your shares are held in “street name,” you should follow your broker’s or other nominee’s instructions for making an election with respect to your shares.

If you make no election with respect to your Met-Pro shares, after the completion of the First Merger you will receive a letter of transmittal for you to use in surrendering any Met-Pro stock certificates you have at that time.

What are the material U.S. federal income tax consequences of the Mergers to U.S. holders of Met-Pro shares?

CECO and Met-Pro have agreed to use reasonable commercial efforts to cause the Mergers to qualify as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). However, neither CECO nor Met-Pro has requested or received, nor do either of them intend to request, a ruling from the Internal Revenue Service that the Mergers will qualify as a reorganization.

The closing of the Mergers are not conditioned on the Mergers qualifying as a reorganization. It is not clear as of the date of this joint proxy statement/prospectus nor will it be clear prior to the special meetings whether the Mergers will qualify as a reorganization. Additionally, tax opinions regarding the tax implications of the Mergers prepared by Met-Pro’s or CECO’s counsel, if rendered, will not bind the IRS, nor preclude the IRS from adopting a position contrary to those expressed in any such tax opinions. Met-Pro shareholders should therefore consult their own tax advisors to determine the U.S. federal income tax consequences of the Mergers to them.

The U.S. federal income tax consequences of a reorganization to a Met-Pro shareholder will depend, in part, on the relative mix of cash and shares of CECO common stock received by such Met-Pro shareholder. Assuming that the Mergers qualify as a reorganization, Met-Pro shareholders should not recognize any gain or loss for U.S. federal income tax purposes if they exchange their Met-Pro shares solely for shares of CECO common stock in the First Merger, except with respect to cash received in lieu of fractional shares of CECO common stock. Met-Pro shareholders may recognize gain or loss if they exchange their Met-Pro shares solely for cash in the First Merger. Met-Pro shareholders may recognize gain, but not loss, if they exchange their Met-Pro shares for a combination of cash and shares of CECO common stock, but their taxable gain in that case will not exceed the cash they receive in the First Merger. Please carefully review the information set forth in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 83 for a description of the material United States federal income tax consequences of the Mergers. The tax consequences of the Mergers to each Met-Pro shareholder will depend on such Met-Pro shareholder’s own situation. Met-Pro shareholders should consult with their own tax advisors for a full understanding of the tax consequences of the Mergers to them.

When do Met-Pro and CECO expect the Mergers to be completed?

Met-Pro and CECO are working to complete the Mergers as quickly as possible. If the Merger Agreement is adopted and the transactions contemplated thereby, including the First Merger, are approved by Met-Pro shareholders, the issuance of CECO common stock to Met-Pro shareholders in the First Merger is approved by CECO stockholders, and the other conditions to completion of the Mergers are satisfied or waived, it is anticipated that the Mergers will be completed in the third quarter of 2013. However, it is possible that factors outside the control of Met-Pro and CECO could require Met-Pro and CECO to complete the Mergers at a later time or not complete them at all. If the Mergers are not completed by October 31, 2013, assuming the outside date for completing the Mergers is automatically extended under the terms of the Merger Agreement from September 30, 2013 to October 31, 2013 and that the parties to the Merger Agreement do not further extend this deadline by written agreement, either Met-Pro or CECO may terminate the Merger Agreement. The commitment that CECO received from lenders in connection with the financing of the Mergers and the transactions contemplated thereby terminate on October 31, 2013, assuming the outside date for completing the Mergers is automatically extended under the terms of the Merger Agreement from September 30, 2013 to October 31, 2013, unless an extension is agreed to by such lenders, as described further in the section entitled “Debt Financing” beginning on page 117.

Will Met-Pro continue to pay dividends on its common stock until the Mergers are completed?

Under the terms of the Merger Agreement, Met-Pro is expressly permitted to continue to pay a quarterly dividend of $0.0725 per share consistent with its past practice. However, all future dividend payments are at the discretion of the Met-Pro board and changes in the dividend program will depend on Met-Pro’s earnings, capital requirements, financial condition, debt covenants and other factors considered relevant by the Met-Pro board of directors.

Can Met-Pro shareholders dissent or require appraisal of their shares?

No. Under Pennsylvania law, Met-Pro shareholders do not have a right to dissent or seek an appraisal of their shares.

Who can help answer my questions?

If Met-Pro shareholders have any questions about the Mergers or the Met-Pro special meeting, or if they need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or the form of election that will be sent separately from this joint proxy statement/prospectus promptly after adoption by Met-Pro shareholders of the Merger Agreement and approval of the transactions thereby, including the First Merger, if received, they should contact:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Call Toll Free: (800) 662-5200

Banks and Brokerage Firms Call Collect: (203) 658-9400

QUESTIONS AND ANSWERS ABOUT THE CECO SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the CECO special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of CECO. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus, the annexes to this joint proxy statement/prospectus and the documents referred to in or incorporated by reference into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 163.

For certain questions and answers about the Met-Pro special meeting and the Mergers, please refer to the section entitled “Questions and Answers about the Mergers and the Met-Pro Special Meeting” beginning on page 1.

What is the purpose of this joint proxy statement/prospectus?

The purpose of this joint proxy statement/prospectus is to provide information regarding matters to be voted on at the special meeting of CECO’s stockholders. This joint proxy statement/prospectus is also the document used by CECO’s board to solicit proxies to be used at the special meeting. Proxies are solicited by CECO’s board to give all stockholders of record an opportunity to vote on the matters to be presented at the special meeting, even if the stockholders cannot attend the meeting. The board has designated Jason DeZwirek and Jeffrey Lang as proxies, who will vote the shares represented by proxies at the special meeting in the manner indicated by the proxies.

What proposals will be voted on at the CECO special meeting?

CECO stockholders will vote on the following proposals at the special meeting:

•

the approval of the issuance of CECO common stock to Met-Pro shareholders in the First Merger, as contemplated by the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus (CECO Proposal No. 1);

•

the approval of an amendment to CECO’s 2007 Equity Incentive Plan (the “Incentive Plan”) to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 2,600,000, as set forth in the CECO Amended and Restated 2007 Equity Incentive Plan, a copy of which is attached as Annex D to this joint proxy statement/prospectus (CECO Proposal No. 2); and

•	the approval of the adjournment or postponement of the CECO special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies (CECO Proposal No. 3).

Is approval of the amendment of the Incentive Plan required to complete the Mergers?

No. However, CECO’s board of directors has made the proposed amendment of the Incentive Plan contingent upon closing of the First Merger. If the First Merger is not completed, then the proposed amendment of the Incentive Plan will not be implemented, even if approved by CECO’s stockholders.

Who is entitled to vote?

Each outstanding share of CECO’s common stock entitles its holder to cast one vote on each matter to be voted upon at the special meeting. Only stockholders of record at the close of business on the record date, [—], 2013, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the meeting, or any adjournment or postponement of the meeting. If your shares are held for you as a beneficial holder in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares.

A complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder at CECO’s corporate headquarters, 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227, during normal business hours for a period of ten days before the special meeting and at the time and place of the special meeting.

What is the difference between a stockholder of record and a beneficial holder of shares?

If your shares are registered directly in your name with CECO’s transfer agent American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares. If this is the case, the stockholder proxy materials have been sent or provided directly to you by CECO.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the stockholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank, or other nominee for instructions on how to vote any shares you beneficially own.

Who can attend the meeting?

All stockholders of record as of [—], 2013, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name,” you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

A quorum of stockholders is necessary to hold the special meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of [—], 2013, the record date, [—] shares of CECO’s common stock were outstanding. Abstentions and broker non-votes will be included in the calculation of the number of shares considered present at the meeting for purposes of establishing a quorum. In the event that a quorum is not present at the special meeting, CECO expects that the special meeting will be adjourned or postponed to solicit additional proxies.

How do I vote?

If you are a stockholder of record, you may vote by any of the following methods:

•

Internet. Electronically through the Internet by accessing www.voteproxy.com. To vote through the Internet, you should sign on to this website and follow the procedures described at the website. Internet voting is available 24 hours a day until [—], and the procedures are designed to authenticate votes cast by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card. If you vote through the Internet, your proxy will be voted as you direct on the website.

•

Mail. By returning your proxy through the mail. If you complete and properly sign the accompanying proxy card and return it to CECO, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

•

Telephone. By calling the telephone number included on the proxy card. Telephone voting is available 24 hours a day until [—], and the procedures are designed to authenticate votes cast by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	In Person. Voting in person at the meeting.

CECO recommends that you vote in advance even if you plan to attend the meeting so that CECO will know as soon as possible that enough votes will be present for CECO to hold the meeting. If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this joint proxy statement/prospectus. If you are a “street name” stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the special meeting.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote before the CECO special meeting. If you are a CECO shareholder of record, you may change your proxy voting instructions prior to commencement of the special meeting by:

•	delivering to CECO’s Secretary at the address on the first page of this joint proxy statement/prospectus a written notice of revocation of your proxy by mail, by telephone or through the Internet;

•	delivering a duly executed proxy bearing a later date; or

•	voting in person at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker or other nominee holder in accordance with the procedures established by it. Please contact your broker or other nominee and follow its directions in order to change your vote.

How many votes are required for the proposals to pass?

The vote required for each of (i) the approval of the issuance of CECO common stock to Met-Pro shareholders in the First Merger (CECO Proposal No. 1), (ii) the approval of the amendment of the Incentive Plan to add 600,000 shares to the total number of shares reserved for issuance under the Incentive Plan (CECO Proposal No. 2) and (iii) the proposal to adjourn or postpone the CECO special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies (CECO Proposal No. 3), is the affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote on the matter.

How are abstentions and broker non-votes treated?

If a stockholder abstains from voting on CECO Proposal Nos. 1, 2 or 3, it will have the same effect as a vote “AGAINST” that proposal. Broker non-votes with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval for that matter has been obtained and, therefore, have no effect on that proposal. A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given. We believe that brokers, banks and other nominees do not have discretionary authority to vote on Proposal Nos. 1, 2 or 3 absent instructions from the beneficial owner and that, as a result, broker non-votes will not be entitled to vote at the CECO special meeting.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted:

•	“FOR” approval of the issuance of CECO common stock to Met-Pro shareholders in the First Merger (see page 155); and

•	“FOR” approval of an amendment the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 2,600,000 (see page 156); and

•	“FOR” approval of the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies (see page 161).

What are the board’s recommendations?

The board’s recommendations, together with the description of each proposal, are set forth in this joint proxy statement/prospectus. In summary, the board recommends that you vote:

•	“FOR” approval of the issuance of CECO common stock to Met-Pro shareholders in the First Merger (see page 155); and

•	“FOR” approval of an amendment to the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 2,600,000 (see page 156); and

•	“FOR” approval of the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies (see page 161).

You should read the section entitled “The Mergers—CECO’s Reasons for the Mergers” beginning on page 63 for a discussion of the factors that CECO’s board considered in deciding to recommend voting “FOR” the approval of the issuance of CECO common stock to Met-Pro shareholders in the First Merger contemplated by the Merger Agreement.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the enclosed proxy card will vote in accordance with the recommendations of the board of directors.

Who can I contact if I have any questions?

CECO Environmental Corp.

4625 Red Bank Road, Suite 200

Cincinnati, Ohio 45227

Attention: Investor Relations

Telephone: (513) 458-2600

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To understand the Mergers fully and for a more complete description of the legal terms of the Mergers, you should carefully read this entire joint proxy statement/prospectus and the other documents to which you are referred. Please also refer to the section entitled “Where You Can Find More Information” beginning on page 163. Page references are included to direct you to a more complete description of the topics presented in this summary.

The Companies (page 37)

CECO

Founded in 1966 and based in Cincinnati, Ohio, CECO, a Delaware corporation, through its operating subsidiaries, provides air-pollution control technology products and services primarily in the United States, Canada, and the People’s Republic of China. CECO principally offers engineered equipment, cyclones, scrubbers, dampers, diverters, regenerative thermal oxidizers, component parts, and monitoring and managing services through three main divisions: the Engineered Equipment Technology and Parts Group, the Contracting/Services Group and the Component Parts Group.

CECO markets its products and services primarily under Effox, Flextor, Kirk & Blum, KB Duct, Fisher-Klosterman, FKI, Buell, A.V.C., Busch International, CECO Filters, CECO Abatement Systems, Adwest, and Aarding brands. CECO principally serves aerospace, brick, cement, steel, ceramics, metalworking, printing, paper, food, foundries, utilities, metal plating, woodworking, chemicals, glass, automotive, ethanol, pharmaceuticals, and refining industries.

Additional information about CECO and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. Please refer to the section entitled “Where You Can Find More Information” beginning on page 163.

CECO’s principal executive offices are located at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio and the telephone number at that location is (513) 458-2600.

Met-Pro

Met-Pro is a leading niche-oriented global provider of product recovery, pollution control, fluid handling and filtration solutions.

Met-Pro markets and sells its products through its own personnel, distributors, representatives and agents. Met-Pro’s products are sold worldwide primarily in industrial markets. Met-Pro has identified five operating segments and has aggregated those operating segments into three reportable segments and one other segment, as follows: (i) Product Recovery/Pollution Control Technologies; (ii) Fluid Handling Technologies; and (iii) Mefiag Filtration Technologies; with the other segment being Filtration/Purification Technologies.

The Product Recovery/Pollution Control Technologies segment provides solutions and manufactures products for the purification of air or liquids. The Fluid Handling Technologies segment manufactures high quality horizontal, vertical, and in-tank centrifugal pumps that handle corrosive, abrasive and high temperature liquids. The Mefiag Filtration Technologies segment manufactures filtration systems utilizing primarily horizontal disc technology. The Filtration/Purification Technologies segment supplies proprietary chemicals for the treatment of municipal drinking water systems and boiler and cooling tower systems, cartridges and filter housings, and filtration products for difficult industrial air and liquid applications.

Additional information about Met-Pro and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. Please refer to the section entitled “Where You Can Find More Information” beginning on page 163.

Met-Pro’s principal executive offices are located at 160 Cassell Road, Harleysville, Pennsylvania and the telephone number at that location is (215) 723-6751.

Mustang Acquisition Inc.

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of CECO. It was incorporated on April 11, 2013 solely for the purpose of effecting the First Merger, pursuant to the Merger Agreement.

Mustang Acquisition II Inc.

Merger Sub II is a Delaware corporation and a wholly-owned subsidiary of CECO. It was incorporated on April 18, 2013 solely for the purpose of effecting the Second Merger, pursuant to the Merger Agreement.

General

What Met-Pro Shareholders Will Receive in the Mergers (page 75)

At the Effective Time, each issued and outstanding share of Met-Pro common stock (other than shares held in Met-Pro’s treasury or owned by any Met-Pro subsidiary, CECO, Merger Sub or Merger Sub II) will be converted into the right to receive, at the holder’s election, either (i) $13.75 in cash, without interest, or (ii) shares of CECO common stock valued at $13.75 based on the volume weighted average trading price of CECO common stock for the 15-trading day period ending on the last trading day before the closing of the First Merger, subject to a collar so that there will be a maximum exchange ratio of 1.3520 shares of CECO common stock for each share of Met-Pro common stock and a minimum of 1.0000 share of CECO common stock for each share of Met-Pro common stock, subject to proration so that approximately 53% of the Met-Pro shares (treating all Equity Award Shares as outstanding shares) will be exchanged for cash (which, together with the amount of cash paid for Equity Award Shares, is capped at $109.5 million) and approximately 47% for CECO common stock. In other words, if the volume weighted average trading price of CECO common stock for the 15-trading day period ending on the last trading day before the closing of the Mergers is less than $10.17, such shares will be valued at $10.17 for purposes of determining the Merger Consideration and the number of shares of CECO common stock issuable for each share of Met-Pro common stock will not be further increased. Likewise, if the volume weighted average trading price of CECO common stock for the 15-trading day period ending on the last trading day before the closing of the First Merger is greater than $13.75, such shares will be valued at $13.75 for the purposes of determining the Merger Consideration and the number of shares of CECO common stock issuable for each share of Met-Pro common stock will not be further decreased. All holders of Equity Award Shares will be paid in cash and shall not be subject to such proration. Because Equity Award Shares reduce the number of outstanding Met-Pro shares that will convert to cash, approximately 51.5% of outstanding Met-Pro shares (exclusive of Equity Award Shares) will convert into the right to receive cash, and approximately 48.5% will convert into the right to receive CECO common stock, assuming 15,073,915 fully diluted shares outstanding as of May 20, 2013 (calculated using the treasury share method).

In this joint proxy statement/prospectus, when the term “Merger Consideration” is used with respect to a given share of Met-Pro common stock, it means either the cash consideration (with respect to a share of Met-Pro common stock representing the right to receive the cash consideration) or the stock consideration (with respect to a share of Met-Pro common stock representing the right to receive the stock consideration).

Ownership of CECO Following the Mergers (page 76)

Based on the number of shares of Met-Pro common stock and CECO common stock outstanding on the record date, it is anticipated that, immediately following the First Merger, Met-Pro shareholders who receive stock consideration in the First Merger will own in the aggregate (excluding any CECO shares they may own or acquire prior to consummation of the First Merger) between approximately [—]% and [—]% of the outstanding shares of CECO common stock.

Material United States Federal Income Tax Consequences (page 83)

CECO and Met-Pro have agreed to use reasonable commercial efforts to cause the Mergers to qualify as a “reorganization” pursuant to Section 368(a) of the Code. However, neither CECO nor Met-Pro has requested or received, nor do either of them intend to request, a ruling from the Internal Revenue Service that the Mergers will qualify as a reorganization.

The closing of the Mergers is not conditioned on the Mergers qualifying as a reorganization. It is not clear as of the date of this joint proxy statement/prospectus nor will it be clear prior to the special meetings whether the Mergers will qualify as a reorganization. Additionally, the tax opinions regarding the tax implications of the Mergers prepared by Met-Pro’s or CECO’s counsel, if rendered, will not bind the IRS, nor prelude the IRS from adopting a position contrary to those expressed in any such tax opinions. Met-Pro shareholders should therefore consult their own tax advisors to determine the U.S. federal income tax consequences of the Mergers to them.

The U.S. federal income tax consequences of a reorganization to a Met-Pro shareholder will depend, in part, on the relative mix of cash and shares of CECO common stock received by such Met-Pro shareholder. Assuming that the Mergers qualify as a reorganization, Met-Pro shareholders should not recognize any gain or loss for U.S. federal income tax purposes if they exchange their Met-Pro shares solely for shares of CECO common stock in the First Merger, except with respect to cash received in lieu of fractional shares of CECO common stock. Met-Pro shareholders may recognize gain or loss if they exchange their Met-Pro shares solely for cash in the First Merger. Met-Pro shareholders may recognize gain, but not loss, if they exchange their Met-Pro shares for a combination of cash and shares of CECO common stock, but their taxable gain in that case will not exceed the cash they receive in the First Merger. Please carefully review the information set forth in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 83 for a description of the material United States federal income tax consequences of the Mergers. The tax consequences of the Mergers to each Met-Pro shareholder will depend on such Met-Pro shareholder’s own situation. Met-Pro shareholders should consult with their own tax advisors for a full understanding of the tax consequences of the Mergers to them.

Recommendation of the Met-Pro Board of Directors (pages 146, 147 and 151)

The board of directors of Met-Pro unanimously recommends that Met-Pro shareholders vote “FOR” each of:

•	the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger

•	the approval, by non-binding advisory vote, of the merger-related compensation that may become payable to Met-Pro’s named executive officers in connection with the Mergers; and

•	the adjournment or postponement of the Met-Pro special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

Recommendations of the CECO Board of Directors (pages 155,160 and 161)

The board of directors of CECO unanimously recommends that CECO stockholders vote “FOR” each of:

•	the issuance of CECO common stock to Met-Pro shareholders in the First Merger;

•	the amendment to the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 2,600,000; and

•	the adjournment or postponement of the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

Opinion of Financial Advisor to Met-Pro (page 53 and Annex E)

In connection with the Mergers, on April 21, 2013, the board of directors of Met-Pro received an opinion, subsequently confirmed in writing, from William Blair & Company, L.L.C. (“William Blair”), as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of Met-Pro’s common stock (other than Met-Pro, its subsidiaries, CECO, Merger Sub and Merger Sub II), of the Merger Consideration to be received by those holders in the aggregate. The full text of William Blair’s written opinion dated April 21, 2013, including the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken, is attached to this joint proxy statement/prospectus as Annex E and incorporated herein by reference. You are encouraged to read this opinion carefully and in its entirety.

William Blair’s opinion addressed only the fairness of the Merger Consideration in the aggregate to the Met-Pro shareholders from a financial point of view as of the date of the opinion and did not address any other aspect of the Mergers, including the merits of the underlying decision by any party to enter into the Merger Agreement. The opinion was addressed to the board of directors for its information and use, and does not constitute a recommendation as to how any Met-Pro shareholder should vote or act with respect to the Mergers, the election of Merger Consideration, or any other matter related to the Mergers.

Opinion of Financial Advisor to CECO (page 65 and Annex F)

CECO retained Jefferies LLC (“Jefferies”) to provide the board of directors of CECO with financial advisory services in connection with the First Merger and an opinion as to the fairness to CECO of the aggregate Merger Consideration to be paid by CECO in connection with a possible merger, sale or other strategic business combination with Met-Pro. At the meeting of the board of directors of CECO on April 21, 2013, Jefferies rendered its opinion to the board of directors of CECO to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth therein, the aggregate Merger Consideration to be paid by CECO pursuant to the Merger Agreement was fair, from a financial point of view, to CECO.

Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Jefferies’ opinion was directed to the board of directors of CECO and addresses only the fairness, from a financial point of view, of the aggregate consideration to be paid by CECO pursuant to the Merger Agreement as of the date of the opinion. It does not address any other aspects of the Mergers and does not constitute a recommendation as to how any holder of shares of CECO Common Stock should vote with respect to the issuance of CECO Common Stock in the First Merger or any matter related thereto.

The full text of the written opinion of Jefferies is attached hereto as Annex F. CECO encourages you to read the opinion carefully and in its entirety, and the description thereof in the section entitled “The Mergers—Opinion of Financial Advisor to CECO” beginning on page 65.

Interests of Met-Pro Directors and Executive Officers in the Mergers (page 73)

In considering the recommendation of the Met-Pro board of directors with respect to the Merger Agreement, you should be aware that some of Met-Pro’s directors and executive officers have interests in the Mergers that are different from, or in addition to, those of Met-Pro shareholders generally. The Met-Pro board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the First Merger, and to recommend that Met-Pro shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger.

Comparison of Rights of Common Shareholders of Met-Pro and Common Stockholders of CECO (page 128)

Met-Pro shareholders’ rights are currently governed by the Met-Pro articles of incorporation, the Met-Pro bylaws and Pennsylvania law. Those Met-Pro shareholders who receive stock consideration in the Mergers will, upon completion of the Mergers, become stockholders of CECO and their rights will be governed by the CECO certificate of incorporation, the CECO by-laws and Delaware law.

The Met-Pro Special Meeting (page 142)

The special meeting of Met-Pro shareholders will be held on [—], 2013 at [00:00 a/p.m.], Eastern Time, at The Holiday Inn Lansdale, 1750 Sumneytown Pike, Kulpsville, Pennsylvania. At the special meeting, Met-Pro shareholders will be asked to:

•	vote upon the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger;

•	cast a non-binding advisory vote to approve the merger-related compensation that may become payable to Met-Pro’s named executive officers in connection with the Mergers; and

•	vote to approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

The CECO Special Meeting (page 152)

The special meeting of CECO stockholders will be held on [—], 2013 at [00:00 a/p.m.], Eastern Time, at its executive offices, 4625 Red Bank Road, Suite 200, Cincinnati, OH 45227. The special meeting of stockholders is being held for the following purposes:

•	the approval of the issuance of CECO common stock to Met-Pro shareholders in the First Merger, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

•

the approval of an amendment to the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 2,600,000, as set forth in the CECO Amended and Restated 2007 Equity Incentive Plan, a copy of which is attached as Annex D to this joint proxy statement/prospectus; and

•	the proposal to adjourn or postpone the CECO special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

Record Dates; Shares Entitled to Vote; Required Vote with respect to the Mergers; Quorums (pages 142, 143, 152 and 153)

Met-Pro shareholders are entitled to vote at the special meeting if they owned shares of Met-Pro common stock at the close of business on [—], 2013, the record date. On the record date, there were [—] shares of Met-Pro common stock outstanding. Shareholders will be entitled to one vote for each share of Met-Pro common stock that they owned on the record date on all matters submitted to a vote at the special meeting.

To adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger, holders of a majority of the outstanding shares of Met-Pro common stock must vote their shares “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger. The presence at the special meeting on [—], 2013, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the special meeting will constitute a quorum, which is necessary to hold the meeting. In the event that a quorum is not present at the special meeting, Met-Pro expects that the special meeting will be adjourned or postponed to solicit additional proxies.

CECO stockholders are entitled to vote at the special meeting if they owned shares of CECO common stock at the close of business on [—], 2013, the record date. As of the record date, [—] shares of CECO’s common stock were outstanding. Each outstanding share of CECO’s common stock entitles its holder to cast one vote on each matter to be voted upon at the special meeting.

To approve the issuance of CECO common stock to Met-Pro shareholders in the First Merger, the approval of a majority of the votes present, in person or by proxy, and entitled to vote is required. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. In the event that a quorum is not present at the special meeting, CECO expects that the special meeting will be adjourned or postponed to solicit additional proxies.

Shares Owned by Met-Pro Directors and Officers (page 143)

At the close of business on the record date, directors and executive officers of Met-Pro and their respective affiliates beneficially owned and were entitled to vote, in the aggregate [—] shares of Met-Pro common stock, which represented approximately [—]% of the shares of Met-Pro common stock outstanding on that date. The directors and executive officers of Met-Pro have informed Met-Pro that they intend to vote all of their shares of Met-Pro common stock “FOR” the Merger Agreement and the transactions contemplated thereby, including the First Merger.

Shares Owned by CECO Directors and Officers (page 153)

At the close of business on the record date, directors and officers of CECO and their respective affiliates beneficially owned and were entitled to vote, in the aggregate [—] shares of CECO common stock, which represented approximately [—]% of the shares of CECO common stock outstanding on that date.

The Voting Agreement (page 114)

Icarus Investment Corp., Phillip DeZwirek and Jason DeZwirek entered into a Voting Agreement with Met-Pro pursuant to which Icarus Investment Corp. and Messrs. Phillip DeZwirek and Jason DeZwirek have each agreed to vote all shares of CECO common stock beneficially owned by each of them, respectively, “FOR” the approval of the issuance of CECO common stock to Met-Pro shareholders in the First Merger. They also have granted a proxy to Met-Pro to vote their respective shares of CECO common stock in such manner. At the close of business on the record date, they beneficially owned and were entitled to vote, in the aggregate, [4,907,347] shares of CECO common stock, which represented approximately [26]% of the shares of CECO common stock outstanding on that date.

No Dissenters’ Rights (page 82)

Under Pennsylvania law, Met-Pro shareholders do not have a right to dissent or seek an appraisal of their shares. Please refer to the section entitled “The Mergers—No Dissenters’ Rights of Met-Pro Shareholders” beginning on page 82.

The Mergers (page 39)

The Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety because it is the principal document governing the Mergers.

Conditions of the Mergers (page 108)

Met-Pro and CECO are obligated to complete the Mergers only if certain conditions precedent are satisfied or waived, including the following:

•	the Merger Agreement has been adopted by the affirmative vote of a majority of the outstanding shares of Met-Pro common stock at the special meeting;

•

no order, injunction, statute, rule, regulation or decree shall have been issued, enacted, entered, promulgated or enforced by a governmental entity that prohibits or makes illegal the consummation of the Mergers;

•

CECO’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, has been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement is in effect, and no proceeding for such purpose is pending or threatened by the SEC;

•

the issuance of CECO common stock to Met-Pro shareholders in the First Merger has been approved by a majority of the votes present, in person or by proxy, and entitled to vote at the special meeting of stockholders of CECO;

•	the shares of CECO common stock to be issued in the First Merger have been approved for listing on the NASDAQ Global Market; and

•	other contractual conditions set forth in the Merger Agreement have been satisfied or waived.

Termination; Termination Fees; Expenses (pages 110 and 113)

The Merger Agreement contains provisions addressing the circumstances under which CECO or Met-Pro may terminate the Merger Agreement. The Merger Agreement provides that, in certain circumstances, Met-Pro may be required to pay CECO a termination fee of $6,740,000 and CECO may be required to pay Met-Pro a termination fee of $10,365,000.

Non-Solicitation; Superior Proposals (page 100)

The Merger Agreement contains certain restrictions on Met-Pro’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Met-Pro. Notwithstanding these restrictions, under certain circumstances, the Met-Pro board of directors may (i) respond to an unsolicited bona fide proposal for an alternative acquisition or (ii) terminate the Merger Agreement and enter into an agreement with respect to a superior proposal (in which case Met-Pro will be required to pay to CECO the termination fee described above).

Debt Financing (page 117)

The Merger Agreement is not subject to any financing contingency. In connection with the execution of the Merger Agreement, CECO entered into a commitment letter, dated April 21, 2013 (the “Commitment Letter”), with Bank of America, N.A. as administrative agent and as collateral agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated as sole lead arranger and sole book runner. The Commitment Letter provides for a senior secured amortizing term loan facility in the aggregate principal amount of $65 million and a senior secured revolving credit facility for loans and letters of credit of up to $60 million in the aggregate principal amount (collectively, the “Senior Credit Facilities”); provided that the Senior Credit Facilities may be increased by up to $30 million in the aggregate, with a minimum borrowing by CECO of not less than $10 million, without further consent of the lenders party thereto, although such lenders have no commitment or obligation to provide such incremental financing. CECO anticipates, however, that the senior secured revolving credit facility will be $90 million, although Bank of America, N.A. is not committed to fund the additional $30 million. The Senior Credit Facilities may be used to finance a portion of the aggregate cash consideration of, and to pay the fees and expenses in connection with, the transactions contemplated by the Merger Agreement, to repay existing indebtedness of CECO, Met-Pro and their respective subsidiaries, and to provide working capital to CECO and its subsidiaries from and after the closing date.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this joint proxy statement/prospectus, Met-Pro’s shareholders should consider carefully the matters described below in determining whether to adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger, and in determining whether to make a cash election or a stock election for each of their shares of Met-Pro common stock, and CECO’s stockholders should consider carefully the matters described below in determining whether to approve the issuance of CECO common stock to Met-Pro shareholders pursuant to the Merger Agreement and the First Merger. Please also refer to the information under the heading “Risk Factors” set forth in Part I, Item IA in each of CECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Met-Pro’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013, each of which is incorporated by reference into this joint proxy statement/prospectus. Please refer to the section entitled “Where You Can Find More Information” beginning on page 163.

Risk Factors Relating to the Mergers

Because the value of the CECO common stock will fluctuate, Met-Pro shareholders cannot be sure of the value of the stock they will receive in the First Merger. If you elect to receive shares of CECO common stock in the First Merger, or if you receive shares of CECO common stock in the First Merger as a result of the proration procedure set forth in the Merger Agreement, an appropriate number of shares of Met-Pro common stock you own will be automatically converted into shares of CECO common stock based upon the exchange ratio. The exchange ratio will vary between 1.0000 and 1.3520 shares of CECO common stock for each share of Met-Pro common stock and will be equal to the number determined by dividing $13.75 by the volume weighted average closing price of CECO’s common stock for the 15-trading day period ending on the last trading day before the closing of the First Merger. The net effect of this collar mechanism is that no further increase in the described exchange ratio will be made if such volume weighted average trading price is less than $10.17 and no further decrease in the exchange ratio will be made if such volume weighted average trading price is greater than $13.75. As a result, the value of the shares of CECO common stock that you will receive in the First Merger will not be known at the time you make your election as to the form of Merger Consideration or at the time you vote on the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the First Merger, at the special meeting, and the value may go up or down as the market price of CECO common stock fluctuates, subject to the minimum and maximum exchange ratios. The specific dollar value of CECO common stock you receive upon completion of the First Merger will depend on the market value of CECO common stock at the time of completion of the First Merger. The share price of CECO common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has historically experienced volatility. Met-Pro and CECO cannot predict the market price of CECO common stock at any time, including before or after the completion of the First Merger. Differences in the market price of CECO common stock may be the result of changes in the business, operations or prospects of CECO, market reactions to the proposed Mergers, regulatory considerations, general market and economic conditions or other factors.

As a result of the collar, the value of the shares of CECO common stock issued to Met-Pro shareholders in the First Merger may be greater or lesser than $13.75, which difference may be material. Shareholders of Met-Pro electing to receive stock consideration will receive between 1.0000 and 1.3520 shares of CECO common stock for each share of Met-Pro common stock. The exact exchange ratio is determined by dividing $13.75 by the volume weighted average closing price of CECO’s common stock for the 15-day trading day period ending on the last trading date before the closing of the First Merger. Accordingly, if the volume weighted average trading price of CECO common stock for the 15-day trading period ending on the last trading date before the closing of the First Merger is less than $10.17, such shares will be valued at $10.17 for purposes of determining the Merger Consideration. For example, if the volume weighted average trading price of CECO common stock for the 15-day trading day period ending on the trading day before the closing of the First Merger is $9.00, Met-Pro shareholders electing to receive CECO common stock would receive CECO common stock valued at $12.17 rather than $13.75. Further decreases in the market price of CECO common stock would further reduce the consideration to be received by the Met-Pro shareholders electing to receive CECO common stock in the First Merger. Conversely, if the volume weighted average trading price of CECO common stock for the 15-day trading day period ending on the day before the closing of the First Merger is $15.00, Met-Pro shareholders electing to receive shares of CECO common stock would receive shares valued at $15.00 rather than $13.75. Further increases in the market price of CECO common stock would further increase the consideration to be received by the Met-Pro shareholders in the First Merger. During the past 12 months, shares of CECO common stock have traded between $6.81 and $14.32, and remain subject to market forces and resulting price fluctuation. There can, therefore, be no assurance that Met-Pro shareholders that receive stock consideration will receive $13.75 of value per share upon completion of the First Merger. Because of the proration provisions included in the Merger Agreement, Met-Pro shareholders electing to receive cash may, depending on the number of shares for which cash elections are made, receive shares of CECO common stock in partial payment for the Merger Consideration.

You may receive a form of consideration different from what you elect, which could have an effect on your tax situation. Regardless of the cash or stock elections made by Met-Pro shareholders, the Merger Agreement contains proration procedures that are designed to ensure that (i) approximately 53% of the Met-Pro shares will be exchanged for cash (which, together with the amount of cash paid for Equity Award Shares, is capped at $109.5 million) and (ii) approximately 47% of the Met-Pro shares outstanding immediately prior to the Mergers are converted in the Mergers into the right to receive CECO common stock. As a result, if more than 53% of Met-Pro’s shares are subject to cash elections (treating all Equity Award Shares as outstanding shares), those shareholders who properly make cash elections will receive CECO common stock for a portion of their Met-Pro shares. If less than 53% of Met-Pro’s shares are subject to cash elections (treating all Equity Award Shares as outstanding shares), those shareholders who properly make stock elections may receive cash consideration for a portion of their Met-Pro shares. Please refer to the section entitled “The Mergers—Met-Pro Shareholders Making Cash and Stock Elections” beginning on page 76. There is a risk that you will receive a portion of the Merger Consideration in the form that you do not elect that could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected, including with respect to the recognition of taxable gain to the extent cash is received. This could also result in the receipt of value that is materially different than the value you would have received if you received the form of consideration you elected.

After making a cash election or a stock election, you will not be able to sell the Met-Pro shares covered by your election, unless you revoke your election at or prior to the election deadline or unless the Merger Agreement is terminated. The deadline for making cash elections and stock elections is 5:00 p.m., Eastern Time, on the date that is three business days immediately prior to the closing date of the First Merger (or such other date as CECO and Met-Pro mutually agree). CECO and Met-Pro will publicly announce the anticipated election deadline at least five business days prior to the anticipated closing date of the First Merger. After you make a cash or stock election and prior to completion of the First Merger, the trading price of Met-Pro common stock or CECO common stock may decrease, and you may otherwise want to sell Met-Pro shares to gain access to cash, make other investments, or eliminate the potential for a decrease in the value of your investment. However, once you make an election with respect to any shares of Met-Pro common stock, you will not be able to sell those shares, unless you properly revoke your election at or prior to the election deadline or the Merger Agreement is terminated. Please refer to the section entitled “The Mergers—Met-Pro Shareholders Making Cash and Stock Elections” beginning on page 76.

The price of CECO common stock may be affected by factors different from those affecting the price of Met-Pro common stock. Upon completion of the First Merger, holders of Met-Pro common stock who elect to receive CECO common stock or who received CECO stock as a result of the proration procedures in the Merger Agreement described herein will become CECO stockholders. Since CECO’s business differs from Met-Pro’s business, the results of operations and the market price of CECO common stock may be affected by factors different than those affecting Met-Pro’s results of operations and the market price of Met-Pro common stock. For a discussion of CECO’s and Met-Pro’s businesses and certain factors to consider in connection with their respective businesses, please see CECO’s Form 10-K for the year ended December 31, 2012 filed with the SEC, including the section entitled “Risk Factors,” and Met-Pro’s Form 10-K for the year ended January 31, 2013 filed with the SEC, including the section entitled “Risk Factors,” and the other periodic reports and other documents of CECO and Met-Pro incorporated by reference into this joint proxy statement/prospectus and listed in the section entitled “Where You Can Find More Information” beginning on page 163.

The Merger Agreement contains provisions that could discourage a potential competing acquiror that might be willing to pay more to effect a business combination with Met-Pro. The Merger Agreement contains “non-solicitation” provisions that restrict Met-Pro’s ability to solicit or facilitate proposals regarding a merger or similar transaction with another party. Further, several conditions must be satisfied in order for the Met-Pro board of directors to withdraw, amend or modify its recommendation regarding the proposed First Merger. Please refer to the section entitled “The Merger Agreement—Non-Solicitation; Superior Proposals” beginning on page 100. If the Met-Pro board of directors withdraws, amends or modifies its recommendation regarding the proposed First Merger, CECO has the right to terminate the Merger Agreement and receive a $6,740,000 termination fee from Met-Pro. These provisions could discourage a potential competing acquiror from considering or proposing an acquisition of Met-Pro, even if such a potential competing acquirer were prepared to pay consideration with a higher value than the cash and shares proposed to be issued in the First Merger, or might result in a potential competing acquiror proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

If any lawsuits are filed against Met-Pro or members of Met-Pro’s board of directors relating to the Mergers or the Merger Agreement, such lawsuits may prevent the Mergers from becoming effective or from becoming effective within the expected timeframe. One of the conditions to the completion of the Mergers is that no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction and be in effect. Consequently, if any of Met-Pro’s shareholders actually file suit and are successful in obtaining an injunction prohibiting the parties from completing the Mergers pursuant to the terms of the Merger Agreement, such an injunction may prevent the completion of the Mergers in the expected timeframe (or altogether), and any other adverse judgment for monetary damages could adversely affect the value of CECO’s common stock. There can be no assurance that Met-Pro or any other defendants will be successful in the outcome of any potential future lawsuits.

The integration of CECO and Met-Pro following the Mergers may present significant challenges and impair CECO’s ability to realize the anticipated benefits of the Mergers. CECO may face significant challenges in combining Met-Pro’s operations into its operations in a timely and efficient manner and in retaining key Met-Pro personnel. The failure to integrate successfully CECO and Met-Pro and to manage successfully the challenges presented by the integration process may result in CECO not achieving the anticipated benefits of the Mergers including operational and financial synergies which may have the effect of depressing the market price of the CECO common stock issued in the Mergers.

Restrictions in CECO’s debt agreements may prevent CECO from paying dividends. CECO’s ability to pay dividends will be restricted by current and future agreements governing its debt, including its current credit agreement and the financing agreements expected to be in place upon consummation of the First Merger. Please refer to the section entitled “Debt Financing” beginning on page 117.

CECO will have a substantial amount of debt outstanding following the Mergers and may incur additional indebtedness in the future, which could restrict CECO’s ability to pay dividends and fund working capital and planned capital expenditures. CECO will incur substantial debt in the approximate amount of $85.8 million in order to complete the Mergers and repay Met-Pro’s debt. This amount of leverage could have important consequences, including:

•

CECO may be required to use a substantial portion of CECO’s cash flow from operations to make interest payments on CECO’s debt, which will reduce funds available for operations, future business opportunities and dividends;

•	CECO may have limited flexibility to react to changes in CECO’s business and its industry;

•	it may be more difficult for CECO to satisfy its other obligations;

•	CECO may have a limited ability to borrow additional funds or to sell assets to raise funds if needed for working capital, capital expenditures, acquisitions, or other purposes;

•	CECO may become more vulnerable to general adverse economic and industry conditions, including changes in interest rates; and

•	CECO may be at a disadvantage compared to its competitors that have less debt.

CECO currently expects its cash interest expense to be approximately $0.6 to 0.7 million in fiscal year 2013 assuming consummation of the Mergers by August 31, 2013. Future interest expense will be significantly higher than historic interest expense as a result of higher levels of indebtedness incurred to consummate the Mergers. CECO’s ability to make payments on its debt and to pay dividends on its common stock will depend on its ability to generate cash in the future, which will depend on many factors beyond its control. CECO cannot assure you that:

•	its business will generate sufficient cash flow from operations to service and repay its debt, pay dividends on its common stock and fund working capital and planned capital expenditures;

•

future borrowings will be available under its credit facilities or any future credit facilities in an amount sufficient to enable it to repay its debt, pay dividends on its common stock and fund working capital and planned capital expenditures; or

•	it will be able to refinance any of its debt on commercially reasonable terms or at all.

If CECO cannot generate sufficient cash from its operations to meet its debt service obligations, CECO may need to reduce or delay capital expenditures, the development of its business generally and any acquisitions. If CECO becomes unable to meet its debt service and repayment obligations, CECO would be in default under the terms of its credit agreement, which would allow its lenders to declare all outstanding borrowings to be due and payable. If the amounts outstanding under its credit facilities were to be accelerated, CECO cannot assure you that its assets would be sufficient to repay in full the money owed.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the Mergers and may significantly reduce the benefits anticipated to be realized from the Mergers or could adversely affect the market price of CECO common stock or Met-Pro common stock or their future business and financial results. Completion of the Mergers is conditioned upon Met-Pro’s shareholders adopting, at the special meeting, the Merger Agreement, and CECO’s stockholders approving, at the special meeting, the issuance of CECO common stock to Met-Pro shareholders in the First Merger. If the shareholders of Met-Pro or the stockholders of CECO do not approve these matters at their respective special meetings, the Mergers will not be consummated. Such conditions may jeopardize or delay completion of the Mergers or may reduce the anticipated benefits of the Mergers. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied. Even if all such consents and approvals are obtained, no assurance can be given as to the terms, conditions and timing of the consents and approvals or that they will satisfy the terms of the Merger Agreement. Please refer to the section entitled “The

Merger Agreement—Conditions of the Mergers” beginning on page 108 for a discussion of the conditions to the completion of the Mergers for a discussion of the parties’ obligations to cooperate (including certain limitations thereon) with respect to the receipt of such consents and approvals. If the Mergers are not completed by October 31, 2013, assuming the outside date for completing the Mergers is automatically extended under the terms of the Merger Agreement from September 30, 2013 to October 31, 2013 and that the parties to the Merger Agreement do not further extend this deadline by written agreement, either Met-Pro or CECO may terminate the Merger Agreement. Please refer to the section entitled “The Merger Agreement—Termination; Termination Fees” beginning on page 110.

CECO will incur transaction, integration and restructuring costs in connection with the Mergers which may not be offset by anticipated cost savings and synergies resulting from the Mergers. CECO and Met-Pro expect to incur costs associated with transaction fees and other costs related to the Mergers. Specifically, CECO expects to incur approximately $5.5 million of transaction costs related to the Mergers. In addition, CECO will incur integration and restructuring costs following the completion of the Mergers as it integrates the businesses of Met-Pro with those of CECO. Although CECO expects that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, integration and restructuring costs over time, CECO cannot give any assurance that this net benefit will be achieved in the near term, or at all.

The Mergers may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the price of the common stock of the combined company following completion of the Mergers. CECO currently anticipates that the Mergers will be accretive to the earnings per share of the combined company during the first full calendar year after the Mergers are completed. This expectation is based on preliminary estimates and assumes certain synergies expected to be realized by the combined company during such time. Such estimates and assumptions could materially change due to additional transaction-related costs, the failure to realize any or all of the benefits expected in the Mergers or other factors beyond the control of CECO and Met-Pro. All of these factors could delay, decrease or eliminate the expected accretive effect of the Mergers and cause resulting dilution to the combined company’s earnings per share or to the price of the common stock of the combined company. In addition, in connection with the completion of the Mergers, based on the number of shares outstanding on the record date, CECO expects to issue between approximately [—] million and [—] million of shares of CECO common stock which will represent between approximately [—]% and [—]% of the issued and outstanding shares of CECO after completion of the Mergers. The issuance of this amount of new shares may cause the market price of CECO common stock to decline.

Met-Pro shareholders will have ownership and voting interests in CECO after the Mergers lower than they did in Met-Pro and will exercise less influence over management of CECO than they currently exercise over management of Met-Pro. After the Effective Time, Met-Pro shareholders who receive stock consideration in the First Merger will own in the aggregate a significantly smaller percentage of CECO common stock than they currently own of Met-Pro common stock. Immediately following the Mergers, those shareholders are expected to own in the aggregate (excluding any shares of CECO common stock they may own or acquire prior to consummation of the First Merger) between approximately [—]% and [—]% of the outstanding shares of CECO common stock, based on the number of shares of Met-Pro common stock and CECO common stock outstanding on the record date. Consequently, Met-Pro shareholders, as a general matter, will have less influence over the management and policies of CECO than they currently exercise over the management and policies of Met-Pro.

The shares of CECO common stock to be received by Met-Pro shareholders as a result of the First Merger will have different rights from the shares of Met-Pro common stock. Met-Pro shareholders’ rights are currently governed by the Met-Pro articles of incorporation, the Met-Pro bylaws and Pennsylvania law. Those Met-Pro shareholders who receive stock consideration in the First Merger will, upon completion of the First Merger, become stockholders of CECO and their rights will be governed by the CECO certificate of incorporation, the CECO by-laws and Delaware law. Please refer to the section entitled “Comparison of Rights of Common Shareholders of Met-Pro and Common Stockholders of CECO” beginning on page 128.

Certain directors and executive officers of Met-Pro may have potential conflicts of interest which may influence their support of the adoption of the Merger Agreement. Some of Met-Pro’s directors and executive officers have interests in the Mergers that are different from, or in addition to, those of Met-Pro shareholders generally. Although the Met-Pro directors will not become directors of CECO after the Mergers, CECO will indemnify and maintain liability insurance for all of the directors of Met-Pro for their services as directors before the Mergers. In addition, each of the executive officers of Met-Pro is expected to maintain his employment with the combined company after completion of the Mergers and is entitled to severance payments if his employment were to terminate following the Mergers under specific circumstances. The Merger Agreement also provides that the equity awards held by Met-Pro executive officers and directors will accelerate and be cashed out in connection with the First Merger. As a result, Met-Pro directors and officers may be more likely to support the adoption of the of the Merger Agreement and the approval of the Mergers than if they did not have those interests. Please refer to the section entitled “The Mergers—Interests of Met-Pro Directors and Executive Officers in the Mergers” beginning on page 73 for a discussion of these interests.

Whether or not the Mergers are completed, the pendency of the transaction could cause disruptions in the businesses of Met-Pro and CECO, which could have an adverse effect on their businesses and financial results. These disruptions could include the following:

•

current and prospective employees may experience uncertainty about their future roles with the combined company or consider other employment alternatives, which might adversely affect Met-Pro’s and CECO’s ability to retain or attract key managers and other employees;

•

current and prospective customers of Met-Pro or CECO may experience variations in levels of services as the companies prepare for integration or may anticipate change in how they are served and may, as a result, choose to discontinue their service with either company or choose another provider; and

•	the attention of management of each of Met-Pro and CECO may be diverted from the operation of the businesses toward the completion of the Mergers.

The unaudited pro forma financial statements are presented for illustrative purposes only and should not be viewed as a forecast of CECO’s financial condition or results of operations following the Mergers. The unaudited pro forma financial statements have been derived from the historical financial statements of CECO and Met-Pro and certain adjustments and assumptions have been made regarding CECO after giving effect to the Mergers. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred or savings to be achieved by the combined company in connection with the Mergers. For example, neither the impact of any incremental costs incurred in integrating the two companies, nor any potential cost savings is reflected in the unaudited pro forma financial statements. As a result, the actual financial condition and results of operations of CECO following the Mergers will likely not be consistent with, or evident from, and may differ materially from, these unaudited pro forma financial statements. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect CECO’s financial conditions or results of operations following the Mergers. Therefore, stockholders of CECO and the shareholders of Met-Pro should not place undue reliance on the pro forma financial statements when deciding whether to vote for their respective proposals relating to the Mergers. Please refer to the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 119.

Delay or failure to complete the Mergers would prevent CECO and Met-Pro from realizing the anticipated benefits of the Mergers and each company would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. Any delay in completing the Mergers may significantly reduce the synergies and other benefits anticipated by CECO if it successfully completes the Mergers within the expected timeframe and integrates the businesses of Met-Pro and CECO. In addition, the market price of each company’s common stock may reflect various market assumptions as to whether and when the Mergers will be completed. Consequently, the completion of, the failure to complete, or any delay in the completion of the Mergers could result in significant changes in the respective market prices of CECO or Met-Pro common stock.

Risks Related to Met-Pro If the Mergers Are Not Completed

If the Mergers are not completed, the price of Met-Pro common stock and future business and operations could be harmed. If the Mergers are not completed, Met-Pro may be subject to the following material risks, among others:

•	Met-Pro may not be able to find a party willing to pay an equivalent or more attractive merger consideration than the consideration offered by CECO;

•

the price of Met-Pro common stock may decline to the extent that the current market price of Met-Pro common stock reflects a higher price than it otherwise would have based on the assumption, among others, that the Mergers will be completed;

•	certain of Met-Pro’s costs related to the Mergers, such as legal, accounting and certain financial advisory fees, must be paid even if the Mergers are not completed;

•	Met-Pro would not realize the benefits it expects, including, among others, a potentially enhanced financial position, as a result of being part of a combined company with CECO;

•

the diversion of management attention from Met-Pro’s day-to-day business and the unavoidable disruption to its employees and its relationships with clients as a result of efforts and uncertainties relating to the Mergers may detract from Met-Pro’s ability to grow revenues and minimize costs, which, in turn may lead to a loss of market position that Met-Pro could be unable to regain if the Mergers do not occur;

•

under the Merger Agreement, Met-Pro is subject to certain restrictions on the conduct of its business prior to completing the Mergers which may affect its ability to execute certain of its business strategies; and

•

Met-Pro may not be able to continue its present level of operations, may need to scale back its business and may not be able to take advantage of future opportunities or effectively respond to competitive pressures, any of which could have a material adverse effect on its business and results of operation.

Shareholders may sell substantial amounts of Met-Pro common stock in the public market, which is likely to depress the price of Met-Pro common stock. A significant number of shares of Met-Pro common stock may be sold at any time prior to the Mergers. If Met-Pro’s current shareholders sell Met-Pro common stock in the public market prior to the Mergers, it is likely that arbitrageurs will acquire such shares. These arbitrageurs would likely sell all such shares in the public market immediately following any announcement, or anticipated announcement, that the Mergers failed, or will likely fail, to close for any reason, which in turn would likely cause the market price of Met-Pro common stock to decline. In addition to the other negative effects on Met-Pro, such sales of Met-Pro common stock might make it more difficult for Met-Pro to sell equity or equity-related securities in the future if the Mergers are not completed.

Risks Relating to Met-Pro

Met-Pro is, and will continue to be, subject to the risks described in Part I, Item 1A in Met-Pro’s Annual Report on Form 10-K for the year ended January 31, 2013, filed with the SEC on March 21, 2013 and incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 163 for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to CECO

CECO is, and will continue to be, subject to the risks described in Part I, Item 1A in CECO’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 15, 2013 and incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 163 for the location of information incorporated by reference into this joint proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF

CECO ENVIRONMENTAL CORP.

The following table sets forth selected historical consolidated financial information of CECO for the periods presented. The selected financial information, as of December 31, 2012, 2011, 2010, 2009 and 2008 and for each of the five fiscal years then ended, has been derived from CECO’s audited consolidated financial statements. The selected financial information for the three months ended March 31, 2013 and 2012 has been derived from CECO’s unaudited condensed consolidated financial statements. The selected financial information includes, in the opinion of CECO’s management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of CECO for the periods and dates presented.

	Three months ended March 31, 2013	Three months ended March 31, 2012	Years ended December 31,
			2012	2011	2010	2009	2008
	(Unaudited)		(In thousands, except per share data)
Selected Operating Statement Data
Net sales	$34,361	33,026	$135,052	$139,192	$140,602	$138,985	$183,249
Income from operations	3,338	3,747	16,683	12,368	5,036	(15,830)	9,164
Net income (loss)	2,208	2,045	10,850	8,272	2,105	(15,032)	5,010
Earnings (loss) per share, basic	0.13	0.14	0.73	0.58	0.15	(1.06)	0.34
Earnings (loss) per share, diluted	0.12	0.12	0.65	0.51	0.15	(1.06)	0.30

Selected Balance Sheet Data
Current assets	$58,361	53,131	$64,321	$53,470	$48,452	$45,548	$69,819
Current liabilities	35,562	20,962	27,540	23,609	26,497	30,479	44,976
Working capital	22,799	32,169	36,781	29,861	21,955	15,069	24,843
Current ratio	1.6	2.5	2.3	2.3	1.8	1.5	1.6
Total assets	114,095	78,649	94,104	79,345	74,791	77,515	120,017
Long-term obligations	8,327	12,560	4,570	12,746	13,120	15,276	30,528
Total shareholders’ equity	70,206	45,127	61,994	42,990	35,174	31,760	44,513
Total capitalization	78,533	57,687	66,564	55,736	48,294	47,036	75,041

Other Financial Data
Cash dividends paid per share	0.05	0.035	0.16	0.05	0	0	0
Average common shares, basic	17,078,192	14,527,371	14,813,186	14,386,410	14,308,130	14,221,095	14,766,250
Average common shares, diluted	17,774,051	17,128,134	17,246,058	17,115,284	17,102,357	14,221,095	15,405,221

SELECTED HISTORICAL CONSOLIDATED FINANCIAL

INFORMATION OF MET-PRO CORPORATION

The following table sets forth selected historical consolidated financial information of Met-Pro for the periods presented. The selected financial information, as of January 31, 2013, 2012, 2011, 2010 and 2009 and for each of the five fiscal years then ended, has been derived from Met-Pro’s audited consolidated financial statements. The selected financial information for the three months ended January 31, 2013 and 2012 has been derived from Met-Pro’s unaudited condensed consolidated financial statements. The selected financial information includes, in the opinion of Met-Pro’s management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Met-Pro for the periods and dates presented.

	Three months ended January 31, 2013	Three months ended January 31, 2012	Years ended January 31,
			2013	2012	2011	2010	2009
	(Unaudited)		(In thousands, except per share data)
Selected Operating Statement Data
Net sales	$26,976	$28,397	$109,942	$100,161	$88,865	$80,132	$103,392
Income from operations	3,461	3,283	11,878	10,591	8,970	6,513	14,057
Net income	2,376	2,149	8,045	7,134	6,139	4,440	9,861
Earnings per share, basic	0.16	0.15	.55	.49	.42	.30	.66
Earnings per share, diluted	0.16	0.15	.55	.48	.42	.30	.65

Selected Balance Sheet Data
Current assets	$73,143	$72,436	$73,143	$72,436	$65,346	$63,245	$64,162
Current liabilities	13,473	16,802	13,473	16,802	11,208	10,198	12,240
Working capital	59,669	55,633	59,669	55,633	54,138	53,047	51,922
Current ratio	5.4	4.3	5.4	4.3	5.8	6.2	5.2
Total assets	116,255	115,509	116,255	115,509	108,046	104,608	104,752
Long-term obligations	2,270	2,688	2,270	2,688	3,012	3,537	3,753
Total shareholders’ equity	88,682	83,822	88,682	83,822	84,473	80,976	78,777
Total capitalization	90,952	86,510	90,952	86,510	87,485	84,514	82,531

Other Financial Data
Cash dividends paid per share	0.0725	0.071	.2855	.269	.246	.240	.230
Average common shares, basic	14,684,220	14,660,673	14,685,038	14,662,055	14,629,215	14,602,276	14,909,809
Average common shares, diluted	14,734,811	14,776,606	14,738,035	14,774,692	14,758,659	14,675,735	15,219,540

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial data of CECO provided below reflects the pro forma impact of the following:

•

the acquisition, on February 28, 2013, by CECO, through its subsidiary CECO Environmental Netherlands B.V., of 100% of the share capital of ATA Beheer B.V., a Netherlands private company with limited liability, pursuant to the terms of a Share Purchase Agreement among CECO and each of the shareholders of ATA; and

•	the Mergers.

The unaudited pro forma condensed combined balance sheet gives effect to the Mergers as if they had occurred on March 31, 2013. The unaudited pro forma condensed combined statements of income assume that the transactions described above were consummated on January 1, 2012. The unaudited pro forma condensed combined financial statements are for illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the transactions described above had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes to the unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this joint proxy statement/prospectus.

You should read the historical and pro forma financial data in conjunction with (i) CECO’s Annual Report on Form 10-K for the year ended December 31, 2012, (ii) CECO’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, (iii) Met-Pro’s Annual Report on Form 10-K for the year ended January 31, 2013, and (iv) CECO’s Current Report on Form 8-K/A filed with the SEC on May 8, 2013. Please see the section entitled “Where You Can Find More Information” beginning on page 163.

Amounts Rounded ,000	Proforma as of and for the three months ended March 31, 2013	Proforma as of and for the year ended December 31, 2012
Selected Operating Statement Data
Net sales	$66,693	$279,746
Income from operations	6,703	24,851
Net income	4,186	14,295
Earnings per share, basic	0.16	0.60
Earnings per share, diluted	0.16	0.55

Selected Balance Sheet Data
Current assets	$110,224	$111,637
Current liabilities	86,410	92,483
Working capital	23,814	19,154
Current ratio	1.3	1.2
Total assets	355,654	358,692
Long-term obligations	111,154	109,440
Total shareholders’ equity	158,090	156,769
Total capitalization	269,244	266,209

Other Financial Data
Cash dividends paid per share	0.05	0.16
Average common shares, basic	25,923,072	23,776,859
Average common shares, diluted	26,618,931	26,209,731

COMPARATIVE PER SHARE MARKET PRICE, DIVIDEND AND OTHER DATA

CECO common stock is listed and traded on the NASDAQ Global Market under the symbol “CECE.” Met-Pro’s common stock is listed and traded on New York Stock Exchange under the symbol “MPR.” The following table sets forth, for the calendar quarters indicated, (1) the high and low sales price per share of CECO common stock as reported on the NASDAQ Global Market, and (2) the high and low sales price per share of Met-Pro common stock as reported on the New York Stock Exchange. On May 20, 2013, the last practicable trading day prior to the date of this joint proxy statement/prospectus, there were 17,791,806 shares of CECO common stock outstanding and 14,696,855 shares of Met-Pro common stock outstanding.

	CECO			Met-Pro
	High	Low		High	Low
For the calendar quarter ended:			For the calendar quarter ended:
2011			2011-12
March 31, 2011	$6.53	$5.32	April 30, 2011	$12.10	$10.52
June 30, 2011	7.19	5.43	July 31, 2011	11.98	9.77
September 30, 2011	8.05	5.13	October 31, 2011	10.52	8.05
December 31, 2011	6.65	4.98	January 31, 2012	10.49	8.20

2012			2012-13
March 31, 2012	8.65	5.46	April 30, 2012	10.17	9.95
June 30, 2012	8.37	6.81	July 31, 2012	9.39	9.02
September 30, 2012	10.20	7.45	October 31, 2012	9.35	8.95
December 31, 2012	10.10	8.75	January 31, 2013	10.61	10.34

2013			2013
March 31, 2013	14.32	9.92	April 30, 2013	13.47	9.15

The following table sets forth the closing sale price per share of Met-Pro common stock and CECO common stock as of April 19, 2013, the last trading day prior to the public announcement of the proposed Mergers, and as of May 20, 2013, 2013, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also sets forth the implied value of the Merger Consideration proposed for each share of Met-Pro common stock as of the same two dates. This implied value was calculated by adding (a) 53% of the per share cash consideration and (b) 47% of the value obtained by multiplying the closing sale price of CECO common stock on the relevant date by the applicable exchange ratio, and assuming an aggregate of 53% cash and 47% stock consideration. For purposes of determining the exchange ratio used in the table below, the closing price of CECO common stock on the relevant date was used.

	Met-Pro Common Stock	CECO Common Stock	Implied Value Per Share of Met-Pro Common Stock
April 19, 2013	$9.60	$11.12	$13.75
May 20, 2013	$13.53	$12.28	$13.75

The market value of the CECO common stock to be issued in exchange for shares of Met-Pro common stock upon the completion of the First Merger will not be known at the time of the Met-Pro special meeting. The above tables show only historical comparisons. Because the market prices of CECO common stock and Met-Pro common stock will likely fluctuate prior to the First Merger, these comparisons may not provide meaningful information to Met-Pro shareholders in determining whether to adopt the Merger Agreement. Shareholders are encouraged to obtain current market quotations for CECO common stock and Met-Pro common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus. Please refer to the section entitled “Where You Can Find Additional Information” beginning on page 163.

The value of the stock consideration Met-Pro shareholders will receive upon completion of the First Merger will depend on the market price of CECO common stock at the Effective Time. Accordingly, no assurance can be given as to the market price of CECO common stock or the market price of Met-Pro common stock at the Effective Time. Because the exchange ratio for the stock consideration is subject to minimum and maximum adjustments for changes in the market price of CECO common stock, the market value of the stock consideration at the Effective Time may vary significantly from the market value of the shares of CECO common stock that would have been issued in the First Merger if the First Merger had been consummated on the date of the Merger Agreement or on the date of this joint proxy statement/prospectus. The market price of CECO common stock will continue to fluctuate after the Effective Time. Please refer to the section entitled “Risk Factors” beginning on page 21.

As a result of the proration procedures in the Merger Agreement, even if you properly make a cash election for all of your Met-Pro shares, if more than 53% of the outstanding Met-Pro shares are subject to cash elections (treating all Equity Award Shares as outstanding shares), you will receive CECO common stock in the First Merger in exchange for some of your Met-Pro shares. Please refer to the section entitled “The Mergers—Met-Pro Shareholders Making Cash and Stock Elections” beginning on page 76.

The following table sets forth for the period presented certain per share information for CECO common stock and Met-Pro common stock on a historical basis and on an unaudited pro forma basis after giving effect to (i) the acquisition, on February 28, 2013, by CECO, through its subsidiary CECO Environmental Netherlands B.V., of 100% of the share capital of ATA Beheer B.V., a Netherlands private company with limited liability, and (ii) the Mergers, under the purchase method of accounting.

The unaudited pro forma Met-Pro equivalent information was calculated by multiplying the corresponding CECO unaudited pro forma combined information by 1.1497, which is the exchange ratio for the stock consideration in the pro forma condensed combined financial statements. It does not reflect the $13.75 per share cash consideration that Met-Pro shareholders may elect to receive in the First Merger (subject to proration). Please refer to the section entitled “The Mergers—Met-Pro Shareholders Making Cash and Stock Elections” beginning on page 76.

You should read this information in conjunction with (i) the selected historical consolidated financial data included elsewhere in this joint proxy statement/prospectus, (ii) the historical consolidated financial statements of CECO and Met-Pro and related notes thereto that are incorporated by reference into this joint proxy statement/prospectus and (iii) the unaudited pro forma financial information and related notes included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma per share information does not purport to represent what the actual results of operations of CECO and Met-Pro would have been had the Mergers been completed in another period or to project CECO’s and Met-Pro’s results of operations that may be achieved if the Mergers are completed.

For Year Ended December 31, 2012	CECO Historical	Met-Pro Historical	CECO Unaudited Pro Forma Combined	Met-Pro Unaudited Pro Forma Equivalent
Income from continuing operations per share (basic)	$0.73	$0.55	$0.60	$0.69
Income from continuing operations per share (diluted)	$0.65	$0.55	$0.55	$0.63
Book value per share at period end (unaudited)	$3.66	$6.03	$6.05	$6.98
Cash dividends per share	$0.16	$0.2855	$0.16	$0.18

For Quarter Ended March 31, 2013	CECO Historical	Met-Pro Historical	CECO Unaudited Pro Forma Combined	Met-Pro Unaudited Pro Forma Equivalent
Income from continuing operations per share (basic)	$0.13	$0.16	$0.16	$0.18
Income from continuing operations per share (diluted)	$0.12	$0.16	$0.16	$0.18
Book value per share at period end (unaudited)	$3.96	$6.03	$6.10	$7.01
Cash dividends per share	$0.05	$0.0725	$.05	$0.57

CECO expects to continue to pay quarterly dividends in accordance with past practice during 2013 but only if and to the extent declared by the CECO board and subject to various restrictions on CECO’s ability to do so. Dividends on CECO’s common stock are not cumulative.

Under the terms of the Merger Agreement, Met-Pro is expressly permitted to continue to pay a quarterly dividend of $0.0725 per share consistent with past practice. However, future dividend payments are at the discretion of the Met-Pro board and changes in the dividend program will depend on Met-Pro’s earnings, capital requirements, financial condition, debt covenants and other factors considered relevant by the Met-Pro board.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, and the documents to which this joint proxy statement/prospectus refers, contain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Any statements contained in this joint proxy statement/prospectus, or any such documents, or made by or attributable to CECO or Met-Pro that are not statements of historical fact, including statements about CECO’s and/or Met-Pro’s beliefs and expectations, are forward-looking statements and should be evaluated as such.

Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “may,” “estimate,” “target,” “project,” “should,” “will,” “can,” “likely,” similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are subject to numerous risks and uncertainties. Such forward-looking statements reflect, among other things, CECO’s and/or Met-Pro’s current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties, and factors that may cause CECO’s and/or Met-Pro’s actual results to differ materially and adversely from those expressed or implied by these forward-looking statements.

Neither CECO nor Met-Pro makes any assurances that its expectations, beliefs, or projections will be achieved or accomplished. The results implied by such forward-looking statements may not be realized due to a variety of factors, including, without limitation, the following:

•	CECO’s and Met-Pro’s ability to complete the Mergers;

•	CECO’s ability to successfully integrate Met-Pro’s operations and to realize the synergies from the acquisition;

•	failure of Met-Pro’s shareholders to adopt the Merger Agreement;

•	failure of CECO’s stockholders to approve the issuance of CECO common stock to Met-Pro shareholders in the First Merger;

•	final terms of the financing CECO uses for the cash portion of the Merger Consideration and to repay Met-Pro debt;

•	risks to the Mergers and the surviving company related to litigation in which CECO and Met-Pro are or may become involved;

•	economic and financial market conditions generally and economic conditions in CECO and Met-Pro’s service areas;

•	dependence on fixed price contracts and the risks associated therewith, including actual costs exceeding estimates and method of accounting for contract revenue;

•	fluctuations in operating results from period to period due to seasonality of the business;

•	the effect of growth on CECO’s infrastructure, resources, and existing sales;

•	the ability to expand operations in both new and existing markets;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	the challenges of integrating and retaining key employees;

•	the potential for contract delay or cancellation; changes in or developments with respect to any litigation or investigation;

•	the potential for fluctuations in prices for manufactured components and raw materials;

•	the substantial amount of debt in connection with the acquisition and CECO’s ability to repay or refinance it or incur additional debt in the future;

•	the impact of foreign, federal, state or local government regulations; economic and political conditions generally; and

•	the effect of competition in the air pollution control and industrial ventilation industry.

These and other uncertainties related to the businesses of CECO and Met-Pro are described in greater detail in the section entitled “Risk Factors” beginning on page 21 and in the filings of CECO and of Met-Pro with the SEC, including CECO’s and Met-Pro’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please refer to the section entitled “Where You Can Find More Information” beginning on page 163. Many of these risks are beyond each of CECO’s and Met-Pro’s management’s ability to control or predict. All forward-looking statements attributable to CECO, Met-Pro or persons acting on behalf of them are expressly qualified in their entirety by the cautionary statements contained, and risk factors identified, in this joint proxy statement/prospectus and the companies’ filings with the SEC. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date of this joint proxy statement/prospectus, in the case of forward-looking statements contained in this joint proxy statement/prospectus, or the dates of the documents incorporated by reference into this joint proxy statement/prospectus, in the case of forward-looking statements made in those documents incorporated by reference herein. Except as required under the federal securities laws or the rules and regulations of the SEC, neither CECO nor Met-Pro undertakes any obligation to update or review any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

CECO

Founded in 1966 and based in Cincinnati, Ohio, CECO, a Delaware corporation, through its operating subsidiaries, provides air-pollution control technology products and services primarily in the United States, Canada, and the People’s Republic of China. CECO principally offers engineered equipment, cyclones, scrubbers, dampers, diverters, regenerative thermal oxidizers, component parts, and monitoring and managing services through three main divisions: the Engineered Equipment Technology and Parts Group, the Contracting/Services Group and the Component Parts Group.

CECO markets its products and services primarily under Effox, Flextor, Kirk & Blum, KB Duct, Fisher-Klosterman, FKI, Buell, A.V.C., Busch International, CECO Filters, CECO Abatement Systems, Adwest, and Aarding brands. CECO principally serves aerospace, brick, cement, steel, ceramics, metalworking, printing, paper, food, foundries, utilities, metal plating, woodworking, chemicals, glass, automotive, ethanol, pharmaceuticals, and refining industries.

Engineered Equipment Technology and Parts Group

CECO’s Engineered Equipment Technology and Parts Group segment provides air handling equipment and systems for filtering, cooling, heating, and capturing emissions in the metal industries; fume exhaust systems for use in rolling mill, machining, and other oil mist generating processes; and systems for corrosion protection, fugitive emissions control, evaporative cooling, and other ventilation and air handling applications. This segment also markets strip coolers under the JET*STAR name to cool metal strip coatings in steel and aluminum industries.

Contracting/Services Group

CECO’s Contracting/Services Group segment fabricates parts, engineered subassemblies, and customized products for air pollution and non-air pollution systems from sheet, plate, and structurals. This segment’s systems include oil mist collection, dust collection, industrial exhaust, chip collection, and make-up air, as well as automotive spray booth systems, industrial and process piping, and other industrial sheet metal work.

Component Parts Group

CECO’s Component Parts Group segment manufactures and markets component parts for industrial air systems to contractors, distributors, and dealers.

Additional information about CECO and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. Please refer to the section entitled “Where You Can Find More Information” beginning on page 163.

CECO’s principal executive offices are located at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227 and the telephone number at that location is (513) 458-2600.

Met-Pro

Met-Pro is a leading niche-oriented global provider of product recovery, pollution control, fluid handling and filtration solutions.

Met-Pro markets and sells its products through its own personnel, distributors, representatives and agents. Met-Pro’s products are sold worldwide primarily in industrial markets. Met-Pro has identified five operating segments and has aggregated those operating segments into three reportable segments and one other segment, as follows, respectively: (i) Product Recovery/Pollution Control Technologies; (ii) Fluid Handling Technologies; (iii) Mefiag Filtration Technologies; with the other segment being Filtration/Purification Technologies.

The Product Recovery/Pollution Control Technologies segment provides solutions and manufactures products for the purification of air or liquids. The Fluid Handling Technologies manufactures high quality horizontal, vertical, and in-tank centrifugal pumps that handle corrosive, abrasive and high temperature liquids. The Filtration Technologies segment manufactures filtration systems utilizing primarily horizontal disc technology. The Filtration/Purification Technologies segment supplies proprietary chemicals for the treatment of municipal drinking water systems and boiler and cooling tower systems, cartridges and filter housings, and filtration products for difficult industrial air and liquid applications.

Additional information about Met-Pro and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. Please refer to the section entitled “Where You Can Find More Information” beginning on page 163.

Met-Pro’s principal executive offices are located at 160 Cassell Road, Harleysville, Pennsylvania 19438 and the telephone number at that location is (215) 723-6751.

Mustang Acquisition Inc.

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of CECO. It was incorporated on April 11, 2013 solely for the purpose of effecting the First Merger, pursuant to the Merger Agreement.

Mustang Acquisition II Inc.

Merger Sub II is a Delaware corporation and a wholly-owned subsidiary of CECO. It was incorporated on April 18, 2013 solely for the purpose of effecting the Second Merger, pursuant to the Merger Agreement.

No Material Contracts with Met-Pro

Except as set forth in this joint proxy statement/prospectus, since January 1, 2010 neither CECO nor any of CECO’s affiliates, including Merger Sub and Merger Sub II, have any past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions with Met-Pro or Met-Pro’s affiliates, including with respect to: (i) a merger, consolidation or acquisition, other than the Merger Agreement; (ii) a tender offer or other acquisition of securities, other than the Merger Agreement; (iii) an election of directors, other than the constitution of the Met-Pro board of directors following closing of the Mergers pursuant to the Merger Agreement; or (iv) a sale or other transfer of a material amount of assets, other than as contemplated pursuant to the Merger Agreement.

THE MERGERS

Background of the Mergers

CECO’s board of directors and management regularly review and assess CECO’s business strategies and objectives, and the CECO board of directors regularly review and discuss CECO’s performance, risks, opportunities and strategy, all with the goal of enhancing stockholder value. CECO’s board of directors and CECO’s management regularly review and evaluate pursuing various strategic alternatives as part of these ongoing efforts, taking into account expected economic, competitive and other market conditions. These strategic alternatives include acquiring new businesses to complement or expand existing CECO businesses. CECO’s management utilizes both internal resources and external advisors in these activities.

In this regard, representatives of CECO have had conversations from time to time with representatives of other companies regarding certain strategic alternatives that involved CECO acquiring or merging with other companies or making other strategic acquisitions to enhance its businesses. In line with this strategy, CECO acquired Adwest in December 2012 and Aarding in February 2013.

Likewise, as part of the ongoing evaluation of Met-Pro’s business, Met-Pro’s senior management and the Met-Pro board of directors have historically reviewed, considered and assessed Met-Pro’s operations, financial performance and industry conditions as they may affect Met-Pro’s long-term strategic goals and plans, including the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives. As part of their respective reviews, both CECO and Met-Pro had identified the other and had an interest in, and perceived the possible value of, a strategic combination of the two companies.

In connection with CECO’s regular evaluation of strategic opportunities, in the spring of 2010, CECO considered the desirability and feasibility of a potential business combination with Met-Pro. At that time, CECO concluded that there were strategic reasons for a combination of the two companies including: (a) strengthening the competitive position of the combined companies; (b) improving operating leverage and profitability; and (c) strengthening the financial position of the combined companies.

As a result, between May and August, 2010, Mr. Jeff Lang, CEO of CECO, and Mr. Raymond De Hont, CEO of Met-Pro, engaged in certain high-level preliminary discussions as to a possible business combination between CECO and Met-Pro. At that time, the parties entered into a mutual Confidentiality Agreement. These discussions, as well as the Met-Pro board of directors’ ongoing interest in assessing its strategic options, resulted in the Met-Pro board of directors engaging William Blair on August 30, 2010 to assist it in assessing Met-Pro’s strategic alternatives.

At a special meeting of the Met-Pro board of directors held on November 5, 2010, representatives of William Blair discussed its analysis as to Met-Pro’s strategic alternatives. The Met-Pro board of directors determined not to pursue a strategic transaction with CECO or any other change of control transaction at that time.

The Met-Pro board of directors’ decision was communicated by Mr. De Hont to Mr. Lang; however, CECO continued to express an interest in a possible business combination with Met-Pro. Mr. De Hont communicated CECO’s interest to the Met-Pro board of directors. Met-Pro was requesting CECO enter into a standstill before continuing any additional discussions, which CECO did not wish to enter into due to the restrictions that the agreement would impose on CECO. Because CECO was not willing to enter into a standstill agreement with Met-Pro and Met-Pro’s board of directors’ earlier determination not to pursue a business combination with CECO, the discussions between Met-Pro and CECO were discontinued.

In March 2012, CECO’s management and board of directors resumed their internal evaluation of a potential business combination with Met-Pro, based on CECO’s improved financial position, increased market capitalization and improved financial merits for a transaction. In March 2012, Mr. Phillip DeZwirek contacted

Mr. De Hont regarding the possibility of a business combination involving Met-Pro and CECO. High-level discussions between Mr. Phillip DeZwirek and Mr. De Hont continued in March and through April, and on April 12, 2012, Met-Pro and CECO entered into a confidentiality agreement with a mutual three-year standstill provision.

On April 19, 2012 Mr. De Hont and Mr. Neal Murphy, representing Met-Pro, and Mr. Phillip DeZwirek, Mr. Jason DeZwirek, Mr. Jonathan Pollack and Mr. Lang, representing CECO, met in New York, New York to revisit their prior discussions as to the merits and potential for a transaction and the steps to move the discussion forward. Several meetings and conversations among Mr. Phillip DeZwirek and Mr. Lang with Mr. De Hont continued in May 2012, during which the parties further discussed the rationale for a merger of equals transaction.

In addition, throughout April 2012, CECO interviewed several financial advisors in connection with its review of its strategic alternatives.

On August 24, 2012, Mr. Phillip DeZwirek sent Mr. De Hont and other members of the Met-Pro board of directors a letter expressing CECO’s interest in a potential merger of equals transaction based on, among other items, the potential cost and revenue synergies, growth opportunities and a strengthened geographic footprint that would provide the opportunity to become an independent market leader, and create shareholder value for CECO and Met-Pro shareholders.

On August 29, 2012, the Met-Pro board of directors held a regularly scheduled meeting at Met-Pro’s executive offices in Harleysville, Pennsylvania, at which all of Met-Pro’s directors were present. During the meeting, the board discussed the possibility of a business combination between Met-Pro and CECO and whether it was in the best interests of Met-Pro’s shareholders to engage in discussions with CECO about a potential business combination. The board of directors ultimately determined that before it could consider a transaction with CECO, it should again evaluate its strategic alternatives. Accordingly, the board of directors directed senior management to engage William Blair to update its strategic alternatives analysis.

On September 27, 2012, Messrs. De Hont and Murphy met with Mr. Lang in Conshohocken, PA to discuss a possible transaction.

On October 16, 2012, the Met-Pro board of directors held a special meeting, at which all of the directors were present. During the meeting, representatives of William Blair discussed their analysis of Met-Pro’s strategic alternatives.

On November 6, 2012, the CECO board of directors held a regularly scheduled meeting, at which Mr. Lang, Mr. Phillip DeZwirek, Mr. Jason DeZwirek and Mr. Pollack provided the members of the board with the current status of their discussions with Met-Pro. The board discussed and considered the potential strategic fit of Met-Pro with CECO as either a merger of equals or an acquisition. The board expressed the importance of CECO retaining control of any resulting board. The consensus of the CECO board was that a stock for stock transaction would permit the Met-Pro shareholders to fully participate in the value of the benefits of a merger. The possibility of acquiring Met-Pro in a cash and stock transaction was also discussed as an attractive alternative.

The CECO board of directors also determined that discussions with Met-Pro were at the stage where the hiring of a financial advisor would be advisable to assist CECO in the evaluation of a transaction. The board also directed and approved the continuation of discussions with Met-Pro, with Mr. Phillip DeZwirek, Mr. Jason DeZwirek, Mr. Lang and Mr. Pollack appointed as the representatives of CECO to continue such negotiations.

On November 11, 2012, Mr. George Glatfelter, who had served as Met-Pro’s lead director, was elected as independent Chairman of the Met-Pro board of directors, with Mr. De Hont continuing to serve as a director and Chief Executive Officer of Met-Pro.

At a November 27, 2012 meeting in Philadelphia with Mr. Glatfelter, Mr. De Hont, Mr. Murphy, Mr. Phillip DeZwirek, Mr. Jason DeZwirek and Mr. Lang, the parties discussed the merits of a business combination.

On November 28, 2012, Mr. DeZwirek contacted Mr. De Hont to discuss the possibility of a merger of equals, whereby Met-Pro shareholders would receive one share of CECO stock (which had a closing price of $9.28 on that date) for each share of Met-Pro stock. Under the proposal, CECO would have six representatives on the board of directors of the combined company and Met-Pro would have three representatives.

At a meeting on December 4, 2012, the Met-Pro board of directors, in consultation with representatives of William Blair and Fox Rothschild, considered CECO’s proposal. Although the board saw the strategic advantage of a business combination with CECO and considered the receipt of CECO stock as a method in which Met-Pro shareholders could participate in the value created by the synergies and other benefits of a merger, the Met-Pro board of directors considered the offer to be an insufficient price for Met-Pro. Mr. De Hont communicated these concerns to Mr. DeZwirek, indicating that if CECO wished to acquire all of the outstanding shares of Met-Pro and control the board of directors of the combined company, then the offer should be at a premium to Met-Pro’s market price, should not be an all-stock offer, and should be in writing.

On December 10, 2012, CECO retained Jefferies (then known as Jefferies & Company, Inc.) to act as its financial advisor with respect to a possible Met-Pro transaction. Following the communication by Mr. De Hont to Mr. Phillip DeZwirek, there were informal discussions among CECO’s senior management, its board of directors, and representatives of Jefferies. A consensus emerged among the members of the board of directors that an acquisition instead of a merger of equals would be attractive to CECO due to the overall benefits and value to CECO shareholders based on, among other items, accretion analysis, low cost of debt based on current debt markets, and the ability to realize significant synergies, and that CECO should present an indication of interest to Met-Pro based on a stock and cash acquisition of Met-Pro.

On December 11, 2012, Mr. Jason DeZwirek sent an indication of interest to Mr. De Hont and Mr. Glatfelter (the “December 11th Indication of Interest”). The December 11th Indication of Interest contained a non-binding proposal by CECO to acquire all of Met-Pro’s issued and outstanding shares of common stock for $12.00 per share, comprised of one share of CECO stock (based on the December 11, 2012 closing market price of $9.31) plus $2.69 per share in cash. The offer set forth in the December 11th Indication of Interest represented a premium of approximately 32% of the closing price of Met-Pro’s stock of $9.12 on December 11, 2012. In its December 11th Indication of Interest, CECO informed Met-Pro that it had retained Jefferies as its financial advisor and that Jefferies had assessed CECO’s ability to raise financing in connection with the proposed acquisition. Included with its December 11th Indication of Interest was a copy of a letter from Jefferies to CECO stating that it was “highly confident” that CECO could raise debt financing sufficient to complete the proposed acquisition.

On December 20, 2012, the Met-Pro board of directors held a regularly scheduled meeting at Met-Pro’s executive offices in Harleysville, Pennsylvania, at which all of Met-Pro’s directors were present. In addition to representatives of Met-Pro’s management and its legal advisors, representatives of William Blair were also in attendance as Met-Pro’s financial advisors. The meeting began with a representative of Fox Rothschild providing the directors with an overview of their fiduciary duties. Representatives of William Blair then led the board in an extended discussion regarding Met-Pro’s strategic alternatives. In particular, the board considered, assessed and evaluated numerous strategic and structural issues in a possible transaction with CECO, including: control features; synergies and value creation; pre- and post-signing market checks; scope, timing and approach to due diligence, including management presentations and data room; negotiation strategy; cash versus stock structure; and pursuit of organic growth and growth through acquisitions as an alternative to a strategic transaction. The board’s discussion and analysis also included, among other considerations, a historical trading histogram of Met-Pro’s and CECO’s stock during the prior 12 and 36 month periods. Following these discussions, it was the consensus of the board that the offer presented by CECO in the December 11th Indication of Interest was inadequate. Following its extended analysis, and after discussions with representatives of William Blair, the presentation by management as to Met-Pro’s Fiscal Year 2014 Operating Plan and advice from counsel as to the board’s fiduciary duties, the board of directors gave direction to Mr. De Hont to advise CECO that its December 11th Indication of Interest represented inadequate value for Met-Pro. Following the conclusion of the meeting, the independent directors met in executive session without Mr. De Hont or management or representatives of William Blair being present.

After additional informal discussions among CECO’s senior management, its board of directors, and representatives of Jefferies, on December 31, 2012, CECO, through its financial advisor, sent a revised indication of interest to Met-Pro’s financial advisor (the “December 31st Indication of Interest”). The December 31st Indication of Interest reflected an increased purchase price for all of Met-Pro’s issued and outstanding shares of common stock of $12.50 per share, comprised of $7.50 per share in CECO stock plus $5.00 per share in cash. The offer set forth in the December 31st Indication of Interest represented a premium of approximately 39% of the closing price of Met-Pro’s stock of $8.98 on December 28, 2012. The December 31st Indication of Interest included the possibility of giving Met-Pro shareholders the ability to make an election of either cash or stock consideration, provided that the aggregate cash consideration distributed to Met-Pro shareholders did not exceed $74.7 million. In addition, the December 31st Indication of Interest proposed a 60-day exclusivity period in order for CECO and Met-Pro to proceed with negotiations and complete due diligence. The December 31st Indication of Interest also required CECO to confirm its valuation of the purchase price following the completion of its initial due diligence activities, including an initial meeting with Met-Pro management and any follow up meetings to review materials and conduct additional diligence.

On January 3, 2013, the Met-Pro board of directors held a special meeting by telephone conference call, with all directors in attendance. Mr. Murphy and legal and financial advisors were also in attendance. The purpose of the meeting was to discuss the December 31st Indication of Interest. During the meeting, representatives of William Blair led a discussion of the December 31st Indication of Interest, including an analysis of the changes to the December 11th Indication of Interest, which included, among other things, a $0.50 per share increase in the purchase price, an increase in the amount of cash consideration, and a decrease in the amount of CECO stock comprising the purchase price, a cash election feature, and the addition of a 60-day exclusivity period. Representatives of William Blair also discussed with the board the impact of a fixed exchange ratio on Met-Pro’s shareholders. The board considered the December 31st Indication of Interest as well as information and analyses as to other potential purchasers of Met-Pro, the relative potential for synergies with different buyers, including CECO, and the directors’ fiduciary duties. The Met-Pro board of directors and its legal and financial advisors discussed and considered the merits and considerations of various forms of a potential “market check” to assess the interest of potential alternative buyers. The Met-Pro board of directors expressed concern that any “market check” could cause CECO to withdraw its proposal and could result in public leaks of the sales process which could cause CECO to withdraw its proposal and could have an adverse effect on Met-Pro’s employees, customers and suppliers. These concerns where heightened due to the limited number of participants in Met-Pro’s core markets. The board considered the relative benefits and risk of a pre-signing market check and concluded that the benefits which could be expected to be provided by such a “market check” did not outweigh the risk of CECO withdrawing its offer or the sale process becoming known to Met-Pro’s employees, customers and/or suppliers. This judgment was further supported by the fact that Met-Pro shareholders would still have the opportunity to participate in the future earnings and growth of Met-Pro due to the large amount of equity they would have in the combined company. In addition, based on publicly available information and its due diligence review to date, the board believed that CECO would experience synergies and cost savings materially greater than other potential strategic acquirers and would, therefore, be in the best position to pay a higher premium. Further, it was the board’s expectation that a majority of Met-Pro’s employees would continue employment with CECO after the closing. However, after detailed deliberation on these and related issues, the board directed William Blair to advise CECO that before Met-Pro would be willing to enter into exclusive negotiations with CECO, CECO needed to increase its offer to $13.00 per share with a fixed exchange ratio. Further, Met-Pro would not be willing at that time to agree to an exclusivity period longer than 30 days. Following the meeting, representatives of William Blair communicated the board’s position to CECO’s financial advisor.

Following a number of discussions by CECO board members and senior management with their legal and financial advisors, on January 6, 2013, CECO submitted a third revised indication of interest to Met-Pro (the “January 6th Indication of Interest”). The January 6th Indication of Interest reflected a further increased purchase price in the range of $12.75 to $13.25 per share, comprised of $7.50 per share in CECO stock plus $5.25 to $5.75 per share in cash. The January 6th Indication of Interest stated that the proposed price represented a premium of approximately 42% to 48% of the closing price of Met-Pro’s stock of $8.98 on December 28, 2012. The January 6th Indication of Interest stated that CECO would confirm its valuation of Met-Pro’s stock following the completion of its initial due diligence and an initial meeting with Met-Pro’s management. The January 6th Indication of Interest continued to propose a 60-day exclusivity period.

Following receipt of the January 6th Indication of Interest, Met-Pro’s Chairman, Mr. De Hont, Mr. Murphy and financial and legal advisors participated in a number of discussions regarding the revised proposal, including their proposed modifications to the proposal.

On January 8, 2013, Met-Pro delivered proposed revisions to the January 6th Indication of Interest to CECO. Met-Pro’s revisions noted that the purchase price needed to be at least $13.00, with 55-60% of the value in stock, plus 40%-45% of the value in cash, in order for Met-Pro to agree to any exclusivity. Further, Met-Pro requested that an appropriate pricing collar structure be included. The revised indication of interest also limited the exclusivity period to February 14, 2013 and required that both Met-Pro and CECO set up electronic data rooms for due diligence purposes.

Following discussions with its legal and financial advisors, on January 9, 2013, CECO submitted a fourth revised indication of interest to Met-Pro (the “January 9th Indication of Interest”). The January 9th Indication of Interest reflected a purchase price for all of Met-Pro’s issued and outstanding shares of common stock of $13.00 per share, comprised of $7.50 per share in CECO stock plus $5.50 per share in cash. The offer set forth in the January 9th Indication of Interest represented a premium of approximately 45% of the closing price of Met-Pro’s stock of $8.98 on December 28, 2012. With respect to the stock component of the Merger Consideration, the number of shares of CECO stock to be issued to Met-Pro’s shareholders would be calculated using a fixed exchange ratio based on the volume weighted average trading price of CECO common stock for the 20-trading day period ending on the date immediately preceding the signing of a definitive acquisition agreement, but that CECO may consider adjusting the measurement period. While the January 9th Indication of Interest increased the price to $13.00 per share, it was silent on the collar structure proposed by Met-Pro in its January 8th mark-up.

On January 10, 2013, the Met-Pro board of directors held a special meeting. The meeting was initially conducted as an executive session with the independent directors discussing Met-Pro’s strategic alternatives, including consideration of a transaction with CECO on the terms set forth in the January 9th Indication of Interest. Following the discussion as to Met-Pro’s strategic alternatives, the independent directors determined that Met-Pro should negotiate the January 9th Indication of Interest to: (i) increase the cash component of the consideration by $0.50 to $6.00; (ii) include a pre-closing measurement point for CECO’s stock; (iii) add a collar structure with a 15% ceiling and a 15% floor; and (iv) restrict the DeZwirek family and Icarus Investment Corp. from selling publicly their respective CECO securities during the 180-day period following the closing of the acquisition. Mr. De Hont, the non-independent director, and representatives of William Blair then joined the meeting, at which time the independent directors sought input from representatives of William Blair and Mr. De Hont as to the conclusion that had been reached, with the full board of directors then confirming these points.

On January 11, 2013, Met-Pro submitted proposed revisions to the January 9, 2013 Indication of Interest to CECO, which were consistent with the directions given by the Met-Pro board of directors at its meeting the day before. The proposed revisions also provided that the acquisition was to be structured to qualify as a tax-free reorganization.

On January 12, 2013, Mr. Phillip DeZwirek, Mr. Jason DeZwirek, Mr. Lang and Mr. Pollack had a discussion with CECO’s legal and financial advisors. Prior to the meeting, such board members had been provided with materials from Jefferies, including a stock price analysis, valuation metrics and collar analysis. These CECO board members determined that the collar structure as proposed provided too much variance and could potentially result in a number of shares of CECO stock in excess of what they deemed appropriate for CECO stockholders. Messrs. Phillip and Jason DeZwirek also indicated their agreement to the lock-up requested by Met-Pro. They also determined that the proposed mixture of cash and stock would provide CECO with prudent leverage ratios and liquidity levels. On January 13, 2013, CECO, through its financial advisor, submitted a fifth revised indication of interest to Met-Pro (the “January 13th Indication of Interest”). The January 13th Indication of Interest reflected a purchase price of $13.00 per share, comprised of $6.50 per share in CECO stock plus $6.50 per share in cash, which was an increase of $1.00 per share in cash and a decrease of $1.00 per share in stock from CECO’s January 9th Indication of Interest. The indication of interest included restrictions on the DeZwirek family and Icarus Investment Corp. from selling publicly their respective CECO securities during the 180-day period following the acquisition and that the acquisition would likely be structured as a tax-free reorganization. However, the January 13th Indication of Interest did not provide for a collar, as requested by Met-Pro.

Following receipt of the January 13th Indication of Interest, Met-Pro’s Chairman, Mr. De Hont, Mr. Murphy and financial and legal advisors participated in a number of discussions regarding the revised proposal. Following these discussions, on January 15, 2013, Met-Pro directed William Blair to reject the bid due to the absence of the collar structure.

On January 15, 2013, Mr. Phillip DeZwirek, Mr. Jason DeZwirek, Mr. Lang and Mr. Pollack had further discussions with CECO’s legal and financial advisors regarding the form and type of potential collars, and the appropriate band of any collar. Such board members were provided with additional collar structure analysis by Jefferies to assist in the board members’ analysis. The CECO board members determined at a meeting on January 15, 2013 that, instead of a “fixed exchange ratio” collar proposed by Met-Pro, a standard “fixed price—floating ratio” collar would be acceptable, with the collar having no more than a 7.5% floor and 7.5% ceiling. The board members directed Jefferies to convey such proposal to Met-Pro.

On January 16, 2013, CECO through its financial advisor verbally submitted a sixth revised indication of interest to Met-Pro (the “January 16th Indication of Interest”) with the same terms as the January 13th Indication of Interest but with the modified collar structure.

On January 17, 2013, the Met-Pro board of directors held a special meeting by telephone, with all directors in attendance. Met-Pro’s management and legal and financial advisors were also in attendance. The purpose of the meeting was to discuss the January 16th Indication of Interest as well as CECO’s proposed collar. Representatives of William Blair summarized for the board the negotiations that had occurred subsequent to CECO’s $12.00 per share offer made on December 11, 2012 and discussed its analysis of CECO’s proposed collar structure. After further discussions and careful consideration, the board of directors approved and authorized the execution by Mr. De Hont, on behalf of Met-Pro, of an indication of interest at a price of $13.00 per share upon the terms offered by CECO in its January 16th Indication of Interest, including the proposed exclusivity. In light of the fact that the proposed consideration included CECO common stock, the board also determined that Met-Pro should engage in due diligence of CECO, with participants including Marcum LLP, Fox Rothschild and other attorneys and management.

On January 18, 2013, the CECO board of directors held a special meeting by telephone, with all directors in attendance. CECO’s management and legal and financial advisors were also in attendance. The purpose of the meeting was to discuss the January 16th Indication of Interest, which had previously been distributed to all of the members of the board of directors. A detailed explanation of the January 16th Indication of Interest was explained by representatives of Jefferies and CECO’s legal advisors. A further discussion of the contemplated financing of the transaction was held. After discussion and further evaluation and analysis, the board of directors approved and authorized the execution of the January 16th Indication of Interest. The board of directors also approved the continued negotiation of the terms of the transaction by Mr. Phillip DeZwirek, Mr. Jason DeZwirek, Mr. Lang and Mr. Pollack.

On January 18, 2013, CECO submitted to Met-Pro a written indication of interest reflecting the terms of the January 16th Indication of Interest, including the modified collar structure and extended exclusivity and meeting dates.

On January 20, 2013, the parties executed an indication of interest at a price of $13.00 per share with a collar with a 7.5% floor and a 7.5% ceiling (the “January 19th Indication of Interest”).

On January 22, 2013, CECO, through its financial advisor, began conversations with commercial banks about financing alternatives for the funding of the cash portion of the Merger Consideration.

On January 29, 2013, representatives of Met-Pro and CECO met in Philadelphia to discuss potential business synergies expected to result from the proposed transaction. Those in attendance included Mr. De Hont, Mr. Murphy and Mr. Greg Kimmer from Met-Pro, along with a representative of William Blair, and Mr. Lang, Mr. Pollack and Mr. Roland Bollman from CECO, along with a representative of Jefferies. For more information relating to the synergies of the Mergers between Met-Pro and CECO, see the section entitled “The Mergers—Met-Pro’s Reasons for the Mergers and Recommendation of the Met-Pro Board of Directors” beginning on page 50.

On February 7 and 8, 2013, representatives of Met-Pro and CECO met in Cincinnati, Ohio for management presentations. Those in attendance for CECO included Messrs. Lang and Pollack and four other members of management, each of whom attended in person, and three other management members who attended telephonically. Mr. Jason DeZwirek also attended in person on February 8th. Representatives of Jefferies also attended. Those in attendance for Met-Pro included Messrs. De Hont, Murphy, Glatfelter, and four other members of senior management. Representatives of William Blair also attended. The two-day meeting included management presentations by Met-Pro on February 7th and by CECO on February 8th. In addition, the parties engaged in a continuation of the parties’ synergies discussion from January 29, 2013.

On February 12, 2013, the Met-Pro board of directors held a special meeting by telephone. All of the directors were in attendance, along with Mr. De Hont, Mr. Murphy and legal and financial advisors. The purpose of the meeting was to discuss the management meetings with CECO in Cincinnati on February 7th and 8th. Representatives of William Blair reviewed the content presented and the discussions the parties had at the meetings. This was followed by commentary and analysis from Messrs. Glatfelter, De Hont and Murphy, who had also attended the meetings.

On February 12, 2013, Met-Pro and CECO entered into separate Common Interest and Confidentiality Agreements in order to facilitate their respective due diligence efforts.

On February 13, 2013, CECO opened its electronic data room for the provision of due diligence materials to Met-Pro and Met-Pro continued to populate its electronic data room, but did not yet provide access to CECO.

On February 13, 2013, Mr. De Hont and Mr. Lang spoke via telephone during which they discussed scheduling a tour of CECO’s and Met-Pro’s facilities.

On February 14, 2013, representatives of William Blair and Jefferies spoke via telephone to discuss timing of the draft Merger Agreement. During their call, CECO’s financial advisor informed the representatives of William Blair that based on CECO’s due diligence to date, CECO, per the terms of the January 19th Indication of Interest, confirmed the valuation of $13.00 per share for Met-Pro’s stock. Following his call with CECO’s financial advisor, the representatives of William Blair summarized the call for Messrs. Glatfelter, De Hont and

Murphy, and Met-Pro’s legal advisors. During their call, the Met-Pro representatives ultimately determined that the Met-Pro board of directors would seek a higher price than $13.00 per share. Following this, Mr. De Hont contacted Mr. Lang and representatives of William Blair contacted Jefferies to inform CECO that Met-Pro’s board of directors was seeking a price higher than $13.00 per share and that Met-Pro would not proceed with negotiations or due diligence until it received confirmation from CECO that it would pay a higher price per share than $13.00.

On February 17, 2013, Mr. De Hont and Mr. Jason DeZwirek spoke via telephone and discussed what price the Met-Pro board of directors may be seeking for the sale of Met-Pro. Following this call, Mr. De Hont engaged in discussions with Mr. Glatfelter, Mr. Murphy and Met-Pro’s financial and legal advisors regarding Met-Pro’s sale price.

On February 19, 2013, at CECO’s request, CECO’s financial advisor informed Met-Pro’s financial advisor that CECO wanted to know what price the Met-Pro board of directors would agree to for the sale of Met-Pro on non-binding terms for purposes of the indication of interest.

On February 19, 2013, the Met-Pro board of directors held a special meeting via telephone conference call. All of the directors except Ms. Spires were in attendance, along with Mr. Murphy and legal and financial advisors. The purpose of the meeting was to provide an update to the board regarding the possible transaction with CECO, including an update on discussions as to the price per share for the sale of Met-Pro. Messrs. De Hont and the representatives of William Blair each reviewed their separate conversations with CECO’s representatives, as well as the actions taken by Met-Pro in response to CECO’s position, which included the cancelling of scheduled plant tours. Following an extended discussion, the independent directors met in executive session and, after further discussion, determined to reconvene the meeting the next day so as to permit further time for deliberation and analysis of any action to be taken by Met-Pro.

On February 20, 2013, the independent directors reconvened in executive session via telephone, with all of the independent directors in attendance. Each of the independent directors spoke and expressed their views as to the appropriate action at this time with respect to a transaction with CECO. Following this, the board of directors determined to advise CECO that it would agree to a revised indication of interest setting forth a price of $13.75 per share. The board authorized Mr. Glatfelter to communicate this position to Phillip DeZwirek, CECO’s Chairman.

Later on February 20, 2013, Mr. Glatfelter spoke with Mr. Phillip DeZwirek and conveyed the Met-Pro board of directors’ position that it would not accept less than $13.75 per share. After a lengthy discussion, Mr. DeZwirek advised Mr. Glatfelter that he would need to discuss the matter with CECO’s board of directors and would get back to him.

From February 20, 2013 through February 25, 2013, the members of the board of directors of CECO had numerous informal discussions both among themselves and with representatives of Jefferies. Based on certain preliminary financial information that Jefferies reviewed with the board members and results of the February 7th and 8th management meetings, the board members determined that Mr. Phillip DeZwirek on behalf of CECO could offer up to $13.75 per share.

On February 25, 2013, Mr. Phillip DeZwirek contacted Mr. Glatfelter via telephone. During their call, they agreed to $13.75 per share.

On February 26, 2013, the Met-Pro board of directors held a special meeting via telephone conference call, with all of the directors, as well as Mr. Murphy and legal and financial advisors, in attendance. The purpose of the meeting was to provide an update to the board regarding the possible transaction with CECO, and in particular, an update on Mr. Glatfelter’s discussions with Mr. DeZwirek that had occurred the day before. During the meeting, Mr. Glatfelter reported that Mr. DeZwirek had, following certain negotiations during their call, agreed to an increased purchase price of $13.75 per share. The board proceeded to discuss and evaluate this with representatives of William Blair. The board sought advice from representatives of William Blair and Fox Rothschild with respect to process, strategy, and next steps, including the approach to due diligence, the period of exclusivity, and documentation of the offer. After evaluating these issues, the board gave advice and direction to Mr. Glatfelter as to his follow-up with Mr. DeZwirek that included the authority to enter into a revised indication of interest reflecting the $13.75 per share purchase price and an extended exclusivity period and other terms that the board discussed and agreed upon. After the meeting, Mr. Glatfelter spoke again with Mr. DeZwirek, who indicated that CECO would provide a revised indication of interest later that day.

Later on February 26, 2013, CECO provided Met-Pro with a revised indication of interest with a purchase price of $13.75 per share. The indication of interest provided that the additional $0.75 per share would be paid in cash, rather than split evenly between cash and stock. In addition, the indication of interest provided for exclusivity through April 15, 2013.

Also on February 26, 2013, Met-Pro opened its electronic data room for the provision of due diligence materials to CECO.

On March 5, 2013, Met-Pro and CECO signed the indication of interest with a purchase price of $13.75 per share and exclusivity through April 15, 2013.

On March 6, 2013, the CECO board of directors held a regularly scheduled meeting. At the meeting, the board of directors ratified the revised indication of interest that had previously been informally approved. The board of directors also authorized CECO to enter into an engagement letter with Bank of America, N.A. for purposes of obtaining a credit facility to be used, in part, to the fund the cash portion of the Merger Consideration.

Beginning in March 2013, representatives of Met-Pro and CECO commenced detailed due diligence investigations on each other, provided access to certain non-public materials and other data through the online data rooms, and facilitated diligence telephone calls, meetings and site tours. Beginning on March 7, 2013, Met-Pro began holding weekly due diligence status meetings via telephone conference call. Met-Pro’s management, legal and financial advisors and independent accountants participated in these weekly meetings to discuss Met-Pro’s due diligence on CECO and Met-Pro’s responses to CECO’s due diligence requests. The exchange of due diligence materials between the parties continued until execution of the Merger Agreement.

On March 11, 2013, the Met-Pro board of directors held a regularly scheduled meeting at Met-Pro’s executive offices in Harleysville, Pennsylvania, at which all of Met-Pro’s directors were present. Representatives of Met-Pro’s management and legal and financial advisors were also in attendance. During the meeting, the board discussed the timeframe for the acquisition.

On March 14, 2013, CECO entered into an engagement letter with Merrill Lynch, Pierce, Fenner & Smith Incorporated, on an exclusive basis, as sole lead arranger for the debt financing, whom while acting in this capacity we refer to as “MLPFS,” with Bank of America, N.A. (whom we refer to, collectively with MLPFS, as “Bank of America”) to act as sole administrative and collateral agent, for the debt financing in connection with the proposed arrangement and syndication of senior secured credit facilities in an aggregate principal amount of up to $125 million.

On March 15, 2013, CECO’s legal advisors, Barnes & Thornburg, LLP delivered a draft of the proposed Merger Agreement to Met-Pro. On March 23, 2013, Fox Rothschild delivered a revised draft of the Merger Agreement to CECO’s counsel. At that time, several material issues were outstanding principally related to termination fees, terms of a non-solicitation provision, the respective termination rights of the parties, fees to be paid if the transaction failed to close for certain reasons, scope of the representations, warranties and covenants, the operation of the companies’ respective businesses prior to the closing of the Mergers, and access to CECO and Met-Pro’s records and personnel. In discussions and negotiations between the parties at this time and in those discussion and negotiations which transpired over the following weeks, Met-Pro’s representatives negotiated to limit the fees payable by it and increase those paid by CECO if the Mergers were to be terminated under specified conditions; to enhance Met-Pro’s ability to respond to third parties expressing interest in a transaction with Met-Pro; to restrict CECO’s ability to access records and employees of Met-Pro prior to closing the Mergers and to increase Met-Pro’s ability to access records of CECO prior to closing the Mergers; to increase the scope of CECO’s representations and warranties and to limit the scope of Met-Pro’s representations and warranties; and to expand Met-Pro’s ability to terminate the agreement under a general fiduciary out. CECO negotiated for the opposite outcomes with respect to those provisions.

On March 22, 2013, the Met-Pro board of directors held a special meeting via telephone conference call, with Mr. Murphy and legal and financial advisors, in attendance. The purpose of the meeting was to review and propose responses to certain provisions of the draft Merger Agreement presented by CECO. The board’s review included a detailed analysis of the non-solicitation and financing provisions of the draft Merger Agreement. After evaluating these and other issues, the board gave advice and direction to Met-Pro’s legal advisors as to revisions to the draft Merger Agreement.

On April 1, 2013, the Met-Pro board of directors held a regularly scheduled meeting at Met-Pro’s executive offices in Harleysville, Pennsylvania, at which all of Met-Pro’s directors were present. Mr. Murphy and Met-Pro’s legal and financial advisors were also in attendance. During the meeting, Met-Pro’s counsel provided the board with a detailed summary of the most significant open issues in the draft Merger Agreement, which included the broad conditions on CECO’s financing obligations, the termination and reverse termination fees, and the non-solicitation language. Following detailed discussion, the board determined that CECO’s financing obligations should not be conditioned, the termination fee needed to be on market terms, the reverse termination fee must substantially exceed the termination fee, and that the non-solicitation language must be revised. After detailed discussion regarding the open issues and a discussion as to the directors’ fiduciary duties, Met-Pro’s counsel was directed to communicate the board’s position on the open issues to CECO, which counsel proceeded to do.

On April 3, 2013, representatives of Bank of America sent CECO an initial draft of a commitment letter and related term sheets for the acquisition financing, including a term loan facility and revolving credit facility (collectively, together with the related fee letter, the “Commitment Papers”). Over the next few weeks, various drafts of the Commitment Papers were exchanged between representatives of CECO and Bank of America, with representatives of Met-Pro also providing input.

On April 5, 2013, representatives of Fox Rothschild, Barnes &Thornburg, William Blair, Jefferies and Mr. Pollack met in Chicago. During the meeting, the parties discussed several significant open issues in the Merger Agreement, including the termination fee, the reverse termination fee and the inclusion of a general fiduciary out that would allow Met-Pro’s board of directors to terminate the agreement if its fiduciary duty required it.

On April 5, 2013, Mr. Pollack apprised Messrs. Phillip DeZwirek, Jason DeZwirek and Lang of the results of the negotiation session and on April 7, 2013, Met-Pro’s legal counsel provided an update to the Met-Pro board of directors via email as to the negotiating session that had taken place in Chicago two days earlier.

On April 8 and 10, 2013, Met-Pro and CECO exchanged additional drafts of the Merger Agreement and on April 11, 2013, Met-Pro’s legal representatives and CECO’s legal representative and Mr. Pollack held a meeting via conference call to discuss the revised draft Merger Agreement. The principal open issues related to the (i) size of collar range, (ii) general fiduciary out that Met-Pro was requesting and (iii) closing requirement that the transaction qualify as a reorganization.

Later on April 11, 2013, the Met-Pro board of directors held a special meeting by telephone, in which all of the directors were in attendance. The purpose of the meeting was primarily to provide the board with a summary as to the negotiations that had taken place since the last board meeting and also to provide the board of directors with the results of the due diligence review of CECO. In addition, the board discussed the concept of a broader collar in lieu of a general fiduciary out. Representatives of William Blair discussed the mechanics of the proposed collar. The board discussed the protection that the collar would provide against market fluctuations in the price of CECO common stock. Following discussion and analysis of the two alternatives, the Met-Pro board of directors determined that the increased collar would be a better means to ensure shareholder value than the general fiduciary out. The Board directed legal counsel to advise CECO that as part of its due diligence it could not sign an agreement without having first seen CECO’s financial statements for the first quarter of the fiscal year.

Over the next couple of days following April 12, 2013, Met-Pro and CECO both confirmed that they would provide the other with the financial results of the first quarter of 2013 with respect to CECO and the first two months of the first quarter of 2014 and expectations for the full quarter with respect to Met-Pro.

On April 13, 2013, Met-Pro provided a further revised draft of the Merger Agreement to CECO.

On April 15, 2013, CECO sent a request for an extension of the exclusivity period to April 30, 2013. Later that day, Met-Pro agreed to an extension of the exclusivity period to April 19, 2013 and both parties executed a letter agreement confirming the extended exclusivity period. The parties continued to negotiate the terms of the Merger Agreement.

On April 16, 2013, CECO delivered a draft of its financing commitment from Bank of America, N.A. to Met-Pro and on April 18, 2013, Met-Pro provided CECO with comments on the Bank of America financing commitment.

On April 17, 2013, the CECO board of directors held a special meeting at which all directors attended. Also present were representatives of Jefferies and Barnes & Thornburg. The purpose of the meeting was to provide the members of the board of directors with the status and update of the proposed Mergers. Mr. Pollack presented the history of the negotiations and current status. The board discussed the terms of the Merger Agreement and the outstanding issues. The board members also discussed the Commitment Papers and the terms of the proposed debt financing. Legal counsel also addressed the fiduciary duties of the members of the board of directors.

On April 17, 2013, CECO provided Met-Pro with certain anticipated financial results for its first quarter of the fiscal year and Met-Pro provided CECO with certain anticipated financial results for its first two months of the first quarter of fiscal 2014 and expectations for the full quarter.

On April 17, 2013, Mr. Pollack and Mr. Murphy discussed setting the collar with a 15% ceiling and a 15% floor, which would, in light of CECO’s increased stock price, be no more dilutive to CECO shareholders than what had been agreed upon in the March 5th indication of interest. The acceptance of the collar by CECO would be subject to eliminating a closing requirement that the transaction qualify as a reorganization, and agreement on the rest of the outstanding items in the Merger Agreement. The parties agreed that such proposal would be taken to each of Met-Pro and CECO’s board of directors.

Over the next several days, both parties’ legal advisors continued to negotiate the Merger Agreement, the Commitment Papers and related documents.

On April 21, 2013, the Met-Pro board of directors held a special meeting via telephone conference call, with all of the directors in attendance. Mr. Murphy and legal and financial advisors were also in attendance. The purpose of the meeting was to consider, among other things, approving the purchase of Met-Pro by CECO pursuant to the terms of the Merger Agreement. During the meeting, Met-Pro’s legal counsel summarized the significant changes in the Merger Agreement since the last draft had been delivered to the board and the board’s fiduciary duties. In addition, Met-Pro’s legal counsel presented the history of the negotiations with CECO as to the proposed transaction—in particular that the board had successfully negotiated an increase in the purchase price from $12.00 per share to $13.75 per share (putting aside the initial stock for stock merger proposed on November 28, 2012) and a 15% collar. Representatives of William Blair reviewed William Blair’s financial analysis of the Merger Consideration to be received pursuant to the Merger Agreement and delivered its opinion, as of that date and based on and subject to the assumptions, qualifications, limitations and other matters described in the opinion, as to the fairness, from a financial point of view, to the holders of Met-Pro’s common stock (other than Met-Pro, its subsidiaries, CECO, Merger Sub and Merger Sub II), of the Merger Consideration to be received by those holders in the aggregate. The full text of the written opinion is attached to this proxy as Annex E. Following discussion of all the foregoing, the Met-Pro board of directors unanimously approved the Merger Agreement and the consummation of the merger upon the terms and subject to the conditions set forth in the Merger Agreement, determined that the terms of the Merger Agreement, the Mergers, and the other transactions contemplated by the Merger Agreement were fair to, and in the best interests of, Met-Pro and its shareholders, directed that the Merger Agreement be submitted to the shareholders of Met-Pro for adoption, recommended that Met-Pro’s shareholders adopt the Merger Agreement, and declared that the Merger Agreement is advisable.

The board of directors of CECO also held a special meeting on April 21, 2013 via telephone conference call, in which all of its directors were in attendance. Representatives of CECO’s financial and legal advisors were also in attendance. At this meeting, Jefferies reviewed with the CECO board directors its financial analysis of the consideration to be paid in the transaction by CECO and delivered to the CECO board its opinion to the effect that, as of April 21, 2013, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the aggregate Merger Consideration to be paid by CECO pursuant to the Merger Agreement was fair, from a financial point of view, to CECO. In addition, CECO’s legal counsel reminded the board of its fiduciary duties and presented the history of the negotiations with Met-Pro as to the proposed transaction and a summary of the terms of the Merger Agreement. After discussion, the CECO board of directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of the stockholders of CECO; approved the issuance of CECO common stock pursuant to the Merger Agreement; resolved to recommend that the CECO stockholders approve the issuance of CECO common stock pursuant to the Merger Agreement; and directed that the proposed issuance of CECO common stock pursuant to the Merger Agreement be submitted to CECO’s stockholders for consideration in accordance with the Merger Agreement.

Following the conclusion of the Met-Pro and CECO board of directors meetings, the management of CECO and Met-Pro, together with their respective legal and financial advisors, finalized the terms of the Merger Agreement and Commitment Papers and Met-Pro and CECO executed the Merger Agreement. In addition, the voting agreement and lock-up agreement were also executed and CECO and Bank of America executed the Commitment Papers.

On April 22, 2013, prior to the opening of trading on NASDAQ and the New York Stock Exchange (“NYSE”), CECO and Met-Pro issued a joint press release announcing the Mergers.

Met-Pro’s Reasons for the Mergers and Recommendation of the Met-Pro Board of Directors

Recommendation of the Met-Pro Board of Directors

The Met-Pro board of directors, by the unanimous vote of all directors:

•	determined that the Merger Agreement and the transactions contemplated thereby, including the First Merger, are in the best interests of Met-Pro and its shareholders;

•	approved the Merger Agreement, the transactions contemplated thereby, including the Mergers;

•	approved the execution and delivery of the Merger Agreement and the Articles of Merger; and

•	subject to the Merger Agreement, recommended that the shareholders of Met-Pro adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger.

Accordingly, the Met-Pro board of directors recommends that the Met-Pro shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger.

Reasons for the Mergers

During the course of its deliberations on the Mergers, the Met-Pro board of directors held numerous meetings and consulted with Met-Pro’s senior management and legal and financial advisors. The Met-Pro board of directors believes the proposed transaction with CECO is in the best interests of Met-Pro and its shareholders. In reaching its unanimous decision to approve the proposed transaction with CECO, the Met-Pro board of directors reviewed, evaluated and considered numerous factors and a significant amount of information and data, including the following:

•	Its review of Met-Pro’s current business and future prospects and its assessment that the transaction would be favorable to Met-Pro and its shareholders in the long term;

•

Recent and historical market prices for Met-Pro common stock, as compared to the Merger Consideration, including the fact that the Merger Consideration of $13.75 per share represents an approximate premium of 53.1% to the closing price per share of Met-Pro common stock on December 11, 2012, the date of CECO’s initial written offer, and 43% to the closing price per share of Met-Pro common stock on April 19, 2013, the last trading day before execution of the Merger Agreement.

•

The fact that the Met-Pro board of directors negotiated an increase in the Merger Consideration to $13.75 from CECO’s initial written proposal of $12.00 on December 11, 2012, with a 15% collar, as described above in the section entitled “Background of the Mergers” beginning on page 39;

•

The oral opinion of William Blair, financial advisor to Met-Pro, on April 21, 2013 (subsequently confirmed in writing), subject to the various assumptions, qualifications, limitations and other matters set forth in its written opinion, as to the fairness, from a financial point of view, to the shareholders of Met-Pro (other than Met-Pro, its subsidiaries, CECO, Merger Sub and Merger Sub II) of the $13.75 per share to be received by such holders in the aggregate, and the financial analyses related thereto prepared by William Blair and described below in the section entitled “—Opinion of Financial Advisor to Met-Pro” beginning on page 53.

•

The Met-Pro board of directors’ belief that it was unlikely that any other financial or strategic buyers would be willing to acquire Met-Pro at a price in excess of $13.75 per share, even if Met-Pro were to conduct an auction process or other solicitation of alternative acquisition proposals and risk causing CECO to withdraw its offer;

•

The results of the due diligence investigations of CECO by Met-Pro’s management and financial, legal and other advisors, which supported the board’s conclusion that the combined company would continue to provide Met-Pro’s shareholders with the opportunity to share in the earnings and growth of Met-Pro;

•

The substantial industry experience of the executive officers and directors of Met-Pro and their judgment that the Merger Agreement and combination with CECO would provide fair value to Met-Pro’s shareholders and meaningful upside potential through continued ownership in the combined company;

•

The Met-Pro board of directors’ belief that the termination fee and other limitations applicable to competing acquisition proposals agreed to in the Merger Agreement were reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire Met-Pro following the announcement of the Mergers;

•	The fact that Met-Pro’s legal and financial advisors were involved throughout the process and negotiations and updated the Met-Pro board of directors directly and regularly, which provided the

Met-Pro Board with additional perspective on the negotiations in addition to those of Met-Pro’s senior management;

•	The likelihood that CECO would be able to obtain financing for the transaction given the financing commitment it obtained from Bank of America;

•

The fact that the Merger Agreement permits Met-Pro to declare and pay to its shareholders dividends on a basis consistent with past practice during the period between the signing and the closing of the Mergers;

•	The expectation that most of Met-Pro’s employees would be able to remain employed by the combined company after completion of the Mergers;

•

The Met-Pro board of directors’ review of the structure of the Mergers and the financial and other terms of the Merger Agreement, including, among others, the following specific terms of the Merger Agreement:

•

the limited and otherwise customary conditions to the parties’ obligations to complete the Mergers, including the representations, warranties and covenants of CECO related to obtaining debt financing for the transaction, which were substantial assurances that the Mergers ultimately should be consummated on a timely basis;

•

the ability of the Met-Pro board of directors, subject to certain conditions, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal if the Met-Pro board of directors reasonably believes that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal;

•

the ability of the Met-Pro board of directors, subject to certain conditions, to change its recommendation that Met-Pro shareholders approve the Merger Agreement and, in addition, to terminate the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal;

•

the ability of Met-Pro to specifically enforce CECO’s obligations under the Merger Agreement, including (subject to the satisfaction of the other closing conditions and the funding of the debt financing) its obligations to consummate the Mergers;

•	the customary nature of the representations, warranties and covenants of Met-Pro in the Merger Agreement;

•

the absence of a financing condition and the $10,365,000 reverse termination fee payable by CECO to Met-Pro if the Mergers were ultimately not consummated due to a failure of CECO to obtain the financing necessary to complete the Mergers; and

•

the fact that the financial and other terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate Met-Pro’s business during the pendency of the Mergers;

•

The fact that the DeZwirek family and Icarus Investment Corp., which own approximately 30% of the shares of CECO common stock outstanding as of the date of the Merger Agreement, entered into the Voting Agreement to vote in favor of the transactions contemplated by the Merger Agreement.

The Met-Pro board of directors also considered potential risks and potentially negative factors concerning the Mergers in connection with its deliberations of the proposed transaction, including:

•

The fact that, because a portion of the Merger Consideration is payable in CECO common stock, Met-Pro shareholders could be adversely affected by a decrease in the trading price of CECO common stock during the pendency of the Mergers below the 15% collar, and the fact that the Merger Agreement does not provide Met-Pro with a CECO stock price-based termination right or any other protection;

•

The potential negative impact that restrictions on the conduct of Met-Pro during the period between execution of the Merger Agreement and the completion of the Mergers could have on Met-Pro’s business;

•

The fact that CECO’s obligation to consummate the Mergers is subject to conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of Met-Pro’s control, and the fact that, if the Mergers are not consummated:

•

Met-Pro’s directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and Met-Pro will have incurred significant transaction costs attempting to consummate the transaction;

•	the market’s perception of Met-Pro’s continuing business could potentially result in a loss of customers, vendors, business partners, collaboration partners and employees; and

•	the trading price of Met-Pro’s common stock could be adversely affected;

•	That Met-Pro may be required pay a termination fee of $6,740,000 to CECO in certain circumstances following the termination of the Merger Agreement;

•

The fact that Met-Pro did not solicit proposals from other potential bidders, and that Met-Pro did not have contact with any potential buyers other than CECO during the negotiations leading up to the execution of the Merger Agreement;

•

The covenant in the Merger Agreement prohibiting Met-Pro from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals unless certain conditions are satisfied;

•	The fact that the Merger Consideration may be taxable to taxpaying shareholders of Met-Pro;

•	The regulatory and litigation risks associated with the Mergers and combining the two companies;

•	The ability to finalize and consummate the financing arrangements contemplated by the Commitment Letter; and

•	The other risks described in the section entitled “Risk Factors” beginning on page 21.

The Met-Pro board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the acquisition of Met-Pro by CECO were outweighed by the potential benefits that it expected Met-Pro and Met-Pro’s shareholders would achieve as a result of the combination.

This discussion of the information and factors considered by the Met-Pro board of directors includes the principal positive and negative factors considered by the board, but it is not intended to be exhaustive and may not include all of the factors considered.

In view of the wide variety of factors considered in connection with its evaluation of the Mergers and the complexity of these matters, the Met-Pro board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. Further, the Met-Pro board of directors did not place particular reliance or weight on any particular factor. Rather, the Met-Pro board of directors viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered.

In addition, individual members of the Met-Pro board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Met-Pro board of directors and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 35.

Opinion of Financial Advisor to Met-Pro

William Blair was retained to act as the financial advisor to the Met-Pro board of directors to render certain investment banking services in connection with a potential business combination of Met-Pro with a to-be-

determined party. In particular, the Met-Pro board of directors requested that William Blair render an opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Met-Pro common stock (other than shares held by Met-Pro, its subsidiaries, CECO, Merger Sub and Merger Sub II) of the Merger Consideration to be received by such holders in the aggregate in the First Merger under the Merger Agreement. On April 21, 2013, William Blair delivered its oral opinion to the Met-Pro board of directors, which was subsequently confirmed in writing, as of that date and based upon and subject to the assumptions, qualifications, limitations and other matters described in its opinion, as to the fairness, from a financial point of view, to the holders of Met-Pro common stock (other than shares held by Met-Pro, its subsidiaries, CECO, Merger Sub and Merger Sub II) of the Merger Consideration to be received by such holders in the aggregate in the First Merger pursuant to the Merger Agreement.

William Blair provided its opinion for the information and assistance of the Met-Pro board of directors in connection with its consideration of the Mergers. William Blair’s opinion was one of many factors taken into account by the Met-Pro board of directors in making its determination to approve the Merger Agreement and the Mergers. The terms of the Merger Agreement and the amount and form of the Merger Consideration, however, were determined through negotiations between Met-Pro and CECO and were approved by the Met-Pro board of directors. The opinion described above was reviewed and approved by William Blair’s fairness opinion committee. William Blair has consented to the inclusion in this joint proxy statement/prospectus of its opinion and the description of its opinion appearing under this subheading “Opinion of Financial Advisor to Met-Pro.” William Blair did not recommend any specific consideration to the board of directors of Met-Pro or that any specific consideration constituted the only appropriate consideration for the Mergers.

The full text of William Blair’s opinion, dated April 21, 2013, is attached as Annex E to this joint proxy statement/prospectus and incorporated herein by reference. You are urged to read the opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. William Blair’s opinion was directed to the Met-Pro board of directors for its benefit and use in evaluating the fairness of the Merger Consideration to the holders of Met-Pro common stock (other than shares held by Met-Pro, its subsidiaries, CECO, Merger Sub and Merger Sub II) and relates only to the fairness, as of the date of the opinion and from a financial point of view, of the Merger Consideration to be received by such holders in the First Merger pursuant to the Merger Agreement. The opinion does not address any other aspect of the Mergers or any related transaction and does not constitute a recommendation to any shareholder as to how that shareholder should vote or act with respect to the Merger Agreement, the Mergers, the election of the Merger Consideration, or any other matter. William Blair did not address the merits of the underlying decision by Met-Pro to engage in the Mergers. The following summary of William Blair’s opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with William Blair’s review of the Mergers and the preparation of its opinion, William Blair, among other things, examined:

•	the draft of the Merger Agreement dated April 18, 2013, which we refer to in this section as the “Draft Agreement”;

•	certain audited historical financial statements of Met-Pro for the four years ended January 31, 2013;

•	certain unaudited historical financial statements of Met-Pro for the months ended February 28, 2013 and March 31, 2013;

•

certain internal business, operating and financial information and projected financial information of Met-Pro for fiscal years 2014 through 2018 prepared by the senior management of Met-Pro, which are referred to as the “Met-Pro Projected Financial Information”;

•	the financial position and operating results of each of Met-Pro and CECO compared with those of certain other publicly traded companies it deemed relevant;

•	certain audited historical financial statements of CECO for the three years ended December 31, 2012;

•	certain unaudited historical financial statements of CECO for the three months ended March 31, 2013;

•

certain internal business, operating and financial information and projected financial information of CECO for fiscal years 2013 through 2017 prepared by the senior management of CECO, which are referred to as the “CECO Projected Financial Information”, and together with the Met-Pro Projected Financial Information as the “Forecasts”;

•	then current and historical market prices and trading volumes of the common stock of each of Met-Pro and CECO;

•	information regarding publicly available financial terms of certain other business combinations it deemed relevant;

•	the relative contributions of each of Met-Pro and CECO to certain financial statistics of the proposed combined company; and

•	certain other publicly available information regarding each of Met-Pro and CECO and the industries in which they operate.

William Blair also (i) held discussions with members of the senior management of each of Met-Pro and CECO to discuss certain of the foregoing, (ii) considered other matters which it deemed relevant to its inquiry, and (iii) took into account those accepted financial and investment banking procedures and considerations as it deemed relevant.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of its opinion, including, without limitation, the projected financial information provided by the senior management of each of Met-Pro and CECO. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of Met-Pro or CECO. William Blair was advised by the senior management of Met-Pro that the Met-Pro Projected Financial Information had been reasonably prepared in good faith on bases reflecting the then currently available estimates and judgments of the senior management of Met-Pro. William Blair was advised by the senior management of CECO that the CECO Projected Financial Information had been reasonably prepared in good faith on bases reflecting the then currently available estimates and judgments of the senior management of CECO. In that regard, William Blair assumed, with the consent of Met-Pro, that: (i) the Forecasts would be achieved and (ii) all material assets and liabilities (contingent or otherwise) of Met-Pro and CECO were as set forth in Met-Pro’s and CECO’s respective financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the Forecasts or the estimates and judgments on which they were based. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation to any of the officers, directors or employees (or any class of such persons) of Met-Pro relative to the Merger Consideration to be received for each share of Met-Pro common stock. William Blair expressed no opinion as to any terms or other aspects of the Mergers (other than the Merger Consideration to the extent specified in its opinion), including, without limitation, the form or structure of the Mergers, or accounting consequences thereof. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to it as of, the date of its opinion. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal and tax matters regarding the Mergers on advice of counsel to Met-Pro, and assumed that the Mergers would be consummated on the terms described in the Merger Agreement, without any waiver, modification or amendment of any material terms or conditions by Met-Pro. William Blair was not requested to, nor did William Blair, seek alternative participants for the Mergers. William Blair assumed that the Mergers would qualify as a tax-free transaction. In addition, William Blair relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any material respect from the Draft Agreement.

William Blair’s investment banking services and its opinion were provided for the use and benefit of the Met-Pro board of directors (solely in its capacity as such) in connection with its consideration of the Mergers.

William Blair’s opinion was limited to the fairness, from a financial point of view, to the holders of Met-Pro common stock (other than Met-Pro, its subsidiaries, CECO, Merger Sub and Merger Sub II) of the Merger Consideration to be received by such holders in the aggregate in the First Merger pursuant to the Draft Agreement and William Blair did not address the merits of the underlying decision by Met-Pro to engage in the Mergers or the fairness of the cash consideration relative to the stock consideration or vice-versa, and its opinion did not constitute a recommendation to the Met-Pro board of directors or any Met-Pro shareholder as to how such person should act or vote with respect to the Mergers or as to whether any such shareholder should elect to receive the cash consideration or the stock consideration. It is understood that William Blair’s opinion may not be disclosed or otherwise referred to without William Blair’s prior written consent, except that William Blair’s opinion may be included in its entirety in this joint proxy statement/prospectus.

William Blair expressed no opinion as to the price at which the common stock of Met-Pro or CECO would trade at any future time or as to the effect of the Mergers on the trading price of the common stock of Met-Pro or CECO. Those trading prices may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of CECO by stockholders within a short period of time after the Effective Time, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Met-Pro or of CECO or in the market, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Mergers on terms and conditions that are acceptable to all parties at interest.

The following is a summary of the material financial analyses performed and material factors considered by William Blair in connection with its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with Met-Pro’s board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by William Blair. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by William Blair. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by William Blair.

Met-Pro Contribution Analysis. William Blair analyzed the relative contributions of Met-Pro and CECO to the estimated pro forma net sales, adjusted earnings before interest, taxes, depreciation and amortization (referred to as EBITDA) and adjusted net income of the combined company, based on calendar year 2012 and latest twelve months (LTM) financial data, as well as estimates for calendar years 2013 and 2014, prepared by the managements of each of Met-Pro and CECO, respectively. William Blair calculated certain values implied by such relative contributions. The following table summarizes the results of this analysis:

Met-Pro Contribution
Net Sales
Calendar Year 2012 actual	44.7%
LTM actual	44.1%
Calendar Year 2013E	36.5%
Calendar Year 2014E	35.9%

Adjusted EBITDA
Calendar Year 2012 actual	45.1%
LTM actual	43.8%
Calendar Year 2013E	39.6%
Calendar Year 2014E	41.4%
Enterprise Value(1)	49.5%

Adjusted Net Income
Calendar Year 2012 actual	45.4%
LTM actual	43.9%
Calendar Year 2013E	38.7%
Calendar Year 2014E	40.5%
Equity Value(2)	50.8%

(1)	William Blair compared Met-Pro’s contribution to the combined enterprise value relative to its contribution to net sales and adjusted EBITDA.
(2)	William Blair compared Met-Pro’s contribution to the combined equity value relative to its contribution to adjusted net income.

Selected Public Company Analysis. William Blair reviewed and compared certain financial information relating to Met-Pro to corresponding financial information, ratios and public market multiples for 20 other publicly traded companies William Blair deemed relevant. The purpose of this analysis was to provide a comparison of the respective valuations of certain companies that operate in similar lines of business or industries and under similar business and financial conditions as Met-Pro and the Mergers.

Although none of the selected companies is identical or directly comparable to Met-Pro, William Blair, using its professional judgment and experience, determined that such companies were the most appropriate for purposes of this analysis based on certain criteria that William Blair considered to be appropriate in light of the applicable facts and circumstances. Such criteria included, but was not limited to, the fact that, like Met-Pro, the other companies were companies that operate in the pollution control technologies, fluid handling, and/or filtration technologies industries and were publicly traded, and certain of their operating and financial characteristics that William Blair considered similar to the operating and financial characteristics of Met-Pro. While there may have been other companies that operate in similar industries to Met-Pro or have a similar line of business or similar financial or operating characteristics to Met-Pro, William Blair did not specifically identify any other companies for this purpose.

Among the information William Blair considered was Met-Pro’s audited net sales, its internal financial projections of its net sales, EBITDA and its earnings per share (commonly referred to as EPS) for the latest twelve months (commonly referred to as LTM) ended March 31, 2013 and for the calendar year ending December 31, 2013. For each selected public company, William Blair considered its enterprise value (defined as the company’s market capitalization calculated on a fully-diluted basis as of April 19, 2013 plus preferred equity and total debt, less cash and cash equivalents) as a multiple of net sales, and adjusted EBITDA and stock price of common equity as a multiple of EPS for each company for the LTM period for which results were publicly available and for the estimates for calendar year ending December 31, 2013. These multiples are commonly used by professionals in connection with financial analysis of companies that operate in the pollution control technologies, fluid handling, and/or filtration technologies industries. The operating results and the corresponding multiples derived for each of the selected public companies were based on each company’s most recent available publicly disclosed financial information, closing share prices as of April 19, 2013, and consensus Bloomberg estimates for the LTM and calendar year 2013. William Blair similarly adjusted the historical results of the selected public companies, where appropriate and publicly disclosed, to eliminate the impact of non-recurring items included in their financial information. In addition, given that Met-Pro has a January 31st fiscal year-end, William Blair normalized Met-Pro’s financial results for a calendar year-end solely for purposes of comparability with the selected public companies. William Blair did not have access to internal forecasts for any of the selected public companies other than Met-Pro and CECO. The group of selected publicly traded companies reviewed is listed below:

•	Calgon Carbon Corporation

•	Donaldson Company, Inc.

•	Fuel-Tech, Inc.

•	PMFG, Inc.

•	Tri-Tech Holdings, Inc.

•	Colfax Corporation

•	Flowserve Corp.

•	Franklin Electric Co., Inc.

•	Gorman-Rupp Co.

•	Graco Inc.

•	IDEX Corporation

•	KSB Aktiengesellschaft

•	Pentair Ltd.

•	Sulzer, Ltd.

•	The Weir Group PLC

•	CLARCOR Inc.

•	Hawkins Inc.

•	Nederman Holding AB

•	Pall Corporation

•	Polypore International Inc.

William Blair then derived the multiples implied for Met-Pro based on the terms of the Mergers and compared these multiples to the range of trading multiples for the selected public companies. Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table:

	Implied by the Mergers	Selected Public Company Valuation Multiples
Multiple		Minimum	Mean	Median	Maximum
Enterprise Value/LTM Net Sales	1.62x	0.37x	1.75x	1.70x	3.45x
Enterprise Value/CY2013E Net Sales	1.51x	0.35x	1.73x	1.61x	3.18x
Enterprise Value/LTM Adj. EBITDA	11.8x	1.7x	10.8x	10.6x	22.5x
Enterprise Value/CY2013E Adj. EBITDA	9.7x	3.8x	10.6x	10.4x	24.1x
Equity Value/LTM Adj. EPS	23.4x	11.2x	19.9x	18.3x	34.9x
Equity Value/CY2013E Adj. EPS	19.6x	10.2x	17.8x	18.6x	28.4x

Although William Blair compared the trading multiples of the selected public companies to those implied for Met-Pro, none of the selected public companies is identical or directly comparable to Met-Pro. Accordingly, any analysis of the selected publicly-traded companies necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

While the selected public company analysis is one of the factors used in determining the fairness of the Merger Consideration to be received, William Blair did not consider the selected public company analysis alone in making its final assessment of fairness. Instead, it was considered in conjunction with the other analyses described in this joint proxy statement/prospectus, all of which were carefully considered in William Blair’s assessment and no particular analysis was given any greater or lesser weight or significance relative to the other analyses. William Blair believes that considering the selected public company analysis individually, without considering all of William Blair’s analyses as a whole, would create an incomplete view of the process underlying its opinion.

Selected Mergers & Acquisitions Transactions Analysis. William Blair performed an analysis of 14 selected business combinations completed since 2008. The purpose of this analysis was to provide an overview of the consideration paid by acquirers in recent transactions involving the acquisition of companies within Met-Pro’s industry. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the pollution control technologies, fluid handling, and/or filtration technologies industries because complete information relating to such entire range of transactions is not always publicly available. While none of the companies that participated in the selected transactions are identical or directly comparable to Met-Pro, William Blair, using its professional judgment and experience, deemed such transactions relevant after analyzing them in connection with certain criteria that William Blair considered to be appropriate in light of the applicable facts and circumstances. Such criteria included, but was not limited to, the fact that the selected transactions involved companies that operate in the pollution control technologies, fluid handling, and/or filtration technologies industries, and the respective enterprise values of the target companies in excess of $75 million in transactions with target companies that William Blair considered similar to the business model, financial profile and product mix of Met-Pro. No specific numeric or other similar criteria were used to select the selected transactions, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company operating in a line of business and under business and financial conditions similar, in whole or in part, to Met-Pro’s may have been included, while a transaction involving the acquisition of a similarly sized company with less similar lines of business and operating under different business and financial conditions may have been excluded. The transactions examined were (identified by target/acquirer and month and year of announcement):

•	Gardner Denver Inc./Kohlberg Kravis Roberts & Co. (March 2013);

•	Tyco Flow Control International Ltd./Pentair Ltd. (September 2012);

•	Robbins & Myers Inc./National Oilwell Varco, Inc. (August 2012);

•	MAAG Pump Systems Textron A.G./Pump Solutions Group (February 2012);

•	Hamworthy plc/Wartsila Technology Oy Ab (November 2011);

•	Robuschi & C. S.p.A./Gardner Denver S.r.l. (October 2011);

•	Lawrence Pumps, Inc./Flowserve Corp. (October 2011)

•	Clyde Pumps Ltd./SPX Corporation (August 2011);

•	Nalco Holding Co./Ecolab Inc. (July 2011);

•	Cardo Flow Solutions/Sulzer, Ltd. (April 2011);

•	Alcatel-Lucent’s Vacuum Technology business/Pfeiffer Vacuum Technology AG (November 2010);

•	Goodwin Pumps of America Inc./ITT Corporation (June 2010);

•	Western Filter Corporation/Donaldson Company, Inc. (October 2008); and

•	Richter Chemie-Technik/IDEX Corporation (October 2008).

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target in these transactions as a multiple of net sales and adjusted EBITDA of the target for the LTM prior to the announcement of the applicable transaction. These multiples are commonly used by professionals in connection with financial analysis of transactions similar to the Mergers involving target companies that operate in the pollution control technologies, fluid handling, and/or filtration technologies industries. William Blair compared the resulting ranges of transaction multiples of net sales and adjusted EBITDA for the selected transactions to the implied transaction multiples for Met-Pro derived using March 31, 2013 LTM net sales and adjusted EBITDA based on the Merger Consideration in the Mergers. William Blair similarly adjusted the historical results of the acquired companies, where appropriate and publicly disclosed, to eliminate the impact of non-recurring items included in their financial information.

	Implied by the Mergers	Selected Transaction Valuation Multiples
Multiple		Minimum	Mean	Median	Maximum
Enterprise Value/LTM Net sales	1.62x	0.74x	1.93x	1.86x	2.90x
Enterprise Value/LTM Adj. EBITDA	11.8x	5.0x	10.8x	11.1x	16.2x

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of Met-Pro, none of these transactions or associated companies is identical to the Mergers or Met-Pro. Accordingly, any analysis of the selected transactions necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of Met-Pro in the Mergers versus the values of the companies in the selected transactions.

While the selected transactions analysis is one of the factors used in determining the fairness of the Merger Consideration to be received, William Blair did not consider the selected transactions analysis alone in making its final assessment of fairness. Instead, it was considered in conjunction with the other analyses described in this joint proxy statement/prospectus, all of which were carefully considered in William Blair’s assessment and no particular analysis was given any greater or lesser weight or significance relative to the other analyses. William Blair believes that considering the selected transactions analysis individually, without considering all of William Blair’s analyses as a whole, would create an incomplete view of the process underlying its opinion.

Discounted Cash Flow Analysis. William Blair utilized information included in the Met-Pro Projected Financial Information to perform a discounted cash flow analysis of the projected future cash flows of Met-Pro for the period commencing January 31, 2013 and ending January 31, 2018. The purpose of this analysis was to calculate the estimated present value of the unlevered, after tax free cash flows of Met-Pro. Using discounted cash flow methodology, William Blair calculated the present values of the projected free cash flows for Met-Pro. In this analysis the unlevered, after-tax free cash flows for Met-Pro were defined as operating income less taxes, capital expenditures and changes in net working capital. William Blair calculated the assumed terminal value of Met-Pro by (i) multiplying projected adjusted EBITDA in the fiscal year ending January 31, 2018 by multiples ranging from 8.0x to 11.0x and (ii) utilizing perpetuity growth rates ranging from 2% to 5% of cash flow for the future periods after the fiscal year ended January 31, 2018. William Blair noted that the assumed terminal EBITDA exit multiple range was based on the multiples implied by the Mergers, the range of multiples from the selected public company trading analysis, and the range of multiples from the selected mergers and acquisitions transactions analysis shown above. William Blair selected the range of perpetuity growth rates based on Met-Pro’s forecasted free cash flows. To discount the projected free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 12.5% to 16.5%. The discount rates were selected by William Blair based on Met-Pro’s weighted average cost of capital analysis applying the capital asset pricing model. William Blair aggregated (i) the present value of the free cash flows over the applicable forecast period with (ii) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. William Blair then derived a range of fully-diluted equity values per share by subtracting the net debt of Met-Pro from the resulting enterprise value range and dividing the resulting equity value by the total fully-diluted shares of Met-Pro outstanding as of January 31, 2013. This analysis indicated an implied per share equity reference range of $8.81 to $17.06, based on a range of terminal values derived by multiples of adjusted EBITDA and perpetuity growth rates, as compared to the Merger Consideration.

While the discounted cash flow analysis is one of the factors used in determining the fairness of the Merger Consideration to be received, William Blair did not consider the discounted cash flow analysis alone in making its final assessment of fairness. Instead, it was considered in conjunction with the other analyses described in this joint proxy statement/prospectus, all of which were carefully considered in William Blair’s assessment and no particular analysis was given any greater or lesser weight or significance relative to the other analyses. William Blair believes that considering the discounted cash flow analysis individually, without considering all of William Blair’s analyses as a whole, would create an incomplete view of the process underlying its opinion.

Leveraged Acquisition Analysis. Based on the projected financial information provided by the senior management of Met-Pro for the period commencing January 31, 2013 and ending January 31, 2018, William Blair performed a leveraged acquisition analysis to determine, based on Met-Pro’s ability to service a given level of debt using its projected future earnings stream and corresponding cash flows, an estimate of a theoretical purchase price that could be paid by a hypothetical financial sponsor in an acquisition of Met-Pro, assuming such transaction was financed on customary market terms and assuming that such financial buyer will seek to realize a return on its investment in 2018. Estimated exit values were calculated by multiplying projected adjusted EBITDA in the fiscal year ending January 31, 2018 by multiples ranging from 8.0x to 11.0x, which exit value multiples were determined based on William Blair’s experience and professional judgment from the multiples implied by the Mergers, the range of multiples from the selected public company trading analysis and the range of multiples from the selected mergers and acquisitions transactions analysis shown above. William Blair then derived a range of theoretical purchase prices based on assumed required internal rates of return for a buyer between 22.5% and 27.5%, which range of percentages was, in William Blair’s professional judgment, generally reflective of the range of required internal rates of return commonly assumed when performing a leveraged acquisition analysis of this type. This analysis indicated an implied per share equity reference range of $10.70 to $13.61 as compared to the Merger Consideration.

While the leveraged acquisition analysis is one of the factors used in determining the fairness of the Merger Consideration to be received, William Blair did not consider the leveraged acquisition analysis alone in making its final assessment of fairness. Instead, it was considered in conjunction with the other analyses described in this joint proxy statement/prospectus, all of which were carefully considered in William Blair’s assessment and no particular analysis was given any greater or lesser weight or significance relative to the other analyses. William Blair believes that considering the leveraged acquisition analysis individually, without considering all of William Blair’s analyses as a whole, would create an incomplete view of the process underlying its opinion.

Premiums Paid Analysis. William Blair reviewed data from 223 acquisitions of publicly traded domestic companies announced since January 1, 2008 and with equity values between $50 million and $300 million in which 100% of the target’s equity was acquired.

The purpose of this analysis was to provide an overview of the premiums paid by acquirers—that is, the amount by which the per-share consideration exceeded the target’s pre-announcement share price—in other recent transactions. Using its professional judgment and experience and pursuant to industry standards, William Blair chose this measurement for analysis to compare the premium represented by the Merger Consideration relative to premiums paid in change of control transactions generally. None of these transactions or associated companies is identical or directly comparable to the Mergers or Met-Pro. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of Met-Pro in the Mergers versus the values of the companies in the selected transactions. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month, 90 days and 180 days prior to the announcement of the transaction, for all 223 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the Mergers based on Met-Pro’s common stock price one day, one week, one month, 90 days and 180 days prior to an assumed announcement date of the Mergers of April 19, 2013. Information regarding the premiums from William Blair’s analysis of these selected transactions is set forth in the following table:

Premiums Period before Announcement	Implied Premium per Share in the Mergers	Premiums Paid Percentage Data by Percentile
		10th	20th	30th	40th	50th	60th	70th	80th	90th
1 Day	43.2%	9.2%	16.9%	27.5%	35.1%	42.8%	52.6%	64.7%	85.0%	106.2%
1 Week	37.1%	11.7%	20.5%	28.8%	36.5%	43.2%	54.8%	70.5%	88.8%	115.4%
1 Month	32.9%	12.2%	24.4%	31.0%	37.4%	45.2%	59.9%	75.1%	90.5%	128.4%
90 Days	37.2%	6.9%	22.5%	34.4%	43.1%	51.3%	62.0%	74.8%	89.3%	129.6%
180 Days	54.0%	(5.3)%	14.8%	25.9%	40.3%	51.7%	60.5%	76.0%	94.1%	122.0%

While the premiums paid analysis is one of the factors used in determining the fairness of the Merger Consideration to be received, William Blair did not consider the premiums paid analyses alone in making its final assessment of fairness. Instead, they were considered in conjunction with the other analyses described in this joint proxy statement/prospectus, all of which were carefully considered in William Blair’s assessment and no particular analysis was given any greater or lesser weight or significance relative to the other analyses. William Blair believes that considering the premiums paid analysis individually, without considering all of William Blair’s analyses as a whole, would create an incomplete view of the process underlying its opinion.

General. This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the Mergers and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion to the Met-Pro board of directors and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness to the holders of Met-Pro common stock (other than Met-Pro, its subsidiaries, CECO, Merger Sub and Merger Sub II) of the consideration to be received by those shareholders in the First Merger pursuant to the Merger Agreement. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is identical or directly comparable to Met-Pro, CECO or the Mergers. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of its business, William Blair may from time to time trade the publicly held securities of Met-Pro or CECO for its own account and for the accounts of its customers, and accordingly may at any time hold a long or short position in such securities. William Blair was familiar with Met-Pro, having provided certain investment banking services to Met-Pro, including a review of strategic alternatives in 2010, and the Met-Pro board of directors engaged William Blair based on its qualifications and expertise in providing financial advice to companies, its experience in the industries in which Met-Pro operates, and its reputation as a nationally recognized investment banking firm. William Blair acted as the investment banker to the Met-Pro board of directors in connection with the Mergers and Met-Pro paid William Blair for its services in connection therewith a retainer fee of $100,000 upon execution of its engagement letter and a $500,000 fee upon delivery of William Blair’s opinion, and has agreed to pay William Blair a transaction fee of approximately $2.8 million (net of the retainer fee and the fee for delivery of its opinion previously paid) contingent upon successful completion of the Mergers. Met-Pro also has agreed to reimburse William Blair for its expenses and to indemnify William Blair against certain liabilities arising out of its engagement. As of the date of this joint proxy statement/prospectus, William Blair does not have any current engagement with CECO, and no future engagement between William Blair and CECO is currently contemplated.

CECO’s Reasons for the Mergers

Throughout CECO’s history, CECO has focused on acquisitions as a core part of its strategy, and developed a set of evaluation criteria which it has used and intends to continue to use to evaluate potential opportunities.

As a part of this strategy, CECO’s management and the board of directors determined that Met-Pro met CECO’s criteria for potential acquisitions, and identified Met-Pro as an attractive potential acquisition candidate. CECO entered into a confidentiality agreement letter with Met-Pro in April 2012 for the purpose of conducting due diligence on Met-Pro and evaluating a potential transaction.

From time to time from the initial merger discussions between CECO and Met-Pro in April 2012 until the Merger Agreement was executed on April 21, 2013, the CECO board of directors worked with CECO management to develop various strategies and approaches to the potential business combination with Met-Pro, including the approval of what became the terms of the Merger Agreement.

In approving the Merger Agreement and the Mergers, CECO’s board of directors consulted with CECO’s management, as well as with CECO’s legal and financial advisors, and considered, among other things, the following material factors:

•	the financial condition, results of operations and businesses of each of CECO and Met-Pro (on both a historical and prospective basis);

•	the future prospects of each of CECO and Met-Pro and the other alternatives available to CECO on a stand-alone basis;

•	the existing competitive and market positions of each of CECO and Met-Pro, including the nature of the industries in which they operate;

•	current industry, economic and market conditions and historical market prices;

•	the expectancy that the Mergers will expand CECO’s product offerings, giving CECO an enhanced ability to deploy and manage new technologies and strengthen its relationships with significant customers;

•	the prospect that the Mergers will diversify CECO’s revenue and cash flow streams across new business lines and geographies;

•	that the Mergers are anticipated to provide meaningful cost synergies by consolidating public company, administrative and other costs;

•	the prior experience of CECO’s management in successfully integrating acquired companies;

•

presentations by, and discussions with, senior management of CECO and representatives of CECO’s financial and legal advisors regarding the Mergers and the other transactions contemplated by the Merger Agreement;

•	the favorable financing terms contemplated by the Commitment Letter compared to other financing alternatives considered by CECO;

•	the proposed financial and legal terms and conditions of the Merger Agreement and the Commitment Letter;

•

the opinion of Jefferies, delivered April 21, 2013, to the CECO board of directors to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth therein, the aggregate Merger Consideration to be paid by CECO pursuant to the Merger Agreement was fair, from a financial point of view, to CECO, as more fully described in “—Opinion of Financial Advisor to CECO” beginning on page 65; and

•	the willingness of three of CECO’s significant stockholders to enter into the Voting Agreement and Lock-Up Agreements in connection with the transactions contemplated by the Merger Agreement.

CECO’s board of directors also considered, among other things, the following risks:

•

the fact that the issuance of additional shares of CECO common stock as a portion of the Merger Consideration and the other transactions contemplated by the Merger Agreement will dilute the ownership of CECO’s existing stockholders;

•	the challenges of combining the businesses of the two companies and the attendant risks of not achieving the expected strategic benefits and cost savings, other financial and operating benefits or improvement in earnings, and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time;

•	the regulatory and litigation risks associated with the Mergers and combining the two companies;

•

that there are risks associated with obtaining necessary approvals (including the required approvals of CECO stockholders and Met-Pro shareholders) on terms that satisfy closing conditions to the respective parties’ obligations to complete the Mergers, and, as a result of certain conditions to the completion of the Mergers, it is possible that the Mergers may not be completed;

•	the perception of investors and the potential impact on the trading price of shares of CECO common stock;

•	the ability to finalize and consummate the financing arrangements contemplated by the Commitment Letter on terms satisfactory to CECO;

•

that the financing contemplated by the Commitment Letter, if consummated, would result in increased leverage and borrowing costs for CECO following the consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and

•	the terms and conditions of the Merger Agreement, which include certain restrictions on the conduct of CECO’s business pending the closing of the Mergers.

The full text of the written opinion of Jefferies is attached hereto as Annex F. CECO encourages you to read the opinion carefully and in its entirety.

Opinion of Financial Advisor to CECO

CECO retained Jefferies to provide the board of directors of CECO with financial advisory services in connection with the First Merger and an opinion as to the fairness to CECO of the aggregate Merger Consideration to be paid by CECO in connection with a possible merger, sale or other strategic business combination with Met-Pro. At the meeting of the board of directors of CECO on April 21, 2013, Jefferies rendered its opinion to the board of directors of CECO to the effect that, as of April 21, 2013, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth therein, the aggregate Merger Consideration to be paid by CECO pursuant to the Merger Agreement was fair, from a financial point of view, to CECO.

The full text of the written opinion of Jefferies, dated as of April 21, 2013, is attached hereto as Annex F. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. CECO encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was directed to the board of directors of CECO and addresses only the fairness, from a financial point of view, of the aggregate consideration to be paid by CECO pursuant to the Merger Agreement as of the date of the opinion. It does not address any other aspects of the Mergers and does not constitute a recommendation as to how any holder of shares of CECO Common Stock should vote with respect to the issuance of CECO Common Stock in the First Merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated April 21, 2013 of the Merger Agreement;

•	reviewed certain publicly available financial and other information about Met-Pro and CECO;

•

reviewed certain information furnished to Jefferies by Met-Pro’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Met-Pro (the “Met-Pro Forecasts”);

•	reviewed certain information furnished to Jefferies by CECO’s management, including financial forecasts and analyses, relating to the business, operations and prospects of CECO (the “CECO Forecasts”);

•

held discussions with members of senior management of Met-Pro concerning the matters described in the second and third bullet points above and with members of senior management of CECO concerning the matters described in the prior three bullet points;

•

reviewed the share trading price history and valuation multiples for Met-Pro Common Stock and CECO Common Stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the First Merger with the financial terms of certain other transactions that Jefferies deemed relevant;

•	considered the potential pro forma impact of the First Merger; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Met-Pro and CECO to Jefferies or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. In its review, Jefferies relied on assurances of the managements of Met-Pro and CECO that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Met-Pro or CECO. Jefferies was not furnished with any such evaluations or appraisals and did not assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. With respect to the Met-Pro Forecasts, Met-Pro informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Met-Pro as to the future financial performance of Met-Pro. With respect to the CECO Forecasts, CECO informed Jefferies, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of CECO as to the future financial performance of CECO. Jefferies expressed no opinion as to the Met-Pro Forecasts or the CECO Forecasts or the respective assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal, accounting or tax matters affecting Met-Pro or CECO, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal, accounting and tax advice given to CECO and the board of directors of CECO, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to CECO. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to CECO. CECO advised Jefferies that the Mergers will constitute an integrated plan that will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code or, if the Mergers do not qualify as a reorganization, that the First Merger and the Second Merger will be treated as separate transactions for federal income tax purposes. In rendering its opinion, Jefferies assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Met-Pro, CECO or the contemplated benefits of the Mergers.

Jefferies’ opinion was for the use and benefit of the board of directors of CECO in its consideration of the First Merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to CECO, nor did it address the underlying business decision by CECO to engage in the First Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of shares of CECO Common Stock should vote with respect to the issuance of CECO Common Stock in the First Merger or any matter relating thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of CECO. Jefferies expressed no opinion as to the price at which shares of CECO Common Stock will trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the officers, directors or employees, or any class of such persons, of CECO or Met-Pro in connection with the First Merger relative to the Merger Consideration or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of Met-Pro’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond CECO’s, Met-Pro’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of shares of Met-Pro Common Stock and CECO Common Stock do not purport to be appraisals or to reflect the prices at which shares of Met-Pro Common Stock or CECO Common Stock may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the aggregate Merger Consideration to be paid by CECO pursuant to the Merger Agreement, and were provided to the board of directors of CECO in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and that were presented to the board of directors of CECO on April 21, 2013. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Transaction Overview

Based upon the approximately 15.07 million shares of Met-Pro Common Stock that were outstanding as of April 19, 2013 on a fully diluted basis (calculated using the treasury stock method), Jefferies noted that the aggregate Merger Consideration implied an equity value of approximately $207.3 million. After adding approximately $2.6 million of indebtedness and subtracting approximately $35.2 million of cash and cash equivalents, in each case, as of March 31, 2013, Jefferies noted that the implied value of the Merger Consideration of $13.75 per share of Met-Pro Common Stock implied an enterprise value of approximately $174.7 million. Jefferies also noted that the Merger Consideration represented a premium of:

•	43.2% over the closing price per share of Met-Pro Common Stock on April 19, 2013 of $9.60,

•	25.0% over the highest closing trading price per share of Met-Pro Common Stock during the 52-week period ending April 19, 2013 of $11.00,

•	65.7% over the lowest closing trading price per share of Met-Pro Common Stock during the 52-week period ending April 19, 2013 of $8.30,

•	46.3% over the closing price per share of Met-Pro Common Stock one trading day prior to April 19, 2013 of $9.40,

•	37.1% over the closing price per share of Met-Pro Common Stock one week prior to April 19, 2013 of $10.03,

•	32.9% over the closing price per share of Met-Pro Common Stock one month prior to April 19, 2013 of $10.35, and

•	41.2% over the volume weighted average price per share of Met-Pro Common Stock for the 15-trading day period ending April 19, 2013 of $9.74.

Met-Pro Analysis

Selected Comparable Company Analysis

Using publicly available information and information provided by Met-Pro’s management, Jefferies analyzed the trading multiples of Met-Pro and the corresponding trading multiples of the following companies in the filtration and pollution control industry, which are referred to below as the “Selected Filtration and Pollution Control Companies”, and the pump and fluid handling industry, which are referred to below as the “Selected Pump and Fluid Handling Companies”, as of April 19, 2013. The Selected Filtration and Pollution Control Companies and the Selected Pump and Fluid Handling Companies are referred to collectively as the “Selected Comparable Companies”.

Selected Filtration and Pollution Control Companies

•	Calgon Carbon Corporation,

•	CLARCOR Inc.,

•	Donaldson Company, Inc.,

•	Fuel Tech, Inc.,

•	Global Power Equipment Group Inc.,

•	PMFG, Inc., and

•	The Babcock & Wilcox Company.

Selected Pump and Fluid Handling Companies

•	Colfax Corporation,

•	Flowserve Corporation,

•	Franklin Electric Co., Inc.,

•	Graco Inc.,

•	IDEX Corporation,

•	The Gorman-Rupp Company, and

•	Xylem Inc.

In its analysis, Jefferies derived and compared multiples for Met-Pro and the Selected Comparable Companies, calculated as follows:

•

the enterprise value divided by EBITDA, adjusted to exclude stock-based compensation when such information was available, or Adjusted EBITDA, for the LTM, referred to below as “Enterprise Value/LTM Adjusted EBITDA”, and

•	the enterprise value divided by estimated Adjusted EBITDA for calendar year 2013, or 2013E Adjusted EBITDA, referred to below as “Enterprise Value/2013E Adjusted EBITDA.”

This analysis indicated the following:

Selected Filtration and Pollution Company Multiples

Benchmark	High	Low	Median
Enterprise Value/LTM Adjusted EBITDA	12.4x	5.7x	10.5x
Enterprise Value/2013E Adjusted EBITDA	11.3x	4.2x	8.3x

Selected Pump and Fluid Handling Company Multiples

Benchmark	High	Low	Median
Enterprise Value/LTM Adjusted EBITDA	14.2x	8.9x	10.5x
Enterprise Value/2013E Adjusted EBITDA	11.6x	8.6x	10.1x

Selected Comparable Company—Overall Median

Benchmark	Overall Median
Enterprise Value/LTM Adjusted EBITDA	10.5x
Enterprise Value/2013E Adjusted EBITDA	9.8x

Using the reference ranges for the benchmarks set forth below and Met-Pro’s LTM Adjusted EBITDA as of January 31, 2013 and 2013E Adjusted EBITDA, Jefferies determined implied enterprise values for Met-Pro, then subtracted indebtedness and added cash and cash equivalents to determine an implied equity value. After accounting for the vesting of in-the-money stock options (using the treasury stock method), this analysis indicated the ranges of implied values per share of Met-Pro Common Stock, on a fully diluted basis, set forth opposite the relevant benchmarks below, compared, in each case, to the implied value of the Merger Consideration of $13.75 per share of Met-Pro Common Stock:

Selected Comparable Company Reference Ranges and

Implied Price Ranges

Benchmark	Reference Range	Implied Price Range
Enterprise Value/LTM Adjusted EBITDA	10.0x - 11.0x	$12.69 - $13.67
Enterprise Value/2013E Adjusted EBITDA	8.5x - 10.0x	$12.68 - $14.39

No company utilized in the comparable company analysis is identical to Met-Pro. In evaluating the Selected Comparable Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Met-Pro’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Selected Comparable Transactions Analysis

Using publicly available information and other information, Jefferies examined the following eight transactions announced since March 2007 involving companies in the filtration and pollution control industry and the pump and fluid handling industry. The transactions considered and the month and year each transaction was announced were as follows:

Date Announced	Acquiror	Target
June 2012	Cabot Corporation	Norit N.V.
March 2012	Insight Equity Holdings LLC	Flanders Corporation
November 2011	Wartsila Corporation	Hamworthy PLC
October 2011	Flowserve Corporation	Lawrence Pumps, Inc.
October 2009	Toromont Industries Ltd.	Enerflex Systems Income Fund
October 2007	CLARCOR Inc.	Perry Equipment Corporation
June 2007	The Weir Group PLC	SPM Flow Control, Inc.
March 2007	Alstom S.A.	Power Systems Mfg., LLC

Using publicly available estimates and other information for each of these transactions, Jefferies reviewed the target company’s Enterprise Value/LTM Adjusted EBITDA multiple as of the announcement date of such transaction.

This analysis indicated the following:

Selected Comparable Transactions Multiples

Benchmark	High	Low	75th Percentile	Median	25th Percentile
Enterprise Value/LTM Adjusted EBITDA	16.6x	8.6x	14.3x	11.9x	10.7x

Using a reference range of 11.5x to 12.5x Met-Pro’s LTM Adjusted EBITDA as of January 31, 2013, Jefferies determined an implied enterprise value for Met-Pro, then subtracted indebtedness and added cash and cash equivalents to determine an implied equity value. After accounting for the vesting of in-the-money stock options (using the treasury stock method), this analysis indicated a range of implied values per share of Met-Pro Common Stock of approximately $14.15 to $15.13, compared to the implied value of the Merger Consideration of $13.75 per share of Met-Pro Common Stock.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the First Merger. In evaluating the First Merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond CECO’s and Jefferies’ control. Mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of Met-Pro through the fiscal year ending January 31, 2018 using Met-Pro management’s financial projections, discount rates ranging from 16.25% to 17.25%, which were based on a weighted average cost of capital analysis of the Selected Comparable Companies and Met-Pro, and Adjusted EBITDA terminal value multiples ranging from 8.5x to 10.0x. To determine the implied total equity value for Met-Pro, Jefferies subtracted indebtedness from and added cash and cash equivalents to Met-Pro’s implied enterprise value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Met-Pro Common Stock of approximately $13.49 to $15.26, compared to the implied value of the Merger Consideration of $13.75 per share of Met-Pro Common Stock.

In rendering its opinion, Jefferies also performed a premiums paid analysis and a historical trading analysis, which analyses were solely for informational purposes and were not part of its fairness determination.

Premiums Paid Analysis

Using publicly available information, Jefferies analyzed the premiums offered in selected merger and acquisition transactions announced since January 1, 2006. The transactions reviewed by Jefferies were limited to those transactions involving a U.S. public company target with a transaction value between $100 million and $500 million and excluded restructurings, repurchases, recapitalizations, issuer tender offers, spinoffs and transactions involving exchange traded funds, financial service firms and insurance companies.

For each of these transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing share price one day, one week and one month prior to the transaction’s announcement. This analysis indicated the following premiums for those time periods prior to announcement:

Time Period Prior to Announcement	High Premium	Low Premium	75th Percentile Premium	Median Premium	25th Percentile Premium
1 day	390%	(55%)	43%	26%	10%
1 week	700%	(55%)	46%	27%	12%
1 month	399%	(53%)	46%	28%	13%
Overall Average	496%	(54%)	45%	27%	12%

Using a reference range of the 25th percentile and 75th percentile premiums for each time period listed above, Jefferies performed a premiums paid analysis using the closing prices per share of Met-Pro Common Stock for the periods one day, one week and one month prior to April 19, 2013. This analysis indicated a range of implied value per share of Met-Pro Common Stock of approximately $10.38 to $15.13, compared to the implied value of the Merger Consideration of $13.75 per share of Met-Pro Common Stock.

Historical Trading Analysis

Jefferies reviewed the price trading history of shares of Met-Pro Common Stock for the three-year period ending April 19, 2013, separately and in relation to the Standard & Poor’s 500 Index and composite indices consisting of the Selected Filtration and Pollution Control Companies and the Selected Pump and Fluid Handling Companies. This analysis showed that during the three-year period ending April 19, 2013, the trading price of shares of Met-Pro Common Stock declined 4.5%, the Standard & Poor’s 500 Index rose 29.9%, the composite index consisting of the Selected Filtration and Pollution Control Companies rose 29.7%, and the composite index consisting of the Selected Pump and Fluid Handling Companies rose 41.6%.

CECO Analysis

Historical Trading Analysis

In its analysis, Jefferies reviewed the price trading history of shares of CECO Common Stock for the three-year period ending April 19, 2013, separately and in relation to the Standard & Poor’s 500 Index and a composite index consisting of the Selected Filtration and Pollution Companies.

This analysis showed that during the three-year period ending April 19, 2013, the trading price of shares of CECO Common Stock rose 103.7%, the Standard & Poor’s 500 Index rose 29.9% and the composite index consisting of the Selected Filtration and Pollution Control Companies rose 29.7%.

Operating and Trading Metrics

Using publicly available information and information provided by the management of CECO, Jefferies reviewed certain operating metrics of CECO and the corresponding operating metrics of the Selected Filtration and Pollution Control Companies as of April 19, 2013.

In its analysis, Jefferies derived and compared multiples for CECO and the Selected Filtration and Pollution Control Companies for Enterprise Value/LTM Adjusted EBITDA and Enterprise Value/2013E Adjusted EBITDA. To derive multiples for CECO, Jefferies used the CECO Forecasts. This analysis indicated the following:

Benchmark	High	Low	Median	CECO
Enterprise Value/LTM Adjusted EBITDA	12.4x	5.7x	10.5x	8.2x
Enterprise Value/2013E Adjusted EBITDA	11.3x	4.2x	8.3x	7.1x

No company utilized in the foregoing analysis is identical to CECO. In evaluating the Selected Filtration and Pollution Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond CECO’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Pro Forma Accretion/Dilution Analysis

Using publicly available information and information provided by the managements of Met-Pro and CECO, Jefferies reviewed the potential pro forma effect of the First Merger on CECO’s estimated earnings per share, or EPS, for calendar years 2013 and 2014, referred to as CY2013E and CY2014E, respectively, using the Met-Pro Forecasts and the CECO Forecasts (both including and excluding the effect of the estimated synergies and cost savings anticipated by CECO management to result from the First Merger, collectively referred to below as “Synergies”). Based on an illustrative transaction closing date of June 30, 2013, this analysis indicated that the First Merger could be accretive to CECO’s EPS for calendar years 2013 and 2014 as set forth in the table below.

	CY2013E including Synergies	CY2014E including Synergies	CY2013E excluding Synergies	CY2014E excluding Synergies
Accretion/(Dilution) to CECO EPS ($)	$0.09	$0.33	$0.04	$0.12
Accretion/(Dilution) to CECO EPS (%)	10.4%	33.1%	4.1%	11.5%

General

Jefferies’ opinion was one of many factors taken into consideration by the board of directors of CECO in making its determination to approve the First Merger and should not be considered determinative of the views of the board of directors of CECO or management of CECO with respect to the First Merger or the Merger Consideration.

Jefferies was selected by the board of directors of CECO based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

Pursuant to an engagement agreement between CECO and Jefferies, dated December 10, 2012, CECO has agreed to pay Jefferies a fee in the amount of $2.75 million for its services, $500,000 of which was payable upon delivery of its opinion and the remainder of which is payable contingent upon the closing of the First Merger. CECO has agreed to reimburse Jefferies for expenses incurred. CECO also has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement. Jefferies has not provided financial advisory or financing services to Met-Pro or CECO in the past, other than limited preliminary financial analysis for CECO for which Jefferies did not receive any compensation. Jefferies maintains a market in the securities of CECO, and in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of Met-Pro or CECO and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to Met-Pro, CECO or entities that are affiliated with Met-Pro or CECO, for which it would expect to receive compensation.

Interests of Met-Pro Directors and Executive Officers in the Mergers

Met-Pro’s executive officers and directors have the following interests in the Mergers that are different from, or in addition to, the interests of Met-Pro’s shareholders:

•	the treatment of Met-Pro RSUs and Met-Pro Options and other rights held by these executive officers and directors;

•	the terms of the severance rights that apply to the executive officers providing for payments upon termination of employment after the Mergers in certain circumstances;

•

continued indemnification to the fullest extent provided under applicable law for all liability as a director or officer of Met-Pro and directors’ and officers’ liability insurance for a term of six years following the Mergers; and

•	potential continued employment of the executive officers with CECO.

The members of the Met-Pro board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that Met-Pro shareholders approve the First Merger. Set forth below, is a further discussion of the forgoing interests.

Treatment of Equity Awards

Each of Met-Pro’s executive officers holds both vested and unvested Met-Pro Options. Each of Met-Pro’s directors holds both vested and unvested Met-Pro Options and Met-Pro RSUs. Upon the consummation of the First Merger, all unvested Met-Pro Options and Met-Pro RSUs will immediately vest, and all Met-Pro Options and Met-Pro RSUs will be cashed out at a per share price of $13.75 less, in the case of the Met-Pro Options, the exercise price, as described in more detail in the section entitled “The Merger Agreement—Treatment of Met-Pro Equity Awards” beginning on page 94. Based upon equity award holdings as of May 17, 2013, the aggregate number of Met-Pro Options held by the executive officers is 846,237, resulting in $2,974,153 of value to be received upon closing of the First Merger, and the aggregate number of Met-Pro Options and Met-Pro RSUs held by the directors is 209,311 and 15,465, respectively, resulting in $979,993 of value to be received upon closing of the First Merger.

Merger-Related Compensation

Under Met-Pro’s FYE 2014 Management Incentive Plan, in the event of a “Change of Control” (as defined therein), the Company will make payment of the cash award payable to the applicable named executive under the Management Incentive Plan at target, on a pro-rata basis, based upon the closing date of the event giving rise to the Change of Control.

In December 2012, Met-Pro entered into amended key employee severance pay agreements that provide change of control and severance benefits to Messrs. De Hont and Murphy upon termination of the executive’s employment with Met-Pro. These severance agreements amended the prior agreements and provide that upon termination of the executive’s employment with Met-Pro without “cause” or by the executive for “good reason” (as such terms are defined in the agreements) within 18 months following a change of control, the following payments will be made:

•

severance in an amount equal to (i) in the case of Mr. De Hont, 200% of the sum of Mr. De Hont’s current annual base salary and his current annual target bonus amount and (ii) in the case of Mr. Murphy, 150% of the sum of Mr. Murphy’s current annual base salary and annual bonus amount (for Mr. Murphy, the annual bonus amount is the average of the annual bonus amount paid or due for the three most recently completed fiscal years, or, if less than three, the actual number of fiscal years completed, with January 31, 2013 deemed the first such fiscal year to be completed), payable in a lump sum in cash by Met-Pro (subject to the 6-month delay under Section 409A of the Code) within 30 days of the effective date of termination; and

•

reimbursement of the executive’s health and life insurance benefits costs under COBRA following such termination or resignation not exceed eighteen months (which reimbursement will be discontinued upon executive’s participation under a health and medical plan of another employer).

In addition, in April 2013, Met-Pro adopted a Severance Plan applicable to all of Met-Pro’s United States employees, including its named executive officers, other than Messrs. De Hont and Murphy. The Severance Plan is described in more detail in the section entitled “Met-Pro Proposal No. 2: Approval, by Non-Binding Advisory Vote, of the Merger-Related Payments That May Become Payable to Its Named Executive Officers” beginning on page 147.

Supplemental Executive Retirement Benefits

Certain of Met-Pro’s executive officers are presently covered under Met-Pro’s Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan (the “SERP”), as described in more detail in the section entitled “Met-Pro Proposal No. 2: Approval, by Non-Binding Advisory Vote, of the Merger-Related Payments That May Become Payable to Its Named Executive Officers” beginning on page 147. Upon a “Change of Control” (as defined), any unvested portion of a participant’s contributions under the SERP will accelerate and become fully vested. In addition, upon a “Change of Control” there is acceleration of payment of benefits under the SERP, payable in a lump sum within 90 days of the consummation of the Mergers.

Additionally, Mr. De Hont is party to a separate Non-Qualified Pension Restoration Plan (“Restoration Plan”) in which he is fully vested, and upon consummation of the Mergers, there is acceleration of payment of benefits under the Restoration Plan payable in a lump sum upon consummation of the Mergers.

Please see the section entitled “Met-Pro Proposal No. 2: Approval, by Non-Binding Advisory Vote, of the Merger-Related Payments That May Become Payable to Its Named Executive Officers” beginning on page 147 for further explanation regarding merger-related compensation of Met-Pro’s named executive officers in connection with the Mergers.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that from and after the Effective Time and to the fullest extent permitted by law or provided under Met-Pro’s certificate of incorporation or bylaws, the surviving corporation will indemnify, and pay or advance expenses of the current or former officers, directors and certain other individuals of Met-Pro with respect to acts or omissions occurring at or prior to the Effective Time, provided that any person to whom expenses are advanced will provide an undertaking to repay any advances made if a court determines the person was not entitled to indemnification and for a period of six years after the Effective Time shall keep in full force and effect and comply with the terms and conditions of any agreement between Met-Pro and its current or former officers, directors and certain other individuals providing for indemnification of and advancement of expenses. The Merger Agreement further provides that CECO will procure, promptly, but no later than 30 days following the Effective Time, a purchase of an extended reporting discovery period containing a claims period not less than six years from the Effective Time and on conditions no less favorable in the aggregate than Met-Pro’s existing directors’ and officers’ liability insurance. The surviving corporation will pay all expenses, including reasonable fees and expenses of counsel, that an indemnified person may incur in enforcing the indemnity and other obligations described above, and the Merger Agreement provides that the foregoing rights of each indemnified person will survive the Effective Time and are enforceable by each indemnified person.

Effect of the Mergers

Subject to the terms and conditions of the Merger Agreement and in accordance with Pennsylvania and Delaware law, at the Effective Time, Merger Sub will merge with and into Met-Pro. Met-Pro will be the surviving corporation in the First Merger and will become a wholly-owned subsidiary of CECO. Subject to the terms and conditions of the Merger Agreement and in accordance with Pennsylvania and Delaware law, at the effective time of the Second Merger (which is intended to occur immediately after the closing of the First Merger), Met-Pro will merge with and into Merger Sub II. Merger Sub II will be the surviving corporation in the Second Merger and will remain a wholly-owned subsidiary of CECO.

Merger Consideration

At the Effective Time, each issued and outstanding share of Met-Pro common stock (other than shares held in Met-Pro’s treasury or owned by any Met-Pro subsidiary, CECO or Merger Sub) will be converted into the right to receive, at the holder’s election, either (i) $13.75 in cash, without interest (the “cash consideration”), or (ii) shares of CECO common stock (the “stock consideration”) valued at $13.75 based on volume weighted average trading price of CECO common stock for the 15-trading day period ending on the last trading day before the closing of the First Merger, subject to a collar so that there will be a maximum exchange ratio of 1.3520 shares of CECO common stock for each share of Met-Pro common stock and a minimum of 1.0000 share of CECO common stock for each share of Met-Pro common stock, subject to certain exceptions. Overall elections are subject to proration so that approximately 53% of the Met-Pro shares (treating all Equity Award Shares as outstanding shares) will be exchanged for cash (which, together with the amount of cash paid for Equity Award Shares, is capped at $109.5 million) and approximately 47% for CECO common stock. All holders of Equity Award Shares will be paid in cash and shall not be subject to the proration described above. Because Equity Award Shares reduce the number of outstanding Met-Pro shares that will convert to cash, approximately 51.5% of outstanding Met-Pro shares (exclusive of Equity Award Shares) will convert into the right to receive cash, and approximately 48.5% will convert into the right to receive CECO common stock, assuming 15,073,915 fully diluted shares outstanding as of May 23, 2013 (calculated using the treasury share method). Please refer to the section entitled “—Met-Pro Shareholders Making Cash and Stock Elections” beginning on page 76 and “—Treatment of Met-Pro Equity Awards” beginning on page 76. If the First Merger is completed, CECO will issue a maximum of 9,650,823 shares of CECO common stock in connection with the First Merger.

In this joint proxy statement/prospectus, when the term “Merger Consideration” is used with respect to a given share of Met-Pro common stock, it means either the cash consideration (with respect to a share of Met-Pro common stock representing the right to receive the cash consideration) or the stock consideration (with respect to a share of Met-Pro common stock representing the right to receive the stock consideration).

The Merger Agreement provides that the stock consideration will be appropriately adjusted if during the period between April 21, 2013 and the Effective Time, CECO splits, combines into a smaller number of shares, or issues by reclassification any shares of CECO common stock.

The rights pertaining to CECO common stock will be different from the rights pertaining to Met-Pro common stock, because the articles of incorporation and bylaws of Met-Pro in effect immediately after the

Mergers are completed will be different from the certificate of incorporation and by-laws of CECO and because CECO is a Delaware corporation and Met-Pro is a Pennsylvania corporation. For a description of the rights pertaining to CECO common stock and CECO’s certificate of incorporation and by-laws, please see the section entitled “Description of CECO Capital Stock” and “Comparison of Rights of Common Shareholders of Met-Pro and Common Stockholders of CECO” beginning on page 128.

Treatment of Met-Pro Equity Awards

At the Effective Time, each option to purchase shares of Met-Pro common stock, to the extent it is outstanding and unexercised (“Met-Pro Options”), shall, by virtue of the First Merger, and without any action on the part of any holder of any Met-Pro Options, become fully vested and be automatically cancelled and cease to exist and the holder will receive, as soon as reasonably practicable following the closing of the First Merger a cash payment (without interest) equal to the product of (i) the excess, if any, of the cash consideration over the exercise price per share of such Met-Pro Options and (ii) the number of shares of Met-Pro common stock issuable upon exercise of such Met-Pro Options.

At the Effective Time, each restricted stock unit granted under any Met-Pro stock plan (each a “Met-Pro RSU”) that is outstanding shall, by virtue of the First Merger, and without any action on the part of any holder of any Met-Pro RSUs, become fully vested and be automatically cancelled and cease to exist. The holder of a Met-Pro RSU will receive, as soon as reasonably practicable following the Effective Time, a cash payment (without interest) equal to the product of (i) the aggregate number of shares of Met-Pro common stock subject to such Met-Pro RSU and (ii) $13.75. The consideration paid to all holders of Met-Pro RSUs will in all cases be paid in cash and will not be subject to the proration described below in the section entitled “—Met-Pro Shareholders Making Cash and Stock Elections—Proration and Reallocation Procedures” beginning on page 78.

Ownership of CECO Following the Mergers

Based on the number of shares of Met-Pro common stock and CECO common stock outstanding on the record date, stockholders of CECO would hold (excluding CECO shares owned or acquired prior to the consummation of the First Merger) between [—]% and [—]% in the aggregate, and shareholders of Met-Pro would hold between [—]% and [—]% in the aggregate, of the issued and outstanding shares of CECO common stock if the Mergers were to occur on such date, in each case as determined on a fully-diluted basis.

Met-Pro Shareholders Making Cash and Stock Elections

Met-Pro shareholders of record on the record date will receive separately from this joint proxy statement/prospectus a form of election for purposes of making cash elections and stock elections. Any Met-Pro shareholder who became a Met-Pro shareholder after the record date for the special meeting, or who did not otherwise receive a form of election, should contact Met-Pro or his, her or its broker, bank or other nominee to obtain a form of election. Met-Pro will make available forms of election to such persons up until the close of business on the last business day prior to the election deadline. Met-Pro shareholders who vote against, or abstain or fail to vote with respect to, the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger, are still entitled to make elections with respect to their shares.

The form of election permits each person who, at or prior to the election deadline, is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation to the nominee record holder) of Met-Pro common stock to specify (i) the number of such holder’s shares of Met-Pro common stock with respect to which such holder makes a cash election and/or (ii) the number of such holder’s shares of Met-Pro common stock with respect to which such holder makes a stock election. A shareholder who submits a form of election is not required to elect the same form of Merger Consideration for all of his or her shares. The form of election allows an election to be made for cash consideration for a portion of the holder’s shares and stock consideration for the remaining portion of the holder’s shares.

If the First Merger is completed, shareholders who fail to submit properly completed elections at or prior to the election deadline will still be entitled to receive the Merger Consideration for each of their Met-Pro shares. Please refer to the section entitled “—Conversion of Shares; Exchange Procedures; Fractional Shares” beginning on page 81. However, any shares as to which the holder has not properly made an election at or prior to the election deadline will be treated as described below in the section entitled “—Non-Electing Holders” beginning on page 78.

Exchange Agent. American Stock Transfer & Trust Company, LLC will serve as the exchange agent for purposes of receiving election forms, determining in accordance with the Merger Agreement the Merger Consideration to be received by each holder of shares of Met-Pro common stock, and exchanging the applicable Merger Consideration for certificates formerly representing shares of Met-Pro stock if the First Merger is completed.

Election Deadline. The election deadline will be 5:00 p.m., Eastern Time, on the date that is three business days immediately prior to the closing date of the First Merger (or such other date as CECO and Met-Pro mutually agree). CECO and Met-Pro will publicly announce the anticipated election deadline at least five business days prior to the anticipated closing date of the First Merger.

Form of Election. The form of election must be properly completed and signed and accompanied by:

•	certificates representing all of the Met-Pro shares covered by the form of election, in a form acceptable for transfer on Met-Pro’s books; or

•

an appropriate guarantee of delivery of such certificates as set forth in the form of election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such certificates are in fact delivered to the exchange agent by the time set forth in such guarantee of delivery.

In order to make a cash election or a stock election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the form of election. You bear the risk of delivery of all the materials that you are required to submit to the exchange agent in order to properly make an election.

If your Met-Pro shares are held in “street name” through a bank, broker or other nominee and you wish to make an election, you should contact your bank, broker or other nominee and follow the instructions provided by it.

If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless an election is subsequently properly made on a timely basis.

Inability to Transfer Met-Pro Shares After an Election is Made. Once a cash election or a stock election is properly made with respect to any share of Met-Pro common stock, the electing shareholder will not be able to sell or otherwise transfer that share, unless the election is properly revoked or the Merger Agreement is terminated.

Election Revocation and Changes. Generally, an election may be revoked with respect to all or any portion of the Met-Pro shares covered by the election by the holder who submitted the applicable form of election, but only in whole share amounts by written notice of revocation received by the exchange agent at or prior to the election deadline. If an election is revoked, or the Merger Agreement is terminated, and any stock certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the shareholders who submitted them (except, in the case of a revocation, to the extent (if any) a subsequent cash election and/or stock election is properly made with respect to any or all of the shares of Met-Pro common stock represented by such certificates). Met-Pro shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, during the interval between the election deadline and the Effective Time, Met-Pro shareholders who have properly made elections will not be able to revoke their elections or sell the Met-Pro shares covered by their elections.

Non-Electing Holders. Met-Pro shareholders who make no election to receive cash consideration or stock consideration in the First Merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are not properly completed (subject to the exchange agent’s discretion to disregard immaterial defects) or are not signed will be deemed not to have made an election. Non-electing holders will have no control over the type of consideration they receive in the First Merger in exchange for their Met-Pro shares. Accordingly, these shareholders may receive cash consideration for all of their Met-Pro shares, stock consideration for all of their Met-Pro shares, or cash consideration for some of their Met-Pro shares and stock consideration for some of their Met-Pro shares, depending on elections that have been made by other Met-Pro shareholders. Please refer to the section entitled “—Proration and Reallocation Procedures” below.

Proration and Reallocation Procedures. Met-Pro shareholders should be aware that the cash elections and/or stock elections they make may be subject to the proration and reallocation procedures contained in the Merger Agreement.

The Merger Agreement provides that holders of Equity Award Shares will receive cash consideration in settlement and cancellation of their Equity Award Shares. For purposes of effecting the proration described below and in the description of the scenarios that illustrate possible effects of proration, the aggregate amount of cash to be paid in settlement of Equity Award Shares will be deducted from the aggregate amount of cash consideration that would otherwise be paid to Met-Pro shareholders in the First Merger. Specifically, the aggregate amount of cash Merger Consideration paid to Met-Pro shareholders in the First Merger will be equal to (i) the product of (A) $7.25 multiplied by (B) the number of fully-diluted shares of Met-Pro common stock issued and outstanding immediately prior to the Effective Time (for this purpose, all Equity Award Shares are treated as outstanding shares) minus (ii) the aggregate amount of cash consideration paid to discharge Equity Award Shares upon the closing of the First Merger (as described in more detail in the section entitled “The Merger Agreement—Treatment of Met-Pro Equity Awards” beginning on page 94).

The quotient obtained by dividing (i) the aggregate amount of cash Merger Consideration (calculated using the formula above) by (ii) $13.75 is referred to herein as the “Cash Conversion Number” because that quotient will equal the maximum number of shares of Met-Pro common stock that will be converted into the cash Merger Consideration under the terms of the Merger Agreement, regardless of the elections made by Met-Pro shareholders.

For illustrative purposes only, set forth below is a description of the proration and reallocation procedures, and their effects on Met-Pro’s shareholders, including those who fail to properly make a cash or stock election, under certain alternative scenarios. As a result of these procedures, even if you properly make a cash election for all of your Met-Pro shares, if more than 53% of the outstanding Met-Pro shares are subject to cash elections (treating Equity Award Shares as outstanding, and as electing and receiving cash), you will receive CECO common stock in the First Merger in exchange for some of your Met-Pro shares. Similarly, even if you properly make a stock election for all of your Met-Pro shares, if fewer than 53% of Met-Pro’s shares are subject to cash elections (treating Equity Award Shares as outstanding, and as electing and receiving cash), you may receive cash in the First Merger in exchange for some of your Met-Pro shares. If you make no valid election with respect to your Met-Pro shares, you may receive all cash, all CECO common stock or a combination of cash and CECO common stock Merger Consideration in the First Merger, depending entirely on the elections of other Met-Pro shareholders.

Scenario 1: Cash Elections are Oversubscribed

Met-Pro Shares Subject to Stock Elections. Each Met-Pro shareholder who properly elected to receive stock consideration will receive stock consideration in the form of shares of CECO common stock for all of the Met-Pro shares for which he or she properly made a stock election (including cash in lieu of any fractional share).

Met-Pro Shares Subject to No Election. Each Met-Pro shareholder who failed to properly make an election will receive stock consideration in the form of shares of CECO common stock for all of the Met-Pro shares for which he or she made no election (including cash in lieu of any fractional share).

Met-Pro Shares Subject to Cash Elections. Each Met-Pro shareholder who properly elected to receive cash consideration will, due to proration, receive cash consideration for only a pro rata portion of the Met-Pro shares for which he or she properly made a cash election. The Met-Pro shareholder will receive stock consideration in the form of shares of CECO common stock (and cash in lieu of any fractional share) for his or her remaining Met-Pro shares.

The precise number of Met-Pro shares for which a Met-Pro shareholder will receive cash consideration will be determined by multiplying the number of Met-Pro shares for which the shareholder properly made a cash election by a fraction with (i) a numerator equal to the Cash Conversion Number and (ii) a denominator equal to the aggregate number of Met-Pro shares for which valid cash elections have been made by all Met-Pro shareholders.

EXAMPLE 1. Assume that:

•

there are 15,100,000 shares of Met-Pro common stock outstanding on a fully-diluted basis (treating all Equity Award Shares as outstanding shares) immediately prior to the Effective Time and that $4,000,000 will be paid to discharge Equity Award Shares outstanding immediately prior to the Effective Time. In this scenario, the Cash Conversion Number would be equal to: (($7.25 x 15,100,000) - $4,000,000) ÷ $13.75 = 7,670,909 shares of Met-Pro common stock; and

•	Met-Pro shareholders properly make cash elections with respect to 10,000,000 Met-Pro shares outstanding immediately prior to the Effective Time.

If you own 1,000 Met-Pro shares and have properly made a cash election for all of those shares, you would receive cash consideration for 767 of your shares 1,000 x (7,670,909 ÷ 10,000,000) and CECO common stock consideration (including cash in lieu of any fractional share) for your remaining 233 shares.

Scenario 2: Cash Elections are Undersubscribed

Met-Pro Shares Subject to Cash Elections. Each Met-Pro shareholder who properly elected to receive cash consideration will receive cash consideration for all of the Met-Pro shares for which he or she properly made a cash election.

The aggregate number of shares for which Met-Pro shareholders properly elect to receive cash consideration is referred to herein as the “Cash Election Number.”

The difference between (i) the Cash Conversion Number and (ii) the Cash Election Number is referred to herein as the “Shortfall Number.”

Met-Pro Shares Subject to No Election. If the Shortfall Number is less than or equal to the aggregate number of shares of Met-Pro common stock for which no valid election has been made, which are referred to herein as “Non-Electing Met-Pro Shares,” then Met-Pro shareholders who failed to make a valid election will receive a mix of cash and stock consideration. The precise number of Non-Electing Met-Pro Shares of each such non-electing Met-Pro shareholder that will be converted into the cash consideration will be equal to the number of Non-Electing Met-Pro shares held by that shareholder multiplied by a fraction with (i) a numerator equal to the Shortfall Number and (ii) a denominator equal to the aggregate number of Non-Electing Met-Pro Shares held by all non-electing Met-Pro shareholders. All remaining Non-Electing Met-Pro Shares will be converted into the stock consideration.

If the Shortfall Number is greater than the aggregate number of Non-Electing Met-Pro Shares, then each non-electing Met-Pro shareholder will receive cash consideration in exchange for all of his or her Non-Electing Met-Pro Shares.

Met-Pro Shares Subject to Stock Elections. If the Shortfall Number is less than or equal to the aggregate number of Non-Electing Met-Pro Shares, then each Met-Pro shareholder who has properly elected to receive stock consideration will receive stock consideration for all of the Met-Pro shares for which he or she made a valid stock election.

If the Shortfall Number is greater than the aggregate number of Non-Electing Met-Pro Shares, then Met-Pro shareholders who made a valid election to receive stock consideration will, due to proration, receive a mix of cash and stock consideration. The precise number of shares of each stock-electing Met-Pro shareholder which will be converted into the cash consideration will be equal to the number of stock-electing Met-Pro shares held by such shareholder multiplied by a fraction with (i) a numerator equal to the difference between (A) the Shortfall Number and (B) the aggregate number of Non-Electing Met-Pro Shares and (ii) a denominator equal to the aggregate number of stock-electing Met-Pro shares. All remaining shares for which a valid stock election has been made will be converted into the stock consideration.

EXAMPLE 2. As in Example 1 above, assume that the Cash Conversion Number is equal to 7,670,909 shares of Met-Pro common stock. Additionally, assume that Met-Pro shareholders properly make cash elections with respect to 7,000,000 Met-Pro shares and that the number of Non-Electing Met-Pro Shares is 1,000,000. In this example, the Shortfall Number would be equal to: 7,670,909 – 7,000,000 = 670,909.

Because in this example the Shortfall Number is less than the aggregate number of Non-Electing Met-Pro Shares, each non-electing Met-Pro shareholder would receive a mix of cash and stock consideration. If you own 1,000 Non-Electing Met-Pro Shares, you would receive cash consideration for 670 of your shares 1,000 x (670,909 ÷ 1,000,000) and stock consideration (including cash in lieu of any fractional share) for your remaining 330 shares.

Because in this example the Shortfall Number is less than the aggregate number of Non-Electing Met-Pro Shares, all stock-electing Met-Pro shareholders would receive stock consideration for each Met-Pro share for which a valid stock election has been made.

EXAMPLE 3. As in Examples 1 and 2 above, assume that the Cash Conversion Number is equal to 7,670,909 shares of Met-Pro common stock. Additionally, assume that Met-Pro shareholders properly make cash elections with respect to 7,000,000 Met-Pro shares, that the number of Non-Electing Met-Pro Shares is 400,000 and that the number of cash-electing Met-Pro shares is 7,300,000. In this example, the Shortfall Number would again be equal to: 7,670,909 – 7,000,000 = 670,909.

However, because in this example the Shortfall Number is greater than the aggregate number of Non-Electing Met-Pro Shares, each non-electing Met-Pro shareholder would receive cash consideration for all Non-Electing Met-Pro Shares held by such non-electing Met-Pro shareholder. Non-electing Met-Pro shareholders would receive no stock consideration for their Non-Electing Met-Pro Shares in this example.

Because in this example the Shortfall Number is greater than the aggregate number of Non-Electing Met-Pro Shares, each stock-electing Met-Pro shareholder would receive a mix of cash and stock consideration. If you own 1,000 stock-electing Met-Pro Shares, you would receive cash consideration for 37 of your shares 1,000 x ((670,909 – 400,000) ÷ 7,300,000) and stock consideration (including cash in lieu of any fractional share) for your remaining 963 shares.

Neither CECO nor Met-Pro is making any recommendation as to whether Met-Pro shareholders should elect to receive cash consideration or stock consideration in the First Merger. Met-Pro shareholders must make their own decision with respect to such election. As a result of the proration and reallocation procedures set forth in the Merger Agreement and described in this joint proxy statement/prospectus, Met-Pro shareholders may receive cash consideration or stock consideration in amounts that are different from the amounts they elect to receive. Because the value of the cash consideration and stock consideration may differ, they may receive consideration having an aggregate value less than what they elected to receive. Accordingly, there can be no assurances that Met-Pro shareholders will receive the amount of cash consideration or stock consideration they elect. Met-Pro shareholders should, therefore, obtain current market quotations for CECO common stock before deciding what elections to make.

The actual value to be received by Met-Pro shareholders will be based on the relative values of the cash consideration and stock consideration calculated as of the last trading day before the closing of the Merger. Because Met-Pro shareholders making elections will likely take the relative values of the stock consideration and cash consideration into account in determining what form of election to make, they will likely elect the form of consideration resulting in the higher value. As a result, if you fail to make an election you are likely to receive the form of consideration having the lower value (based on the relative values of the cash consideration and stock consideration as of the last trading day before the First Merger).

Conversion of Shares; Exchange Procedures; Fractional Shares

The conversion of Met-Pro common stock into the right to receive the Merger Consideration will occur automatically at the Effective Time. Prior to the Effective Time (and, with respect to CECO common stock, from time to time after the Effective Time as applicable), CECO will deposit with the exchange agent an amount in cash and certificates representing shares of CECO common stock sufficient to effect the conversion of each share of Met-Pro common stock into the Merger Consideration pursuant to the Merger Agreement.

The exchange agent will take the following actions with respect to each holder of record of Met-Pro common stock as of immediately prior to the Effective Time:

•

If the shareholder properly made (and did not revoke) a cash election and/or stock election for shares of Met-Pro common stock, then within 10 business days after the Effective Time, the exchange agent will mail to such shareholder the aggregate Merger Consideration that the shareholder is entitled to receive pursuant to the Merger Agreement (including, if applicable, cash in lieu of any fractional share of CECO common stock).

•

If the shareholder did not properly make an unrevoked cash election and/or stock election for shares of Met-Pro common stock, then approximately 5 business days after the Effective Time, the exchange agent will mail to such shareholder a letter of transmittal containing instructions for obtaining the aggregate Merger Consideration that the shareholder is entitled to receive pursuant to the First Merger. The letter of transmittal will contain instructions for surrendering certificates representing shares of Met-Pro common stock to the exchange agent. The exchange agent will mail the aggregate Merger Consideration (including, if applicable, cash in lieu of any fractional share of CECO common stock) to the shareholder approximately 10 business days after the exchange agent has received all of the shareholder’s certificates representing shares of Met-Pro common stock, a properly signed and completed letter of transmittal in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions.

After the Effective Time, each certificate that previously represented shares of Met-Pro common stock will represent only the right to receive the Merger Consideration as described above and dividends and distributions on, and cash in lieu of any fractional share of, CECO common stock as described below.

Until holders of certificates previously representing shares of Met-Pro common stock have surrendered those certificates to the exchange agent, those holders will not receive dividends or distributions payable after the Effective Time on any shares of CECO common stock into which such shares have been converted. After surrender of the certificates, the exchange agent will also pay to such holders, without interest, all dividends and other distributions in respect of such CECO common stock payable after the Effective Time.

No fractional shares of CECO common stock will be issued to any Met-Pro shareholders in the First Merger. Each Met-Pro shareholder who would otherwise have been entitled to receive a fraction of a share of CECO common stock in the First Merger will receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest which such holder would otherwise be entitled to by (ii) the average closing price on the NASDAQ Global Market for a share of CECO common stock for the 15-trading day period ending on the last trading day before the closing of the First Merger.

CECO and the exchange agent will be entitled to deduct and withhold from the Merger Consideration, and pay to the appropriate taxing authorities, any applicable taxes. Any such amount which is properly withheld and paid to a taxing authority by CECO or the exchange agent will be treated for all purposes of the Merger Agreement as having been paid to the person from whom it is withheld.

If any certificate representing shares of Met-Pro common stock has been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the person claiming that such certificate has been lost, stolen or destroyed and, if required by CECO or the surviving corporation of the Mergers, the delivery by such person of a bond (in such amount as CECO or the surviving corporation may direct) as indemnity against any claim that may be made against the exchange agent, CECO or the surviving corporation with respect to on account of the alleged loss, theft or destruction of such certificate, the exchange agent will issue, in exchange for all rights to the lost, stolen or destroyed certificate, the total amount of Merger Consideration in respect of the shares of Met-Pro common stock represented by such certificate.

Accounting Treatment

The Mergers will be accounted for by CECO using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the assets acquired, if any, will be allocated to goodwill.

No Dissenters’ Rights of Met-Pro Shareholders

Under Pennsylvania law, Met-Pro shareholders do not have a right to dissent and require appraisal of their shares.

Stock Exchange Listing of CECO Common Stock

Shares of CECO common stock issuable to Met-Pro shareholders in the First Merger must have been approved for listing on The NASDAQ Global Market.

Delisting and Deregistration of Met-Pro Common Stock

If the First Merger is completed, Met-Pro common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act, and Met-Pro will no longer file periodic reports with the SEC on account of Met-Pro common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences to U.S. holders (as defined below) of the Mergers. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations and/or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

For purposes of this discussion, the term U.S. holder means a beneficial owner of shares of Met-Pro common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the U.S. or any state thereof (or the District of Columbia);

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that a U.S. holder holds its shares of Met-Pro common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Met-Pro shareholder in light of its particular circumstances, or that may apply to Met-Pro shareholders that are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), financial institutions, mutual funds, subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold shares of Met-Pro common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, persons who acquired their shares of Met-Pro common stock through the exercise of options or other compensation arrangements, persons whose ability to sell their Met-Pro common stock is limited by SEC Rule 144 or persons who are not a U.S. holder). In addition, this discussion does not address any aspect of state, local, foreign, estate, gift or other tax law that may apply to Met-Pro shareholders. The U.S. federal income tax consequences described below are not intended to constitute a complete description of all tax consequences relating to the Mergers. Met-Pro shareholders are urged to consult their own tax advisors to determine the tax consequences to them of, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws to, the receipt of the Merger Consideration in exchange for Met-Pro common stock pursuant to the Mergers.

If any entity that is treated as a partnership for U.S. federal tax purposes holds shares of Met-Pro common stock, the tax treatment of its partners or members generally will depend, in part, upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity holds shares of Met-Pro common stock, you should consult your tax advisor.

This discussion further assumes that all substantial conditions to the respective obligations of the parties to effect the Mergers will have been met and not waived and any debt or other obligation of Met-Pro outstanding immediately prior to the completion of the First Merger or that has been satisfied in connection with the Mergers will not be treated as stock for U.S. federal income tax purposes.

Tax Classifications of the Mergers—General

Met-Pro and CECO have agreed to use reasonable commercial efforts to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code and, without the prior written consent of the other parties to the Merger Agreement, to not intentionally take any actions or intentionally omit to take any actions which actions or omissions could prevent the Mergers from qualifying as a reorganization. Additionally, Met-Pro and CECO have agreed to cooperate with each other and use commercially reasonable efforts to obtain, on or about the closing of the Mergers, the opinion of Fox Rothschild LLP, counsel to Met-Pro, and the opinion of Barnes & Thornburg, LLP, counsel to CECO, which opinions may be based on certain assumptions and qualifications stated therein and customary certification letters, to the effect that (i) the combined effect of the Mergers will cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Met Pro, CECO, Merger Sub and Merger Sub II each will be a “party to the reorganization” within the meaning of Section 368 of the Code, collectively referred to as the “tax opinions.”

The closing of the Mergers, however, is not conditioned on the Mergers qualifying as a reorganization or upon receipt by either Met-Pro or by CECO of the tax opinions. As discussed further below, due to the continuity of interest requirement described in Treasury Regulations Section 1.368-1(e), it is not clear as of the date of this joint proxy statement/prospectus nor will it be clear prior to the special meetings whether the Mergers will qualify as a reorganization or whether Fox Rothschild LLP and Barnes & Thornburg, LLP will be able to render the tax opinions, even if they otherwise receive customary certification letters from each of Met-Pro and CECO. Additionally, the tax opinions, if rendered, will not bind the IRS, nor prelude the IRS from adopting a position contrary to those expressed in the tax opinions. Met-Pro shareholders should therefore consult their own tax advisors to determine the U.S. federal income tax consequences of the Mergers to them.

Very generally, in order for the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code, numerous requirements, including the “continuity of interest” requirement must be satisfied. Under the applicable U.S. Treasury regulations, the “continuity of interest” requirement generally should be satisfied if the value of the CECO common stock issued in the First Merger, in the aggregate, to Met-Pro shareholders represents at least 40% of the value of the total consideration received by Met-Pro shareholders in the First Merger, as determined under applicable U.S. Treasury regulations. In a transaction in which the “signing date rule” applies, the continuity of interest requirement is determined on the last business day before the date of the execution of the Merger Agreement. The signing date rule generally applies when the consideration is “fixed” at the time of signing. Met-Pro and CECO have assumed, and this disclosure reflects the assumption, that the signing date rule does not apply and therefore, the continuity of interest requirement is tested as of the closing date of the Mergers.

The mix of cash and shares of CECO common stock to be received in the First Merger by the Met-Pro shareholders is subject to adjustment based upon the value of the shares of CECO common stock prior to the closing date of the First Merger. As a result, because the value of the shares of CECO common stock received by holders of Met-Pro common stock may fluctuate between the date hereof and the date of the First Merger, if such fluctuation were to result in Met-Pro shareholders receiving shares of CECO common stock with an aggregate value of less than 40% of the total consideration for the Mergers, then, while the determination would ultimately be based on all relevant facts and circumstances, the continuity of interest requirement for reorganization treatment might not be satisfied. If the 40% threshold is not met, counsel to one or both of Met-Pro and CECO may not be able to render the tax opinions.

Tax Consequences to Met-Pro Shareholders Who Exchange Their Shares of Met-Pro Common Stock For the Merger Consideration If the Mergers Qualify As a Reorganization Under Section 368(a) of the Code

If the Mergers qualify as a reorganization, then the U.S. federal income tax consequences to U.S. holders who exchange their shares of Met-Pro common stock for the Merger Consideration will depend on whether such

U.S. holder receives solely cash, solely shares of CECO common stock or a combination of cash and shares of CECO common stock in exchange for such U.S. holder’s Met-Pro common stock. At the time a U.S. holder makes a cash or stock election pursuant to the terms of the Merger Agreement, such U.S. holder will not know whether, and to what extent, the proration provisions of the Merger Agreement will alter the mix of cash and/or shares of stock of the Merger Consideration such U.S. holder will receive. As a result, the tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise amount of cash and shares of CECO common stock that such U.S. holder will receive pursuant to the First Merger.

Exchange of Met-Pro common stock solely for shares of CECO common stock

Except as discussed below, see the section entitled “—Cash in Lieu of Fractional Shares of CECO Common Stock” beginning on page 87, a U.S. holder who exchanges all of its shares of Met-Pro common stock solely for shares of CECO common stock pursuant to the First Merger will not recognize gain or loss in connection with such exchange.

A U.S. holder’s aggregate tax basis in the CECO common stock received in the First Merger in exchange for its Met-Pro common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of CECO Common Stock” beginning on page 87, generally will equal such U.S. holder’s aggregate tax basis in the Met-Pro common stock surrendered by such U.S. holder in the First Merger. The holding period for the shares of CECO common stock received by such U.S. holder in the First Merger in exchange for its Met-Pro common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of CECO Common Stock” beginning on page 87, generally will include the holding period for the shares of Met-Pro common stock exchanged therefor.

Exchange of Met-Pro common stock solely for cash

A U.S. holder who exchanges all of its shares of Met-Pro common stock solely for cash pursuant to the First Merger generally may recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the Met-Pro common stock exchanged therefor.

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of Met-Pro common stock for more than one year at the Effective Time. Currently, long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% and short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 39.6%. The deductibility of capital losses is subject to limitations.

Exchange of Met-Pro common stock for a combination of cash and shares of CECO common stock

Except as discussed below, a U.S. holder who exchanges its shares of Met-Pro common stock for a combination of cash and shares of CECO common stock pursuant to the First Merger may recognize gain (but not loss) equal to the lesser of: (i) the excess, if any, of the amount of cash plus the fair market value of any shares of CECO common stock received in the First Merger, over such U.S. holder’s adjusted tax basis in the shares of Met-Pro common stock surrendered by such U.S. holder in the First Merger; and (ii) the amount of cash received by such U.S. holder in the First Merger (other than cash received in lieu of fractional shares of CECO common stock).

For purposes of this calculation, the fair market value of shares of CECO common stock is based on the trading price of that share of stock on the date of the First Merger, rather than the methodology used in the Merger Agreement calculating the number of shares of CECO common stock to be issued to the Met-Pro shareholder. In the case of any U.S. holder who acquired different blocks of Met-Pro common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the First Merger. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares (or other gains) but a U.S. holder will generally be able to reduce its capital gains by other capital losses in determining its income tax liability. Such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the basis or holding periods of the particular shares of CECO common stock received in the First Merger.

In addition, U.S. Treasury regulations under Section 358 of the Code provide that where a shareholder surrenders shares of target stock in an exchange and receives cash and shares of acquiror stock, then, to the extent the terms of the exchange specify that shares of acquiror stock or cash are received in exchange for a particular share of target stock surrendered, the terms of the exchange shall control for the purpose of determining the gain to the extent the terms of the exchange are economically reasonable. Therefore, a U.S. holder might be permitted to calculate the amount of taxable gain separately for each share of Met-Pro common stock surrendered in the First Merger based on the specific consideration received for such share. This result might be permitted if the shareholder designates, on the letter of transmittal (and as specifically authorized by the Merger Agreement), specific shares of Met-Pro common stock to be exchanged for cash or to be exchanged for shares of CECO common stock, as the case may be. Such a designation might result in less taxable gain to a U.S. holder even if the holder holds a single block of Met-Pro common stock with a uniform tax basis. However, it is unclear whether a designation described in this paragraph will be treated as satisfying the requirements of the Treasury regulations, and whether the proration provisions of the Merger Agreement may affect such designation, and therefore there can be no assurance that the IRS would not successfully challenge a U.S. holder that reports taxable gain on the basis of such a designation. U.S. holders therefore should consult with their tax advisors with respect to the advisability, including any benefits or risks, of making an express designation in their letter of transmittal.

Generally, a U.S. holder’s aggregate tax basis in the shares of CECO common stock received by such U.S. holder in the First Merger in exchange for its shares of Met-Pro common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of CECO Common Stock” beginning on page 87, will equal such U.S. holder’s aggregate tax basis in the shares of Met-Pro common stock surrendered in the First Merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. holder in the First Merger (other than with respect to cash received in lieu of fractional shares of CECO common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the First Merger (other than cash received in lieu of fractional shares of CECO common stock). The holding period for the shares of CECO common stock received in the First Merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of CECO Common Stock”, generally will include the holding period for the shares of Met-Pro common stock exchanged therefor.

Any recognized capital gain generally will be long-term capital gain if the U.S. holder held the shares of Met-Pro common stock for more than one year at the Effective Time. Currently, long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% and short term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 39.6%. The deductibility of capital losses is subject to limitations.

In some cases, such as if a U.S. holder actually or constructively owns shares of CECO common stock immediately after the First Merger that was not received in the First Merger, the gain recognized in connection with the Mergers may be treated as having the effect of the distribution of a dividend to such U.S. holder, under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Tax Consequences to Met-Pro Shareholders Who Exchange Their Shares of Met-Pro Common Stock For the Merger Consideration If the Mergers Fail to Qualify as a Reorganization Under Section 368(a) of the Code

If the Mergers do not qualify as a reorganization within the meaning of Section 368(a) of the Code for the reasons discussed above or otherwise, the Mergers will constitute a taxable transaction to Met-Pro shareholders for U.S. federal income tax purposes. As such, a Met-Pro shareholder would generally recognize capital gain or loss with respect to shares of Met-Pro common stock surrendered by such shareholder based on the difference between the shareholder’s adjusted tax basis in its shares of Met-Pro common stock (generally equal to the price the shareholder paid for such shares) and the sum of the fair market value, as of the Effective Time, of shares of CECO common stock and cash received in exchange for shares of Met-Pro common stock (including the cash received in lieu of a fractional share of CECO common stock). Such capital gain or loss will be long-term capital gain or loss if the U.S. holder held the shares of Met-Pro common stock for more than one year. There are limitations on the deductibility of capital losses. Additionally, in such event, a shareholder’s aggregate basis in the shares of CECO common stock so received would equal the fair market value of such common stock and such shareholder’s holding period would begin the day after the First Merger.

Cash in Lieu of Fractional Shares of CECO Common Stock

A U.S. holder who receives cash instead of a fractional share of CECO common stock will be treated as having received the fractional share of CECO common stock pursuant to the First Merger and then as having exchanged the fractional share of CECO common stock for cash in a redemption by CECO. In general, this deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Met-Pro common stock allocable to such fractional interest in CECO common stock. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Met-Pro common stock exchanged by such U.S. holder is greater than one year as of the Effective Time. Currently, long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% and short term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 39.6%. The deductibility of capital losses is subject to limitations.

3.8% Medicare Tax on “Net Investment Income”

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain recognized or amounts received with respect to their shares of Met-Pro common stock, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. Met-Pro shareholders should consult their own tax advisors with respect to the applicability of this additional 3.8% tax on any payments received and/or gain recognized by such shareholder.

Information Reporting and Backup Withholding

Cash payments received in the First Merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

TAX MATTERS CAN BE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR

DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGERS, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGERS. ACCORDINGLY, EACH MET-PRO SHAREHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGERS TO SUCH MET-PRO SHAREHOLDER.

THE MERGER AGREEMENT

The following section sets forth the principal terms of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this section, which is summary by nature. This section is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about CECO or Met-Pro. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information in disclosure schedules provided by Met-Pro to CECO and CECO to Met-Pro in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between CECO and Met-Pro rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement (or the summaries contained herein) should not be read as characterizations of the actual state of facts about CECO or Met-Pro, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in other documents incorporated by reference.

The Mergers

Subject to the terms and conditions of the Merger Agreement, and in accordance with and subject to Pennsylvania law and Delaware law, the Mergers will proceed as part of an integrated transaction and plan of merger as follows: (a) in the First Merger, Merger Sub will merge with and into Met-Pro, with Met-Pro surviving as a wholly owned subsidiary of CECO, and (b) in the Second Merger promptly thereafter, Met-Pro will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of CECO.

Closing and Effectiveness of the Mergers

The closing of the Mergers will occur no later than two business days after the date on which the conditions to the completion of the Mergers, which conditions are described below in the section entitled “—Conditions of the Mergers” beginning on page 108, have been satisfied or waived, unless the Merger Agreement has been terminated prior to such time. The First Merger will become effective at such time as the parties file the Articles of Merger in Pennsylvania (or at such other Effective Time as Met-Pro and CECO may specify in the Articles of Merger). The Second Merger will become effective upon the filing the Articles of Merger in Pennsylvania following the Effective Time.

Articles of Incorporation; Bylaws; Directors and Officers of the Constituent Corporations following the Mergers

Unless otherwise agreed by Met-Pro and CECO before the Effective Time, at the Effective Time:

•

the articles of incorporation of Met-Pro will be amended and restated to read in their entirety as set forth on Exhibit C to the Merger Agreement, until thereafter amended in accordance with Pennsylvania law and such amended and restated articles of incorporation;

•	the bylaws of Met-Pro will be amended and restated to read in their entirety as set forth on Exhibit D to the Merger Agreement, until thereafter amended in accordance with Pennsylvania law; and

•

the directors and officers of Merger Sub immediately prior to the Effective Time will serve as the directors and officers of Met-Pro from and after the Effective Time, in each case until their successors are elected or appointed or until their resignation or removal.

Unless otherwise determined by CECO before the effective time of the Second Merger, at the effective time of the Second Merger:

•

the certificate of incorporation of Merger Sub II as in effect immediately prior to the effective time of the Second Merger will be the certificate of incorporation of Merger Sub II from and after the effective time of the Second Merger, until thereafter amended in accordance with Delaware law and such certificate of incorporation, except that the name of Merger Sub II will be changed to “Met-Pro Corporation”;

•

the bylaws of Merger Sub II as in effect immediately prior to the effective time of the Second Merger will be the bylaws of Merger Sub II from and after the effective time of the Second Merger, until thereafter amended in accordance with Delaware law, Merger Sub II’s certificate of incorporation and such bylaws, except that the name of Merger Sub II will be changed to “Met-Pro Corporation”; and

•

the directors and officers of Merger Sub II immediately prior to the effective time of the Second Merger will continue to serve as the directors and officers of Merger Sub II from and after the effective time of the Second Merger, in each case until their successors are elected or appointed or until their resignation or removal.

The consummation of the Mergers will have no effect on the directors and officers of CECO.

Consideration to be Received in the Mergers

At the Effective Time, each outstanding share of Met-Pro common stock (other than shares held in treasury and shares owned by Met-Pro or its subsidiaries or by CECO, Merger Sub or Merger Sub II) will be converted into the right to receive, at the election of the Met-Pro shareholder, subject to certain proration and reallocation mechanisms described below, either:

•	$13.75 in cash, without interest; or

•

(i) a number of shares of CECO common stock equal to the “exchange ratio” determined by dividing (x) $13.75 by (y) the volume weighted average trading price of a share of CECO common stock on the NASDAQ Global Market (or “NASDAQ”) for the 15 consecutive trading days ending on the trading day immediately preceding the closing date of the First Merger, as calculated by Bloomberg Financial LP under the function “VWAP” (which is referred to herein as the “CECO Average Trading Price”) plus (ii) cash in lieu of any fractional share of CECO common stock that would otherwise be issued to such Met-Pro shareholder.

Notwithstanding the exchange ratio formula described above, (a) if the CECO Average Trading Price is greater than or equal to $13.75, then the exchange ratio will be equal to 1.0000 and (b) if the CECO Average Trading Price is less than or equal to $10.17, then the exchange ratio will be equal to 1.3520. Accordingly, the actual number of shares and the value of the CECO common stock delivered to former Met-Pro shareholders who receive CECO common stock consideration in the First Merger will depend on the CECO Average Trading Price, and the value of the shares of CECO common stock (based on the CECO Average Trading Price) delivered for each such share of Met-Pro common stock may be greater than or less than $13.75.

Met-Pro shareholder elections will be subject to proration and reallocation mechanisms to ensure that the aggregate amount of cash consideration paid by CECO for shares of Met-Pro common stock in the Merger is equal to (a) the product of (i) $7.25 multiplied by (ii) the number of fully-diluted shares of Met-Pro common stock (calculated using the treasury share method) issued and outstanding immediately prior to the Effective Time minus (b) the aggregate cash consideration paid by CECO to discharge Equity Award Shares outstanding immediately prior to the closing of the First Merger (as described in more detail below under the heading “—Treatment of Met-Pro Equity Awards” beginning on page 94). As of May 20, 2013, the number of fully-diluted shares of Met-Pro common stock (calculated using the treasury share method) was 15,073,915, which would result in approximately 51.5% of the outstanding shares of Met-Pro common stock (exclusive of Equity Award Shares) being converted into cash consideration and approximately 48.5% of the outstanding shares of Met-Pro common stock being converted into CECO common stock consideration in the First Merger.

In order to achieve the agreed mix of cash and CECO common stock consideration payable as Merger Consideration in connection with the First Merger, the Merger Agreement provides for prorations and reallocations of the cash and stock elections made by Met-Pro shareholders, as well as the allocation of consideration to be paid with respect to Met-Pro shareholders who fail to, or improperly, make an election to receive the Merger Consideration. Specifically, if the number of cash election shares exceeds the total number of shares convertible into cash consideration (as described in the paragraph above), then a portion of the cash election shares equal to such excess will be converted into the right to receive CECO common stock consideration rather than cash consideration, with such adjustment being made on a pro-rata basis among all cash election shares. If the number of cash election shares is fewer than the total number of shares convertible into cash consideration (as described in the paragraph above), then such cash election share shortfall amount will be made up by first converting Met-Pro shares for which no valid cash or stock election has been made into the right to receive cash consideration (on a pro-rata basis among all such no election shares, in the event less than all such shares are so converted), and then any remaining cash election share shortfall will be made up by converting a portion of the Met-Pro shares electing to receive CECO common stock consideration into the right to receive cash consideration rather than stock consideration, with such adjustment being made on a pro-rata basis among all such stock election shares. As a result, a Met-Pro shareholder may receive a different combination of consideration than he, she or it elected, depending on the elections made by other Met-Pro shareholders.

Met-Pro shareholders who do not make a valid election on the election form with respect to any of their shares of Met-Pro common stock or who do not return a properly completed election form by the election deadline (as described below under the heading “Election Procedures”) will have no control over the form of Merger Consideration they receive and will receive either the cash consideration or the CECO common stock consideration (or a combination of both) depending on the elections made by other Met-Pro shareholders.

If, prior to the Effective Time, CECO splits, combines into a smaller number of shares, or issues by reclassification any shares of CECO common stock (none of which the parties currently expect to occur prior to the closing of the First Merger), then the CECO common stock consideration and any dependent items will be appropriately adjusted to provide to the holders of Met-Pro common stock the same economic effect as contemplated by the Merger Agreement prior to such action.

Election Procedures

CECO has designated American Stock Transfer and Trust Company, LLC to act as the exchange agent under the Merger Agreement for the purposes of processing forms of election and exchanging shares of Met-Pro common stock for the applicable cash and/or CECO common stock Merger Consideration.

An election form will be mailed to Met-Pro shareholders as soon as reasonably practicable after the mailing of this joint proxy statement/prospectus. Met-Pro shareholders should follow the instructions included on the election form for completing the election form and delivering it to the exchange agent. In order to make a valid election, a Met-Pro shareholder must submit a properly completed election form to the exchange agent by the election deadline of 5:00 p.m., Eastern Time, on the date that is three business days immediately preceding the closing date of the First Merger (or such other date as Met-Pro and CECO may mutually agree). Met-Pro and CECO will publicly confirm and announce the election deadline at least five business days prior to the anticipated closing date of the First Merger. If a Met-Pro shareholder fails to submit a properly completed election form to the exchange agent by the election deadline in accordance with the instructions provided on the election form or revokes his, her or its election and does not resubmit a properly completed election form prior to the election deadline, his, her or its election will not be valid and his, her or its shares of Met-Pro common stock will be treated as “no election shares” as described above. None of Met-Pro, CECO or the exchange agent has any obligation to inform Met-Pro shareholders of any defect in any election forms submitted by them.

The election form enables Met-Pro shareholders to choose to exchange some or all of their shares of Met-Pro common stock for cash consideration, which we refer to as “cash election shares,” or some or all of their shares of Met-Pro common stock for stock consideration, which we refer to as “stock election shares,” subject to the proration and reallocation mechanisms described above. Met-Pro shareholders will have until the election deadline to make their election and return their election forms to the exchange agent.

The form of election must be properly completed and signed and accompanied by:

•

certificates representing all of the shares of Met-Pro common stock covered by the form of election, in a form acceptable for transfer on Met-Pro’s books (or, with respect to such shares of Met-Pro common stock that are held in book-entry form, confirmation of a book-entry transfer of the shares into the exchange agent’s account at The Depository Trust Company); or

•

an appropriate guarantee of delivery of such certificates as set forth in the form of election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such certificates are in fact delivered to the exchange agent by the time set forth in such guarantee of delivery.

After a cash election or a stock election has been properly made with respect to any share of Met-Pro common stock, no further registration of transfers of such share will be made on the stock transfer books of Met-Pro, unless and until such cash election or stock election has been properly revoked.

Any cash election or stock election may be revoked or changed with respect to all or any portion of the shares of Met-Pro common stock subject thereto (but only in whole share amounts) by the holder who submitted the applicable form of election by such holder submitting to the exchange agent a written notice of such revocation or change and such written notice is actually received by the exchange agent at or prior to the election deadline.

Met-Pro shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, during the interval between the election deadline and the Effective Time, Met-Pro shareholders who have properly made elections will not be able to revoke their elections or sell the Met-Pro shares covered by their elections.

Met-Pro shareholders bear the risk of delivery of all the materials that they are required to submit to the exchange agent in order to properly make an election.

Exchange and Payment Procedures

At the Effective Time, shares of Met-Pro common stock will be converted into the right to receive the applicable cash Merger Consideration and/or the CECO common stock Merger Consideration, subject to the proration and reallocation mechanisms described above.

The exchange agent will take the following actions with respect to each holder of record of Met-Pro common stock as of immediately prior to the Effective Time:

•

If the shareholder properly made (and did not revoke) a cash election and/or stock election, then within 10 business days after the Effective Time, the exchange agent will mail to such shareholder the aggregate Merger Consideration that the shareholder is entitled to receive pursuant to the Merger Agreement (including, if applicable, cash in lieu of any fractional share of CECO common stock).

•

If the shareholder did not properly make an unrevoked cash election and/or stock election, then within five business days after the Effective Time, the exchange agent will mail to such shareholder a letter of transmittal containing instructions for obtaining the aggregate Merger Consideration that the shareholder is entitled to receive pursuant to the First Merger. The letter of transmittal will contain instructions for surrendering certificates representing shares of Met-Pro common stock to the exchange agent. The exchange agent will mail the aggregate Merger Consideration (including, if applicable, cash in lieu of any fractional share of CECO common stock) to the shareholder approximately 10 business days after the exchange agent has received all of the shareholder’s certificates representing shares of Met-Pro common stock, a properly signed and completed letter of transmittal in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions.

After the Effective Time, each certificate that previously represented shares of Met-Pro common stock will represent only the right to receive the Merger Consideration and dividends and distributions on, and cash in lieu of any fractional share of, CECO common stock, all as described herein.

Lost, Stolen or Destroyed Certificates

If you have lost a certificate or it has been stolen or destroyed, then, before you will be entitled to receive the Merger Consideration, you will need to deliver an affidavit of that fact (and if required by CECO or the exchange agent, post a bond in customary amount and on such terms as may be reasonably required as indemnity against any claim that may be made against it or the exchange agent with respect to such certificate).

No Transfers Following Effective Time of the Mergers

All Merger Consideration delivered in accordance with the Merger Agreement will be deemed to be delivered in full satisfaction of all rights pertaining to the Met-Pro common stock (other than the right to receive the Merger Consideration and any dividends or distributions in respect of shares of CECO common stock, as described below). No further registration of transfers on the stock transfer books of Met-Pro of any shares of Met-Pro common stock outstanding immediately prior to the Effective Time will be allowed from or after the Effective Time. Any certificate presented to CECO or the exchange agent for transfer will be cancelled and, subject to compliance with the exchange procedures set forth in the Merger Agreement and summarized herein, exchanged for the Merger Consideration to which the holder of the certificate is entitled pursuant to the Merger Agreement.

Withholding Taxes

CECO and the exchange agent will be entitled to deduct and withhold any applicable taxes from the Merger Consideration and to pay such withheld amounts to the applicable governmental entity. Any sum that is withheld will be treated for all purposes of the Merger Agreement to have been paid to the person with regard to whom it is withheld.

Dividends and Distributions

No dividends or other distributions with respect to shares of CECO common stock with a record date after the Effective Time will be paid to former Met-Pro shareholders until their shares of Met-Pro common stock have been surrendered to the exchange agent. There will be paid, without interest, to the record holder of the shares of CECO common stock issued in exchange for shares of Met-Pro common stock so surrendered to the exchange agent (a) upon surrender, all dividends and other distributions payable in respect of such CECO common stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (b) on the appropriate payment date, the dividends or other distributions payable with respect to such CECO common stock with a record date after the Effective Time but prior to surrender and with a payment date subsequent to such surrender. For purposes of dividends and other distributions in respect of CECO common stock, all shares of CECO common stock to be issued to former Met-Pro shareholders pursuant to the First Merger will be entitled to dividends and other distributions on or in respect of CECO common stock (as described above) as if issued and outstanding as of the Effective Time.

No Dissenters’ Rights

Under Pennsylvania law, Met-Pro shareholders are not entitled to dissenters’ rights in connection with the Mergers because shares of Met-Pro common stock and CECO common stock are listed on the New York Stock Exchange and NASDAQ, respectively.

Treatment of Met-Pro Equity Awards

As of the Effective Time, each option to purchase shares of Met-Pro common stock or other right to purchase shares of Met-Pro common stock under any Met-Pro equity plan, to the extent it is outstanding and unexercised immediately prior thereto, will become fully vested as of the Effective Time and will be automatically cancelled, and the holder thereof will receive, as soon as reasonably practicable, a cash payment (without interest) equal to the product of (i) the excess, if any, of $13.75 over the exercise price per share of such Met-Pro option and (ii) the number of shares of Met-Pro common stock issuable upon exercise of such Met-Pro option. The consideration payable with respect to Met-Pro options will in all cases be paid in cash and will not be subject to the proration and reallocation mechanisms described above.

As of the Effective Time, each restricted stock unit granted under any Met-Pro equity plan that is outstanding immediately prior thereto will become fully vested as of the Effective Time. Each Met-Pro restricted stock unit will by virtue of the First Merger be automatically cancelled, and the holder thereof will receive, as soon as reasonably practicable, a cash payment (without interest) equal to the product of (i) the aggregate number of shares of Met-Pro common stock subject to such Met-Pro restricted stock unit and (ii) $13.75. The consideration payable with respect to Met-Pro restricted stock units will in all cases be paid in cash and will not be subject to the proration and reallocation mechanisms described above.

CECO will be entitled to deduct and withhold any applicable taxes from the amounts payable to holders of Met-Pro options and restricted stock units and to pay such withheld amounts to the applicable governmental entity. Any sum that is withheld will be treated for all purposes of the Merger Agreement to have been paid to the former holder of Met-Pro options and/or restricted stock units with regard to whom it is withheld.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Met-Pro to CECO and by CECO, Merger Sub and Merger Sub II to Met-Pro. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Accordingly, Met-Pro shareholders and CECO stockholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts and may be subject to contractual standards of materiality different from those generally applicable to stockholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in public disclosures of Met-Pro and CECO. This description of the representations and warranties is included to provide Met-Pro’s shareholders and CECO’s stockholders with information regarding the terms of the Merger Agreement. The representations and warranties in the Merger Agreement and the description of them in this joint proxy statement/prospectus should be read in conjunction with the other information contained in the reports, statements and filings Met-Pro and CECO publicly file with the SEC. Please refer to the section entitled “Where You Can Find Additional Information” beginning on page 163.

In the Merger Agreement, Met-Pro and CECO make a number of representations and warranties to each other. The representations and warranties relate to, among other things:

•	due incorporation, valid existence and good standing;

•	corporate authorization and power to enter into the Merger Agreement and consummate the transactions contemplated thereby;

•	the good standing and corporate power and authority of Met-Pro’s and CECO’s subsidiaries, respectively;

•	organizational documents;

•	capitalization and capital structure;

•

the absence of any violation of or conflict with such party’s organizational documents, applicable laws and material contracts as a result of entering into the Merger Agreement and consummating the Mergers;

•	required regulatory filings, consent and approvals of governmental entities in connection with the Merger Agreement and the Mergers;

•	compliance with laws and required permits;

•

documents filed by Met-Pro and CECO, respectively, with the SEC since January 31, 2010 (in the case of Met-Pro) and December 31, 2009 (in the case of CECO), the accuracy of information contained in those documents and the compliance of such documents with the requirements of applicable U.S. securities laws;

•	compliance with stock exchange listing requirements;

•	financial statements, books and records;

•	disclosure controls and procedures, internal control over financial reporting and certain audit related matters;

•

the absence of certain changes or events, and the absence of a Material Adverse Effect (as defined below) on Met-Pro since January 31, 2013, or a Material Adverse Effect on CECO since December 31, 2012;

•	the absence of certain undisclosed liabilities;

•	certain material contracts, the absence of breaches and defaults thereunder and the parties’ respective compliance therewith;

•	the absence of significant litigation, legal proceedings and/or judgments;

•	the registration statement and the joint proxy statement/prospectus to be filed with the SEC and the accuracy of information contained in such documents as provided by such party;

•	employee benefit plans, employment agreements and related matters;

•	filing of tax returns, payment of taxes and other tax matters;

•	environmental matters;

•	product warranty and product liability matters;

•	compliance with import and export control laws;

•	compliance with the Foreign Corrupt Practices Act and similar non-U.S. laws;

•	insurance coverage and related matters;

•	customer and supplier relations;

•	board of directors approvals and recommendations as well as required stockholder approvals;

•	the absence of undisclosed finders’ or brokers’ fees; and

•	the receipt of fairness opinions from the parties’ respective financial advisors.

The Merger Agreement also contains additional representations and warranties made by Met-Pro to CECO relating to:

•	labor and employment matters;

•	the absence of material restrictions on Met-Pro’s business activities;

•	title to properties and assets;

•	real estate matters;

•	inventory;

•	intellectual property matters;

•	the inapplicability of certain Pennsylvania corporate takeover provisions of the Pennsylvania Business Corporation Law of 1988;

•

the amendment of the Met-Pro Rights Agreement, dated as of January 6, 2000, as amended on December 11, 2009, by and between Met-Pro and American Stock Transfer and Trust Company, LLC as rights agent thereunder; and

•	certain related-party transactions.

The Merger Agreement also contains additional representations and warranties made by CECO to Met-Pro relating to:

•

CECO’s ability to pay the cash consideration in the First Merger and to consummate the Mergers, and the transactions contemplated thereby, upon satisfaction of closing conditions, the existence and delivery to Met-Pro of a fully executed debt commitment letter confirming the commitment of Bank of America to provide CECO with debt financing in connection with the Mergers and certain terms and conditions of that debt commitment letter, among other things; and

•	CECO’s ownership of shares of Met-Pro common stock.

The parties’ respective representations and warranties will not survive the closing of the Mergers.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions of the Merger Agreement use the phrase “Material Adverse Effect.” The Merger Agreement provides that “Material Adverse Effect” means (a) any event, change, effect or occurrence that has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Met-Pro and its subsidiaries, taken as a whole, or CECO and its subsidiaries, taken as a whole, as applicable, or (b) a material adverse effect on the ability of Met-Pro or CECO, Merger Sub or Merger Sub II, as applicable, to consummate the transactions contemplated by the Merger Agreement. However, the parties have agreed that none of the following, and no event, change, effect or occurrence arising out of or resulting from the following, will constitute a “Material Adverse Effect” or be considered in determining whether a “Material Adverse Effect” has occurred or would be reasonably likely to occur:

•

the public announcement or the pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement or any actions required to be taken (or refrained from being taken) in compliance with the Merger Agreement;

•

changes in the economy, financial markets or economic conditions generally in the U.S. and/or in any other country in which Met-Pro and its subsidiaries or CECO and its subsidiaries, as applicable, conduct operations;

•

any failure by Met-Pro or CECO, as applicable, to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement. However, the parties have agreed that the exception in this bullet point will not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a “Material Adverse Effect” has occurred;

•	changes in U.S. generally accepted accounting principles or in any applicable law (or the interpretation thereof) after the date of the Merger Agreement;

•	changes generally affecting the industries in which Met-Pro or CECO, as applicable, operate; or

•

any outbreak, escalation or occurrence after the date of the Merger Agreement of significant hostilities in which the U.S. or any other jurisdiction in which Met-Pro or CECO, as applicable, or its subsidiaries have material operations is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within such jurisdictions.

Notwithstanding the exceptions described in the bullet points above, with respect to the second, fourth, fifth and sixth bullet points above, any such event, change, effect or occurrence would be taken into account to the extent it has a disproportionately adverse effect on Met-Pro and its subsidiaries, taken as a whole, or CECO and its subsidiaries, taken as a whole, as applicable, compared to other similarly situated participants operating in their respective industries and markets.

Met-Pro’s Conduct of its Business Prior to the Closing of the Mergers

Met-Pro has agreed that, except as contemplated by the Merger Agreement, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing of the Mergers, unless CECO otherwise consents in writing, Met-Pro will (a) conduct its business and cause the businesses of its subsidiaries to be conducted in the ordinary course of business consistent with past practice in all material respects; (b) use commercially reasonable efforts to preserve substantially intact the business organization of Met-Pro and its subsidiaries; (c) use commercially reasonable efforts to keep available the services of the present officers, key employees and key consultants of Met-Pro and its subsidiaries; and (d) use commercially reasonable efforts to preserve the present relationships of Met-Pro and its subsidiaries with customers, suppliers and other persons with which Met-Pro or any of its subsidiaries has material business relations.

In addition, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing of the Mergers, Met-Pro has agreed not to, directly or indirectly, do any of the following, without the prior written consent of CECO:

•	amend or otherwise change the articles of incorporation, bylaws or similar organizational documents of Met-Pro or any of its subsidiaries;

•

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in Met-Pro or any of its subsidiaries, except (i) for the issuance of shares of Met-Pro common stock issuable pursuant to outstanding Met-Pro equity awards in accordance with their terms and (ii) issuances of an aggregate of $150,000 in value of Met-Pro restricted stock units to Met-Pro’s non-employee directors;

•

sell, pledge, dispose of or encumber any assets of Met-Pro or any of its subsidiaries, except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $250,000;

•

(i) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except that (A) a wholly owned subsidiary of Met-Pro may declare and pay a dividend or make advances to Met-Pro, and (B) Met-Pro may declare a cash dividend of no more than $0.0725 per share in June 2013 with a record date of August 30, 2013 and an estimated payment date of September 12, 2013, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as may be necessary or appropriate to effect the treatment of Met-Pro options and restricted stock units contemplated by the Merger Agreement (as described above), amend the terms or change the period of exercisability of any Met-Pro option or restricted stock unit or (iv) purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including shares of Met-Pro common stock or any option, warrant or right, directly or indirectly, to acquire shares of Met-Pro common stock, except in the case of this clause (iv) as may be necessary to effect “cashless exercises” of Met-Pro options and restricted stock units;

•

(i) acquire any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money (other than pursuant to Met-Pro’s existing credit facilities in the ordinary course of business consistent with past practice), issue any debt securities, assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or make any loans or advances (other than loans or advances to or from direct or indirect wholly owned subsidiaries and letters of credit issued in the ordinary course of business operations in connection with customer contracts, consistent with past practice); (iii) enter into, amend, modify, renew or terminate any contract or agreement that is or would constitute a material contract, except for amendments, modifications or renewals of contracts or agreements with existing customers entered into in the ordinary course of business consistent with past practice; or (iv) authorize any capital expenditures or purchase of fixed assets or real property which are, in the aggregate, in excess of the amounts set forth in Met-Pro’s operating plan for fiscal year 2014;

•

(i) grant additional stay bonuses aggregating more than $134,000 or increase in any manner the compensation of any of its directors, officers or employees, other than increases in salaries, wages and benefits for non-officer employees with an annual base salary less than or equal to $125,000 made in the ordinary course of business and in amounts and in a manner consistent with past practice, or (ii) enter into, establish, materially amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or affiliate, except (A) as may be necessary or appropriate to effect the treatment of Met-Pro options and restricted stock units contemplated by the Merger Agreement (as described above), (B) as required pursuant to applicable law or (C) that Met-Pro may issue an aggregate of $150,000 in value of restricted stock units to its non-employee directors;

•

issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers, except (i) for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or the other transactions contemplated by the Merger Agreement and (ii) as permitted by Section 7.6 of the Merger Agreement; provided that CECO has agreed not to unreasonably withhold, condition or delay its consent with respect to any of the actions described in this bullet point;

•

take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in regulatory accounting requirements or U.S. generally accepted accounting principles;

•

except for specified state tax returns covering a three year period, make or change any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

•

(i) pay, discharge, settle or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in Met-Pro SEC reports filed and publicly available prior to the date of the Merger Agreement or incurred in the ordinary course of business and consistent with past practice, or (ii) settle any material litigation, other than the settlement of litigation in a manner (A) consistent with past practice, (B) not providing significant non-monetary relief and (C) not providing for monetary relief payable by Met-Pro or any of its subsidiaries in excess of $100,000, individually, or $500,000 in the aggregate;

•

make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or U.S. generally accepted accounting principles;

•	effect or permit, with respect to Met-Pro or any of its subsidiaries, a “plant closing” or “mass layoff”;

•

enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned subsidiaries of Met-Pro);

•	fail to maintain material insurance policies covering Met-Pro and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices; or

•

take, or agree in writing or otherwise resolve to take, any of the actions described in the bullet points above, or any action which would make any of the representations or warranties of Met-Pro contained in the Merger Agreement untrue or incorrect or prevent Met-Pro from performing or cause Met-Pro not to perform its covenants under the Merger Agreement.

CECO’s Conduct of its Business Prior to the Closing of the Mergers

CECO has agreed that, except as contemplated by the Merger Agreement, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing of the Mergers, unless Met-Pro otherwise consents in writing (which consent Met-Pro has agreed not to unreasonably withhold, condition or delay), CECO will (a) conduct its business and cause the businesses of its subsidiaries to be conducted in the ordinary course of business consistent with past practice in all material respects; (b) use commercially reasonable efforts to preserve substantially intact the business organization of CECO and its subsidiaries; (c) use commercially reasonable efforts to keep available the services of the present officers, key employees and key consultants of CECO and its subsidiaries; (d) use commercially reasonable efforts to preserve the present relationships of CECO and its subsidiaries with customers, suppliers and other persons with which CECO or any of its subsidiaries has material business relations; and (e) not take any actions which would reasonably be expected to interfere with or delay the consummation of the Mergers or otherwise breach the Merger Agreement.

In addition, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the closing of the Mergers, CECO has agreed not to, directly or indirectly, do any of the following without the prior written consent of Met-Pro (which consent Met-Pro has agreed not to unreasonably withhold, condition or delay in the case of the third bullet below):

•

amend or otherwise change its certificate of incorporation or bylaws or, except in the ordinary course of business consistent with past practice, amend or otherwise change the organizational documents of any of its subsidiaries;

•

engage in any material repurchase of, or any recapitalization or other material change, restructuring or reorganization with respect to, CECO common stock, including payment of any dividend or other distribution in respect to shares of CECO common stock (other than CECO’s regular quarterly cash dividends, issuances under CECO’s dividend reinvestment plan and issuances pursuant to CECO’s employee stock purchase plan, each materially consistent with past practice);

•

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of any class, or any other ownership interest (including any phantom interest) in CECO or any of its subsidiaries, except for (i) issuances of shares of CECO common stock or equity awards convertible into or exercisable for shares of CECO common stock pursuant to any of the disclosed CECO equity award plans, (ii) issuances of shares of CECO common stock upon the exercise of any stock options or warrants outstanding as of the date of the Merger Agreement in accordance with their terms, (iii) issuances of shares of CECO common stock under CECO’s dividend reinvestment plan and (iv) issuances of shares of CECO common stock to the extent permitted pursuant to the fifth bullet point in this list of restricted activities;

•

take any action to materially change income tax credit recognition policies or procedures or accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in regulatory accounting requirements or U.S. generally accepted accounting principles;

•

(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; or (ii) incur any indebtedness for borrowed money other than pursuant to existing credit facilities and the financing contemplated by CECO’s debt commitment letter, issue any debt securities, assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person (other than direct or indirect wholly owned subsidiaries of CECO) or make any loans or advances (other than loans or advances to or from direct or indirect wholly owned subsidiaries and letters of credit issued in the ordinary course of business operations in connection with customer contracts, consistent with past practice). For purposes of this bullet point, Met-Pro’s consent will not be deemed unreasonably withheld if the action (A) could reasonably be expected to have an adverse impact upon CECO, Merger Sub or Merger Sub II’s ability to close on the debt financing (or any alternative financing) for the Mergers or (B) could reasonably be expected to dilute the CECO common stock Merger Consideration to be received by the holders of Met-Pro common stock as of the Effective Time;

•

enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned subsidiaries of CECO);

•	fail to maintain material insurance policies covering CECO and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

•

enter into any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument, obligation or transaction with or binding upon any executive officer or director of CECO or any CECO subsidiary or any person owning 5% or more of any capital stock of CECO (or any such person’s immediate family members or affiliates or associates, as applicable), except if the action is approved by the board of directors of CECO or its compensation or audit committee; or

•

take, or agree in writing or otherwise resolve to take, any of the actions described in the bullet points above, or any action which would make any of the representations or warranties of CECO contained in the Merger Agreement untrue or incorrect in any material respect or prevent CECO from performing or cause CECO not to perform its covenants under the Merger Agreement.

Non-Solicitation; Superior Proposals

Promptly following the execution of the Merger Agreement, Met-Pro has agreed to, and Met-Pro has agreed to cause its subsidiaries and its and its subsidiaries’ respective directors, officers and employees and any investment bankers, financial advisors, attorneys, accountants or other representatives retained by Met-Pro or its subsidiaries (which we refer to herein as the “Met-Pro Representatives”) to, immediately cease any existing solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal (as defined below) or any proposal reasonably likely to result in a Competing Proposal. Promptly following the execution of the Merger Agreement, Met-Pro agreed to deliver a written notice to each such person to the effect that, subject to the provisions of the Merger Agreement summarized below, Met-Pro is ending all discussions and negotiations with such person with respect to any Competing Proposal, effective on and from date of the Merger Agreement. Met-Pro has also agreed to use its commercially reasonable efforts to enforce any confidentiality agreements or standstill agreements entered into with any such person.

“Competing Proposal” means any bona fide proposal, offer or indication of interest made by a third party, from the date of the Merger Agreement through the date on which Met-Pro obtains shareholder approval of the Merger Agreement and the First Merger, relating to any direct or indirect acquisition or purchase of 20% or more (by value) of the assets, net revenues, or net income of Met-Pro and its subsidiaries, taken as a whole, or 20% or more of the combined voting power of the shares of Met-Pro common stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the combined voting power of the shares of Met-Pro common stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Met-Pro or any of its subsidiaries in which the other party thereto or its shareholders would own 20% or more of the combined voting power of the parent entity resulting from any such transaction, other than transactions contemplated by the Merger Agreement.

Except as expressly contemplated below, Met-Pro has agreed not to, and has agreed to cause its subsidiaries and the Met-Pro Representatives not to, directly or indirectly through any person:

•	solicit, initiate, facilitate or respond to, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Competing Proposal;

•

engage or participate in any discussions or negotiations, furnish to any person any information or data relating to Met-Pro or its subsidiaries or provide access to any of the properties, books, records or employees of Met-Pro or its subsidiaries, in each such case regarding or in a manner intending to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal; provided that, in the case of this bullet point and the immediately preceding bullet point, Met-Pro may respond to an unsolicited inquiry or proposal by informing the applicable third party that Met-Pro has entered into the Merger Agreement and is subject to the restrictions set forth in the Merger Agreement;

•

enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, acquisition agreement, option agreement, merger agreement or other similar agreement or commitment with respect to any Competing Proposal or agree to, approve, endorse or resolve to recommend or approve any Competing Proposal;

•	release any third party from, or waive any provisions of, any confidentiality or “standstill” or similar agreement in favor of Met-Pro; or

•	take any action to exempt any third party from the restrictions set forth in specified provisions of the corporate takeover provisions of the Pennsylvania Business Corporations Law of 1988.

Except as expressly contemplated below, Met-Pro has also agreed that neither its board of directors nor any committee thereof will:

•

withdraw (or change, amend, modify or qualify in a manner adverse to CECO, Merger Sub or Merger Sub II), or publicly propose to withdraw (or change, amend, modify or qualify in a manner adverse to CECO, Merger Sub or Merger Sub II), the Met-Pro board of directors recommendation that Met-Pro shareholders approve the Merger Agreement and the First Merger;

•	approve or recommend, or publicly propose to approve or recommend, a Competing Proposal; or

•

publicly make any communication inconsistent with the recommendation of the Met-Pro board of directors that Met-Pro shareholders adopt the Merger Agreement and approve the First Merger (any action described in this bullet point or the immediately preceding two bullet points is referred to herein as a “Change of Recommendation”).

However, if at any time on or after the date of the Merger Agreement and prior to the receipt of Met-Pro shareholder approval of the Merger Agreement and the First Merger, Met-Pro (or any of the Met-Pro Representatives) receives a Competing Proposal (in circumstances not involving a material breach of, or any action that is materially inconsistent with, the restrictions described above) that constitutes or that the Met-Pro board of directors reasonably believes could be expected to result in a Superior Proposal (as defined below), then Met-Pro may:

•	furnish non-public information to the third party making such Competing Proposal, only if:

•

prior to so furnishing such information, Met-Pro and such third party execute a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable to Met-Pro than those contained in the confidentiality agreement between Met-Pro and CECO and that does not contain any provision calling for any exclusive right to negotiate with such person or prohibiting Met-Pro from satisfying its obligations under the Merger Agreement; and

•

Met-Pro provides to CECO any non-public information concerning Met-Pro or its subsidiaries that is provided or made available to any such third party (or its representatives) which had not previously been provided or made available to CECO within 24 hours after Met-Pro provides or makes such non-public information available to such third party; and

•	engage in discussions or negotiations with such third party with respect to the Competing Proposal.

On a reasonable and timely basis following Met-Pro taking the actions as described in the bullet points above, Met-Pro has agreed to provide written notice to CECO of the applicable Competing Proposal, which notice must identify the person making, and indicate in reasonable detail the terms and conditions of, the applicable Competing Proposal. Thereafter, Met-Pro has agreed to provide CECO, on a reasonable and timely basis, copies of any proposed written agreements received in connection with such Competing Proposal (including any material amendments or modifications thereto). Upon CECO’s written request, Met-Pro has agreed to keep CECO reasonably informed of the status and details of any Competing Proposal.

“Superior Proposal” means a Competing Proposal not solicited or initiated in material breach of the restrictions described above that the Met-Pro board of directors in good faith determines would, if consummated, result in a transaction that is (i) more favorable to Met-Pro’s shareholders from a financial point of view than the transactions contemplated by the Merger Agreement and (ii) reasonably capable of being consummated on the terms proposed, taking into account all financial aspects and conditions to closing. However, for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Competing Proposal are deemed to be references to “50% or more.”

The Met-Pro board of directors may, at any time prior to obtaining Met-Pro shareholder approval of the Merger Agreement and the First Merger, if Met-Pro receives a Competing Proposal (in circumstances not involving a material breach of, or any action that is materially inconsistent with, the restrictions described above) that the Met-Pro board of directors concludes in good faith constitutes a Superior Proposal: (A) effect a Change of Recommendation and/or (B) terminate the Merger Agreement. However, (i) the Met-Pro board of directors may not terminate the Merger Agreement in accordance with (B) above except in connection with entering into a definitive agreement with respect to the applicable Superior Proposal and (ii) the Met-Pro board of directors may not effect a Change of Recommendation pursuant to (A) above or terminate the Merger Agreement pursuant to (B) above, unless:

•

Met-Pro has provided prior written notice to CECO, at least four business days in advance of such Change of Recommendation or such termination, of its intention to effect a Change of Recommendation in response to such Superior Proposal, or to terminate the Merger Agreement to enter into a definitive agreement for such Superior Proposal, pursuant to the provisions described above, which notice must specify the material terms and conditions of such Superior Proposal (including the identity of the person making such Superior Proposal);

•

Met-Pro and the Met-Pro Representatives have negotiated with CECO in good faith during the four business day period described above to make such adjustments in the terms and conditions of the Merger Agreement so that such Competing Proposal ceases to constitute a Superior Proposal; and

•

the Met-Pro board of directors has determined in good faith that the failure to effect such Change of Recommendation in response to such Superior Proposal, or to terminate the Merger Agreement to enter into a definitive agreement for such Superior Proposal, would be inconsistent with its fiduciary duties under Pennsylvania law (after taking into consideration any adjustments in the terms and conditions of the Merger Agreement definitively offered by CECO, as contemplated in the bullet point above).

Met-Pro and CECO have agreed that nothing contained in the Merger Agreement shall prohibit Met-Pro or its board of directors from:

•	complying with their disclosure obligations under Rule 14e-2(a) promulgated under the Securities and Exchange Act of 1934;

•	making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act with regard to a Competing Proposal; or

•

making any disclosure to Met-Pro shareholders where the failure to make such disclosure would be inconsistent with the fiduciary duties of the Met-Pro board of directors to Met-Pro’s stockholders under Pennsylvania law.

However, Met-Pro and CECO have also agreed that (a) any such disclosure relating to a Competing Proposal (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) or a disclosure which expresses no view of the Competing Proposal except that it is pending further consideration by Met-Pro) will be deemed to be a Change of Recommendation, unless the Met-Pro board of directors expressly publicly reaffirms its recommendation that Met-Pro shareholders approve the Merger Agreement and the Merger in connection with such disclosure; and (b) notwithstanding the foregoing (a), the Met-Pro board of directors may only make a Change of Recommendation to the extent and under the circumstances described above relating to a Superior Proposal.

Recommendation of the CECO Board of Directors

Unless the Met-Pro board of directors has effected a Change of Recommendation (as described above), CECO has agreed that the CECO board of directors will recommend the approval of the issuance of shares of CECO common stock pursuant to the Merger Agreement in this joint proxy statement/prospectus, and that neither the CECO board of directors (nor any committee thereof) will withdraw or modify, or propose to or resolve to withdraw or modify, such recommendation.

Met-Pro Special Shareholders’ and CECO Special Stockholders’ Meetings

Following the clearance of this joint proxy statement/prospectus by the SEC and subject to the other terms and conditions of the Merger Agreement, (a) Met-Pro has agreed to promptly take all action necessary in accordance with Pennsylvania law and its articles of incorporation and bylaws to convene a special shareholders’ meeting to approve the Merger Agreement and the Mergers and (b) CECO has agreed to promptly take all action necessary in accordance with Delaware law and its certificate of incorporation and bylaws to convene a special stockholders’ meeting to approve the issuance of shares of CECO common stock to former Met-Pro shareholders upon closing of the Mergers.

Unless the Met-Pro board of directors has effected a Change of Recommendation (as described above in the section entitled “Non-Solicitation; Superior Proposals” beginning on page 100) Met-Pro and CECO have agreed to use their commercially reasonable efforts to solicit from their respective shareholders and stockholders proxies to be voted at their respective special shareholders’ and stockholders’ meetings in favor of the transactions contemplated by the Merger Agreement pursuant to this joint proxy statement/prospectus, and each of Met-Pro and CECO has agreed to include herein the respective recommendations of their respective boards of directors relating to the transactions contemplated by the Merger Agreement. Unless the Met-Pro board of directors has effected a Change of Recommendation (as described above in the section entitled “—Non-Solicitation; Superior

Proposals” beginning on page 100) each of Met-Pro and CECO has agreed to take all other reasonable action necessary or advisable to promptly and expeditiously secure any vote or consent of stockholders required by Pennsylvania law (in the case of Met-Pro) or Delaware law (in the case of CECO), the applicable requirements of any securities exchange, and such party’s certificate or articles of incorporation and bylaws to effect the Mergers.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, as of the Effective Time, the indemnification, advancement of expenses and exculpation provisions contained in the articles of incorporation and bylaws of Met-Pro (as the surviving corporation of the First Merger) must be at least as favorable to individuals who are, or have been at any time prior to the date of the Merger Agreement or who become prior to the closing of the Mergers, a director, officer, agent or employee of Met-Pro or its subsidiaries or otherwise entitled to compulsory indemnification under Met-Pro’s or such subsidiary’s articles of incorporation, bylaws or other governing documents, as those contained as of the date of the Merger Agreement in such articles of incorporation, bylaws or other governing documents. For a period of six years from and after the closing of the Mergers, CECO has agreed not to amend, repeal or otherwise modify such indemnification, advancement of expenses and exculpation provisions and to abide by and honor specified indemnification agreements to which Met-Pro is a party with certain of its directors and officers.

In addition, for six years from and after the closing of the Mergers, to the fullest extent permitted under applicable law, CECO has agreed to indemnify, defend and hold harmless each person who was a director or officer of Met-Pro or any of its subsidiaries as of the date of the Merger Agreement against all losses, claims, damages, liabilities, fees and actual expenses, amounts paid in settlement, judgments and fines that may be imposed upon or incurred by them in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), threatened or initiated by reason of any actions or omissions in their capacity as a director or officer occurring at or prior to the closing of the Mergers (including in connection with the transactions contemplated by the Merger Agreement), unless the action or omission giving rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct or recklessness. In addition, CECO has agreed to advance all expenses actually incurred by each such person who was a director or officer of Met-Pro or any of its subsidiaries as of the date of the Merger Agreement for any legal or other out-of-pocket expenses reasonably incurred by such person in connection with investigating or defending any such losses, claims, damages, liabilities, fees, out-of-pocket expenses, judgments and fines.

Furthermore, CECO has agreed to procure, promptly but no later than 30 days following the closing of the Mergers, purchase an extended reporting discovery period containing a claims period not less than six years from the closing of the Mergers with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Met-Pro’s existing policies for claims arising from facts or events that occurred at or prior to the closing of the Mergers. However, in no event will CECO be required to expend more than an amount equal to 250% of the current annual premiums paid by Met-Pro for such insurance.

In the event that Met-Pro (as the surviving corporation of the First Merger), CECO or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger (including pursuant to the Second Merger) or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then CECO has agreed to make proper provision such that the successors and assigns of Met-Pro (as the surviving corporation of the First Merger) or CECO or the acquirer of the properties and assets thereof, as the case may be, will succeed to the indemnification- and insurance-related obligations described above.

Employee Matters

Subject to the terms and conditions of the Merger Agreement, CECO has agreed that, immediately following the closing of the Mergers, it will provide:

•

for a period of six months after the closing, each employee of Met-Pro and each of its subsidiaries as of the closing of the Mergers with at least the same level of base salary (excluding equity compensation) as was provided to each such employee immediately prior to the closing of the Mergers (but only so long as they remain employed by CECO or its subsidiaries); and

•

through and including December 31, 2013, such employees (so long as they remain employed by CECO or its subsidiaries) with the same health and welfare employee benefits arrangements as were provided to each such employee immediately prior to the closing of the Mergers, excluding equity-based plans or arrangements, retirement plans or arrangements not generally available to all Met-Pro employees and any employee benefit plans or arrangements that provide for acceleration of benefits, change of control payments and/or termination in connection with the consummation of the transactions contemplated by the Merger Agreement.

In addition, from and after the closing of the Mergers, CECO has agreed to honor in accordance with their terms:

•

the employment agreements and change in control agreements of specified Met-Pro officers and employees, except in the event the individuals covered under such agreements enter into new agreements with CECO that supersede or change the terms of such employment agreements and change of control agreements;

•	for a period of 12 months following the closing of the Mergers, Met-Pro’s Severance Plan; and

•	for their duration, certain other specified pre-existing agreements with current or former Met-Pro employees.

Upon closing of the Mergers, Met-Pro employees will receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan (other than a plan into which was merged a Met-Pro defined benefit plan) or equity-based plans, under any employee benefit plan, program or arrangement established or maintained by CECO or Merger Sub II under which such Met-Pro employee may be eligible to participate on or after the closing of the Mergers to the same extent recognized by Met-Pro or any of its subsidiaries with respect to its own employees under comparable plans immediately prior to the closing of the Mergers.

The Merger Agreement provisions summarized above are for the sole benefit of Met-Pro, CECO, Merger Sub and Merger Sub II and nothing in those provisions is intended or will be construed to confer upon or give to any person, other than Met-Pro, CECO, Merger Sub and Merger Sub II (and their respective permitted successors and assigns), any legal or equitable or other rights or remedies (with respect to such matters) under or by reason of any provision of the Merger Agreement.

Qualification as Reorganization for U.S. Federal Income Tax Purposes

Prior to the closing of the Mergers, each of Met-Pro and CECO has agreed to use all reasonable commercial efforts to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code, and, without the prior written consent of the other parties to the Merger Agreement, not to take any action intentionally, intentionally cause any actions to be taken or intentionally omit to take any action, which could prevent the Mergers from qualifying as such a reorganization.

In furtherance of the foregoing, if either Met-Pro or CECO concludes that it would be preferable for Merger Sub II to be organized as a limited liability company (rather than a corporation), then prior to the closing of the Mergers, CECO has agreed to cause Merger Sub II to be converted into a limited liability company in accordance with the applicable provisions of Delaware corporate and limited liability company law. If Merger Sub II is converted into a limited liability company, the parties have agreed to make appropriate conforming amendments to the Merger Agreement to reflect the status of Merger Sub II and the surviving entity of the Mergers as a limited liability company.

Met-Pro and CECO have agreed to cooperate with each other and to use commercially reasonable efforts to obtain on or about the closing of the Mergers the opinion of Fox Rothschild LLP, special tax counsel to Met-Pro, and the opinion of Barnes & Thornburg LLP, special tax counsel to CECO, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, that (i) the combined effect of the Mergers will cause the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Met-Pro, CECO, Merger Sub and Merger Sub II each will be a “party to the reorganization” within the meaning of Section 368 of the Code. Met-Pro and CECO have also agreed to cooperate with each other and to use commercially reasonable efforts to obtain for inclusion in the registration statement covering the shares of CECO common stock to be issued to former Met-Pro shareholders upon the closing of the Mergers (and any amendment thereto), an opinion from their respective tax counsel as to the tax consequences of the Mergers as may be required by the SEC in connection with the filing of such registration statement (or any amendment thereto).

Each of Met-Pro and CECO has agreed to provide reasonable cooperation to each tax counsel in rendering their opinions described above, which will include the provision of certificates setting forth data and such other information as may be requested by such tax counsel, including such information as may be necessary or appropriate to make a reasonable assessment as to compliance with the continuity of interest requirement under Section 368(a) of the Code and the treasury regulations promulgated thereunder.

If the tax opinion that (i) the combined effect of the Mergers will cause the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Met-Pro, CECO, Merger Sub and Merger Sub II each will be a “party to the reorganization” within the meaning of Section 368 of the Code is obtained from both of Met-Pro’s and CECO’s counsel on or about the date of the closing of the Mergers and remains in effect as of the closing date, then each of Met-Pro, CECO, Merger Sub and Merger Sub II has agreed to report the Mergers for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. However, obtaining the tax opinions of either or both of the tax counsel described above is not a condition to any party’s obligation to consummate the Mergers or the transactions contemplated by the Merger Agreement, or necessarily how any party will report the Mergers for U.S. federal income tax purposes.

No Adverse Effect if Corporate Tax

The parties have agreed that if any income tax is imposed on any of Met-Pro, CECO, Merger Sub or Merger Sub II as a result of the Mergers, then CECO and Merger Sub II shall solely bear such tax liability, and the imposition of such tax will be deemed not to constitute a breach of any representation, warranty or covenant by any party to the Merger Agreement.

Financing

Each of CECO, Merger Sub and Merger Sub II has agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to arrange and obtain the proceeds of their debt financing described under the section entitled “Debt Financing” beginning on page 117, including: (i) entering into definitive agreements for such debt financing; (ii) satisfying, or causing their representatives to satisfy, on a timely basis all conditions in such definitive agreements; (iii) complying with their affirmative and negative covenants relating to such debt financing; and (iv) using commercially reasonable efforts to cause the lenders and any other persons providing such debt financing to fund the debt financing upon closing of the Mergers.

CECO has agreed not to make any amendments or modifications to, or grant any waivers of, any condition or other provision under its debt commitment letter for such debt financing without the prior written consent of Met-Pro, which consent Met-Pro may refuse to provide (in its sole discretion) if such amendments, modifications or waivers would in any material respect adversely delay or impact the ability of CECO to consummate the Mergers and the other transactions contemplated by the Merger Agreement. CECO has also agreed not to release or consent to the termination of the obligations of the lenders under such debt commitment letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of such debt financing or as otherwise expressly contemplated by the debt commitment letter.

In the event that any portion of CECO’s debt financing becomes unavailable in the manner or from the sources contemplated in CECO’s debt commitment letter, (i) CECO must within three days thereof so notify Met-Pro in writing and (ii) CECO, Merger Sub and Merger Sub II must use their respective commercially reasonable efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by the Merger Agreement, as promptly as practicable.

CECO, Merger Sub and Merger Sub II have agreed to indemnify and hold harmless Met-Pro and its affiliates and its and their respective representatives from and against any losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with CECO’s debt financing, and any information utilized in connection therewith.

Financing Cooperation

Prior to the closing of the Mergers, Met-Pro has agreed to and to cause its subsidiaries to cooperate, and to use its commercially reasonable efforts to cause its officers, employees, representatives, auditors and advisors, including legal and accounting advisors, to cooperate, in connection with the arrangement of CECO’s debt financing described above, any debt payoff and/or any defeasance or satisfaction and discharge of existing indebtedness of Met-Pro and/or its subsidiaries as may be reasonably requested by CECO and as will not unreasonably interfere with the ongoing operations of Met-Pro and its subsidiaries in any material respect.

If the Merger Agreement is terminated prior to closing of the Mergers, CECO has agreed to reimburse Met-Pro for all reasonable, documented out-of-pocket expenses and costs incurred in connection with Met-Pro’s and its affiliates’ obligations described above.

CECO has agreed to maintain the confidentiality of all information provided or otherwise made available to Met-Pro and its affiliates and financing sources pursuant to the provisions summarized above pursuant to the terms and conditions of the confidentiality agreement and common interest agreements between CECO and Met-Pro, except that CECO may disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective representatives as reasonably required in connection with the debt financing so long as such persons agree to be bound by the confidentiality and non-disclosure provisions to which CECO is subject under its confidentiality agreement with Met-Pro.

Neither Met-Pro nor any of its subsidiaries is required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with CECO’s debt financing (or any alternative financing) prior to the closing of the Mergers.

The obligations of CECO and the Merger Subs to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions of the Merger Agreement are not conditioned upon the availability or consummation of CECO’s debt financing (or any alternative financing) or receipt of the proceeds therefrom.

NASDAQ Listing of CECO Common Stock Merger Consideration

CECO has agreed to use all reasonable efforts to obtain, prior to the closing of the Mergers, the approval for listing on the NASDAQ, effective upon official notice of issuance, of the shares of CECO common stock to be issued to former Met-Pro shareholders upon closing of the Mergers.

Other Covenants

The Merger Agreement also contains covenants relating to the preparation of this joint proxy statement/prospectus, access to information of Met-Pro, public announcements with respect to the transactions contemplated by the Merger Agreement and the use of commercially reasonable efforts to take all actions to cause the conditions to closing of the Mergers to be satisfied as promptly as commercially practicable.

Conditions of the Mergers

Mutual Conditions. The obligations of Met-Pro, CECO, Merger Sub and Merger Sub II to consummate the Mergers are subject to the satisfaction or waiver of various conditions on or prior to the Effective Time, including the following:

•	obtaining Met-Pro shareholder approval of the Merger Agreement and the First Merger;

•	obtaining CECO stockholder approval of the issuance of shares of CECO common stock to former Met-Pro shareholders upon the closing of the First Merger;

•	the absence of any laws, injunctions, orders, decrees or other legal prohibitions preventing the consummation of the Mergers;

•

the receipt of all requisite regulatory approvals, authorizations, orders or consents, other than those the failure of which to obtain would have no material adverse effect on the consummation of the transactions contemplated by the Merger Agreement and would not have a Material Adverse Effect on CECO (with or without including its ownership of Met-Pro and its subsidiaries after the Mergers) or Met-Pro;

•

the effectiveness of the registration statement on Form S-4 in which this joint proxy statement/prospectus is included as a prospectus and the lack of any stop order suspending the effectiveness of the Form S-4 or pending or threatened SEC proceedings to effect a stop order; and

•	the approval for listing on NASDAQ (subject to official notice of issuance) of the shares of CECO common stock to be issued to former Met-Pro shareholders pursuant to the Merger Agreement.

Met-Pro Conditions. Met-Pro’s obligation to complete the Mergers is subject to the satisfaction or waiver of additional conditions, which include the following:

•

the representations and warranties of CECO, Merger Sub and Merger Sub II relating to the absence of any Material Adverse Effect (as defined above) on CECO since December 31, 2012 and CECO’s financing for the transactions contemplated by the Merger Agreement being true and correct in all respects at and as of the closing date of the Mergers (or such other dates as specifically set forth in such representations and warranties);

•

the representations and warranties of CECO, Merger Sub and Merger Sub II relating to CECO’s board of directors recommendation and the required vote of CECO’s stockholders necessary to approve the issuance of shares of CECO common stock to former Met-Pro shareholders upon consummation of the Mergers being true and correct in all respects both when made and at and as of the closing date of the Mergers;

•

the representations and warranties of CECO, Merger Sub and Merger Sub II relating to CECO’s and its subsidiaries’ articles of incorporation, bylaws and similar governing documents, CECO’s capitalization, CECO’s authority to enter into the Merger Agreement and the absence of undisclosed brokers, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, being true and correct in all material respects both when made and at and as of the closing date of the Mergers (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the remaining representations and warranties of CECO, Merger Sub and Merger Sub II not described in the preceding three bullet points being true and correct both when made and at and as of the closing date of the Mergers (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on CECO;

•	CECO’s performance in all material respects of its agreements, conditions and covenants required under the Merger Agreement; and

•	the delivery to Met-Pro of an officer’s certificate from CECO confirming that the conditions described in the preceding five bullet points have been satisfied.

CECO Conditions. CECO’s, Merger Sub’s and Merger Sub II’s obligations to consummate the Mergers are subject to the satisfaction or waiver of additional conditions, which include the following:

•

the representations and warranties of Met-Pro relating to the maximum number of fully-diluted Met-Pro shares (calculated using the treasury share method) issued and outstanding as of the closing of the Mergers and the absence of any Material Adverse Effect (as defined above) on Met-Pro since January 31, 2013 being true and correct in all respects as of the closing date of the Mergers;

•

the representations and warranties of Met-Pro relating to Met-Pro’s board of directors recommendation, the required vote of Met-Pro shareholders necessary to approve the Merger Agreement and the First Merger, the fairness opinion from Met-Pro’s financial advisor, the inapplicability of certain provisions of Pennsylvania law to the transactions contemplated by the Merger Agreement and the inapplicability of the Met-Pro Rights Agreement to the transactions contemplated by the Merger Agreement being true and correct in all respects both when made and at and as of the closing date of the Mergers;

•

the representations and warranties of Met-Pro relating to Met-Pro’s capitalization being true and correct in all but de minimis respects both when made and at and as of the closing date of the Mergers (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the representations and warranties of Met-Pro relating to Met-Pro’s and its subsidiaries’ articles of incorporation, bylaws and similar governing documents, Met-Pro’s authority to enter into the Merger Agreement and the absence of undisclosed brokers, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, being true and correct in all material respects both when made and at and as of the closing date of the Mergers (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the remaining representations and warranties of Met-Pro not described in the preceding four bullet points being true and correct both when made and at and as of the closing date of the Mergers (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Met-Pro;

•	Met-Pro’s performance in all material respects of its agreements, conditions and covenants required under the Merger Agreement;

•	the delivery to CECO of an officer’s certificate from Met-Pro confirming that the conditions described in the preceding six bullet points have been satisfied;

•

(i) the receipt of consents or approvals to the consummation of the Mergers from the lender parties to specified Met-Pro financing arrangements or (ii) if any such consents or approvals are not obtained, the payoff by Met-Pro of the indebtedness under such financing arrangements for which consents or approvals are not obtained; and

•

the receipt of consents or approvals of any other person whose consent or approval is required under any other agreement or instrument in order to permit the consummation of the transactions contemplated by the Merger Agreement, except where the failure to obtain such consents or approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Met-Pro.

The Merger Agreement provides that certain of the conditions described above may be waived. Neither CECO nor Met-Pro currently expects to waive any material condition to the completion of the Mergers.

Termination; Termination Fees

Termination. The Merger Agreement may be terminated, and the Mergers may be abandoned at any time prior to the closing of the Mergers, whether before or after receipt of the Met-Pro shareholder approval and/or the CECO stockholder approval (except as indicated below):

•	by mutual written consent of Met-Pro and CECO;

•	by either Met-Pro or CECO, if:

•

the Effective Time has not occurred on or before September 30, 2013 (which date is referred to herein as the “Termination Date”). However, the parties have agreed that, if prior to the Termination Date, this joint proxy statement/prospectus has been cleared by the SEC and the registration statement covering shares of CECO common stock to be issued to former Met-Pro shareholders upon consummation of the Mergers has been declared effective by the SEC, but not sufficiently in advance of the Termination Date so as to permit the convening of the Met-Pro special shareholders’ meeting and/or the CECO special stockholders’ meeting in accordance with applicable state laws and the rules and regulations of the SEC, or to permit the consummation of the closing of the Mergers if the required Met-Pro shareholder approval and CECO stockholder approvals have been obtained, then the Termination Date will automatically be extended to the next earliest date that would reasonably enable Met-Pro and CECO to convene their respective special shareholders’ and stockholders’ meetings and/or to consummate the closing of the Mergers, as applicable, but, in any event, not later than October 31, 2013, unless agreed to by Met-Pro and CECO;

•

the required Met-Pro shareholder approval or CECO stockholder approval is not obtained at a duly held shareholders’ meeting of Met-Pro or a duly held stockholders’ meeting of CECO, as applicable, including any adjournments thereof; or

•

any governmental authority of competent jurisdiction has issued a final nonappealable law, order, decree or injunction which has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•	by Met-Pro:

•

as described above in the section entitled “Non-Solicitation; Superior Proposals” beginning on page 100, at any time prior to the receipt of the Met-Pro shareholder approval, so long as Met-Pro has not materially breached the applicable provisions summarized in the section above. Payment of the Met-Pro termination fee (described in more detail below) is a condition to the termination of the Merger Agreement by Met-Pro pursuant to this sub-bullet point;

•

provided it has not materially breached of any of its obligations, representations or warranties under the Merger Agreement, subject to applicable cure periods, such that the conditions to CECO’s obligation to close the Mergers would be satisfied, if there has been a breach of any representation, warranty, covenant or agreement made by CECO, Merger Sub or Merger Sub II in the Merger Agreement, or any such representation or warranty becomes untrue after the date of the Merger Agreement, such that a condition to Met-Pro’s obligation to consummate the Mergers would not be satisfied and such breach is not cured (such that the applicable closing condition would be satisfied) within 20 days after written notice of such breach is given by Met-Pro to CECO; or

•	if a CECO Triggering Event (as defined below) has occurred.

As used herein, a “CECO Triggering Event” is determined to have occurred if:

•

CECO fails to include in this joint proxy statement/prospectus the recommendation of its board of directors for CECO stockholders to approve the issuance of shares of CECO common stock to Met-Pro shareholders upon consummation of the Mergers;

•

CECO fails to call its special stockholders’ meeting or fails to deliver this joint proxy statement/prospectus to its stockholders in accordance with the applicable provisions of the Merger Agreement; or

•	there has been a breach of CECO’s financing-related representations, warranties or covenants in the Merger Agreement, and:

•	such breach is not cured by the earlier of the Termination Date described above or within 20 days after written notice of such breach is given by Met-Pro to CECO;

•

all of the conditions to the parties’ obligations to close the Mergers have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the Mergers) and Met-Pro has indicated in writing that it is ready, willing and able to close the Mergers. Met-Pro and CECO have agreed that, with respect to the conditions to the parties’ obligations to close the Mergers and Met-Pro’s readiness, willingness and ability to close the Mergers, any condition to the parties’ obligations to close the Mergers will be deemed satisfied if the failure of such condition resulted primarily from (A) any action or inaction by CECO, Merger Sub and/or Merger Sub II not done in good faith, or (B) CECO’s, Merger Sub’s or Merger Sub II’s breach of their financing-related representations, warranties or covenants; and

•	CECO, Merger Sub and Merger Sub II fail to consummate the Mergers within two business days after written notice by Met-Pro described in the immediately preceding sub-bullet point.

Met-Pro will not be permitted to terminate the Merger Agreement based upon the occurrence of a CECO Triggering Event if the Met-Pro board of directors has effected a Change of Recommendation (as described above in the section entitled “—Non-Solicitation; Superior Proposals” beginning on page 100) prior to the occurrence of the applicable CECO Triggering Event.

In addition, Met-Pro will not be permitted to terminate the Merger Agreement pursuant to the first two bullet points under the definition of CECO Triggering Event above if Met-Pro has materially breached of any of its obligations, representations or warranties under the Merger Agreement, subject to applicable cure periods, such that the conditions to CECO’s obligation to close the Mergers would be satisfied.

•	by CECO, if:

•	a Met-Pro Triggering Event (as defined below) has occurred; or

•

provided it has not materially breached of any of its obligations, representations or warranties under the Merger Agreement, subject to applicable cure periods, such that the conditions to Met-Pro’s obligation to close the Mergers would be satisfied, there has been a breach of any representation, warranty, covenant or agreement made by Met-Pro in the Merger Agreement, or any such representation or warranty becomes untrue after the date of the Merger Agreement, such that a condition to CECO’s obligation to close the Mergers would not be satisfied and such breach is not cured (such that the applicable condition to CECO’s obligation to close the Mergers would be satisfied) within 20 days after written notice thereof is given by CECO to Met-Pro.

As used herein, a “Met-Pro Triggering Event” is determined to have occurred if:

•

(i) Met-Pro fails to include in this joint proxy statement/prospectus the recommendation of its board of directors that Met-Pro shareholders approve the Merger Agreement and the Mergers, or (ii) a Change of Recommendation occurs (as described in more detail above in the section entitled “—Non-Solicitation; Superior Proposals” beginning on page 100);

•

Met-Pro fails to call the special shareholders’ meeting or fails to deliver this joint proxy statement/prospectus to its shareholders in accordance with the applicable provisions of the Merger Agreement;

•

a tender offer or exchange offer for the outstanding shares of capital stock of Met-Pro is commenced, and the Met-Pro board of directors (or any committee thereof) recommends that Met-Pro shareholders tender their shares in such tender or exchange offer or within 10 business days after the commencement of such tender or exchange offer, the Met-Pro board of directors fails to recommend against (or maintain such recommendation against) acceptance of such tender offer or exchange offer by Met-Pro shareholders;

•

the Met-Pro board of directors, upon written request of CECO following any public proposal or public offer for a Competing Proposal directed to Met-Pro or its board of directors, fails to publicly reaffirm the recommendation of its board of directors that Met-Pro shareholders approve the Merger Agreement and the First Merger within 10 business days after such request from CECO; or

•	Met-Pro or any of its subsidiaries intentionally and materially breaches its obligations summarized above in the section entitled “—Non-Solicitation; Superior Proposals” beginning on page 100.

Effect of Termination. If the Merger Agreement is terminated as described above, the Merger Agreement will become void and of no effect (except with respect to limited provisions that will survive any termination) with no liability or obligation on the part of Met-Pro, CECO, Merger Sub or Merger Sub II (or of any of their respective directors, officers, employees, agents, legal and financial advisors or other representatives). However, except as otherwise provided in the Merger Agreement, termination will not relieve any party thereto of any liability or damages resulting from any fraud or willful breach of the Merger Agreement. In addition, termination of the Merger Agreement will not affect the obligations of Met-Pro contained in the confidentiality agreement and common interest agreements between them, which will survive in accordance with their terms.

Met-Pro Termination Fee. Met-Pro has agreed to pay CECO a termination fee equal to $6,740,000 if the Merger Agreement is terminated:

•

by Met-Pro or CECO (i) due to a failure to consummate the Mergers prior to the Termination Date described above or (ii) due to a failure to obtain the required Met-Pro shareholder approval of the First Merger, and in either case the following also occurs:

•

after the date of the Merger Agreement, any third party makes a Competing Proposal to Met-Pro or publicly discloses or announces a bona fide intention to make a Competing Proposal, in each case, prior to the Termination Date or the date of the Met-Pro special shareholders’ meeting, as applicable; and

•

within 12 months of such termination of the Merger Agreement, Met-Pro or any of its subsidiaries enters into a definitive agreement to consummate, or consummates, or approves or recommends to the stockholders of Met-Pro, a Competing Proposal, in each case, which is consummated and which is from or with a third party that made, or publicly disclosed or announced a bona fide intention to make, a Competing Proposal during the time periods described in the preceding sub-bullet point;

•

by Met-Pro due to a failure to obtain the required Met-Pro shareholder approval and/or CECO stockholder approval and, prior to the date of either the Met-Pro special shareholders’ meeting or the CECO special stockholders’ meeting, a Met-Pro Triggering Event has occurred;

•	by Met-Pro as described above in the section entitled “—Non-Solicitation; Superior Proposals” beginning on page 100 at any time prior to the receipt of the Met-Pro shareholder approval; or

•	by CECO following the occurrence of a Met-Pro Triggering Event.

CECO, Merger Sub and Merger Sub II have agreed that payment of the Met-Pro termination fee, if it is actually paid, will be the sole and exclusive remedy of CECO, Merger Sub and Merger Sub II upon termination of the Merger Agreement in the circumstance described in the bullet points above.

CECO Termination Fee. CECO has agreed to pay Met-Pro a termination fee equal to $10,365,000 if the Merger Agreement is terminated by Met-Pro due to the occurrence of a CECO Triggering Event. Met-Pro has agreed that payment of the CECO termination fee, if it is actually paid, will be the sole and exclusive remedy of Met-Pro upon termination of the Merger Agreement pursuant to the applicable provisions that allow Met-Pro to terminate the Merger Agreement in connection with the occurrence of a CECO Triggering Event.

Amendments; Waivers

At any time prior to the Effective Time, including following the Met-Pro shareholder approval or the CECO stockholder approval, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Met-Pro, CECO, Merger Sub and Merger Sub II, or in the case of a waiver, by the party against whom the waiver is to be effective. However, after receipt of the Met-Pro shareholder approval, if any such amendment or waiver requires further approval of Met-Pro shareholders under applicable law or in accordance with the rules and regulations of the New York Stock Exchange, the effectiveness of such amendment or waiver will be subject to the approval of Met-Pro shareholders.

At any time prior to the Effective Time, any party to the Merger Agreement may, subject to applicable law, (a) waive any inaccuracies in the representations and warranties of any other party, (b) extend the time for the performance of any of the obligations or acts of any other party or (c) waive compliance by any other party with any of the agreements contained in the Merger Agreement or, except as otherwise provided in the Merger Agreement, waive any of such party’s conditions.

Specific Performance

Each of Met-Pro and CECO is entitled to an injunction or restraining order to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court of the U.S. or any state having jurisdiction, which right will be in addition to any other rights or remedies to which such party may be entitled under the Merger Agreement, at law or in equity.

Notwithstanding anything in the Merger Agreement to the contrary, including the provisions summarized in the preceding paragraph, Met-Pro and CECO have agreed that Met-Pro will be entitled to seek and obtain specific performance of CECO’s, Merger Sub’s and Merger Sub II’s obligation to proceed with the closing of the Mergers and to effect the Mergers only in the event that:

•

all of the conditions to CECO’s obligation to close the Mergers (other than those conditions that by their nature cannot be satisfied until the closing date of the Mergers) have been satisfied or waived at the time when the closing of the Mergers would have occurred;

•	CECO’s debt financing (or alternative financing) is available, or will be available, at the closing; and

•

Met-Pro has confirmed in writing that if specific performance is granted, and CECO’s debt financing (or alternative financing) is available, then Met-Pro is ready, willing and able to close the Mergers.

In no event will Met-Pro be entitled to (a) enforce or seek to enforce specifically the obligation of CECO, Merger Sub or Merger Sub II to proceed with the closing of the Mergers and effect the Mergers if CECO’s debt financing (or alternative financing) is not, or will not be, available at the closing of the Mergers or (b) obtain an order of specific performance to cause any of CECO’s lenders or financing sources to consummate CECO’s debt financing.

Expenses

Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that those expenses incurred in connection with the printing of this joint proxy statement/prospectus and the registration statement covering the shares of CECO common stock to be issued to former Met-Pro shareholders upon closing of the Mergers, as well as the filing fees related thereto, will be shared equally by Met-Pro and CECO.

THE VOTING AGREEMENT

The following section sets forth the principal terms of the Voting Agreement, a copy of which is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Voting Agreement and not by this section, which is summary by nature. This section is not complete and is qualified in its entirety by reference to the complete text of the Voting Agreement. You are encouraged to read the Voting Agreement carefully in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding your vote.

Parties to the Voting Agreement

As a condition and inducement to Met-Pro’s willingness to enter into the Merger Agreement, each of (a) Phillip DeZwirek, a former director and chairman of the board of directors of CECO; (b) Jason DeZwirek, a director and the secretary of CECO; and (c) Icarus Investment Corp. (which we refer to herein as “Icarus”), an affiliated entity of Phillip DeZwirek and Jason DeZwirek, have entered into a Voting Agreement with Met-Pro (the “Voting Agreement”). Phillip DeZwirek, Jason DeZwirek and Icarus are collectively referred to as the “Stockholders.” CECO is not a party to the Voting Agreement.

As of May 20, 2013, the Stockholders beneficially owned 4,907,347 shares of CECO common stock or approximately 26% of the voting power of CECO common stock, and together held warrants to purchase an additional 250,000 shares of CECO common stock.

Agreement to Vote and Grant of Proxy

Under the terms of the Voting Agreement, each of the Stockholders has agreed to vote all of the shares of CECO stock beneficially owned by them (whether such shares were acquired before or after the execution of the Voting Agreement):

•

in favor of (i) the issuance of the CECO common stock Merger Consideration to Met-Pro shareholders in connection with the closing of the First Merger and (ii) any other action required to consummate the Mergers that may be submitted to a vote of CECO stockholders, at every meeting (or in connection with any action by written consent) of CECO stockholders at which such matters are considered and at every adjournment or postponement thereof; and

•

against (x) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CECO, Merger Sub or Merger Sub II under the Merger Agreement or of a Stockholder under the Voting Agreement and (y) any action, proposal, transaction or agreement that could reasonably be expected to impede or materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of CECO’s, Met-Pro’s, Merger Sub’s or Merger Sub II’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of CECO (including by way of any amendments to CECO’s certificate of incorporation or bylaws).

The Stockholders have appointed Met-Pro and any designee of Met-Pro as their proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of the Voting Agreement with respect to the shares of CECO stock beneficially owned by them, but only to the extent provided by the terms of the Voting Agreement summarized above.

Restrictions on Transfers and Encumbrances

The Voting Agreement generally prohibits the assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant or creation of a lien, security interest, or encumbrance, or other disposition by the Stockholders of their shares of CECO common stock, or the entrance into an agreement, arrangement, or understanding to do any of the foregoing.

Termination

The Voting Agreement will terminate upon the first to occur of the following:

•	the closing of the Mergers;

•	the termination of the Merger Agreement in accordance with its terms; and

•	the mutual agreement of Met-Pro and the Stockholders to terminate the Voting Agreement.

THE LOCK-UP AGREEMENTS

The following section sets forth the principal terms of the Lock-Up Agreements, a form of which is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Lock-Up Agreements and not by this section, which is summary by nature. This section is not complete and is qualified in its entirety by reference to the complete text of the form of Lock-Up Agreement. You are encouraged to read the form of Lock-Up Agreement carefully in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding your vote.

Parties to the Lock-Up Agreements

Each of the Stockholders that is a party to the Voting Agreement (as described above) has delivered to Met-Pro an executed Lock-Up Agreement, which will become effective automatically upon the closing of the First Merger. If the Merger Agreement is terminated prior to the closing of the Mergers, then the Lock-Up Agreements will terminate automatically pursuant to their terms.

Restrictions on Transfers and Encumbrances

Subject to the limited exceptions described below, during the period commencing on the closing date of the Mergers and ending 180 days after the closing date of the Mergers, each Stockholder has agreed that he or it will not: (a) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of CECO common stock, or any options or warrants to purchase any shares of CECO common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of CECO common stock (whether owned as of the closing date of the Mergers or acquired after the closing date of the Mergers), beneficially owned by such Stockholder.

Notwithstanding the above, the Lock-Up Agreements do not prohibit any Stockholder from (a) exercising options and/or warrants owned by such Stockholder that are exercisable for shares of CECO common stock, so long as the shares of CECO common stock acquired by such Stockholder in connection therewith become subject to the terms of the applicable Lock-Up Agreement; (b) entering into a plan adopted pursuant to Rule 10b5-1 under Exchange Act, but only to the extent that such plan does not allow for any restricted transfer of shares of CECO stock during the term of the Lock-Up Agreement; or (c) making (i) bona fide gifts of such Stockholder’s shares of CECO stock to family members or family trusts, (ii) any transfer by will or intestacy in case of death or (iii) any transfer of such Stockholder’s shares of CECO stock for estate planning purposes to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or such persons. However, with respect to each of the transfers described in clause (c) above, prior, and as a condition precedent, to such transfer, the transferee, or the trustee or legal guardian on behalf of any transferee, must agree in writing to be bound by the terms of the applicable Lock-Up Agreement.

In addition, during the 180 day term of the Lock-Up Agreements, each Stockholder has agreed that he or it will not make any demand for or exercise any right with respect to, the registration of any of his or its shares of CECO common stock or any securities convertible into, exercisable for, or exchangeable for shares of CECO common stock.

DEBT FINANCING

General

The Merger Agreement is not subject to any financing contingency. CECO intends to finance the cash portion of the Merger Consideration with debt and cash on hand. With respect to the debt financing, CECO has obtained a commitment for the financing necessary to complete the transaction from Bank of America, N.A. as administrative agent and as collateral agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as sole lead arranger and sole book runner. In connection with the execution of the Merger Agreement, CECO entered into a commitment letter, dated April 21, 2013 (the “Commitment Letter”) from Bank of America, N.A. and Merrill Lynch.

The commitments and other obligations set forth in the Commitment Letter will expire on the earliest of (a) September 30, 2013, or if the termination date pursuant to the Merger Agreement is automatically extended by its terms to October 31, 2013, unless the closing occurs prior to such date, (b) the closing of the Mergers without the use of the Senior Credit Facilities, (c) the acceptance by Met-Pro or any of its affiliates of an offer for all or any material part of the capital stock or property and assets of Met-Pro and its subsidiaries other than as part of the Mergers, and (d) the date that CECO announces or informs in writing Bank of America, N.A. or Merrill Lynch, that the Mergers are not proceeding.

Senior Credit Facilities

The Commitment Letter provides for a senior secured amortizing term loan facility in the aggregate principal amount of $65 million and a senior secured revolving credit facility for loans and letters of credit of up to $60 million in aggregate principal amount (collectively, in the “Senior Credit Facilities”); provided that the Senior Credit Facilities may be increased by up to $30 million in the aggregate without further consent of the lenders party thereto although there is no commitment to provide such incremental financing. CECO anticipates, however, that the senior secured revolving credit facility will be $90 million, although Bank of America is not committed to fund the additional $30 million. The Senior Credit Facilities may be used to finance a portion of the aggregate cash consideration of, and to pay the fees and expenses in connection with, the transactions contemplated by the Merger Agreement, to repay existing indebtedness of CECO, Met-Pro and their respective subsidiaries, and to provide working capital to CECO and its subsidiaries from and after the closing of the Mergers.

The Senior Credit Facilities will be guaranteed by all domestic and, to the extent no adverse tax consequences would result to CECO, material foreign subsidiaries of CECO. Pursuant to the terms of the Commitment Letter, the definitive agreement to be entered into with respect to the Senior Credit Facilities will contain (a) representations and warranties customary for transactions of this type (including, but not limited to, representations regarding (i) accuracy and completeness of specified financial statements and disclosures; (ii) absence of events or circumstances, either individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect; (iii) absence of material litigation; (iv) absence of default; and (v) compliance with laws), and (b) covenants customary for transactions of this type and borrowers of similar creditworthiness (including, without limitation, (i) limitations on dividends and other distributions, (ii) maximum total leverage ratio, and (iii) minimum fixed charge coverage ratio).

The closing of the Senior Credit Facilities will be subject to the satisfaction of certain conditions, including no material adverse effect having occurred with respect to CECO and its subsidiaries or Met-Pro and its subsidiaries, in each case, taken as a whole, the negotiation, execution and delivery of definitive loan and security documentation for the Senior Credit Facilities, and other customary closing conditions. The Senior Credit Facilities will mature five years after the closing date.

Merrill Lynch, in its capacity as sole lead arranger and sole book manager, has the right to form a syndicate of financial institutions for the Senior Credit Facilities (the “Lenders”) in consultation with CECO. Such right to syndicate the Senior Credit Facilities, however, does not relieve Bank of America, N.A. from funding its commitment to the Senior Credit Facilities on the closing of the Mergers. CECO will pay all reasonable costs incurred in connection with the Senior Credit Facilities.

CECO will indemnify Bank of America, N.A., Merrill Lynch, the Lenders, and each of their affiliates from and against all claim, damages, losses, liabilities and expenses, arising out of or in connection with the matters contemplated by the Commitment Letter, the Mergers or related transaction or the Senior Credit Facilities. No person will be indemnified for claim, damages, losses, liabilities or expenses to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information of CECO reflects the pro forma impact of two transactions, each of which is described below. The Aarding Transaction (which term is defined below) was completed in February 2013. The Mergers (which term is defined below) are expected to be completed in the third quarter of 2013.

The unaudited pro forma condensed combined balance sheet gives effect to the Mergers as if they had occurred on March 31, 2013; the unaudited pro forma condensed combined statements of income assume that the Aarding Transaction and the Mergers were consummated on January 1, 2012. The unaudited pro forma condensed combined balance sheet and condensed combined statements of income should be read in conjunction with (i) CECO’s Annual Report on Form 10-K for the year ended December 31, 2012, (ii) CECO’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, (iii) Met-Pro’s Annual Report on Form 10-K for the year ended January 31, 2013, and (iv) CECO’s Current Report on Form 8-K/A filed with the SEC on May 8, 2013.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the Aarding Transaction and/or the Mergers had been consummated on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future operating results of the Company. No effect has been given in the unaudited pro forma condensed combined financial information for the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting as required by the accounting guidance for business combinations. The detailed valuation studies necessary to arrive at the required fair market value of the Aarding assets acquired and liabilities assumed and the Met-Pro assets to be acquired and the liabilities to be assumed and the related allocations of the purchase price have not been completed as of the date of this joint proxy statement/prospectus. The purchase price has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. Therefore, the actual amounts recorded as of the completion of their analysis might differ materially from the information presented in the unaudited pro forma condensed combined financial statements. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this document.

Aarding Transaction

On February 28, 2013, CECO, through its subsidiary CECO Environmental Netherlands B.V., acquired 100% of the share capital of ATA Beheer B.V., a Netherlands private company with limited liability (“ATA”), pursuant to the terms of a Share Purchase Agreement (“SPA”) among CECO and each of the shareholders of ATA (the “Sellers”). ATA and its subsidiaries (including Aarding Thermal Acoustics B.V.) are engaged in the business of designing, engineering, manufacturing and supplying gas turbine exhaust systems and acoustical systems for the power and petro-chemical market.

The consideration paid by CECO to the Sellers in the transaction at closing was €18.5 million (approximately $24.5 million based on the rate of exchange at February 28, 2013) in cash and €6 million (approximately $8.2 million as of February 28, 2013) with the issuance of 763,673 shares of the Company’s common stock computed by reference to the average closing price of CECO’s common stock for the ninety trading days immediately preceding February 28, 2013. The purchase price is subject to an increase estimated at €107 ($140 based upon the exchange rate at February 28, 2013) as a result of ATA’s cash balances, net of debt assumed, which were at higher amounts than anticipated on February 28, 2013. Of the total consideration paid, €4 million ($5.2 million based upon the rate of exchange at February 28, 2013) is contingent upon the future employment by the Sellers and, therefore, has been classified as prepaid compensation by CECO. The SPA also includes contingent cash earn out payments of up to €5.5 million ($7.2 million based upon the rate of exchange at February 28, 2013) if EBITDA targets, as defined in the SPA, are met for periods during 2013 through 2017. Such earn out payments are contingent upon the continued employment of the Sellers.

The Mergers

On April 22, 2013, CECO announced it had signed the Merger Agreement whereby CECO will acquire Met-Pro in exchange for CECO common stock and cash. In the proposed First Merger, Met-Pro’s shareholders may elect to exchange each share of Met-Pro common stock for either $13.75 in cash or shares of CECO common stock valued at $13.75 based on the volume weighted average trading prices of the CECO common stock for the 15-trading day period ending on the last trading day before the closing of the Mergers, subject to a collar so that there will be a maximum exchange ratio of 1.3520 shares of CECO common stock for each share of Met-Pro common stock and a minimum of 1.0000 share of CECO common stock for each share of Met-Pro common stock. Overall elections are subject to proration so that approximately 53% of the Met-Pro shares (treating all Equity Award Shares as outstanding shares) will be exchanged for cash and 47% for shares of CECO stock. The net effect of the collar mechanism is that no further increase in the exchange ratio will be made if such volume weighted average trading price is less than $10.17 and no further decrease in the exchange ratio will be made if such volume weighted average trading price is greater than $13.75. The Mergers are expected to close in the third quarter of 2013, subject to approval of CECO’s stockholders, Met-Pro’s shareholders and other customary closing conditions.

CECO ENVIRONMENTAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2013

(amounts in thousands, except per share amounts)

	Historical CECO	Historical Met-Pro(1)		Proforma Adjustments	Proforma Condensed Combined
Current Assets:
Cash, cash equivalents and short-term investments	$6,926	$34,328	A	($24,328)	$16,926
Accounts receivable, net	$26,802	$19,095			$45,897
Costs and estimated earnings in excess of billings on uncompleted contracts	$12,372	$0			$12,372
Inventories, net	$6,436	$17,871	E	$3,048	$27,355
Prepaid expenses and other current assets	$5,825	$1,849			$7,674

TOTAL CURRENT ASSETS	$58,361	$73,143		($21,280)	$110,224
Property, plant and equipment, net	$5,622	$19,500	F	$8,174	$33,296
Goodwill	$35,705	$20,799	C	$73,346	$129,850
Intangible assets-finite life, net	$4,380		D	$46,330	$50,710
Intangible assets-indefinite life	$5,432		D	$17,480	$22,912
Deferred charges and other assets	$4,595	$2,814	C	($747)	$8,662
			R	$2,000

TOTAL ASSETS	$114,095	$116,256		$125,303	$355,654

Current Liabilities:
Accounts payable and accrued expenses	$19,206	$11,705	R	$2,000	$42,611
			S	$9,700
Billings in excess of costs and estimated earnings on uncompleted contracts	$12,410	$1,398			$13,808
Current debt	$1,941	$370	A	$25,675	$27,986
Income taxes payable	$2,005	$0			$2,005

TOTAL CURRENT LIABILITIES	$35,562	$13,473		$37,375	$86,410
Long-term Debt	$770	$2,270	A	$60,125	$63,165
Other liabilities	$6,131	$9,711			$15,842
Deferred income tax liability, net	$1,426	$2,119	G	$28,602	$32,147

TOTAL LIABILITIES	$43,889	$27,573		$126,102	$197,564
Shareholder’s equity:
Preferred stock	$0	$0		$0	$0
Common stock	$179	$1,593	H	($1,593)	$261
			B	$82
Capital in excess of par value	$62,467	$4,899	H	($4,899)	$159,969
			B	$97,502
Retained earnings	$11,010	$100,054	H	($100,054)	$1,310
			S	($9,700)
Accumulated other comprehensive loss	($3,094)	($7,613)	H	$7,613	($3,094)

	$70,562	$98,933		($11,049)	$158,446
Less treasury stock	($356)	($10,250)	H	$10,250	($356)

TOTAL SHAREHOLDER’S EQUITY	$70,206	$88,683		$(799)	$158,090

	$114,095	$116,256		$125,303	$355,654

(1)	Balance sheet information for Met-Pro Corporation is as of January 31, 2013, its prior fiscal year end.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CECO ENVIRONMENTAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR YEAR ENDED DECEMBER 31, 2012

(amounts in thousands, except per share amounts)

	Historical CECO	Historical Aarding(1)		Proforma Adjustments	Proforma Condensed Combined	Historical Met-Pro(2)		Proforma Adjustments	Proforma Condensed Combined
Net sales	$135,052	$35,274	I	($522)	$169,804	$109,942			$279,746
Cost of sales	$92,609	$27,004	I	($522)	$119,091	$72,155	E	$1,449	$193,538
							F	$843

GROSS PROFIT	$42,443	$8,270		$0	$50,713	$37,787		($2,292)	$86,208
Selling and administrative	$25,429	$3,925	J	$1,047	$31,840	$25,909	Q	($138)	$57,077
			K	$1,439			P	($534)
Amortization	$331	$12	L	$545	$888	$0	D	$3,393	$4,281

INCOME FROM OPERATIONS	$16,683	$4,333		($3,031)	$17,985	$11,878		($5,013)	$24,850
Other (expense) income, net	($152)	($353)			($505)	$154	M	($61)	($412)
Interest expense	($1,168)	($162)	M	($62)	($1,392)	($166)	O	($1,948)	($3,906)
							R	$(400)

INCOME BEFORE TAXES	$15,363	$3,818		($3,093)	$16,088	$11,866		($7,422)	$20,532
Income tax expense	$4,513	$1,200	N	($773)	$4,940	$3,821	N	($2,523)	$6,238

NET INCOME	$10,850	$2,618		($2,320)	$11,148	$8,045		($4,899)	$14,294

Per share data:
Basic net income per share	$0.73				$0.72				$0.60
Diluted net income per share	$0.65				$0.64				$0.55
Weighted average number of common shares outstanding:
Basic	14,813,186			763,673	15,576,859			8,200,000	23,776,859
Diluted	17,246,058			763,673	18,009,731			8,200,000	26,209,731

(1)	Results for Aarding have been converted from Euros to U.S. Dollars using the exchange rate as of February 28, 2013 (the Closing Date) of 1.3084.
(2)	Statement of Income information for Met-Pro Corporation is for the year ended January 31, 2013, its prior fiscal year end.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CECO ENVIRONMENTAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR PERIOD ENDED MARCH 31, 2013

(amounts in thousands, except per share amounts)

	Historical CECO	Historical Aarding(1)		Proforma Adjustments	Proforma Condensed Combined	Historical Met-Pro (2)		Proforma Adjustments	Proforma Condensed Combined
Net sales	$34,361	$5,356	I	$0	$39,717	$26,976			$66,693
Cost of sales	$23,177	$3,402	I	$0	$26,579	$17,502	F	$211	$44,292

GROSS PROFIT	$11,184	$1,954		$0	$13,138	$9,474		($211)	$22,401
Selling and administrative	$6,592	$1,617			$8,209	$6,013	P	($87)	$13,997
							Q	($138)
Acquisition Expenses	$1,095	$0	J K	$414	$977	$0	Q	($374)	$603
			Q	($532)
Amortization	$159	$0	L	$91	$250	$0	D	$848	$1,098

INCOME FROM OPERATIONS	$3,338	$337		$27	$3,702	$3,461		($460)	$6,703
Other (expense) income, net	$131	$0		$0	$131	$38	M	($15)	$154
Interest expense (income)	($97)	$73	O	($11)	($35)	($40)	O	($487)	($662)
							R	($100)

INCOME BEFORE TAXES	$3,372	$410		$16	$3,798	$3,459		($1,062)	$6,195
Income tax expense	$1,164	$120	N	$4	$1,288	$1,083	N	($361)	$2,010

NET INCOME	$2,208	$290		$12	$2,510	$2,376		($701)	$4,185

Per share data:
Basic net income per share	$0.13				$0.14				$0.16
Diluted net income per share	$0.12				$0.14				$0.16
Weighted average number of common shares outstanding:
Basic	17,078,192			644,880	17,723,072			8,200,000	25,923,072
Diluted	17,774,051			644,880	18,418,931			8,200,000	26,618,931

(1)	Results for Aarding have been converted from Euros to U.S. Dollars using the exchange rate as of February 28, 2013 (the Closing Date) of 1.3084.
(2)	Statement of Income information for Met-Pro Corporation is for the three months ended as of January 31, 2013, its last fiscal quarter.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(All amounts in thousands of US Dollars, unless otherwise noted)

1. Basis of Presentation

The unaudited pro forma condensed combined financial information presented above gives effect to two transactions. The unaudited pro forma condensed combined balance sheet gives effect to the Mergers, which are expected to be consummated in the future, as if these transactions had been consummated on March 31, 2013. The unaudited pro forma condensed combined statements of income give effect to the Aarding Transaction and the Mergers as if these transactions had been consummated on January 1, 2012. The Aarding Transaction was consummated during the three month period ended March 31, 2013. The Aarding Transaction is already reflected in CECO’s historical consolidated balance sheet as of March 31, 2013; therefore, no pro forma balance sheet adjustments are necessary with respect to the Aarding Transaction.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting. With respect to the Aarding Transaction, all Euro amounts were converted to U.S. dollars using the exchange rate at the close of business on February 28, 2013, the closing date. The historical financial statements of Aarding included in the unaudited pro forma condensed combined financial information, prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), were derived from the historical condensed combined financial statements of Aarding that were prepared in accordance with Title 9 Book 2 of the Netherlands Civil Code and reconciled to U.S. GAAP at Note 9 at Exhibit 99.1 to CECO’s Current Report on Form 8-K/A filed with the SEC on May 8, 2013. Certain reclassifications were made to the overall presentation of the historical Aarding consolidated financial statements to conform to CECO’s presentation.

The assets acquired and liabilities assumed were recorded at their respective preliminary fair values and added to those of CECO. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the Aarding Transaction and/or the Mergers had been consummated on the dates indicated, nor is it necessarily indicative of future consolidated financial position or results of operations. The unaudited pro forma condensed combined financial information does not include, nor does it assume, any benefits from cost savings or synergies of the combined operations, or the costs necessary to achieve these cost savings, or synergies, and such differences may be material.

The estimated fair values of the assets acquired and liabilities assumed, and the related tax balances, are based on preliminary estimates and assumptions. These preliminary estimates and assumptions could change significantly during the purchase price measurement period as CECO finalizes the valuations of the assets acquired and liabilities assumed, and the related tax balances. Such changes could result in material variances between CECO’s future financial results and the amounts presented in the unaudited pro forma information, including variances in the estimated purchase price, fair values recorded and expenses associated with these items.

Acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. The unaudited pro forma condensed combined statements of income do not include acquisition-related transaction costs.

2. Assets Acquired and Liabilities Assumed

A summary of the total purchase price consideration to be allocated by CECO in the acquisition of Met-Pro is provided below.

Cash payments at Closing	$110,128
Value of common stock transferred	97,584

Total purchase price consideration to be allocated	$207,712

The preliminary estimated assets acquired and liabilities assumed by CECO in the acquisition of Met-Pro, reconciled to the consideration transferred, are provided below and are presented as if the acquisition had occurred on March 31, 2013.

Book value of net assets acquired	$88,682
Adjustment for elimination of historical goodwill	(20,799)
Adjustment for elimination of historical intangible	(747)

Adjusted book value of net tangible assets acquired	67,136
Adjustments to:
Fair Market Value Tangible Assets	11,223
Goodwill	94,145
Intangible assets—finite life	46,330
Intangible assets—indefinite life	17,480
Deferred tax liability	(28,602)

Total purchase price consideration to be allocated	$207,712

3. Financing Considerations

The cash portion of the purchase price for the Mergers is expected to be funded using approximately $24,328 from existing cash balances of CECO and Met-Pro on the closing date of the Mergers, borrowings of $85,800 from the Senior Lending Facilities, including $65,000 from a five-year term loan facility (estimated 2.27% interest rate) and $20,800 from a revolving credit facility (estimated 2.27% interest rate). These facilities will be entered into in connection with the Mergers. A portion of Met-Pro’s existing credit facilities will be replaced with CECO’s facilities. If CECO and Met-Pro’s cash balances are less than anticipated at the closing date, CECO may elect to increase the amount used from the revolving credit facility. For more information regarding Financing Consideration, see “Debt Financing,” beginning on page 117.

Met-Pro’s financing arrangements expected to remain in place consist of a municipal bond and a credit swap agreement totaling $2,640.

The pro forma financial statements reflect CECO’s estimate of the amount of financing required to complete the Mergers. The actual amount of financing required for the Mergers will not be determined until the closing date of the Mergers when the actual amount of existing cash balances of CECO and Met-Pro, and the total value of CECO common stock to be issued are known. The actual amount of available cash at closing and the total value of common stock to be issued associated with the Mergers may vary materially from preliminary estimates. Specifically, the total stock consideration may vary based upon CECO’s pre-closing stock price and the collar and the number of shares of Met-Pro common stock and equity awards outstanding on the closing date of the First Merger which shall not be greater than 15.1 million shares. The pro forma financial statements also reflect an estimate of interest rates for the various debt facilities based on the anticipated leverage ratio used and selecting LIBOR pursuant to the Commitment Papers. However, the actual interest incurred on CECO’s debt may vary significantly based upon the amount of each debt facility utilized. A  1/8% increase or decrease in interest rates, compared to the rates used for determining interest expense in the pro forma statement of operations, would have an approximate $0.1 million impact on the assumed annual interest expense.

CECO expects to incur one-time transaction costs of approximately $5.5 million prior to, or concurrent with, the Mergers, primarily related to investment banker, legal and accounting fees, and approximately $2.0 million related to debt issuance costs and commitment fees associated with the debt facilities referred to above.

Met-Pro expects to incur one-time transaction costs of approximately $4.7 million in connection with the Mergers, primarily related to investment banker, legal and accounting fees. In addition, Met-Pro has additional change-in-control payments of up to approximately $4.0 million which will only be triggered subsequent to the Mergers.

The pro forma statements of operations include a reduction of interest income associated with the anticipated use of existing CECO and Met-Pro cash balances to fund a portion of the purchase price, as well as additional interest expense and amortization of applicable debt issuance costs and commitment fees associated with the debt facilities referred to above.

4. Pro Forma Adjustments

This note should be read in conjunction with Note 1. Basis of Presentation; Note 2. Assets Acquired and Liabilities Assumed; and Note 3.Financing Considerations.

Adjustments under the heading “Pro Forma Adjustments” represent the following:

A.	To record the cash consideration paid at closing of $110,128 (assuming cash consideration at 53% of purchase price) consisting of available cash on hand of $24,328, current debt of $25,675 and long term debt of $60,125.

B.	To record the issuance of an estimated 8.2 million shares of the Company’s common stock (assuming equity consideration at 47% of purchase price) with an estimated value of $97,584 based on the midpoint of the collar (as defined in the merger agreement) to the Sellers.

C.	To record the preliminary estimated residual goodwill of $94,145 and eliminate the Met-Pro historical goodwill and intangibles of $20,799 and $747, respectively.

D.	To record the preliminary estimated fair value of intangible assets acquired. The Company engaged a third party valuation specialist to assist management. Based on the preliminary assessment, the acquired intangible asset categories, fair value and average amortization periods are as follows:

	Fair Value	Average Amortization Period	Estimated Annual Amortization Expense
Intangible assets—finite life Customer relationships and other	$37,200	15 years	$2,480

Intangible assets—finite life Technology	$9,130	10 years	$913

Intangible assets—indefinite life Tradename	$17,480	Indefinite	$0

Total	$63,810		$3,393

The preliminary estimated fair value of customer relationships is based upon estimated discounted cash flows associated with existing customers and projects using historical and market participant data. The preliminary estimated fair value of the tradename and technology is based on the “relief from royalty” method under which fair value is estimated to be the present value of royalties saved because the Company owns the tradename and technology and, therefore, does not have to pay a royalty for its use.

E.	To record step up to fair value on acquired WIP and FG inventory of $3,048, of which $1,599 represents step up to fair value of an existing LIFO reserve and $1,449 non-LIFO related step up to fair value. LIFO method of accounting is assumed to be continued by CECO and the non-LIFO related step up to fair value is expensed as cost of goods sold in the first 12 months.

F.	To record step up on acquired personal and real property of $8,174 and the associated depreciation expense. The personal property is to be depreciated over an average of 4 years, and the real property over an average of 20 years, for incremental depreciation of $843 annually, or $211 quarterly.

G.	To recognize deferred tax liability on fair value basis at 37%.

H.	To eliminate shareholders’ equity of Met-Pro as of the date of the acquisition.

I.	To eliminate intercompany balances and transactions between CECO and Aarding for the periods, as follows:

Intercompany sales for the year ended December 31, 2012	$522

Intercompany sales for the Period ended March 31, 2013	$0

J.	To expense the estimated fair value of consideration paid to the Sellers which is classified by CECO as prepaid compensation as such consideration is contingent upon the continued employment of the Sellers for up to five years, for the amount vested during the respective period.

K.	To record the estimated contingent cash earn out compensation expense assuming EBITDA targets, as defined in the SPA, are met, for the amount vested during the respective period.

L.	To record the amortization expense based on the estimated fair value of intangible assets acquired in the Aarding transaction. The Company engaged a third party valuation specialist to assist management. Based on preliminary assessment, the acquired intangible asset categories, fair value and average amortization periods are as follows:

	Fair Value	Average Amortization Period	Estimated Annual Amortization Expense
Intangible assets—finite life Customer relationships and other	$3,271	6 years	$545

Intangible assets—indefinite life Tradename	$1,963	Indefinite	$—

The preliminary estimated fair value of customer relationships is based upon estimated discounted cash flows associated with existing customers and projects using historical and market participant data. The preliminary estimated fair value of the tradename is based on the “relief from royalty” method under which fair value is estimated to be the present value of royalties saved because the Company owns the tradename and, therefore, does not have to pay a royalty for its use.

M.	To adjust for foregone interest income on cash paid for the acquisition(s). The estimated amount of foregone interest is based on an estimated 0.25% yield.

N.	To record the recognition of the income tax consequences of the pro forma adjustments herein. The adjustments have been tax effected at estimated statutory rates.

O.	To record interest on the revolving credit facility and term loan facility under the Senior Lending Facilities at 90 Day LIBOR plus 200 bps (2.27%).

P.	To eliminate Met-Pro’s net periodic pension expense component related to cumulative actuarial losses.

Q.	To eliminate acquisition expenses recorded by CECO and Met-Pro.

R.	To record approximately $2,000 of deferred charges related to debt issuance costs and commitment fees associated with the debt facilities referred to in Note 3 above and record the expense of $400 annually, or $100 quarterly.

S.	To record the accrual and offsetting charge to retained earnings for the estimated acquisition related expenses totaling approximately $9,700 which will be incurred and paid in 2013. No adjustment has been made to the unaudited pro forma condensed combined statement of income for these costs as they are non-recurring.

DESCRIPTION OF CECO’S CAPITAL STOCK

The following summary of the capital stock of CECO is subject in all respects to applicable Delaware law, the CECO certificate of incorporation and the CECO by-laws. Please refer to the section entitled “Comparison of Rights of Common Shareholders of Met-Pro and Common Stockholders of CECO” and “Where You Can Find More Information” beginning on page 163.

General

CECO’s authorized capital stock consists of (i) 100,000,000 shares of CECO common stock, $0.01par value per share, and (ii) 10,000 shares of preferred stock, $0.01 par value per share, none of which preferred stock is issued and outstanding and none of which preferred stock is reserved for issuance, in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the CECO board of directors for each series. The following summary description of certain provisions of CECO’s certificate of incorporation and its by-laws does not purport to be complete and is qualified in its entirety by reference to said provisions.

Common Stock

Holders of CECO common stock are entitled to one vote for each share held on all matters submitted to a vote of the CECO stockholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of CECO directors may elect all of the directors standing for election. Holders of CECO common stock are entitled to receive ratably such dividends, if any, as may be declared by the CECO board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon CECO’s liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably CECO’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of CECO common stock have no preemptive, subscription, redemption or conversion rights.

The outstanding shares of CECO common stock are fully paid and non-assessable.

The rights, preferences and privileges of holders of CECO common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which CECO may designate and issue.

Preferred Stock

CECO has authorized 10,000 shares of preferred stock which may be issued with such powers, preferences and voting rights as the CECO board of directors, without further approval by the CECO stockholders, may determine by duly adopted resolution. Please refer to the section entitled “Comparison of Rights of Common Shareholders of Met-Pro and Common Stockholders of CECO—Certain Charter and By-Law Provisions.” CECO has no shares of preferred stock issued and outstanding.

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF MET-PRO AND COMMON STOCKHOLDERS OF CECO

Met-Pro is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law of 1988, which we refer to in this joint proxy statement/prospectus as Pennsylvania law. CECO is a Delaware corporation subject to the provisions of the Delaware General Corporation Law, which we refer to in this joint proxy statement/prospectus as Delaware law. If the Mergers are completed, Met-Pro shareholders, whose rights are currently governed by the Met-Pro articles of incorporation, the Met-Pro bylaws and Pennsylvania law, will, if they receive CECO common stock as Merger Consideration, become stockholders of CECO and their rights will be governed by the CECO certificate of incorporation, the CECO by-laws and Delaware law.

The following description summarizes material differences that may affect the rights of CECO stockholders and Met-Pro shareholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of Delaware law, Pennsylvania law, the CECO certificate of incorporation, the CECO by-laws, the Met-Pro articles of incorporation and the Met-Pro bylaws.

Met-Pro is a “registered corporation” under Pennsylvania law because Met-Pro common stock is registered under the Exchange Act.

Capitalization

CECO

The authorized capital stock of CECO consists of (i) 100,000,000 shares of CECO common stock, $0.01 par value per share, and (ii) 10,000 shares of preferred stock, $0.01 par value per share, none of which preferred stock is issued and outstanding and none of which preferred stock is reserved for issuance. As of May 20, 2013, 17,791,806 shares of CECO common stock were issued and outstanding.

Met-Pro

The authorized capital stock of Met-Pro consists of 36,000,000 shares of Met-Pro common stock, $0.10 par value per share. No shares of preferred stock are authorized. As of May 20, 2013, 14,696,855 shares of Met-Pro common stock were issued and outstanding.

Number, Election, Vacancy and Removal of Directors

CECO

The CECO by-laws provide that the total number of CECO directors will be fixed from time to time by action of the stockholders or directors or, if not so fixed, the number shall be at least three and no more than nine. CECO currently has nine directors, all of whom serve one year terms. Under Delaware law, directors are elected by a plurality of the votes of the shares cast at the meeting to elect such directors.

The CECO by-laws provide that vacancies on the CECO board of directors may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. Delaware law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Met-Pro

The Met-Pro bylaws provide that the total number of Met-Pro directors will not be less than three nor more than seven, as determined by the Met-Pro board of directors from time to time. Met-Pro currently has six directors. The board is divided into three classes, with the directors of each class elected for three-year terms and the term of one class expiring each year. A class of directors is elected at each annual meeting of shareholders to serve until the end of the term to which they are elected and until their successors are duly elected and qualified. Under Pennsylvania law, candidates for director who receive the highest number of affirmative votes are elected.

The Met-Pro bylaws provide that vacancies on the Met-Pro board of directors may be filled by a majority vote of the directors then in office, although less than a quorum, or by the sole remaining director.

Met-Pro’s bylaws provide that the entire board of directors, any class of the board of directors, or any individual director may be removed for cause by the vote of a majority of the shares entitled to vote at a regular or special shareholders’ meeting. Met-Pro shareholders may remove the entire board of directors, any class of the board of directors, or any individual director without cause, by the vote of shareholders entitled to cast at least 80% of the shares entitled to vote at a regular or special shareholders’ meeting. In the event any directors are so removed, new directors may be elected at the same time.

Amendments to Charter Documents

CECO

Under Delaware law, all proposed amendments to a corporation’s certificate of incorporation require (i) approval by its board of directors and (ii) adoption by an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment (subject to any class voting rights required by the corporation’s certificate of incorporation, the terms of any preferred stock, or Delaware law).

CECO’s certificate of incorporation permits amendments to the certificate of incorporation to the extent permitted under Delaware law.

Met-Pro

Under Pennsylvania law, every amendment to a registered corporation’s articles of incorporation must be (i) proposed or approved by the corporation’s board of directors and (ii) with certain exceptions, adopted by an affirmative vote of a majority of the votes cast by shareholders entitled to vote on the amendment (subject to any class voting rights required by the corporation’s articles of incorporation, the terms of any preferred stock, or Pennsylvania law), unless the corporation’s articles of incorporation or a specific provision of Pennsylvania law requires a greater vote.

Met-Pro’s articles of incorporation provide that amendments to the articles of incorporation which change the shareholder vote percentage of an item specified in the articles of incorporation, or change the provision governing amendments to the articles of incorporation, require the approval of 80% of the outstanding shares entitled to vote at a shareholders’ meeting, unless such amendment was approved by a majority of the entire Met-Pro board of directors, in which case the approval of a majority of all votes cast at a shareholders’ meeting is required. For other amendments to the articles of incorporation, the approval of a majority of all votes cast at a shareholders’ meeting is required.

Under Pennsylvania law, unless the corporation’s articles of incorporation restrict the power, a corporation’s board of directors, without shareholder approval, may amend the corporation’s articles of incorporation to:

•	change the corporation’s name;

•	provide for perpetual existence of the corporation;

•	in certain circumstances, reflect a reduction in authorized shares effected in connection with an acquisition by the corporation of its own shares;

•	add or delete a provision authorizing that shares of the corporation not be represented by certificates;

•	add, change or eliminate the par value of any class or series of shares, if the par value does not have any substantive effect on the terms of any shares of the corporation; and/or

•

under certain circumstances, split the corporation’s voting shares and/or, subject to certain limitations, increase the number of authorized voting shares of the corporation in connection with a stock split or stock dividend of the corporation’s voting shares.

The Met-Pro articles of incorporation do not restrict this power of the Met-Pro board of directors. By contrast, under Delaware law, each of the foregoing actions requires stockholder approval except changing the corporation’s name through a merger with a wholly owned subsidiary, or effecting a forward stock split through the issuance of a stock dividend.

Amendments to Bylaws

CECO

The CECO by-laws provide that the power to amend, alter, or repeal the by-laws and to adopt new by-laws may be exercised by the board of directors or by the stockholders. Amendments to the by-laws by the stockholders require the approval of 80% of the outstanding shares entitled to vote at a stockholders’ meeting. Amendments to the by-laws by the board of directors require the approval of a majority of the entire board of directors.

Met-Pro

The Met-Pro bylaws provide that the power to amend, alter, or repeal the bylaws and to adopt new bylaws may be exercised by the board of directors or by the shareholders. Amendments to the bylaws by the shareholders require the approval of 80% of the outstanding shares entitled to vote at a shareholders’ meeting. Amendments to the bylaws by the board of directors require the approval of a majority of the entire board of directors.

Action by Written Consent

CECO

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of stockholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The CECO by-laws specifically provide for stockholder action by written consent.

Met-Pro

Under Pennsylvania law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by consent by all the shareholders entitled to vote on the action and delivered to the corporation, unless otherwise provided in the bylaws. Pennsylvania law allows shareholder action without a meeting for registered corporations such as Met-Pro by less than unanimous consent of the shareholders only if provided for in the corporation’s articles of incorporation. The Met-Pro articles of incorporation specifically provide for allowing shareholder action without a meeting by less than unanimous consent.

Notice of Shareholder Meetings and Actions

CECO

Delaware law and the CECO by-laws provide that written notice of the time, place and purpose or purposes of any annual or special meeting of stockholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. The CECO by-laws provide that if mergers or consolidations are to be considered at a special meeting, notice of the meeting must be given not less than 20 days and not more than 60 days before the date of the meeting.

Met-Pro

Pennsylvania law provides that written notice of the time, place and date of a meeting of shareholders must be given or sent to each shareholder of record entitled to vote at the meeting at least 10 days prior to the day named for a meeting that will consider a “fundamental change” or five days prior to the day named for the meeting in any other case. The Met-Pro bylaws require that notice of a meeting of shareholders be sent to each shareholder entitled to vote at the meeting at least five days before the meeting. A notice of a special meeting must state the purpose or purposes of the meeting.

The Met-Pro bylaws require a shareholder who intends to nominate a person to the board of directors bring any matter before an annual meeting to provide advance notice of such intended action not less than 90 and not more than 120 days prior to the date Met-Pro first mailed its proxy statement to shareholders for the prior year’s annual meeting. CECO’s bylaws do not contain any such advance notice provisions.

Special Shareholder Meetings

CECO

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. A notice must be sent to stockholders of the meeting stating the purpose or purposes for which the meeting is called.

Under the CECO by-laws, a special meeting of the stockholders may be called by the board of directors or by any officer upon the direction of the board of directors.

Met-Pro

Under the Met-Pro bylaws, a special meeting of shareholders may be called at any time by a majority of the board of directors or by the chairman of the board of directors.

Under Pennsylvania law, shareholders of registered companies do not have a statutory right to call special meetings, except that an “interested shareholder” (generally, a beneficial owner of shares entitling the shareholder to cast 20% of the votes that all shareholders are entitled to cast in an election of directors, or certain affiliates or associates of the corporation) may call a special meeting for the purpose of approving certain business combinations.

Limitation of Personal Liability and Indemnification of Directors and Officers

CECO

Under Delaware law, a corporation may indemnify any directors, officers, employees and agents of the corporation against expenses and, except in the case of an action by or in the right of the corporation, liabilities actually and reasonably incurred by such person in connection with any action, suit or proceeding involving such person by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable to the corporation unless and only to the extent such indemnification is approved by a court. Delaware law mandates such indemnification of expenses to the extent that a present or former director or officer of the corporation has been successful in defense of any proceeding described above, and permits advancement of expenses to a director or officer if the corporation receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification. Delaware law also provides that the permitted indemnifications described above are not exclusive.

Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The CECO certificate of incorporation and by-laws provide for mandatory indemnification of officers and directors of the corporation to the fullest extent permitted under Delaware law.

CECO may also, at its discretion, provide the same benefits of indemnification to any employee or agent of the corporation, including a director or officer of the corporation who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Met-Pro

Under Pennsylvania law, unless otherwise restricted in its articles of incorporation or bylaws, a corporation may indemnify any directors, officers, employees and agents of the corporation against expenses and, except in the case of an action by or in the right of the corporation, liabilities actually and reasonably incurred by such person in connection with any action or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable to the corporation unless and only to the extent such indemnification is approved by a court. Pennsylvania law mandates such indemnification of expenses to the extent the present or former director, officer, employee or agent has been successful in defense of any action or proceeding described above, and permits advancement of expenses to a director or officer if the corporation receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification. Pennsylvania law also provides that the permitted indemnifications described above are not exclusive.

Pennsylvania law permits a corporation to include in its bylaws a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its shareholders, (ii) for acts that constitute self-dealing, willful misconduct or recklessness, or (iii) pursuant to any criminal statute or for the payment of any taxes under federal, state or local law. The Met-Pro bylaws eliminate the personal liability of the Met-Pro directors to the fullest extent permitted under Pennsylvania law.

The Met-Pro articles of incorporation provide that Met-Pro shall indemnify any director or officer of the corporation against liabilities and expenses to the fullest extent permitted under Pennsylvania law by reason of the fact that the person is or was a director or officer of the corporation or is or was serving on behalf of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The board of directors may similarly indemnify any person who is not a director or officer for liabilities incurred in connection with services rendered for or at the request of the corporation.

Dividends

CECO

Under Delaware law, subject to any restrictions contained in the corporation’s certificate of corporation, the board of directors of a corporation may declare and pay dividends and other distributions to the corporation’s stockholders either out of surplus (generally net assets in excess of capital) or, if there is no surplus, out of its net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets, until the deficiency has been repaid.

Met-Pro

Under Pennsylvania law, a board of directors of a corporation may not authorize and pay dividends to its shareholders if after giving it effect:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•

the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise provided in the articles of incorporation) the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if the corporation were to be dissolved at the time this valuation is measured.

The board of directors of the corporation may base its determination of total assets and total liabilities on any factors it considers relevant, including the book values of the corporation’s assets and liabilities as reflected on its books and records, unrealized appreciation and depreciation of the corporation’s assets or the current value of the corporation’s assets and liabilities, either valued separately or valued in segments or as an entirety as a going concern.

Rights Plan

CECO

CECO does not have a stockholder rights plan similar to that described below in the section entitled “—Met-Pro.”

Met-Pro

Under the Met-Pro Rights Agreement, dated as of January 6, 2000, as amended on December 11, 2009, by and between Met-Pro and American Stock Transfer and Trust Company, LLC as rights agent thereunder (the “Met-Pro Rights Agreement”), each outstanding share of Met-Pro’s common stock has an associated common stock purchase right. The rights are exercisable only if a person or group acquires 15% or more of Met-Pro’s outstanding common stock. In the event that a person becomes the beneficial owner of 15% or more of the then outstanding shares of Met-Pro common stock, each holder of a stock purchase right, other than the person which acquired 15% or more of the then outstanding shares of Met-Pro common stock, will have the right to receive, under certain circumstances, Met-Pro common stock at a 50% discount to the market price of Met-Pro’s common stock, subject to adjustment.

On April 21, 2013, prior to the execution of the Merger Agreement, the Met-Pro Rights Agreement was amended in order to exempt the Mergers and related transactions from the Met-Pro Rights Agreement and to provide that the Met-Pro Rights Agreement and the rights issued thereunder will terminate immediately prior to the Effective Time.

Voting Rights; Required Vote for Authorization of Certain Actions

CECO

Voting Rights. Each holder of CECO common stock is entitled to one vote for each share held of record.

Merger, Consolidation or Sale of Assets—General. Under Delaware law, the consummation of a merger or consolidation requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such corporation is the surviving corporation and:

•	such corporation’s certificate of incorporation is not amended;

•

the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after the effective date of the merger; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

Under Delaware law, a sale of all or substantially all of a corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

Business Combinations with Interested Shareholder. CECO is subject to Section 203 of Delaware law (“Section 203”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•

prior to the time that such stockholder became an interested stockholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time that such stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Subject to certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. In general, Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. CECO has not “opted out” of this provision.

Disgorgement of Profits by Certain Controlling Persons. Delaware law does not have a “disgorgement” statute similar to that described below in the section entitled “—Met-Pro.”

Control-Share Acquisitions. Delaware law does not have a “control share” statute similar to that described below in the section entitled “—Met-Pro.”

Met-Pro

Voting Rights. Except as provided below in the section entitled “—Control-Share Acquisitions” each holder of Met-Pro common stock is entitled to one vote for each share held of record.

Merger, Consolidation or Sale of Assets—General. Under Pennsylvania law, the consummation of a merger or consolidation generally requires the approval of the board of directors of the corporation of the plan of merger or consolidation and, except where the approval of shareholders is not required, the adoption of the plan by a majority of the votes cast by all shareholders of the corporation entitled to vote thereon. Approval of the shareholders of a constituent Pennsylvania corporation is not required if:

•	whether or not the constituent corporation is the surviving corporation:

•

the surviving or new corporation is a Pennsylvania corporation and, except for amendments the board of directors is authorized to make without shareholder approval, its articles of incorporation are identical to the articles of incorporation of the constituent corporation;

•

each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation will continue as or be converted into, except as may otherwise be agreed by the shareholder, an identical share of the surviving or new corporation after the effective date of the merger or consolidation; and

•

the plan of merger or consolidation provides that the shareholders of the constituent corporation will hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the merger or consolidation entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•

immediately prior to the adoption of the plan of merger or consolidation and at all times after the adoption and prior to its effective date, another corporation that is a party to the plan owns 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

Under Pennsylvania law, a sale of all or substantially all of a corporation’s assets generally requires the approval of the corporation’s board of directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the transaction.

Business Combinations with Interested Shareholder. Under Pennsylvania law, in connection with a business combination an “interested shareholder” of a registered corporation (which includes Met-Pro) is (i) any person that is the beneficial owner, directly or indirectly, of shares of the corporation entitled to cast at least 20% of the votes all shareholders would be entitled to cast in an election of directors of the corporation or (ii) an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares entitled to cast at least 20% of the votes all shareholders would be entitled to cast in an election of directors of the corporation. Certain shares outstanding since the beginning of 1983, and certain shares distributed with respect of those shares, may be excluded for purposes of calculating the 20% voting power. A “business combination” generally includes:

•

a merger, consolidation, share exchange or division of the corporation or a subsidiary of the corporation with an interested shareholder, or with, involving or resulting in any other corporation which is, or after such transaction would be, an affiliate or associate of the interested shareholder;

•

a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested shareholder, or any affiliate or associate of the interested shareholder, of assets of the corporation or a subsidiary having an aggregate market value equal to 10% or more of the market value of all the assets or outstanding shares of the corporation or representing 10% or more of the earning power or net income of the corporation, in each case on a consolidated basis;

•

with certain exceptions, the issuance or transfer by the corporation or a subsidiary to the interested shareholder or an affiliate or associate of the interested shareholder of shares of the corporation or subsidiary having an aggregate market value equal to 5% or more of the market value of all the outstanding shares of the corporation;

•

adoption of any plan or proposal for the liquidation or dissolution of the corporation that was proposed by or pursuant to any agreement or understanding with the interested shareholder or an affiliate or associate of the interested shareholder;

•

a split, reverse split, dividend or distribution of shares, other reclassification of securities, recapitalization or other transaction proposed by or pursuant to any agreement or understanding with the interested shareholder or an affiliate or associate of the interested shareholder that has the effect of increasing the interested shareholder’s or its affiliate’s or associate’s proportionate share, whether owned directly or indirectly, of the outstanding shares of any class or series of voting shares, or securities convertible into voting shares, of the corporation or a subsidiary of the corporation; and

•

the receipt by the interested shareholder or any affiliate or associate of the interested shareholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation, other than such a benefit received proportionately as a shareholder of the corporation.

Pennsylvania law provides for a five-year moratorium on business combinations between a registered corporation and any person that is an interested shareholder of the corporation, unless:

•

the board of directors of the corporation had approved the acquisition of shares that made the person an interested shareholder of the corporation before the interested shareholder became an interested shareholder of the corporation; or

•	the proposed business combination was approved by the affirmative vote of all of the holders of the outstanding shares of common stock of the corporation; or

•

the holders of shares entitled to cast a majority of the votes all shareholders would be entitled to cast in an election of directors of the corporation (not including any shares of voting stock beneficially owned by the interested shareholder or its affiliates or associates) at a meeting called for such purpose no earlier than three months after the interested shareholder became the beneficial owner, directly or indirectly, of shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in an election of directors of the corporation, if the interested shareholder at the time of the meeting is the beneficial owner, directly or indirectly, of shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in an election of directors of the corporation and certain other criteria. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

Following expiration of the five-year moratorium, a business combination between a registered corporation and an interested shareholder is still prohibited, unless it is approved at a shareholders’ meeting called for such purpose no earlier than five years after the interested shareholder became an interested shareholder of the corporation and the business transaction meets certain fair price requirements.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the registered corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the registered corporation and, in either case, sells shares within 18 months thereafter. In certain cases, profits from sales of equity securities of the registered corporation received by the person or group during such 18-month period may be recovered by the registered corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto. Among other exceptions, this provision does not apply to transactions that have received approval by both directors and shareholders prior to such acquisition or, as to dispositions, prior to such disposition if the shares are beneficially owned by a person or group in actual control of the corporation.

Control-Share/Cash-Out Statute. Under Pennsylvania law, if a person, or group of persons acting in concert, acquires voting control over 20% of a company’s voting stock, such “control person or group” must notify other holders and such other holders may require the controlling person or group to purchase their shares at “fair value.” “Fair value” means not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus any value paid for the acquisition of control that may not be reflected in such price. This cash-out right does not apply in certain situations, such as (i) shares acquired directly from the corporation by an underwriter in an offering registered under the Securities Act in a transaction exempt from the registration requirements of the Securities Act; (ii) where a person holds voting power in good faith and not for the purpose of circumventing the statute as an agent, bank, broker nominee or trustee for one or more beneficial owners who do not individually (or, if they are a group acting in concert, as a group) have voting power over 20%; and (iii) a one-step merger (since the obligation to notify holders does not arise until after the control transaction, at which time the acquirer will “own” 100%).

Control-Share Acquisitions. Under Pennsylvania law, subject to various exceptions, a control-share acquisition is an acquisition in which a person acquires, directly or indirectly, voting power over shares of certain registered corporations that are entitled to vote generally in the election of directors of the corporation which, when added to all voting power the person and the person’s affiliates and associates have over other such voting shares of the corporation, entitle the acquiring person to vote or direct the voting of at least 20%, at least 331/3% or more than 50% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Certain shares outstanding since the beginning of 1988, and certain shares distributed with respect of those shares, may be excluded for purposes of calculating the voting power of the acquiring person. Two or more persons acting in concert may constitute an “acquiring person” for purposes of these provisions of Pennsylvania law. Under Pennsylvania law and for purposes of this description, an acquiring person may be a person who has acquired control shares or who has not acquired control shares but proposes to acquire control shares in a control-share acquisition.

Control shares are the shares the acquiring person acquires in the control-share acquisition that cause the acquisition to constitute a control-share acquisition, plus any voting shares of the corporation that the acquiring person acquired either within 180 days of the control-share acquisition or with the intention of making a control-share acquisition. Under Pennsylvania law, control shares have no voting rights until their voting rights have been restored by two shareholder votes as described below or until the control shares have been transferred to a person in whose hands the shares do not constitute control shares.

The acquiring person may request that the question of restoring the voting rights of his control shares be submitted to the shareholders of the corporation at the next annual or special meeting of the shareholders. The acquiring person may accelerate a special meeting of the shareholders for this purpose, provided that the acquiring person agrees to pay or reimburse the corporation for expenses of the special meeting. In either case, the acquiring person must furnish to the corporation an information statement containing certain information. With the notice of the shareholders meeting, the shareholders must be given copies of the acquiring person’s information statement and a statement disclosing the board of directors’ position with respect to the restoration of the voting rights of the control shares.

Restoration of the voting rights of control shares requires approval by two separate shareholder votes. To be approved, a resolution to restore the voting rights must be approved by the affirmative vote of the holders of a majority of the voting power of (i) all the “disinterested shares” of the corporation and also (ii) all shares of the corporation that would be entitled to vote in an election of directors of the corporation.

Unless prohibited by the corporation’s articles of incorporation in effect before the control-share acquisition occurred, the corporation may redeem the control shares from the acquiring person within 24 months after (i) the date the control-share acquisition occurs, unless within 30 days after the occurrence of the control-share acquisition, the acquiring person properly requests that the issue of voting rights of the control shares be presented to the shareholders or (ii) the proposal of restoring the voting rights of the control shares is submitted to but not approved by the shareholders or (iii) such voting rights are restored and subsequently lapse under certain circumstances. Such redemption of the control shares shall be at the average of the high and low prices of the shares on a national exchange or quotation system or similar service.

Pennsylvania law (i) mandates severance payments to employees who are terminated within 90 days before the control-share approval if such termination was pursuant to an agreement with the acquiring person or within 24 months after the control share approval period and (ii) requires the preservation of labor contracts relating to business operations owned by a registered corporation at the time of the control-share approval.

The Merger Agreement provides that the anti-takeover provisions of Pennsylvania law discussed above will not apply to the execution, delivery or performance of the Merger Agreement and the transactions contemplated by the Merger Agreement (including the First Merger).

In addition to the foregoing provisions of Pennsylvania law, Met-Pro’s articles of incorporation requires the affirmative vote of two-thirds of all shares entitled to vote to approve certain transactions between Met-Pro and shareholder who beneficially owns more than 10% of the outstanding shares of any class of stock of Met-Pro.

Other Corporate Constituencies

CECO

Delaware law does not have an “other constituency” statute similar to that described below in the section entitled “—Met-Pro.”

Met-Pro

Under Pennsylvania law, in discharging the fiduciary duties of their respective positions, the board of directors of a corporation and individual directors may consider, to the extent they deem appropriate, the effects of any action on shareholders, employees, suppliers, customers, creditors, the communities in which offices or other establishments of the corporation are located and any other factors that they consider pertinent, including the resources, intent and conduct of any person seeking to acquire control of the corporation. Directors are not required to redeem any rights or render inapplicable any shareholder rights plan or any antitakeover protections available to the corporation under Pennsylvania law or to take or decline to take any action solely because of the effect that the action might have on a potential acquisition of control of the corporation or the consideration that may be offered or paid to shareholders in such an acquisition.

Pennsylvania law explicitly provides that there will be no different or higher degree of scrutiny imposed upon director actions relating to or affecting potential acquisitions in control. Additionally, under Pennsylvania law, absent a breach of fiduciary duty, lack of good faith or self-dealing, any act of the board of directors, committee thereof or any individual director shall be presumed to be in the best interests of the corporation.

Appraisal Rights and Dissenters’ Rights

CECO

Under Delaware law, stockholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares pursuant to, and in compliance with the procedures set forth in, the “appraisal rights” provisions of Delaware law. However, unless the certificate of incorporation otherwise provides, Delaware law states that stockholders do not have such appraisal rights in connection with a merger or consolidation with respect to shares:

•	listed on a national securities exchange or held of record by more than 2,000 holders; and

•

for which, pursuant to the plan of merger or consolidation, stockholders will receive only (i) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (ii) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares or (iv) any combination of the foregoing

In addition, Delaware law provides that, unless the certificate of incorporation provides otherwise, stockholders of a surviving corporation do not have appraisal rights in connection with a plan of merger if the merger did not require for its approval the vote of the surviving corporation’s stockholders. The CECO certificate of incorporation does not contain any provisions with respect to appraisal rights.

Met-Pro

Under Pennsylvania law, unless the articles of incorporation or bylaws provide otherwise, shareholders of a Pennsylvania corporation generally are not entitled to dissenters’ rights if the shares that would otherwise give rise to such rights are listed on a national securities exchange, or held beneficially or of record by more than 2,000 persons, on the record date fixed to determine the shareholders entitled to notice of and vote at the meeting at which a merger or consolidation will be voted upon. Neither the Met-Pro articles of incorporation nor the Met-Pro bylaws contain provisions with respect to dissenters’ rights.

Met-Pro shareholders will not be entitled to dissenters’ rights in connection with the First Merger because shares of Met-Pro common stock are listed on the NYSE.

Interested Directors

CECO

Delaware law provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee of the board of directors which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, committee or stockholders.

Met-Pro

Pennsylvania law provides that a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, joint venture, trust or other enterprise in which one or more of its directors or officers are directors or officers or have a financial or other interest shall not be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, or solely because his or their votes are counted for that purpose if (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board of directors authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even if the disinterested directors are less than a quorum; or (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.

Certain Charter and By-Law Provisions

Pursuant to the provisions of Delaware law, CECO has adopted provisions in its certificate of incorporation and by-laws which required CECO to indemnify its officers and directors to the fullest extent permitted by law, and eliminate the personal liability of its directors to CECO or CECO’s stockholders for monetary damages for breach of their duty of due care except (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. These provisions do not eliminate a director’s duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including federal securities laws. CECO believes that these provisions will assist it in attracting or retaining qualified individuals to serve as directors and officers.

CECO’s certificate of incorporation includes a provision which allows the CECO board of directors, without stockholder approval to issue up to 10,000 shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of CECO common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of CECO.

Delaware Anti-Takeover Law

CECO is a Delaware corporation that is subject to Section 203 of the Delaware law. Under Section 203 certain “business combinations” between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (CECO has not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

DISSENTERS’ RIGHTS OF MET-PRO SHAREHOLDERS

Under Pennsylvania law Met-Pro shareholders have no dissenters’ or appraisal rights.

THE MET-PRO SPECIAL MEETING

Date, Time and Place

The Met-Pro special meeting will be held at [00:00 a/p.m.], Eastern Time on [—], 2013, at The Holiday Inn Lansdale, 1750 Sumneytown Pike, Kulpsville, Pennsylvania 19443.

Purpose of the Met-Pro Special Meeting

At the special meeting, Met-Pro shareholders will be asked to:

•	adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger;

•	approve, by non-binding advisory vote, the merger-related compensation that may become payable to Met-Pro’s named executive officers in connection with the Mergers; and

•

approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement.

Met-Pro does not expect that any matter other than the proposals listed above will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their judgment.

Met-Pro Board Recommendation

The board of directors of Met-Pro, by unanimous vote, has determined that it is in the best interests of Met-Pro and its shareholders to consummate the Mergers contemplated by the Merger Agreement, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approve the transactions contemplated thereby, including the First Merger, “FOR” the approval by non-binding advisory vote of the merger-related compensation that may become payable to Met-Pro’s named executive officers in connection with the Mergers and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

Who Can Vote at the Met-Pro Special Meeting

Only holders of record of Met-Pro common stock, as of the close of business on [—], 2013, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were [—] shares of Met-Pro common stock outstanding.

Vote Required; Quorum

The adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger, requires Met-Pro to obtain the approval of Met-Pro shareholders. The Met-Pro shareholder approval requires the affirmative vote of the holders of a majority of the outstanding shares of Met-Pro’s common stock. Because the required votes of Met-Pro’s shareholders are based upon the number of outstanding shares of common stock and not based on the number of outstanding shares represented in person or by proxy at the special meeting, failure to submit a proxy or to vote in person or to abstain will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger.

The affirmative vote of a majority of the votes cast at the special meeting and entitled to vote thereon will be required to approve, by non-binding advisory vote, the merger-related compensation. Because the vote is advisory, it will not be binding on Met-Pro, and failure to receive the vote required for approval will not in itself change Met-Pro’s obligations to make the merger-related compensation. Abstentions or broker non-votes will have no effect on this proposal.

The affirmative vote of a majority of the votes cast at the special meeting and entitled to vote thereon will be required to approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies. Abstentions or broker non-votes will have no effect on this proposal.

If your shares of common stock are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Under applicable regulations, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the adoption of the Merger Agreement. As a result, if you do not instruct your broker to vote your shares of common stock, your shares will not be voted on and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger, and will have no effect on the proposals to approve, by non-binding advisory vote, of the merger-related compensation and to adjourn or postpone the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

A quorum of Met-Pro shareholders entitled to vote as of the record date is necessary for purposes of transacting business at the special meeting. A majority of the outstanding shares of common stock entitled to vote at the special meeting, being present in person or represented by proxy, will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker’s customer does not provide the broker with voting instructions on non-routine matters for shares that are owned by the customer but held in the name of the broker. For such matters, the broker may not vote and reports the number of shares as “non-votes”. Met-Pro Proposal No. 1 is considered a non-routine matter as to which your broker may not vote in the absence of your specific instructions.

Shares Owned by Met-Pro Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Met-Pro beneficially owned and were entitled to vote, in the aggregate, [—] shares of Met-Pro common stock, which represents approximately [—]% of the shares of Met-Pro common stock outstanding on that date. The directors and executive officers of Met-Pro have informed Met-Pro that they intend to vote all of their shares of Met-Pro common stock “FOR” adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate.

Voting by Proxy

This joint proxy statement/prospectus is being sent to you on behalf of the Met-Pro board of directors for the purpose of requesting that you allow your shares of Met-Pro common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Met-Pro common stock represented at the meeting by properly executed proxy cards or by proxies submitted over the telephone or over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Met-Pro board of directors. The Met-Pro board of directors recommends a vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger, “FOR” the approval of the merger-related compensation and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

If you are a Met-Pro shareholder of record (or if you hold any shares in the Met-Pro ESOP) after carefully reading and considering the information contained in this joint proxy statement/prospectus you may vote by any of the following methods:

•

Internet. Electronically through the Internet by accessing www.voteproxy.com. To vote through the Internet, you should sign on to this website and follow the procedures described at the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card. If you vote through the Internet, your proxy will be voted as you direct on the website.

•

Mail. By returning your proxy through the mail. If you complete and properly sign the accompanying proxy card and return it to Met-Pro, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

•

Telephone. By calling 1-800-PROXIES (1-800-776-9437). This toll free number is also included on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	In Person. Voting in person at the meeting.

Met-Pro recommends that you vote in advance even if you plan to attend the meeting so that Met-Pro will know as soon as possible that enough votes will be present for Met-Pro to hold the meeting. If you are a shareholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person. If you properly return or submit your proxy but do not indicate how you wish to vote, Met-Pro (or the ESOP trustee) will count your proxy as a vote “FOR” the adoption of the Merger Agreement, “FOR” the approval of the merger-related compensation and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this joint proxy statement/prospectus. If you are a “street name” stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the special meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either:

•	advise Met-Pro’s secretary to this effect in writing at 160 Cassell Road, P.O. Box 144, Harleysville, Pennsylvania 19438;

•	deliver a proxy dated after the date of the proxy you wish to revoke; or

•	attend the special meeting and vote your shares in person.

Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Met-Pro ESOP Participants

If you hold any shares in the Met-Pro Salaried Stock Ownership Plan (the “ESOP”), your completed proxy card or telephonic or Internet Proxy vote will serve as voting instructions to the plan Trustee. No matter which method is used, your voting instructions are confidential and will not be disclosed to Met-Pro. Your voting instructions must be received by the date prescribed by the plan Trustee in order to count. In accordance with the terms of the plan, the Trustee will vote all of the shares held in the plan in proportion to the actual Proxy votes timely submitted by plan participants. You also authorize the ESOP Trustee to vote a proportion of the shares of Met-Pro common stock held in the ESOP trust for which no instructions have been received. Voting by ESOP participants will close at 11:59 p.m. Eastern Time on [—], 2013. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.

Solicitation of Proxies

The solicitation of proxies from Met-Pro shareholders is made on behalf of the Met-Pro board. Met-Pro and CECO will generally equally share the costs and expenses of printing, filing, assembling and mailing this joint proxy statement/prospectus and all fees paid to the SEC. In addition to soliciting proxies by mail, directors, officers and employees of Met-Pro may solicit proxies personally and by telephone, e-mail or other means of communication. None of these persons will receive additional or special compensation for soliciting proxies. Met-Pro will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of Met-Pro common stock and obtaining their voting instructions. Met-Pro has retained Morrow & Co., LLC to assist with the solicitation of proxies for a fee of $12,500 plus reimbursement for disbursements.

MET-PRO PROPOSAL NO. 1: ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE FIRST MERGER

For a detailed discussion of the terms and conditions of the Mergers, see the section entitled “The Merger Agreement” beginning on page 89. As discussed in “The Mergers—Met-Pro’s Reasons for the Mergers and Recommendation of the Met-Pro Board of Directors” beginning on page 50, the Met-Pro board determined that the Mergers, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Met-Pro and its shareholders, and approved the Merger Agreement and the transactions contemplated thereby, including the First Merger.

Met-Pro is asking its shareholders to adopt the Merger Agreement and approve the transactions contemplated thereby, including the First Merger. The adoption of the Merger Agreement and approval of the proposed Mergers are required for completion of the Mergers.

The proposal to adopt the Merger Agreement and approve the transactions contemplated thereby requires the affirmative vote of holders of a majority of the issued and outstanding shares of Met-Pro common stock.

The Met-Pro board of directors unanimously recommends a vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the First Merger (Met-Pro Proposal No. 1).

MET-PRO PROPOSAL NO. 2: APPROVAL, BY NON-BINDING ADVISORY VOTE, OF THE MERGER-RELATED PAYMENTS THAT MAY BECOME PAYABLE TO ITS NAMED EXECUTIVE OFFICERS

For additional information about agreements and understandings of Met-Pro and its named executed officers concerning compensation that is based on or otherwise relates to the Mergers, and the aggregate total of all such compensation that may become payable to or on behalf of such executive officers, see the section entitled “The Mergers—Interests of Met-Pro Directors and Executive Officers in the Mergers” beginning on page 73.

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Met-Pro that is based on or otherwise relates to the Mergers. This compensation is referred to as “golden parachute” compensation by the applicable Securities and Exchange Commission rules, and in this section such term is used to describe the merger-related payments payable to Met-Pro named executive officers. The “golden parachute” compensation payable to these individuals is subject to a nonbinding advisory vote of Met-Pro’s shareholders, as described below in this section.

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that Met-Pro seek a non-binding advisory vote from its shareholders to approve certain “golden parachute” compensation that its “named executive officers” will or may receive from Met-Pro in connection with the Mergers. The proposal gives Met-Pro shareholders the opportunity to express their views on the compensation that may become payable to or on behalf of Met-Pro’s named executive officers in connection with the Merger Agreement. Accordingly, Met-Pro is asking its shareholders to approve, by non-binding advisory vote, the payments to its named executive officers as described in this section.

The advisory vote on the merger-related payments proposal is a vote separate and apart from the vote on the adoption of the Merger Agreement. Accordingly, you may vote to approve the adoption of the Merger Agreement and vote not to approve the merger-related payments proposal and vice versa. Because the vote on the merger-related payments proposal is advisory only, it will not be binding on either Met-Pro or CECO. Accordingly, if the Merger Agreement is adopted and the Mergers are completed, the compensation payments that are contractually required to be paid by Met-Pro to its named executive officers may become payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding advisory vote of Met-Pro shareholders.

The proposal to approve, by non-binding advisory vote, the payments of merger-related compensation to Met-Pro’s named executive officers requires the affirmative vote of a majority of the votes cast at the special meeting by all Met-Pro stockholders entitled to vote on the proposal.

The Met-Pro board of directors unanimously recommends a vote “FOR” the approval by non-binding advisory vote of the merger-related compensation that may become payable to Met-Pro’s named executive officers in connection with the Mergers (Met-Pro Proposal No. 2).

Cash Payments That May Become Payable to Named Executive Officers

Payments Under Met-Pro’s FYE 2014 Management Incentive Plan

Under Met-Pro’s FYE 2014 Management Incentive Plan, in the event of a “Change of Control” (as defined therein), Met-Pro will make payment of the cash award payable to the applicable named executive under the Management Incentive Plan at target, on a pro-rata basis, based upon the closing date of the event giving rise to the Change of Control. The Mergers constitute a “Change of Control” for purposes of the Management Incentive Plan.

Severance Payments

In December 2012, Met-Pro entered into amended key employee severance pay agreements that provide change of control and severance benefits to Messrs. De Hont and Murphy upon termination of the executive’s employment with Met-Pro. These severance pay agreements amended the prior agreements and provide for certain payments to the executive upon termination of the executive’s employment with Met-Pro without “cause” or resignation by the executive for “good reason” (as such terms are defined below) within 18 months following a change of control, conditioned upon the executive’s signing a complete release of all claims and liability in favor of Met-Pro within 21 days following the executive’s termination of employment. The Mergers constitute a “change of control”. These payments consist of:

•

severance in an amount equal to (i) in the case of Mr. De Hont, 200% of the sum of Mr. De Hont’s current annual base salary and his current annual target bonus amount and (ii) in the case of Mr. Murphy, 150% of the sum of Mr. Murphy’s current annual base salary and annual bonus amount (for Mr. Murphy, the annual bonus amount is the average of the annual bonus amount paid or due for the three most recently completed fiscal years, or, if less than three, the actual number of fiscal years completed, with January 31, 2013 deemed the first such fiscal year to be completed), payable in a lump sum in cash (subject to the 6-month delay under Section 409A of the Code) within 30 days of the effective date of termination (and in no event, discounted for the time value of money); and

•

reimbursement of the executive’s health and life insurance benefits costs under COBRA following such termination or resignation not to exceed eighteen months (which reimbursement will be discontinued upon executive’s participation under a health and medical plan of another employer).

“Good reason” generally means the occurrence of any of the following events or actions for which executive has provided notice to Met-Pro not later than 90 days following the initial existence of such event or action that remains uncured by Met-Pro for 30 days after the executive’s written notice: (i) a material diminution in the executive’s authority, title(s), duties, or responsibilities in effect immediately before such diminution; (ii) a material diminution in the budget over which the executive retains authority; or (iii) a change of more than 50 miles in the primary geographic location at which the executive is required to perform services as a result of which the executive’s normal commute immediately thereafter is increased by more than 25 miles each way.

“Cause” generally means one or more of the following: (i) a guilty plea, plea of nolo contendere or conviction for a felony; (ii) commission of any act constituting common law fraud; (iii) habitual drunkenness or drug abuse; (iv) willful and repeated failure to perform the duties of the position (other than on account of a disability); (v) a significant act of dishonesty to Met-Pro; or (vi) a material breach of any of Met-Pro’s written codes of conduct and/or ethics applicable to the executive or any employee of Met-Pro.

In addition to the FYE 2014 Management Incentive Plan and the key employee severance pay agreements described above, in April 2013, Met-Pro adopted a Severance Plan for U.S. Employees (the “Severance Plan”). The Severance Plan provides that if an eligible Met-Pro employee is involuntarily terminated by Met-Pro through no fault of the employee (such as job elimination, consolidation of departments, reorganization, etc.), the employee will generally be entitled to receive a lump-sum severance payment based on his or her “Years of Service” (as defined in the Severance Plan).

Eligible executives and officers of Met-Pro are entitled to receive a severance payment equal to a minimum of four months of his or her then current annual base salary, plus an additional week for every “Year of Service” (as defined in the Severance Plan), but in no event shall the severance payment exceed six months of the executive’s or officer’s current annual base salary. Messrs. De Hont and Murphy are not eligible to participate in the Severance Plan and are entitled to the benefits described above. The Severance Plan may be amended or terminated at any time, except that in the event of a Change of Control (as defined in the Severance Plan), such as the Mergers, the Severance Plan may not amended or terminated for 12 months after such Change of Control.

Equity Awards

Each of Met-Pro’s named executive officers holds both vested and unvested Met-Pro Options, except for Mr. Morgan, who served as Met-Pro’s Chief Financial Officer through April 2012, all of whose Met-Pro Options are fully vested. Upon the consummation of the Mergers, all unvested Met-Pro Options will be accelerated, and all Met-Pro Options (both vested and unvested) that have not already been exercised will be cashed out at a per share price of $13.75 minus the exercise price for such Met-Pro Options.

Supplemental Executive Retirement Benefits

Each of Met-Pro’s named executive officers is presently covered under Met-Pro’s Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan (“SERP), except for Mr. D’Alterio, and except for Mr. Morgan, who had been covered under the SERP and which benefits thereunder were paid out following Mr. Morgan’s separation from employment in April 2012.

Messrs. De Hont, Kimmer and Tetley are fully vested in the SERP. Upon consummation of the Mergers, Mr. Murphy will become fully vested in the SERP. Upon consummation of the Mergers, there is acceleration of payment of benefits under the SERP, with such payment being payable in a lump sum within 90 days of the consummation of the Mergers.

Additionally, Mr. De Hont is party to a separate Non-Qualified Pension Restoration Plan (“Restoration Plan”) in which he is fully vested, and upon consummation of the Mergers, there is acceleration of payment of benefits under the Restoration Plan, with such payment being due in a lump sum upon consummation of the Mergers. Mr. Morgan also was party to the Restoration Plan, as to which there was payment following his separation from employment in April 2012.

Golden Parachute Compensation—Merger-Related Compensation

The following table sets forth the amount of the payments and benefits that may become payable to each named executive officer of Met-Pro in connection with the Mergers. As indicated in the footnotes and as discussed above in the sections entitled “—Cash Payments That May Become Payable to Named Executive Officers” beginning on page 147, “—Equity Awards” beginning on page 148 and “—Supplemental Executive Retirement Benefits” above, certain of the payments and benefits are triggered upon the occurrence of the Mergers (sometimes referred to as “single trigger”) and other payments and benefits require both the occurrence of the Mergers and the termination of the executive’s employment under certain specified circumstances (sometimes referred to as “double trigger”). For purposes of this table, it is assumed that both the closing of the Mergers and the termination of employment occurred on May 17, 2013.

Name	Cash ($)(1)(2)		Equity ($)(3)	Pension/ NQDC ($)(4)		Perquisites/ Benefits ($)(5)	Tax Reimbursement ($)	Other ($)	Total ($)
Raymond De Hont (Chief Executive Officer and President)	1,276,306	(6)	1,617,512	1,135,275	(7)	33,173	—	—	4,062,266
Neal Murphy (Chief Financial Officer, Treasurer and Secretary)	578,528	(8)	191,984	72,417		33,173	—	—	876,102
Gennaro A. D’Alterio (Vice President)	119,714	(9)	179,800	—		—	—	—	299,514
Gregory C. Kimmer (Vice President)	103,068	(10)	298,194	9,887		—	—	—	411,149
Paul A. Tetley (Vice President)	105,932	(11)	426,504	131,883		—	—	—	664,319
Gary Morgan(12) (former Chief Financial Officer)	—		521,055	—		—	—	—	521,055

(1)

The payments to Messrs. De Hont and Murphy set forth in this column are pursuant to (i) Met-Pro’s FYE 2014 Management Incentive Plan which are payable upon the closing of the First Merger (“single trigger”)

and (ii) key employee severance pay agreements with such executives which are payable in a lump sum upon the executive’s termination without “Cause” or resignation for a “Good Reason” (as defined) occurring within 18 months after a “Change of Control” (as defined) (“double trigger”).
(2)	The payments in this column to Messrs. D’Alterio, Kimmer and Tetley are pursuant to (i) Met-Pro’s FYE 2014 Management Incentive Plan which are payable upon the closing of the First Merger (“single trigger”) and (ii) Met-Pro’s Severance Plan which are payable in a lump sum in the event of termination of employment following the Mergers which qualifies for severance under the terms of the Severance Plan (“double trigger”).
(3)	Represents the value of the outstanding stock options held by the named executive officer, all of which will be accelerated (to the extent not already vested) and cashed out upon the closing of the First Merger (“single-trigger”) based on a per share value of the cash Merger Consideration of $13.75 less the exercise price of the applicable option.
(4)	Represents the lump sum amount payable to the named executive officer under the SERP and, additionally, in the case of Mr. De Hont, payable under the Restoration Plan upon the closing of the First Merger (“single trigger”).
(5)	Consists of premiums payable under the key employee severance pay agreements with Messrs. De Hont and Murphy with respect to medical, dental and vision insurance payable by Met-Pro for a period of up to 18 months following termination of the executive’s employment without “Cause” or resignation for “Good Reason” (as defined) occurring within 18 months after a Change of Control (as defined) (“double trigger”).
(6)	Consists of (i) FYE 2014 Management Incentive Plan pro-rated payment of $58,924 and (ii) 200% of the sum of Mr. De Hont’s current annual base salary of $405,794 and his FYE 2014 target bonus amount under the FYE 2014 Management Incentive Plan of $202,897 pursuant to Mr. De Hont’s key employee severance pay agreement.
(7)	Consists of (i) $910,275 payable under the SERP and (ii) an estimate of $225,000 payable under the Restoration Plan based on the following assumptions [—].
(8)	Consists of (i) FYE 2014 Management Incentive Plan pro-rated payment of $31,366 and (ii) 150% of the sum of Mr. Murphy’s current annual base salary of $270,010 plus his FYE 2013 Management Incentive Plan payment of $94,765 pursuant to Mr. Murphy’s key employee severance pay agreement.
(9)	Consists of (i) pro-rated payment of $15,179 pursuant to the FYE 2014 Management Incentive Plan and (ii) $104,535 pursuant to the Severance Plan.
(10)	Consists of (i) pro-rated payment of $13,068 pursuant to the FYE 2014 Management Incentive Plan and (ii) $90,000 pursuant to the Severance Plan.
(11)	Consists of (i) pro-rated payment of $13,432 pursuant to the FYE 2014 Management Incentive Plan and (ii) $92,500 pursuant to the Severance Plan.
(12)	Mr. Morgan was employed as Met-Pro’s Chief Financial Officer through April 30, 2012.

150

MET-PRO PROPOSAL NO. 3: APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE MET-PRO SPECIAL MEETING, IF NECESSARY OR APPROPRIATE

Met-Pro is asking its shareholders to approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve Met-Pro Proposal No. 1.

The proposal to approve the adjournment or postponement of the special meeting requires the affirmative vote of a majority of the votes cast by all Met-Pro shareholders entitled to vote. In addition, even if a quorum does not exist, a majority of the shares of Met-Pro common stock present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

The Met-Pro board of directors unanimously recommends a vote “FOR” the adjournment or postponement of the Met-Pro special meeting, if necessary or appropriate (Met-Pro Proposal No. 3).

THE CECO SPECIAL MEETING

Date, Time and Place

The special meeting of stockholders of CECO will be held on [—], 2013 at [00:00 a/p.m.], Eastern Time, at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227.

Purpose of the CECO Special Meeting

The special meeting will be held for the purpose of considering and acting upon the following matters:

•	the approval of the issuance of CECO common stock to Met-Pro shareholders in the First Merger (CECO Proposal No. 1);

•

the approval of an amendment to the Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 2,000,000 to 2,600,000, as set forth in the CECO Amended and Restated 2007 Equity Incentive Plan, a copy of which is attached as Annex D to this joint proxy statement/prospectus (CECO Proposal No. 2); and

•	the approval of the adjournment or postponement of the CECO special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies (CECO Proposal No. 3).

CECO Board Recommendation

The board, by unanimous vote, has determined that it is in the best interests of CECO and its stockholders to consummate the Mergers contemplated by the Merger Agreement, and unanimously recommends that stockholders vote “FOR” the approval of the issuance of CECO common stock to Met-Pro shareholders in the First Merger, “FOR” the addition of 600,000 shares to the total number of shares reserved for issuance under the Incentive Plan and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

Record Date; Shares Entitled to Vote; Required Vote; Quorum

The board of directors of CECO has fixed the close of business on [—], 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting.

Only stockholders of record at the close of business on the record date, [—], 2013, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the meeting, or any adjournment or postponement of the meeting.

Each outstanding share of CECO’s common stock entitles its holder to cast one vote on each matter to be voted upon at the special meeting. The vote required for the approval of the issuance of CECO common stock to Met-Pro shareholders in the First Merger, the amendment of the Incentive Plan to add 600,000 shares to the total number of shares reserved for issuance under the Incentive Plan and the adjournment or postponement of the CECO special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies, is the approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter at the CECO special meeting.

A quorum of stockholders is necessary to hold the special meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of [—], 2013, the record date, [—] shares of CECO’s common stock were outstanding. Abstentions and broker non-votes will be included in the calculation of the number of shares considered present at the meeting for purposes of establishing a quorum. In the event that a quorum is not present at the special meeting, CECO expects that the special meeting will be adjourned or postponed to solicit additional proxies.

If a stockholder abstains from voting on CECO Proposal Nos. 1, 2 or 3, it will have the same effect as a vote “AGAINST” that proposal. Broker non-votes with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval for that matter has been obtained and, therefore, will have no effect on any such matter. A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given. We believe that brokers, banks and other nominees do not have discretionary authority to vote on Proposal Nos. 1, 2 or 3 absent instructions from the beneficial owner and that, as a result, broker non-votes will not be entitled to vote at the CECO special meeting.

Shares Owned by CECO Directors and Executive Officers

At the close of business on the record date, directors and officers of CECO beneficially owned and were entitled to vote, in the aggregate [—] shares of CECO common stock, which represented approximately [—]% of the shares of CECO common stock outstanding on that date.

Voting Agreement

Icarus Investment Corp., Phillip DeZwirek and Jason DeZwirek entered into a Voting Agreement pursuant to which Icarus Investment Corp. and Messrs. Phillip DeZwirek and Jason DeZwirek have each agreed to vote all shares of CECO common stock “FOR” the approval of the issuance of CECO common stock to Met-Pro shareholders in the First Merger. They also have granted a proxy to Met-Pro to vote their respective shares in such manner. At the close of business on the record date, they beneficially owned and were entitled to vote, in the aggregate, [4,907,347] shares of CECO common stock, which represented approximately [—]% of the shares of CECO common stock outstanding on that date.

Voting of Proxies

This joint proxy statement/prospectus is being sent to CECO stockholders on behalf of the board of directors of CECO for the purpose of requesting that you allow your shares of CECO common stock to be represented by the persons named in the enclosed proxy card. If you are a stockholder of record, you may vote by any of the following methods:

•

Internet. Electronically through the Internet by accessing www.voteproxy.com. To vote through the Internet, you should sign on to this website and follow the procedures described at the website. Internet voting is available 24 hours a day until [—], and the procedures are designed to authenticate votes cast by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card. If you vote through the Internet, your proxy will be voted as you direct on the website.

•

Mail. By returning your proxy through the mail. If you complete and properly sign the accompanying proxy card and return it to CECO, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

•

Telephone. By calling the telephone number included on the proxy card. Telephone voting is available 24 hours a day until [—], and the procedures are designed to authenticate votes cast by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	In Person. In person at the meeting.

CECO recommends that you vote in advance even if you plan to attend the meeting so that CECO will know as soon as possible that enough votes will be present for CECO to hold the meeting. If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this joint proxy statement/prospectus. If you are a “street name” stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the special meeting.

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted:

•	“FOR” approval of the issuance of CECO common stock to Met-Pro shareholders in the First Merger;

•	“FOR” the addition of 600,000 shares to the total number of shares reserved for issuance under the Incentive Plan; and

•	“FOR” adjournment or postponement of the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

Other than the three proposals described in this joint proxy statement/prospectus, CECO is not aware of any other business to be acted upon at the special meeting. If you grant a proxy, the persons named as proxy holders on the enclosed proxy card will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the board or, if no recommendation is given, in their own discretion.

Pursuant to the provisions of Rule 14a-4(c) under the Exchange Act, with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Changing Your Vote

Even after you have submitted your proxy, you may change your vote at any time before the proxy is voted by:

•	delivering to CECO’s Secretary at the address on the first page of this joint proxy statement/prospectus a written notice of revocation of your proxy by mail, by telephone or through the Internet;

•	delivering a duly executed proxy bearing a later date; or

•	voting in person at the special meeting.

If your shares are held in “street name,” you may vote in person at the special meeting if you obtain a proxy as described in the answer to the previous question.

Solicitation of Proxies

This joint proxy statement/prospectus is also the document used by CECO’s board to solicit proxies to be used at the special meeting. The board has designated Jason DeZwirek and Jeffrey Lang as proxies, who will vote the shares represented by proxies at the special meeting in the manner indicated by the proxies. The solicitation of proxies from CECO stockholders is made on behalf of the CECO board. Met-Pro and CECO will generally equally share the costs and expenses of printing, filing, assembling and mailing this joint proxy statement/prospectus and all fees paid to the SEC. In addition to soliciting proxies by mail, directors, officers and employees of CECO may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. CECO will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of CECO common stock and obtaining their voting instructions.

CECO PROPOSAL NO. 1: APPROVAL OF THE ISSUANCE OF CECO COMMON STOCK IN

CONNECTION WITH THE FIRST MERGER

The issuance of CECO common stock to Met-Pro shareholders pursuant to the Merger Agreement and the First Merger is subject to approval by CECO’s stockholders as required by applicable rules of The NASDAQ Stock Market. If the issuance of CECO common stock in connection with the First Merger is approved by CECO’s stockholders and the conditions to completing the First Merger as set forth in the Merger Agreement are satisfied or waived, each issued and outstanding share of Met-Pro common stock will be converted into the right to receive either (i) $13.75 in cash, without interest (the “cash consideration”), or (ii) shares of CECO common stock (the “stock consideration”) valued at $13.75 based on volume weighted average trading price for the 15-trading day period ending on the last trading day before the closing of the First Merger, subject to a collar so that there will be a maximum exchange ratio of 1.3520 shares of CECO common stock for each share of Met-Pro common stock and a minimum of 1.0000 share of CECO common stock for each share of Met-Pro common stock. Overall elections are subject to proration so that approximately 53% of the Met-Pro shares (treating all Equity Award Shares as outstanding shares) will be exchanged for cash (which, together with the amount of cash paid for Equity Award Shares, is capped at $109.5 million) and approximately 47% for CECO common stock. For a detailed discussion of the terms and conditions of the Mergers, see the section entitled “The Mergers” beginning on page 39.

Under the NASDAQ Listing Rules, a company listed on The NASDAQ Stock Market is required to obtain stockholder approval for an acquisition of stock of another company if the present or potential issuance of common stock, other than a public offering for cash, may equal or exceed 20% of the voting power or the total shares outstanding on a pre-transaction basis. If the First Merger is completed, CECO will issue a maximum of 9,650,823 shares of CECO common stock in connection with the First Merger. The aggregate number of shares of CECO common stock to be issued in the First Merger will exceed 20% of the shares of CECO common stock outstanding before such issuance and for this reason CECO must obtain the approval of CECO stockholders for the issuance of shares of CECO common stock to Met-Pro shareholders pursuant to the Merger Agreement and the First Merger. CECO is asking its stockholders to approve the issuance of CECO common stock pursuant to the Merger Agreement and the First Merger. The issuance of CECO common stock to Met-Pro shareholders is necessary to effect the First Merger, and the approval of the share issuance proposal is required for the completion of the First Merger.

CECO Board Recommendation and Required Stockholder Vote

The board of directors recommends a vote “FOR” the issuance of CECO common stock to Met-Pro shareholders pursuant to the Merger Agreement and the First Merger (CECO Proposal No. 1 on the accompanying proxy card). The affirmative vote of a majority of the votes present and entitled to vote at the meeting at which a quorum is present is required for the approval of the issuance of CECO common stock to Met-Pro shareholders pursuant to the Merger Agreement and the First Merger.

CECO PROPOSAL NO. 2: APPROVAL OF THE INCREASE IN SHARES AUTHORIZED FOR

ISSUANCE UNDER THE CECO 2007 EQUITY INCENTIVE PLAN

The following section sets forth the principal terms of CECO’s Amended and Restated 2007 Equity Incentive Plan (as amended, the “Incentive Plan”), the form of which is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of CECO and participants in the Incentive Plan are governed by the express terms and conditions of the Incentive Plan and not by this section, which is summary by nature. This section is not complete and is qualified in its entirety by reference to the complete text of the Incentive Plan. You are encouraged to read the Incentive Plan carefully in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding your vote.

General

The Incentive Plan was ratified by CECO’s board of directors on April 12, 2007 and approved by CECO’s stockholders on May 23, 2007. An amendment to the Incentive Plan was approved by CECO’s stockholders on May 21, 2009 to permit CECO’s board of directors to reprice options without further stockholder approval. CECO’s Compensation Committee and board of directors believes that the growth of CECO depends significantly upon the efforts of its key employees and directors and that such individuals are best motivated to put forth maximum effort on behalf of CECO if they own an equity interest in CECO. The purpose of the Incentive Plan is to (a) attract and retain employees of CECO and its subsidiaries, qualified individuals to serve as non-employee members of the board of directors, and consultants to provide services to CECO; (b) motivate participating employees, directors and consultants, by means of appropriate incentives, to achieve long-range goals; and (c) provide incentive compensation opportunities that are competitive with those of other similarly situated companies; and thereby promote the long-term financial interest of CECO and its subsidiaries, including the growth in value of CECO’s equity and enhancement of long-term stockholder return.

Proposed Amendment

CECO is asking its stockholders to approve an amendment of the Incentive Plan to add 600,000 shares to the total number of shares reserved for issuance under the Incentive Plan and thereby increase the total number of shares available for issuance from 2,000,000 to 2,600,000. On May 15, 2013, CECO’s Compensation Committee and board of directors amended the Incentive Plan to increase the shares reserved for issuance thereunder by 600,000 shares, subject to the approval from CECO’s stockholders at the CECO special meeting and the closing of the First Merger. Because CECO will be issuing a significant amount of additional shares and will have additional employees in connection with the First Merger, CECO’s Compensation Committee and board of directors believe it is appropriate and advisable to increase the number of shares available for issuance under the Incentive Plan. As of May 20, 2013, there are a total of 1,094,067 shares subject to outstanding options under the Incentive Plan and there are 706,626 remaining shares reserved for issuance under the Incentive Plan, and the CECO board of directors believes that it is essential to have sufficient reserved shares available under the Incentive Plan to compensate and incentivize its employees, directors, and consultants. CECO’s Compensation Committee and board of directors believes that the proposed increase to the number of available shares to be granted under the Incentive Plan will provide sufficient number of shares of common stock and options for near future granting needs and will help CECO achieve the purposes of the Incentive Plan set forth above.

A copy of the Incentive Plan, as revised, is attached as Annex D to this joint proxy statement/prospectus. The only change to the Incentive Plan is the proposed addition of 600,000 shares to the total number of shares reserved for issuance under the Incentive Plan.

The classes of persons who will be eligible to participate in, and the basis of their participation in, the Incentive Plan are described below in the section entitled “Summary of the 2007 Equity Incentive Plan.” CECO’s executive officers have an interest in this proposal as they have or may in the future receive awards under the Incentive Plan.

Summary of the 2007 Equity Incentive Plan

The Incentive Plan authorizes the issuance of options to purchase shares of CECO common stock and the grant of bonus stock awards and restricted common stock awards. Set forth below is a summary of the material terms of the Incentive Plan. The statements contained in the summary are intended only to summarize the Incentive Plan and are qualified in their entirety by reference to the Incentive Plan itself. For a more complete description of the terms of the Incentive Plan, you should read a copy of the Incentive Plan which is attached to this joint proxy statement/prospectus as Annex D.

Administration. Administration of the Incentive Plan has been delegated to CECO’s Compensation Committee. The Compensation Committee shall consist solely of two (2) or more independent, non-employee directors, as defined in Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended, who are “outside directors” within the meaning of Section 162(m).

Eligibility. All of CECO’s employees, including those of CECO’s subsidiaries and those of CECO’s affiliates, are eligible to participate in the Incentive Plan. CECO’s Directors and other persons that provide consulting services to CECO, CECO’s subsidiaries and CECO’s affiliates are also eligible to participate in the Incentive Plan. The term “affiliates” is used in this summary to refer to any person or entity that directly or indirectly controls, or is controlled by or is under common control with CECO. The term “subsidiary” is used in this summary to refer to any corporation or other corporate entity (other than CECO) in an unbroken chain of corporate entities beginning with CECO if each of the corporations or other corporate entity (other than the last corporation in the unbroken chain) owns stock possessing at least 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Maximum Shares and Award Limits. As of May 20, 2013 CECO has reserved 2,600,000 (including the 600,000 shares subject to stockholder approval and the closing of the First Merger) shares of common stock for issuance under the Incentive Plan. As of May 20, 2013, 1,094,067 of such shares were available for future grant, not including the 600,000 proposed additional shares. There is no provision for automatically increasing either the number of shares of common stock allocated to the Incentive Plan without further approval by the stockholders. The terms of outstanding awards will be adjusted without the approval of CECO’s stockholders as CECO’s Compensation Committee determines is appropriate in the event of a stock dividend, stock split, reclassification of stock, merger, reorganization or similar event. If an option terminates, expires or becomes un-exercisable, or shares of common stock subject to a stock award are forfeited, the shares subject to such option or stock award are available under the first sentence of this paragraph for future awards under the Incentive Plan.

Stock Options. The Incentive Plan provides for the grant of both options intended to qualify as incentive stock options under Section 422 of the Code and options not intended to so qualify. Options intended to qualify as incentive stock options may be granted only to persons who are employees or employees of subsidiaries that are treated as corporations for federal income tax purposes. No participant may be granted incentive stock options that are exercisable for the first time in any calendar year for common stock having a total fair market value (determined as of the option grant) in excess of $100,000. CECO’s Compensation Committee will select the participants who are granted options and, consistent with the terms of the Incentive Plan, will prescribe the terms of each option, including the vesting rules for such option. The option exercise price for options cannot be less than the common stock’s fair market value on the date the option is granted, and in the event a grant of an option intended to be an incentive stock option to a participant is deemed to be a 10% owner of CECO or one of CECO’s subsidiaries, the exercise price of an incentive stock option cannot be less than 110% of the common stock’s fair market value on the date the option is granted. Generally, the option price must be paid in cash, however, if approved by CECO’s Compensation Committee, a cashless exercise will be permitted. Options may be exercised in accordance with requirements set by CECO’s Compensation Committee. The maximum period in which an option may be exercised will be fixed by the Committee, provided that (a) in order for options to qualify as incentive stock options, the maximum period cannot exceed ten years, and (b) in the event a participant is deemed to be a 10% owner of CECO or a subsidiary, the maximum period for an incentive stock option granted to such participant cannot exceed five years. Options will be nontransferable except in the event of the participant’s death.

Unless provided otherwise in a participant’s stock option agreement and subject to the maximum exercise period for the option, an option generally will cease to be exercisable upon the earlier of three months following the participant’s termination of service with CECO or CECO’s affiliate or the expiration date under the terms of the participant’s stock option agreement. The right to exercise an option will expire immediately upon the participant’s termination of service with CECO if the termination is for cause. Upon death or disability, the option exercise period is extended to the earlier of one year from the participant’s termination of service or the expiration date under the terms of the participant’s stock option agreement.

Stock Awards. CECO’s Compensation Committee also will select the participants who are granted bonus or restricted common stock awards and, consistent with the terms of the Incentive Plan, will establish the terms of each bonus or restricted common stock award. A bonus or restricted common stock award may be subject to payment by the participant of a purchase price for the shares of common stock subject to the award, and may be subject to vesting requirements or transfer restrictions or both, if so provided by CECO’s Compensation Committee. Those requirements may include, for example, a requirement that the participant complete a specified period of employment with CECO or its affiliate or the achievement of certain performance objectives. Any such performance objectives may be based on the individual performance of the participant, CECO’s performance or the performance of CECO’s affiliates, subsidiaries, divisions, departments or functions in which the participant is employed or has responsibility. A transfer of the shares of common stock subject to a restricted common stock award normally will be restricted prior to vesting.

Change in Capitalization. The number of shares of common stock covered by outstanding awards, the number or kind of shares of common stock which may be awarded under the Incentive Plan, and the exercise or purchase price of each outstanding award, and the like, shall be proportionally adjusted by the Compensation Committee in the event of a stock dividend, stock split, reclassification of stock, merger, reorganization or similar event. Such adjustment may not materially change the value of benefits available to a grantee under a previously granted award.

Merger, Consolidation or Asset Sale. If CECO is merged or consolidated with another entity or sells or otherwise disposes of substantially all of its assets to another company, or other change of control, then the vesting of all or part of an outstanding option or stock award may be accelerated in the sole discretion of the board of directors. Completion of the Mergers will not trigger accelerated vesting under the Incentive Plan.

Amendment and Termination. No awards may be granted under the Incentive Plan after April 12, 2017, which is the tenth anniversary of the date on which the Incentive Plan was initially adopted by CECO’s board of directors. The board of directors may amend or terminate the Incentive Plan at any time, but an amendment will not become effective without the approval of CECO’s stockholders if stockholder approval is required by any applicable law, regulation or rule, including any rule of NASDAQ; provided, however, the board of directors may effect a repricing of options without stockholder consent. No amendment or termination shall, without a participant’s consent, adversely affect any rights of such participant under any award outstanding at the time such amendment is made; provided, however, that the board of directors, in the event of a change of control, replace the awards with substantially similar awards under another plan of another party to the change of control, make a payment to all participants with respect to options equal to the difference between the fair market value of the common stock on the date of the change of control and the exercise price per share of an option on the date of grant, or upon not less than seven days written notice to all holders of options, cause all options to terminate immediately prior to the effective time of the change of control during which seven day period the holders may exercise their vested options, and if the board of directors elects, accelerate the vesting of any or all options not then vested.

Federal Income Tax Aspects of the 2007 Equity Incentive Plan, as Amended

The following is a brief summary of the federal income tax aspects of awards that may be made under the Incentive Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. The tax consequences of awards under the Incentive Plan depend upon the type of award and, if the award is to an executive officer, whether the award qualifies as performance-based compensation under Section 162(m) of the Code.

Incentive Stock Options. The recipient of an incentive stock option generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of stock from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the stock until the later of more than one year after the receipt of the stock and two years after the option was granted, then, upon sale or disposition of the stock, the difference between the exercise price and the market value of the stock as of the date of exercise will be treated as a capital gain, and not ordinary income. If a recipient fails to hold the stock for the minimum required time, at the time of the disposition of the stock, the recipient will recognize ordinary income in the year of disposition in an amount equal any excess of the market value of the common stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. CECO will not receive a tax deduction for incentive stock options which are taxed to a recipient as capital gains; however, CECO will receive a tax deduction if the sale of the stock does not qualify for capital gains tax treatment.

Nonqualified Stock Options. The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option, provided that the option is granted with an exercise price no less than the fair market value of the stock on the date of grant. Federal income taxes are generally due from a recipient of nonqualified stock options when the stock options are exercised. The difference between the exercise price of the option and the fair market value of the stock purchased on such date is taxed as ordinary income. Thereafter, the tax basis for the acquired stock is equal to the amount paid for the stock plus the amount of ordinary income recognized by the recipient. CECO will be entitled to a tax deduction equal to the amount of ordinary income realized by the option recipient by reason of the exercise of the option.

Other Awards. The payment of other awards under the Incentive Plan will generally be treated as ordinary compensation income at the time of payment or, in the case of bonus or restricted common stock subject to a vesting requirement, at the time substantial vesting occurs. A recipient who receives bonus or restricted shares which are not substantially vested, may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares. The amount of ordinary compensation income is equal to the amount of any cash and the amount by which the then fair market value of any common stock received by the participant exceeds the purchase price, if any, paid by the participant. Subject to the application of Section 162(m), CECO will receive a tax deduction for the amount of the compensation income.

Information Regarding Incentive Plan Benefits

The awards that will be granted to eligible employees, directors and consultants under the Incentive Plan will be at the discretion of the Compensation Committee and, therefore, are not determinable at this time. Information regarding awards granted to CECO’s named executive officers and directors under the plans in place during the year ended December 31, 2012 may be found under the captions “Executive Compensation—Director Compensation,” “Executive Compensation—2012 Summary Compensation Table” in CECO’s proxy statement for CECO’s 2013 annual meeting of stockholders filed with the SEC on April 12, 2013.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of the end of CECO’s most recently completed fiscal year, information regarding securities authorized for issuance under equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

December 31, 2012	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights, compensation plans	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
1997 Stock Option Plan[1]	187,500	$8.64	—
2007 Equity Incentive Plan[2]	1,056,151	$4.57	574,792
Employee Stock Purchase Plan[3]	8,558	$5.78	1,453,000
Equity compensation plans not approved by security holders	None	None	None
TOTAL	1,252,209	$5.18	2,027,792

1	The 1997 Stock Option Plan (the “1997 Plan”) was replaced with the Incentive Plan. The 1997 Plan remains in effect solely for the purpose of the continued administration of the options currently outstanding under the 1997 Plan.
2	The Incentive Plan was approved by the shareholders on May 23, 2007. In 2012, 163,000 options were awarded to plan participants under the 2007 Equity Incentive Plan.
3	The Employee Stock Purchase Plan was approved by the shareholders on May 21, 2009.

Amendment of Incentive Plan Contingent on Approval and Closing of First Merger

CECO’s board of directors has made the proposed amendment of the Incentive Plan to add 600,000 shares to the total number of shares reserved for issuance under the Incentive Plan contingent upon closing of the First Merger. If the First Merger is not completed, then the proposed amendment of the Incentive Plan will not be implemented, even if approved by CECO’s stockholders.

CECO Board Recommendation and Required Stockholder Vote

The CECO board of directors unanimously recommends a vote “FOR” the addition of 600,000 shares to the total number of shares reserved for issuance under the Incentive Plan (CECO Proposal No. 2). The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the meeting at which a quorum is present is required for the approval of the amendment of the Incentive Plan to add 600,000 shares to the total number of shares reserved for issuance under the Incentive Plan.

CECO PROPOSAL NO. 3: APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE CECO SPECIAL MEETING, IF NECESSARY OR APPROPRIATE

CECO is asking its stockholders to approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve CECO Proposal Nos. 1 and 2.

CECO Board Recommendation and Required Stockholder Vote

The CECO board of directors unanimously recommends a vote “FOR” the adjournment or postponement of the CECO special meeting, if necessary or appropriate (CECO Proposal No. 3). The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at which a quorum is present is required for the approval to adjourn or postpone the special meeting.

OTHER MATTERS

Met-Pro Shareholder Proposals for 2014 Annual Meeting of Shareholders

Any Met-Pro shareholder wishing to submit a proposal for inclusion in the written proxy statement for the 2014 annual meeting of Met-Pro shareholders (in the event that the meeting is held) must submit the proposal to Neal E. Murphy, Secretary, Met-Pro Corporation, 160 Cassell Road, P.O. Box 144, Harleysville, PA 19438 prior to December 13, 2013 in order to be considered for inclusion in the written proxy statement for the 2014 annual meeting of Met-Pro shareholders. The submission of such proposals by Met-Pro shareholders and the consideration of such proposals by Met-Pro for inclusion in the written proxy statement for the 2014 annual meeting of Met-Pro shareholders are subject to applicable rules and regulations of the SEC.

Met-Pro shareholders who wish to present a director nomination or any other business at the 2014 annual meeting of Met-Pro shareholders (in the event that the meeting is held) are required by Met-Pro’s bylaws to notify the Secretary in writing between February 3, 2014 and March 7, 2014. The notice from the Met-Pro shareholder must provide certain information that is described in Section 2.3 of Met-Pro’s bylaws. A copy of Met-Pro’s bylaw requirements will be provided upon written request to the Secretary at the address given in the preceding paragraph, and the notice to the Secretary containing the required information should be sent to this address as well. Met-Pro is not required to include in the written proxy statement for the 2014 annual meeting of Met-Pro shareholders nominations and proposals that are not properly submitted as described in this paragraph.

CECO Stockholder Proposals for 2014 Annual Meeting of Stockholders

CECO Stockholders who wish to submit director nominees for consideration or who, in accordance with Exchange Act Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their nominees or proposals so that they are received by the Secretary of the Company at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227, no later than the close of business on December 17, 2013. As the rules of the Securities and Exchange Commission make clear, simply submitting a nominee or proposal does not guarantee that it will be included. Any stockholder proposal not intended to be included in the Proxy Statement for consideration at CECO’s 2014 annual meeting will be considered untimely unless received by the Secretary of the Company no later than March 2, 2014.

LEGAL MATTERS

The legality of the securities offered by this joint proxy statement/prospectus will be passed upon for CECO by Barnes & Thornburg LLP.

EXPERTS

The consolidated financial statements of CECO Environmental Corp. as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated and company financial statements of ATA Beheer B.V., Nunspeet, as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012, appearing in CECO Environmental Corp.’s Current Report on Form 8-K/A dated May 8, 2013, incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the report of BDO Audit & Assurance B.V., an independent accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Met-Pro Corporation appearing in Met-Pro Corporation’s Annual Report (10-K) for the year ended January 31, 2013, and the effectiveness of Met-Pro Corporation’s internal control over financial reporting as of January 31, 2013, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

CECO and Met-Pro file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information that CECO and Met-Pro file with the SEC at the SEC’s public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning CECO may also be obtained at its website at www.cecoenviro.com and at the offices of The NASDAQ Stock Market LLC at One Liberty Plaza, New York, New York 10006. Reports, proxy statements and other information concerning Met-Pro may also be obtained at its website at www.Met-Pro.com and at the offices of NYSE MKT LLC at 11 Wall Street, New York, NY 10005.

The SEC allows CECO and Met-Pro to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents set forth below that CECO and Met-Pro have previously filed with the SEC.

CECO Filings	Period
Annual Report on Form 10-K	Fiscal Year ended December 31, 2012

Quarterly Report on Form 10-Q	Fiscal Quarter ended March 31, 2013

Current Reports on Form 8-K	Filed on January 7, 2013, March 4, 2013, March 7, 2013, March 27, 2013, April 22, 2013, May 8, 2013 and May 17, 2013

The description of CECO’s common stock contained in CECO’s registration statement on Form 10 filed on December 13, 1992, together with all amendments or reports filed for the purpose of updating such description.	Filed on December 13, 1992

Met-Pro Filings	Period
Annual Report on Form 10-K	Fiscal Year ended January 31, 2013

Current Reports on Form 8-K	Filed on March 22, 2013 and April 22, 2013

CECO and Met-Pro also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the later to occur of the CECO or Met-Pro special meeting. These include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements.

CECO has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to CECO, and Met-Pro has supplied all such information relating to Met-Pro.

You may have previously received some of the documents incorporated by reference into this joint proxy statement/prospectus, but you can obtain any of them through CECO or Met-Pro, as applicable, or the SEC or the SEC’s website as described above. Documents incorporated by reference are available from the appropriate company without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. Shareholders may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

CECO Environmental Corp. 4625 Red Bank Road, Suite 200 Cincinnati, Ohio 45227 Attention: Investor Relations Telephone: (513) 458-2600	Met-Pro Corporation 160 Cassell Road, P.O. Box 144 Harleysville, Pennsylvania 19438 Attention: Investor Relations Telephone: (215) 723-6751

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. CECO and Met-Pro have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [—], 2013. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to stockholders of CECO or shareholders of Met-Pro nor the issuance of CECO common stock in the First Merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

MET-PRO CORPORATION,

CECO ENVIRONMENTAL CORP.,

MUSTANG ACQUISITION INC.

and

MUSTANG ACQUISITION II INC.

dated as of April 21, 2013

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term	Section
Acceptable Confidentiality Agreement	6.2(d)
Affiliate	10.4(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(b)
Antitrust Laws	4.5(b)
Approvals	4.1
Bankruptcy and Equity Exceptions	4.4
Business Day	10.4(b)
Cash Consideration	2.1(b)
Cash Conversion Number	2.3(a)
Cash Electing Company Share	2.1(b)
Cash Election	2.1(b)
Cash Election Number	2.3(b)
Certificate	2.1(c)
Change of Recommendation	6.2(c)
Closing	1.3
Closing Date	1.3
COBRA Benefits	4.13(b)
Code	Recitals
Common Interest Agreements	7.5(c)
Company	Preamble
Company Board Recommendation	4.27
Company Common Stock	2.1(a)
Company Disclosure Schedule	Article IV
Company Employee Plans	4.13(a)
Company Entities	4.20(a)
Company Environmental Permits	4.21(a)
Company Equity Awards	2.5(b)
Company Equity Plans	4.3(a)
Company IP	4.22(e)
Company Option	2.5(a)
Company Permits	4.6(b)
Company Representatives	6.2(a)
Company Rights Agreement	4.31
Company RSU	2.5(b)
Company SEC Reports	4.7(a)
Company Stockholders’ Approval	4.27
Company Stockholders’ Meeting	7.2
Company Termination Fee	9.5(b)
Company Triggering Event	9.4(c)
Competing Proposal	6.2(f)
Confidentiality Agreement	7.5(c)
Conflict Minerals	4.7(e)
Consents	8.1(c)
Control	10.4(c)
Debt Commitment Letter	5.19(a)
Debt Financing	5.19(a)
Delaware Law	1.1
Drop Dead Date	9.2(a)

A-iv

Defined Term	Section
Election Deadline	2.2(b)
Employee	7.9(a)
Environmental Laws	4.21(a)
Equity Award Consideration	2.5(b)
ERISA	4.13(a)
ERISA Affiliate	4.13(a)
ESOP	4.3(a)
Exchange Act	10.4(d)
Exchange Agent	2.2(a)
Exchange Ratio	2.1(b)
Excluded Shares	2.1(a)
Export Approvals	4.25(a)
FCPA	4.26
Financing	5.19(c)
Financing Agreements	7.14(d)
Financing Requirements	9.3(c)
Financing Source Related Party	7.14(c)
Financing Sources	7.14(c)
First Step Articles of Merger	1.4
First Step Certificate of Merger	1.4
First Step Effective Time	1.4
First Step Merger	Recitals
First Step Surviving Corporation	Recitals
Form of Election	2.2(b)
Fully Diluted Shares	4.3(b)
GAAP	10.4(e)
Government Authority	10.4(f)
Hazardous Substances	4.21(a)
Indemnified Party	7.8(a)
Indemnifying Parties	7.8(b)
Intellectual Property	4.22(e)
IRS	4.13(b)
ISO	4.13(c)
Joint Proxy Statement/Prospectus	4.12
Knowledge	10.4(g)
Law	10.4(h)
Leases	4.18(b)
Lock-Up Agreements	Recitals
Material Adverse Effect	10.4(i)
Material Contract	4.10(a)
Merger Consideration	2.1(c)
Merger Sub	Preamble
Merger Sub Board Recommendation	5.20(b)
Mergers	Recitals
NASDAQ	2.1(b)
Non-Electing Company Holder	3.2(a)
Non-Electing Company Share	2.1(b)
Non-U.S. Company Employee Plans	4.13(f)
Non-U.S. Parent Employee Plans	5.13(e)
Notice Period	6.2(e)
NYSE	4.5(b)

A-v

Defined Term	Section
Option Consideration	2.5(a)
OSS License	4.22(e)
Owned Real Property	4.18(a)
Parent	Preamble
Parent Board Recommendation	5.20(a)
Parent Common Stock	2.1(b)
Parent Common Stock Consideration	2.1(b)
Parent Disclosure Schedule	Article V
Parent Employee Plans	5.13(a)
Parent Entities	5.14(a)
Parent Environmental Permits	5.15(a)
Parent Equity Plans	5.3
Parent Material Contract	5.10(a)
Parent Permits	5.6(b)
Parent Policies	5.25
Parent SEC Reports	5.7(a)
Parent Stockholders’ Approval	5.20(a)
Parent Stockholders’ Meeting	7.2
Parent Termination Fee	9.5(c)
Parent Trading Price	2.1(b)
Parent Triggering Event	9.3(c)
Party	Preamble
Patents	4.22(e)
PBGC	4.13(b)
Pennsylvania Law	1.1
Person	10.4(j)
Policies	4.24
Recent Company Balance Sheet	4.9
Recent Parent Balance Sheet	5.9
Registration Statement	4.12
Release	4.21(b)
Requisite Regulatory Approvals	8.1(c)
Rights	4.31
RSU Consideration	2.5(b)
Sarbanes-Oxley	4.7(c)
SEC	Article IV
Second Step Articles of Merger	1.4
Second Step Certificate of Merger	1.4
Second Step Effective Time	1.4
Second Step Merger	Recitals
Section 409A	4.13(e)
Securities Act	10.4(k)
Shortfall Number	2.3(c)
Stock Electing Company Share	2.1(b)
Stock Election	2.1(b)
Subsidiary	10.4(l)
Subsidiary Documents	4.2
Successor Sub	Preamble
Successor Sub Board Recommendation	5.20(c)
Superior Proposal	6.2(f)
Surviving Entity	Recitals

A-vi

Defined Term	Section
Tax	10.4(m)
Tax Counsel	7.12(b)
Tax Returns	10.4(n)
Trade Secrets	4.22(e)
Voting Agreement	Recitals
WARN	4.14(a)
William Blair	4.28

A-vii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 21, 2013 (this “Agreement”), is entered into by and among MET-PRO CORPORATION, a Pennsylvania corporation (the “Company”), CECO ENVIRONMENTAL CORP., a Delaware corporation (“Parent”), MUSTANG ACQUISITION INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and MUSTANG ACQUISITION II INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Successor Sub”). The Company, Parent, Merger Sub and Successor Sub are herein referred to collectively as the “Parties” and each individually as a “Party.”

WITNESSETH

WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have determined that it is in the best interests of their respective stockholders that the Company, Parent and Merger Sub enter into a business combination pursuant to which Merger Sub will merge with and into the Company (the “First Step Merger”), with the Company continuing as the surviving corporation in the First Step Merger and as a direct wholly owned subsidiary of Parent (the “First Step Surviving Corporation”);

WHEREAS, the Parties have determined that immediately following the effectiveness of the First Step Merger, and in pursuance of the overall plan to combine the business activities of the Company and Parent, the First Step Surviving Corporation shall be merged with and into Successor Sub (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”), with Successor Sub continuing as the surviving entity in the Second Step Merger and as a direct wholly owned subsidiary of Parent (the “Surviving Entity”);

WHEREAS, the Boards of Directors of the Company, Parent, Merger Sub and Successor Sub have determined that the Mergers and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and have each adopted and approved this Agreement and the Mergers upon the terms and conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers shall be treated as a single integrated transaction, as contemplated and described in Rev. Rul. 2001-46, 2001-2 C.B. 321, and shall qualify as a reorganization within the meaning of, and as contemplated by, Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (collectively, the “Code”);

WHEREAS, the Parties recognize that if the Mergers do not so qualify as a reorganization, the First Step Merger and the Second Step Merger will be treated as separate transactions for U.S. federal income tax purposes not subject to the “integration doctrine” pursuant to Rev. Rul. 90-95, 1990-2 C.B. 67; and

WHEREAS, concurrently with the execution of this Agreement, certain shareholders of Parent are executing Lock-Up Agreements in the form attached hereto as Exhibit A (the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective only upon the First Step Effective Time, and a Voting Agreement in the form attached hereto as Exhibit B (the “Voting Agreement”), which Voting Agreement shall become effective upon execution of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The First Step Merger. At the First Step Effective Time and subject to and upon the terms and conditions of this Agreement, the Pennsylvania Business Corporation Law (as amended from time to time, “Pennsylvania Law”) and the Delaware General Corporation Law (as amended from time to time, “Delaware Law”), as part of an integrated transaction and plan of merger with the Second Step Merger, the First Step Merger shall be consummated, whereby Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall, subject to the requirements of Section 1.2, continue as the First Step Surviving Corporation and as a direct wholly owned subsidiary of Parent.

Section 1.2 The Second Step Merger. Immediately following the First Step Effective Time and subject to and upon the terms and conditions of this Agreement, Pennsylvania Law and Delaware Law, the Second Step Merger shall be consummated, whereby the First Step Surviving Corporation shall be merged with and into Successor Sub, the separate corporate existence of the First Step Surviving Corporation shall cease and Successor Sub shall continue as the Surviving Entity and as a direct wholly owned subsidiary of Parent. There shall be no condition to the completion of the Second Step Merger other than the completion of the First Step Merger.

Section 1.3 Closing. Unless this Agreement shall have been terminated pursuant to its terms, the closing of the Mergers and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Barnes & Thornburg LLP, One North Wacker Drive, Suite 4400, Chicago, Illinois 60606, at 8:00 a.m., Central time, on a date to be specified by the Parties (the actual date that the Closing shall occur being hereafter referred to as the “Closing Date”), which shall be no later than the second (2nd) Business Day following the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing). In connection with the Closing, each of the Parties shall execute such instruments and agreements as may be required by Pennsylvania Law and Delaware Law in the manner required by such Laws and deliver to and file such instruments and documents with the Department of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Delaware, as applicable, and the Parties shall take all such other and further actions as may be required by Law to make the Mergers effective.

Section 1.4 Effective Times of the Mergers. Without limiting anything in Section 1.3, in connection with the Closing, the Parties shall cause (a) the First Step Merger to be consummated by filing (i) Articles of Merger (the “First Step Articles of Merger”) with the Department of State of the Commonwealth of Pennsylvania and (ii) a Certificate of Merger (the “First Step Certificate of Merger”) with the Secretary of State of the State of Delaware and (b) the Second Step Merger to be consummated by filing (i) Articles of Merger (the “Second Step Articles of Merger”) with the Department of State of the Commonwealth of Pennsylvania and (ii) a Certificate of Merger (the “Second Step Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Second Step Merger, in each case, in such forms as required by, and executed in accordance with, the relevant provisions of Pennsylvania Law and Delaware Law, as applicable. The time of such filing of the First Step Articles of Merger, or such other effective time as specified therein by mutual agreement of the Parties, with respect to the First Step Merger is herein referred to as the “First Step Effective Time.” The time of such filing of the Second Step Articles of Merger with respect to the Second Step Merger is herein referred to as the “Second Step Effective Time.”

Section 1.5 Effects of the Mergers.

(a) At the First Step Effective Time, the effects of the First Step Merger shall be as provided in the applicable provisions of Pennsylvania Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the First Step Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall continue with, or vest in, as the case may be, the Company as the First Step Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall continue to be, or become, as the case may be, the debts, liabilities and duties of the Company as the First Step Surviving Corporation. As of the First Step Effective Time, the First Step Surviving Corporation shall be a direct wholly owned subsidiary of Parent.

(b) At the Second Step Effective Time, the effects of the Second Step Merger shall be as provided in the applicable provisions of Pennsylvania Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, all the property, rights, privileges, powers and franchises of the First Step Surviving Corporation and Successor Sub shall continue with, or vest in, as the case may be, Successor Sub as the Surviving Entity, and all debts, liabilities and duties of the First Step Surviving Corporation and Successor Sub shall continue to be, or become, as the case may be, the debts, liabilities and duties of Successor Sub as the Surviving Entity. As of the Second Step Effective Time, the Surviving Entity shall be a direct wholly owned subsidiary of Parent.

Section 1.6 Subsequent Actions. If, at any time after the Second Step Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of any of the constituent corporations acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers or otherwise to carry out this Agreement, the directors and officers of the Surviving Entity shall be directed and authorized to execute and deliver, in the name and on behalf of any of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 1.7 Articles of Incorporation; Bylaws; Directors and Officers of the First Step Surviving Corporation. Unless otherwise agreed in writing by the Company and Parent before the First Step Effective Time, at the First Step Effective Time:

(a) the Articles of Incorporation of the Company shall be amended and restated to read in their entirety as set forth on Exhibit C hereto, until thereafter amended as provided by Pennsylvania Law and such Articles of Incorporation;

(b) the Bylaws of the Company shall be amended and restated to read in their entirety as set forth on Exhibit D hereto, until thereafter amended as provided by Pennsylvania Law, the Articles of Incorporation and such Bylaws; and

(c) the directors of Merger Sub immediately prior to the First Step Effective Time shall serve as the directors of the First Step Surviving Corporation, and the officers of Merger Sub immediately prior to the First Step Effective Time shall serve as the officers of the First Step Surviving Corporation from and after the First Step Effective Time, in each case until their successors are elected or appointed or until their resignation or removal.

Section 1.8 Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Entity. Unless otherwise determined by Parent before the Second Step Effective Time, at the Second Step Effective Time:

(a) the Certificate of Incorporation of Successor Sub as in effect immediately prior to the Second Step Effective Time shall be the Certificate of Incorporation of the Surviving Entity from and after the Second Step Effective Time, until thereafter amended as provided by Delaware Law and such Certificate of Incorporation, except that the name of the Surviving Entity shall be changed to “Met-Pro Corporation”;

(b) the Bylaws of Successor Sub as in effect immediately prior to the Second Step Effective Time shall be the Bylaws of the Surviving Entity from and after the Second Step Effective Time, until thereafter amended as provided by Delaware Law, the Certificate of Incorporation and such Bylaws, except that the name of the Surviving Entity shall be changed to “Met-Pro Corporation”; and

(c) the directors of Successor Sub immediately prior to the Second Step Effective Time shall continue to serve as the directors of the Surviving Entity, and the officers of Successor Sub immediately prior to the Second Step Effective Time shall continue to serve in their respective offices as the officers of the Surviving Entity from and after the Second Step Effective Time, in each case until their successors are elected or appointed or until their resignation or removal.

ARTICLE II

EFFECT OF THE MERGERS ON CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1 Conversion of Company Capital Stock. At the First Step Effective Time, by virtue of the First Step Merger and without any further action on the part of Parent, Merger Sub, Successor Sub, the Company or the holders of any of the shares of any capital stock of the Company, Parent, Merger Sub or Successor Sub:

(a) All Common Shares, $0.10 par value, of the Company (the “Company Common Stock”) held in treasury or owned directly by the Company, any Subsidiary of the Company, Merger Sub, Successor Sub or Parent (other than shares held in trust accounts, managed accounts and similar accounts) shall cease to exist, and such shares, including any certificates therefore, shall automatically be cancelled and retired, shall not represent capital stock of the First Step Surviving Corporation or the Surviving Entity, and shall not be exchanged for the Merger Consideration. Shares of Company Common Stock that are canceled and retired pursuant to this Section 2.1(a) are hereinafter referred to as “Excluded Shares”; and

(b) Each share of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the First Step Effective Time shall be converted into and become the right to receive the following consideration:

(i) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made pursuant to Section 2.2(c) and not lost, revoked or changed pursuant to Section 2.2(e) (each a “Cash Electing Company Share”) shall (subject to Section 2.3) be converted into the right to receive $13.75 in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”).

(ii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made pursuant to Section 2.2(c) and not lost, revoked or changed pursuant to Section 2.2(e) (each a “Stock Electing Company Share”) shall (subject to Section 2.3) be converted into the right to receive the number of validly issued, fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) determined by dividing (A) $13.75 by (B) the Parent Trading Price (such quotient, calculated to the nearest one ten-thousandth, the “Exchange Ratio”), subject to adjustment in accordance with Section 2.1(d) (such per share amount, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.1(d), is hereinafter referred to as the “Parent Common Stock Consideration”); provided, however, that (x) if the number determined by dividing $13.75 by the Parent Trading Price is less than or equal to 1.0000, the Exchange Ratio shall be 1.0000 and (y) if the number determined by dividing $13.75 by the Parent Trading Price is greater than or equal to 1.3520, the Exchange Ratio shall be 1.3520. Without limiting the foregoing, without the prior written consent of Parent, in no event shall the aggregate number of shares of Parent Common Stock issuable pursuant to this Article II exceed 9,650,000 shares. As used in this Agreement, the term “Parent Trading Price” means the volume weighted average trading price of a share of Parent Common Stock on the NASDAQ Global Market (“NASDAQ”) for the fifteen (15) consecutive trading days ending on the trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

(iii) Each share of Company Common Stock that is not (A) an Excluded Share or (B) a share of Company Common Stock with respect to which a Cash Election or a Stock Election has been properly made pursuant to Section 2.2(c) and not lost, revoked or changed pursuant to Section 2.2(e) (each, a “Non-Electing Company Share”) shall be converted into the right to receive the Cash Consideration or the Parent Common Stock Consideration, as determined pursuant to Section 2.3.

(c) Effective as of the First Step Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the First Step Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of certificates or evidence of shares in book-entry form which immediately prior to the First Step Effective Time evidenced such shares of Company Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 3.2. For purposes of this Agreement, the term “Merger Consideration” with respect to a given share of Company Common Stock shall mean either the Cash Consideration (with respect to a share of Company Common Stock representing the right to receive the Cash Consideration) or the Parent Common Stock Consideration (with respect to a share of Company Common Stock representing the right to receive the Parent Common Stock Consideration).

(d) No Fractional Shares. No fractional shares of Parent Common Stock (including any certificates or scrips representing fractional shares of Parent Common Stock) shall be issued in respect of shares of Company Common Stock that are to be converted in the First Step Merger into the right to receive shares of Parent Common Stock. Each holder of a Certificate (other than holders of Certificates representing Excluded Shares) shall be entitled to receive, in lieu of any fractional share of Parent Common Stock to which such holder would otherwise have been entitled pursuant to Sections 2.1(b) and 2.3, an amount in cash (without interest), rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share of Parent Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held by such holder immediately prior to the First Step Effective Time, such holder’s unrevoked Cash Elections and Stock Elections and the provisions of Section 2.3) by (ii) the Parent Trading Price. For purposes of determining any fractional shares interest, to the extent practicable, all shares of Company Common Stock owned by a holder of record of Company Common Stock (other than holders of Excluded Shares) shall be combined so as to calculate the maximum number of whole shares of Parent Common Stock issuable to such holder of record of Company Common Stock (other than holders of Excluded Shares). For the avoidance of doubt, to the extent practicable, the amount of cash per share of Company Common Stock to be paid to any holder of record pursuant to this Section 2.1(d) shall not exceed the Parent Trading Price.

(e) Adjustments. If, on or after the date of this Agreement and prior to the First Step Effective Time, Parent splits, combines into a smaller number of shares, or issues by reclassification any shares of Parent Common Stock, then the Parent Common Stock Consideration and any dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Parent Common Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this Section 2.1(e).

Section 2.2 Election Procedures.

(a) Promptly after the execution of this Agreement, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging Certificates.

(b) Parent shall prepare and file as an exhibit to the Registration Statement a form of election, and other appropriate and customary transmittal materials, in such form and containing such provisions as Parent and the Company shall mutually agree consistent with the terms of this Agreement (collectively, the “Form of Election”). The Form of Election shall permit each Person who, at or prior to the Election Deadline, is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of Company Common Stock (other than Excluded Shares) to specify the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Cash Election and/or the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Stock Election. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Form of Election and any Certificates to the Exchange Agent. The Company shall mail, or cause to be mailed, reasonably in advance of the Election Deadline, the Form of Election to all Persons who are record holders of shares of Company Common Stock as of the record date for the

Company Stockholders’ Meeting. The Company shall use commercially reasonable efforts to make, or cause to be made, the Form of Election available to all Persons who become holders of record (or beneficial owners) of shares of Company Common Stock during the period between the record date for the Company Stockholders’ Meeting and the close of business on the last Business Day immediately preceding the Election Deadline. As used in this Agreement, “Election Deadline” means 5:00 p.m., Eastern time, on the date that is three (3) Business Days immediately preceding the Closing Date (or on such other date as the Parties mutually agree).

(c) Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates (or customary affidavits and indemnifications regarding the loss or destruction of such Certificates or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election; provided that each such Form of Election covers all of the shares of Company Common Stock held by each such nominee, trustee or representative for a particular beneficial owner. Any share of Company Common Stock (other than Excluded Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing Company Share. After a Cash Election or a Stock Election is properly made with respect to any share of Company Common Stock, no further registration of transfers of such share shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked.

(d) Parent and the Company shall publicly announce the anticipated date of the Election Deadline at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e) Any Cash Election or Stock Election may be revoked or changed with respect to all or any portion of the shares of Company Common Stock subject thereto (but only in whole share amounts) by the holder who submitted the applicable Form of Election by such holder submitting to the Exchange Agent a written notice of such revocation or change and such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. In addition, all Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article IX. If a Cash Election or Stock Election is properly and timely revoked or changed with respect to any shares of Company Common Stock, the Certificate or Certificates relating to such revoked or changed Form of Election shall be promptly returned to the holder or representative that submitted the same to the Exchange Agent, except to the extent (if any) a subsequent Cash Election and/or Stock Election is properly made with respect to any or all of the shares of Company Common Stock represented by such Certificate or Certificates.

(f) The good faith determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made, revoked or changed pursuant to this Section 2.2 and as to when Cash Elections, Stock Elections, revocations and changes were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. Neither the Exchange Agent, Parent nor the Company shall be under any obligation to notify any Person of any defect in a Form of Election. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 2.3, and absent manifest error such computations shall be conclusive and binding on Parent, the Company and all holders of Company Common Stock. The Exchange Agent may, with the written agreement of Parent and the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), make any rules that are consistent with this

Section 2.2 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement and shall be necessary or desirable to effect the Cash Elections and Stock Elections.

Section 2.3 Proration. Notwithstanding anything in this Agreement to the contrary:

(a) With respect to all shares of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the First Step Effective Time:

(i) a number of shares of Company Common Stock equal to the quotient obtained by dividing (A) an amount equal to (1) the product of (x) $7.25 multiplied by (y) the number of Fully Diluted Shares as of immediately prior to the First Step Effective Time minus (2) the aggregate amount of the Equity Award Consideration, by (B) the Cash Consideration (such number of shares, rounded down to the nearest whole number, the “Cash Conversion Number”), shall be converted into the right to receive an amount per share equal to the Cash Consideration; and

(ii) the remainder of the shares of Company Common Stock shall be converted into the right to receive the Parent Common Stock Consideration per share.

(b) If the aggregate number of Cash Electing Company Shares (such number of shares, the “Cash Election Number”) equals or exceeds the Cash Conversion Number, then:

(i) all Stock Electing Company Shares and all Non-Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share; and

(ii) the number of Cash Electing Company Shares of each shareholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (A) the number of Cash Electing Company Shares of such shareholder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and the remaining number of each such holder’s Cash Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share.

(c) If the Cash Election Number is less than the Cash Conversion Number (such difference between the Cash Election Number and the Cash Conversion Number, the “Shortfall Number”), then:

(i) all Cash Electing Company Shares shall be converted into the right to receive an amount per share equal to the Cash Consideration; and

(ii) the Stock Electing Company Shares and the Non-Electing Company Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the aggregate number of Non-Electing Company Shares, then (x) all Stock Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share and (y) the number of Non-Electing Company Shares of each shareholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (1) the number of Non-Electing Company Shares of such shareholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Electing Company Shares, and the remaining number of such holder’s Non-Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share; or

(B) if the Shortfall Number exceeds the aggregate number of Non-Electing Company Shares, then (x) all Non-Electing Company Shares shall be converted into the right to receive an amount per share equal to the Cash Consideration and (y) the number of Stock Electing Company Shares of each shareholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (1) the number of Stock Electing Company Shares of such shareholder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of Non-Electing Company Shares and the denominator of which is the aggregate number of Stock Electing Company Shares, and the remaining number of such holder’s Stock Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share.

Section 2.4 Effect of the First Step Merger on Capital Stock of Merger Sub. At the First Step Effective Time, each share of Common Stock, no par value, of Merger Sub issued and outstanding immediately prior to the First Step Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.10 per share, of the First Step Surviving Corporation and constitute the only outstanding shares of capital stock of the First Step Surviving Corporation.

Section 2.5 Treatment of Company Equity Awards.

(a) As of the First Step Effective Time, each option to purchase shares of Company Common Stock or other right to purchase shares of Company Common Stock under any Company Equity Plan (each a “Company Option”), to the extent it is outstanding and unexercised immediately prior thereto, shall become fully vested as of the First Step Effective Time and shall by virtue of the First Step Merger and without any action on the part of any holder of any Company Option be automatically cancelled and the holder thereof will receive, as soon as reasonably practicable following the First Step Effective Time a cash payment (without interest) with respect thereto equal to the product of (i) the excess, if any, of the Cash Consideration over the exercise price per share of such Company Option and (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Option (collectively, the “Option Consideration”). As of the First Step Effective Time, all Company Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration; provided that, if the exercise price of any such Company Option is equal to or greater than the Cash Consideration, such Company Option shall be cancelled without any payment being made in respect thereof. The Option Consideration shall in all cases be paid in cash and shall not be subject to the proration contemplated by Section 2.3.

(b) As of the First Step Effective Time, each restricted stock unit granted under any Company Equity Plan (each a “Company RSU” and, together with the Company Options, the “Company Equity Awards”) which is outstanding immediately prior thereto shall become fully vested as of the First Step Effective Time. Each Company RSU shall by virtue of the First Step Merger and without any action on the part of any holder of any Company RSU be automatically cancelled, and the holder thereof will receive, as soon as reasonably practicable following the First Step Effective Time, a cash payment (without interest) with respect thereto equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company RSU and (ii) the Cash Consideration (collectively, the “RSU Consideration” and, together with the Option Consideration, the “Equity Award Consideration”). As of the First Step Effective Time, all Company RSUs that are outstanding immediately prior thereto, whether or not vested, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the RSU Consideration. The RSU Consideration shall in all cases be paid in cash and shall not be subject to the proration contemplated by Section 2.3.

(c) Amounts payable pursuant to this Section 2.5 shall be reduced by such amounts as the Exchange Agent, the First Step Surviving Corporation, the Surviving Entity or Parent is required to deduct and withhold pursuant to Section 3.7. Payment of any amounts to be paid pursuant to this Section 2.5 may be made through the Surviving Entity’s payroll.

Section 2.6 No Dissenters’ Rights. The Company and the Board of Directors of the Company shall take all such corporate and organizational action as may be necessary to ensure that holders of shares of Company Common Stock shall not be entitled to exercise dissenters or appraisal rights under Section 1571 of Pennsylvania Law pursuant to the exception set forth in Section 1571(b)(1) of Pennsylvania Law.

Section 2.7 Effect of the Second Step Merger on Capital Stock of the First Step Surviving Corporation. At the Second Step Effective Time, each share of Common Stock, par value $0.10 per share, of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Step Effective Time shall be cancelled and extinguished for no consideration. Immediately after the completion of the Second Step Merger, Parent shall own all of the issued and outstanding shares of capital stock or other equity interests of the Surviving Entity.

ARTICLE III

EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

Section 3.1 Delivery of the Merger Consideration. Prior to the First Step Effective Time (and, with respect to Parent Common Stock, from time to time after the First Step Effective Time as applicable), Parent shall deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Article III and such other matters as may be appropriate and the terms of which shall be mutually acceptable to Parent and the Company, an amount in cash and certificates representing shares of Parent Common Stock sufficient to effect the conversion of each share of Company Common Stock (other than Excluded Shares) into the applicable Merger Consideration pursuant to this Agreement.

Section 3.2 Exchange Procedures.

(a) Promptly after the First Step Effective Time, but in any event not more than five (5) Business Days after the First Step Effective Time, Parent shall take all steps reasonably necessary to cause the Exchange Agent to mail to each holder of record of Non-Electing Company Shares as of immediately prior to the First Step Effective Time (each such holder, a “Non-Electing Company Holder”), subject to Section 2.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate representing any Non-Electing Company Shares held by such Non-Electing Company Holder shall pass, only upon delivery of the completed letter of transmittal and such Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall mutually agree) for return to the Exchange Agent and (ii) instructions for use in effecting the surrender of each such Certificate in exchange for the total amount of Merger Consideration that such Non-Electing Company Holder is entitled to receive in exchange for such holder’s Non-Electing Company Shares in the First Step Merger pursuant to this Agreement (including cash in lieu of a fractional share of Parent Common Stock to be paid pursuant to Section 2.1(d), if any). Such instructions shall be reasonable and consistent with the provisions of this Agreement and shall be in customary form and upon customary terms for transactions similar to the First Step Merger; provided, however, that prior to the First Step Effective Time, Parent shall afford the Company a reasonable opportunity to review and comment on such transmittal materials and obtain the Company’s approval of such materials, which approval shall not be unreasonably withheld, conditioned or delayed. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company, the appropriate Merger Consideration may be paid or issued, as appropriate, to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. From and after the First Step Effective Time, until surrendered as contemplated by this Section 3.2, each Certificate representing Non-Electing Company Shares held by a Non-Electing Company Holder shall be deemed to represent only the right to receive the total amount of Merger Consideration to which such Non-Electing Company Holder is entitled in exchange for such Non-Electing Company Shares as contemplated by Article II.

(b) Upon surrender by a Non-Electing Company Holder to the Exchange Agent of all Certificates representing such holder’s Non-Electing Company Shares, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Non-Electing Company Holder shall be entitled to receive in exchange therefor (and the Exchange Agent shall mail to such Non-Electing Holder within ten (10) Business Days following such surrender): (i) a certificate (or certificates in the aggregate) representing the number of whole shares of Parent Common Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Article II, and such Certificates so surrendered shall be forthwith cancelled, and (ii) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.7) equal to (A) the amount of cash (consisting of the Cash Consideration and cash in lieu of a fractional share of Parent Common Stock to be paid pursuant to Section 2.1(d)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Article II, plus (B) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.3.

(c) As of the First Step Effective Time, each Person who immediately prior thereto was a shareholder of the Company who properly made and did not revoke or change a Cash Election and/or a Stock Election shall be entitled to receive in exchange for such shareholder’s Electing Company Shares (and the Exchange Agent shall mail to such former shareholder within ten (10) Business Days following the First Step Effective Time, unless such former shareholder is also a Non-Electing Company Holder, in which case the Exchange Agent shall include in its mailing to such former shareholder pursuant to Section 3.2(b)): (i) a certificate (or certificates in the aggregate) representing the number of whole shares of Parent Common Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Article II, and such Certificates so surrendered shall be forthwith cancelled, and (ii) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.7) equal to (A) the amount of cash (consisting of the Cash Consideration and cash in lieu of a fractional share of Parent Common Stock to be paid pursuant to Section 2.1(d)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Article II, plus (B) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.3.

Section 3.3 Dividends and Distributions. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the First Step Effective Time shall be paid to the holder of any unsurrendered Certificate until such Certificate is surrendered as provided in this Article III or Section 2.2(c). Subject to the effect of applicable Laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange for shares of Company Common Stock represented immediately prior to the First Step Effective Time by such Certificate (a) when any payment or distribution of a certificate representing any share(s) of Parent Common Stock is made to such holder pursuant to Section 3.2(b) or (c), all dividends and other distributions payable in respect of such Parent Common Stock with a record date after the First Step Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (b) on the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the First Step Effective Time but prior to surrender and with a payment date subsequent to such surrender. For purposes of dividends and other distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the First Step Merger shall be entitled to dividends and other distributions on or in respect of Parent Common Stock pursuant to the immediately preceding sentence as if issued and outstanding as of the First Step Effective Time.

Section 3.4 Transfer Books; No Further Ownership Rights in Shares. From and after the First Step Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. After the First Step Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration and such dividends and other distributions on or in respect of Parent Common Stock as provided herein or as otherwise provided by applicable Law. If, after the First Step Effective Time, any Certificates are presented to the Exchange Agent, the First Step Surviving Corporation or the Surviving Entity for any reason, they shall be canceled and exchanged as provided in Article II.

Section 3.5 Termination of Fund; No Liability. At any time following twelve (12) months after the First Step Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent (a) certificates representing shares of Parent Common Stock and (b) cash held by the Exchange Agent for payment of Cash Consideration and cash payments in lieu of fractional shares of Parent Common Stock, in each case, for which the Exchange Agent shall not have been obligated to deliver to holders of Certificates pursuant to Section 3.2. Thereafter, holders of Certificates shall be entitled to look only to Parent, which shall thereafter act as the Exchange Agent (subject to abandoned property, escheat or other similar Laws), as general creditors of Parent with respect to the delivery of the Merger Consideration (including payment of cash in lieu of fractional shares of Parent Common Stock) upon due surrender of the Certificates held by such holders of Certificates. None of

Parent, the First Step Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law from and after the date that any such Law shall become applicable to the Merger Consideration.

Section 3.6 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, the First Step Surviving Corporation or the Surviving Entity on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing shares of Parent Common Stock and/or deliver a check for Cash Consideration, and pay the cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled, which constitute the total amount of Merger Consideration deliverable in respect of such Certificate as determined in accordance with Article II, together with any cash dividends and other distributions to which such holder is entitled pursuant to Section 3.3.

Section 3.7 Withholding Taxes. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock or Company Equity Awards such amounts as Parent, or any Affiliate thereof, or the Exchange Agent are required to deduct and withhold and remit to the appropriate Taxing authority with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax Law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent and paid over to the appropriate Taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Equity Awards in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

Section 3.8 Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that the Company changes the number of shares of Company Common Stock issued and outstanding prior to the First Step Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the Equity Award Consideration shall be equitably adjusted to reflect such change.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”), with specific reference to the Section of this Agreement to which the information stated in such Company Disclosure Schedule relates, or another Section of the Company Disclosure Schedule to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Section of this Agreement or (b) the Company’s filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act or the Exchange Act since February 1, 2010 and publicly available prior to the date of this Agreement (excluding (x) any disclosures set forth in any section of any such filings entitled “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained or referenced therein regarding information, factors or risks that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto or incorporated by reference therein), it being understood that any matter disclosed in any such filings shall be deemed to be disclosed for purposes of this Article IV only to the extent that it is readily apparent on the face of such disclosure in such filing that such disclosure is applicable to a Section of this Article IV (other than, in each case, any matters required to be disclosed for purposes of Section 4.3 (Capitalization), Section 4.7(b) (Financial Statements), Section 4.8 (Absence of Certain Changes or Events) or Section 4.14 (Labor Matters), which matters shall be specifically disclosed in Section 4.3, Section 4.7(b), Section 4.8 and Section 4.14 of the Company Disclosure Schedule, respectively), the Company hereby represents and warrants to Parent, Merger Sub and Successor Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its organization, and has the requisite corporate, limited liability company or similar organizational power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) as are necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such Approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A true and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or ownership interests owned by the Company or another Subsidiary, is set forth in Section 4.1 of the Company Disclosure Schedule. Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment and comprising less than two percent (2%) of the outstanding stock of such company.

Section 4.2 Articles of Incorporation; Bylaws; Minute Books. The Company has made available to Parent complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to date, and the Articles of Incorporation and Bylaws (or equivalent organizational documents) of each of its Subsidiaries, each as amended to date (the “Subsidiary Documents”). Such Articles of Incorporation, Bylaws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or Subsidiary Documents, except for immaterial violations of the Subsidiary Documents. Except as set forth in Section 4.2 of the Company Disclosure Schedule, the Company has made available to Parent complete and correct copies of the minute books of the Company and each of its Subsidiaries, which contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 31, 2010 of their respective shareholders, members, partners or other equity holders and Boards of Directors or other governing bodies (including committees of their respective Boards of Directors or other governing bodies) through the date hereof.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists exclusively of 36,000,000 shares of Company Common Stock. As of April 12, 2013, (i) 14,696,855 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, 1,231,824 shares of which were held in treasury, (ii) no shares of Company Common Stock were held by Subsidiaries of the Company, (iii) 1,455,532 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options or Company RSUs granted under the Company incentive plans and agreements listed in Section 4.3(a) of the Company Disclosure Schedule (the “Company Equity Plans”), and 541,584 shares of Company Common Stock remained available for future issuance under the Company Equity Plans, (iv) 276,359 shares of Company Common Stock were held of record by the Company’s Salaried Employee Stock Ownership Plan and Employee Stock Ownership Trust (the “ESOP”) and (v) 242,310 shares of Company Common Stock were held of record by the Met-Pro Corporation Retirement Savings Plan. Since April 12, 2013, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding Company Options, Company RSUs and other rights referred to above in this Section 4.3(a). Except as set forth in this Section 4.3(a) of the Company Disclosure Schedule, there are no options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 4.3(a) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are not, and since July 30, 2003, there have not been, any preemptive rights with respect to the Company Common Stock. All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares or other equity interests are owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature whatsoever.

(b) As of the Closing, the only shares of capital stock or warrants, options, convertible securities, exchangeable securities or other rights to acquire capital stock of the Company (or rights or benefits measured in whole or in part by the value of capital stock of the Company) that shall be issued or outstanding shall be shares of Company Common Stock, Company Stock Options and Company RSUs representing in the aggregate not more than 15,100,000 Fully Diluted Shares. As used in this Agreement, “Fully Diluted Shares” means, at any time, the sum of (i) the number of issued and outstanding shares of Company Common Stock plus (ii) a number of shares of Company Common Stock equivalent to the quotient obtained by dividing (A) the aggregate Equity Award Consideration by (B) the Cash Consideration.

Section 4.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the affirmative vote of the holders of more than fifty percent (50%) of all outstanding shares of Company Common Stock entitled to vote at a duly convened shareholders meeting in accordance with Pennsylvania Law and the Company’s Articles of Incorporation and Bylaws). The Board of Directors of the Company has determined that the First Step Merger (upon the terms and subject to the conditions of this Agreement) is advisable and in the best interests of the Company’s stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exceptions”).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation, Bylaws or Subsidiary Documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.5(b)(i)-(iv) below, conflict with or violate in any material respect any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any such breaches, defaults, liens or other occurrences with respect to clause (iii) above that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of the Securities Act and the Exchange Act; (ii) for consents, approvals, authorizations, permits, filings or notifications under any applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominate position through merger or acquisition, in each case that are applicable to the transactions contemplated by this Agreement (collectively, “Antitrust Laws”); (iii) for requirements under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the New York Stock Exchange (the “NYSE”); (iv) for the filing of the First Step Articles of Merger, the First Step Certificate of Merger, the Second Step Articles of Merger, the Second Step Certificate of Merger, and appropriate documents with relevant authorities of other jurisdiction in which the Company or any Company Subsidiary is qualified to do business; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the First Step Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6 Compliance; Permits.

(a) Except as disclosed in Section 4.6(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in conflict with, or in violation of, nor, since January 31, 2011, received written notice of any conflict with or violation of, any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries hold all permits, franchises, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Permits”), except where the failure to hold such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and other documents required to be filed with the SEC since January 31, 2010 and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended January 31, 2010, January 31, 2011, January 31, 2012 and January 31, 2013, (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since January 31, 2010, (iii) all other reports or registration statements filed by the Company with the SEC since January 31, 2010, and (iv) all amendments and supplements to the foregoing filed by the Company with the SEC since January 31, 2010 (collectively, the “Company SEC Reports”). The Company SEC Reports (A) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is subject to ongoing SEC review. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company is and has been since January 31, 2010 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included therein were or are subject to normal and recurring year-end adjustments as permitted by GAAP. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, Marcum LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are designed to provide reasonable assurance that material information (both financial and non-financial) relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(d) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Since January 31, 2010 through the date of this Agreement, the Company’s principal executive officer and principal financial officer have not been required under any applicable Law to disclose to the Company’s auditors or audit committee any, and to the Company’s Knowledge there are not (and during such period there have been no), (i) significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee since January 31, 2010. For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

(e) The conduct of the Company’s business, as currently conducted or as proposed to be conducted in the future, does not and will not require the Company or any of its Affiliates to make any disclosure, filing or report or submit any filing or report to the SEC pursuant to Section 13(p) of the Exchange Act or any of the rules or regulations promulgated under or pursuant to Section 13(p) of the Exchange Act. Without limiting the foregoing, no Conflict Minerals are necessary to the functionality or production of or are used in the production of any product of the Company or any of its Subsidiaries or any product currently proposed to be manufactured by the Company or any of the Subsidiaries or on its behalf in the future. For purposes of this Agreement, “Conflict Minerals” means: (i) columbite–tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo; and (ii) any other mineral or its derivatives, the exploitation and trade of which is determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.

Section 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Company Disclosure Schedule or in the Company SEC Reports filed with the SEC since January 31, 2013 and publicly available prior to the date of this Agreement, and except for the transactions contemplated hereby, since January 31, 2013, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Articles of Incorporation or Bylaws of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (f) any other action or event that would have required the consent of Parent pursuant to Section 6.1(a), (b), (d), (e)(i), (e)(ii), (f), (h), (k), (l), (m) or (o) (for subsection (o), only as to the foregoing sections) had such action or event occurred after the date of this Agreement.

Section 4.9 No Undisclosed Liabilities. Except as disclosed in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities (a) disclosed in the Company’s audited balance sheet (including any related notes thereto) as of January 31, 2013 included in the Company SEC Reports filed and publicly available prior to the date of this Agreement (the “Recent Company Balance Sheet”), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the Recent Company Balance Sheet, (c) incurred since January 31, 2013 in the ordinary course of business consistent with past practice or (d) reasonably incurred in connection with the transactions contemplated by this Agreement.

Section 4.10 Material Contracts.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a list of each contract, agreement, arrangement or other commitment, as of the date hereof, to which the Company or any of its Subsidiaries is a party or by which any of them is bound: (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K); (ii) pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current fiscal year; (iii) that constitutes a sales representative or distribution contract or agreement with any of the Company’s and its Subsidiaries’ top ten (10) sales representatives or distributors; (iv) that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world (including any agreement that restricts, in any material respect, the Company or any of its Subsidiaries from competing in any line of business or in any geographic area) or that requires exclusive referrals of business or requires the Company or any of its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis; (v) that is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other contract relating to indebtedness, the borrowing of money, deferred purchase price of property, extension of credit, surety bonds or guarantees of the foregoing, in each case in excess of $250,000 (other than (A) accounts receivables and payables, and (B) unsecured loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business), or that involves or evidences any financial hedging or similar trading activities (including financial derivatives master agreements or confirmations); (vi) that involves any joint venture, partnership or similar joint ownership arrangement; (vii) that would obligate the Company or any of its Subsidiaries to file a registration statement under the Securities Act; (viii) that was entered into after January 31, 2010 and that involves acquisitions or dispositions, directly or indirectly (by merger or otherwise), of (A) capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or (B) assets or capital stock or other voting securities or equity interests of another Person or assets of the Company or any of its Subsidiaries for aggregate consideration in excess of $250,000 (including any continuing or contingent obligations of the Company or any of its Subsidiaries); (ix) that relates to any material litigation or settlement; (x) that relates to the lease of any real property and pursuant to which the Company and its Subsidiaries will spend (or are expected to spend), in the aggregate, more than $250,000 during the current fiscal year; (xi) pursuant to which material payments might be required or acceleration of material benefits may be required upon a “change of control” of the Company; (xii) that includes a currently effective “standstill” provision or similar restrictive arrangement; (xiii) that grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or any of its Subsidiaries; (xiv) with any Governmental Authority; (xv) with or to a labor union or guild (including any collective bargaining agreement); or (xvi) under which the consequences of a default, nonrenewal, termination or reduction of purchases or sales thereunder would reasonably be expected to have a Material Adverse Effect (collectively, the “Material Contracts”). The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to any Material Contract is in material breach of or material default under the terms of any Material Contract. Neither the Company nor any of its Subsidiaries has received written notice of termination or written notice that it is in breach of or default under the terms of any Material Contract where such termination, breach or default would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Material Contract is a valid and binding obligation of the Company or the Subsidiary which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exceptions. Except as set forth on Section 4.10(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the First Step Merger.

Section 4.11 Absence of Litigation. Except as set forth in Section 4.11 of the Company Disclosure Schedule, (a) there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened and to the Knowledge of the Company, there are no investigations or audits pending or threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, arbitrator or other Governmental Authority that would reasonably be expected to result in a liability in excess of $250,000, and (b) neither the Company nor any of its Subsidiaries nor any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority that would reasonably be expected to result in a liability in excess of $250,000.

Section 4.12 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the First Step Merger (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the “Joint Proxy Statement/Prospectus”) will, on the dates mailed to stockholders and at the times of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by the Company for inclusion in the Joint Proxy Statement/Prospectus (except for information relating solely to Parent) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or Successor Sub for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 4.13 Employee Benefit Plans; Employment Agreements.

(a) Section 4.13(a) of the Company Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all material employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar material fringe or employee benefit plans, programs or arrangements, and any material current employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company within the meaning of Sections 414(b) or 414(c) of the Code (an “ERISA Affiliate”), or any Subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (collectively the “Company Employee Plans”). The Company has made available to Parent copies of (i) each such Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, and (iv) such other documents or information that Parent reasonably requested no later than three (3) Business Days prior to the execution of this Agreement. For purposes of this Section 4.13(a), the term “material,” used with respect to any Company Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $50,000 with respect to such Company Employee Plan.

(b) Except as provided in Section 4980B of the Code, Part 6 of Title I of ERISA or any similar state or local Laws (“COBRA Benefits”), (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, (ii) none of the Company Employee Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (iii) there have been no “prohibited transactions,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; (iv) with respect to all Company Employee Plans, there have not been any violations of, or failures to comply with, the applicable requirements prescribed by any and all Laws (including ERISA and the Code) currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), Internal Revenue Service (the “IRS”) or Secretary of the Treasury) that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (v) the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Company Employee Plans; (vi) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vii) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (viii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, in each case, that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; (ix) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course); and (x) there is not, has not been and will not be any violation of the deduction limitations imposed by Section 162(m) of the Code pursuant to or in connection with any Company Employee Plan that would reasonably be expected have, individually or in the aggregate, a Material Adverse Effect.

(c) Section 4.13(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its Subsidiaries who holds (i) any Company Options as of the date hereof, together with the number of shares of Company Common Stock subject to such Company Option, the exercise price of such Company Option (to the extent determined as of the date hereof), whether such Company Option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an “ISO”), and the expiration date of such Company Option; (ii) any other right, directly or indirectly, to acquire the Company Common Stock (including Company RSUs), together with the number of shares of the Company Common Stock subject to such right. Section 4.13(c) of the Company Disclosure Schedule also sets forth the total number of such ISO’s, such nonqualified options and such other rights. The per share exercise price for each Company Option equaled or exceeded the fair market value of one share of the Company Common Stock on the date of grant.

(d) Section 4.13(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of the Company or any of its Subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its Subsidiaries to make annual cash payments in an amount exceeding $100,000 per agreement; (iii) all employees of, or consultants to, the Company or any of its Subsidiaries who have executed a non-competition agreement with the Company or any of its Subsidiaries; (iv) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its employees; and (v) all plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries with or relating to its employees that contain change in control, retention, stay bonus or similar provisions.

(e) Section 4.13(e) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). With respect to each such Company Employee Plan, there have been no failures to operate such Company Employee Plan in compliance with or to have such Company Employee Plan in documentary compliance with the applicable provisions of Section 409A of the Code and the final regulations promulgated thereunder (collectively, “Section 409A”), which such failures would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With respect to each such Company Employee Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Section 409A and the regulations thereunder or is otherwise exempt from its application, all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Company Employee Plan to Section 409A. None of the Company or its Subsidiaries (x) have failed to report to any Governmental Authority any corrections made or Taxes due as a result of a failure to comply with Section 409A, which such failure would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect nor (y) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A or Section 280G of the Code.

(f) Section 4.13(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Employee Plans maintained outside the jurisdiction of the United States, or that covers any employee who performs services outside of the United States, listed separately by applicable country or jurisdiction (such Company Employee Plans, the “Non-U.S. Company Employee Plans”). Without limiting the generality of the foregoing representations, with respect to each Non-U.S. Company Employee Plan, (i) such Non-U.S. Company Employee Plan has been established, maintained and administered in material compliance with its terms and all applicable Laws; (ii) to the extent required to be funded such Non-U.S. Company Employee Plan is fully funded, and with respect to all other Non-U.S. Company Employee Plans, adequate reserves therefore have been established on the accounting statements of the Company or the applicable Subsidiary; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Non-U.S. Company Employee Plans that has not been disclosed on Section 4.13(f) of the Company Disclosure Schedule.

(g) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes. No individual classified as a non-employee, including any independent contractor, leased employee or consultant, for purposes of receiving employee benefits, regardless of treatment for other purposes, is eligible to participate in, or receive benefits under, any Company Employee Plan that does not specifically provide for their participation.

(h) With respect to the ESOP, (i) no shares of Company Common Stock owned by the ESOP were acquired by the ESOP in a transaction pursuant to Section 1042 of the Code; (ii) allocations to participants were made in accordance with Section 409(p) of the Code, to the extent applicable, in all material respects; (iii) all Company contributions to the ESOP were deductible under Section 404 of the Code for the year made; (iv) the voting requirements of the ESOP (including under Section 409(e) of the Code) and the valuation requirements of Section 408(e) of ERISA have always been complied with in all material respects and will be complied with in all material respects through the Closing, including in connection with the transactions contemplated by this

Agreement; and (iv) the Company has provided Parent with ESOP contribution and allocation schedules for the last five years of contributions, ESOP appraisals for the last three years, ESOP fairness opinions, ESOP voting procedures, account diversification documentation, distribution forms and notices, committee and trustee minutes and consents, repurchase liability studies, nondiscrimination tests for the last five years.

(i) Section 4.13(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, golden parachute payment or “parachute payment” within the meaning of Section 280G(b)(2) of the Code) that shall become due to any current or former employee of the Company or any Company Subsidiary under any Company Employee Plan as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (ii) any increase in any material respect of any material benefit otherwise payable under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (iii) any acceleration of the time of payment or vesting of any such material benefits under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The consummation of the First Step Merger will not result in any denial of any federal income tax deduction under Section 280G of the Code with respect to any Company Employee Plan, which such denial would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14 Labor Matters.

(a) Except as disclosed in Section 4.14(a) of the Company Disclosure Schedule, none of the employees of the Company or its Subsidiaries is, or during the last five years has been, represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Except as disclosed in Section 4.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. Except as disclosed in Section 4.14(a) of the Company Disclosure Schedule, there is not currently, and since February 1, 2010, there has not been, any union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is not currently, nor has there been since February 1, 2010, any picketing, strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are not currently, and since February 1, 2010, there have not been, any complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are currently, and since February 1, 2010, have been, in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since January 31, 2010.

(b) The Company and its Subsidiaries: (i) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, immigration matters, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) have withheld and reported all amounts required by applicable Law to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and in accordance with past practice). There are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated actions or proceedings against the Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any of its Subsidiaries has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

Section 4.15 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 4.15 of the Company Disclosure Schedule, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company in any material respect.

Section 4.16 Title to Property. Except as set forth in Section 4.16 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and defensible title to all of their properties and assets (other than the Owned Real Property, which is addressed in Section 4.18), free and clear of all liens, charges and encumbrances, except (a) liens for Taxes not yet due and payable, (b) mechanics’, materialmen’s or similar statutory liens for amounts not yet due or being contested and (c) such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. All leases pursuant to which the Company or any of its Subsidiaries lease from others material amounts of personal property are valid and effective in accordance with their respective terms, and there is not, to the Knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with or without notice or lapse of time, or both, would constitute a material default).

Section 4.17 Customer and Supplier Relations. The Company has not received any written notice and has no Knowledge to the effect that any of the Company’s ten (10) largest customers or ten (10) largest suppliers for the fiscal year ended January 31, 2013 may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated by this Agreement or otherwise, except for such alterations that have not had or would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.18 Real Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good, valid and marketable and, to the extent recognized in the applicable jurisdiction, fee simple title to all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), free and clear of all liens, claims or encumbrances, other than (i) liens or encumbrances affecting the interest of the grantor of any easements benefiting the Owned Real Property, (ii) liens or encumbrances (other than liens or encumbrances securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the Owned Real Property to which they relate, (iii) zoning, building and other similar codes and regulations, (iv) any conditions that would be disclosed by a current, accurate survey or physical inspection, and (v) liens set forth in Section 4.18 of the Company Disclosure Schedule.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each lease, sublease or license pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses any real property (the “Leases”) is a valid and binding obligation on the Company or such Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (iii) no event has occurred which, with or without notice, lapse of time or both, would constitute a violation of any Lease by the Company or any of its Subsidiaries; and (iv) the Company or one of its Subsidiaries that is either the tenant, subtenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease.

Section 4.19 Inventory. The Company’s and its Subsidiaries’ inventories (a) are sufficient for the operations of the Company and its Subsidiaries in the ordinary course consistent with past practice, (b) consist of items which are good and merchantable within normal trade tolerances and (c) are of a quality and quantity presently usable or saleable in the ordinary course of the business of the Company and its Subsidiaries (subject to applicable reserves).

Section 4.20 Taxes.

(a) Each of the Company and its Subsidiaries (together, the “Company Entities”) has timely filed (taking into account any extension of time within which to file) with the appropriate Taxing authorities or obtained extensions for the filing of all material income and other Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and, except as set forth in Section 4.20(a) of the Company Disclosure Schedule, such Tax Returns are correct and complete in all material respects. Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, all Taxes of the Company Entities (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid, or proper accruals pursuant to GAAP have been established in the Recent Company Balance Sheet with respect thereto (except for Taxes relating to events subsequent to the date thereof). There are no material liens for any Taxes (other than a lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of any of the Company Entities.

(b) Since February 1, 2010, none of the Company Entities has received from any foreign, federal, state, or local Taxing authority (including jurisdictions where the Company Entities have not filed Tax Returns) any written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Taxing authority against any Company Entity exceeding the amount reserved on the face of, rather than in any notes thereto, the Recent Company Balance Sheet. Section 4.20(b) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns that are currently the subject of audit by a Taxing authority.

(c) The Company has made available to Parent complete copies of all federal income Tax Returns filed since February 1, 2008, all material examination reports and statements of deficiencies assessed against or agreed to by the Company Entities with respect to such federal income Tax Returns, and, to the Company’s Knowledge, all examination reports and statements of deficiencies assessed against or agreed to by the Company Entities with respect to other Tax Returns. None of the Company Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(d) Each Company Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(e) None of the Company Entities is a party to any Tax allocation or sharing agreement (other than allocation or sharing agreements between or among two or more Company Entities only), and , since February 1, 2008, none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Tax liability of any Person (other than another Company Entity that is a member of the consolidated federal income Tax group of which the Company is the common parent) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f) During the five-year period ending on the date hereof, none of the Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Since January 1, 2011, the Company has made no redemptions of shares of Company Common Stock, except pursuant to cashless exercises of stock options, nor made any other distributions to shareholders, other than regular quarterly dividends as disclosed in the Company SEC Reports.

(h) None of the Company Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) To the Company’s Knowledge, none of the Company Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(j) None of the Company Entities is or has been a Passive Foreign Investment Company within the meaning of the Code or the Treasury Regulations promulgated thereunder. Section 4.20(j) of the Company Disclosure Schedule lists each Company Entity that is a Controlled Foreign Corporation within the meaning of the Code and the Treasury Regulations promulgated thereunder.

Section 4.21 Environmental Matters. Except as set forth in Section 4.21 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries are and have for the last five (5) years been in material compliance with all applicable Environmental Laws and, during the last five (5) years, the Company and each of its Subsidiaries have obtained and hold, and are in and have been in compliance in all material respects with, all Company Permits issued pursuant to or required under Environmental Laws (“Company Environmental Permits”). For purposes of this Agreement, (i) “Environmental Laws” means all Laws relating to protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air) worker health and safety, public health and safety, or pollution, and all Laws related to Hazardous Substances and (ii) “Hazardous Substances” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum derived substance or waste, polychlorinated biphenyls, radon, chemical liquids or solids, liquid or gaseous products, or any constituent of any of the foregoing, or any other material, substance or waste, which is governed by or subject to, or may serve as the basis for liability or standards of conduct under, any Environmental Law.

(b) During the last five (5) years, neither the Company nor any of its Subsidiaries has received a written notice, report, order, directive, or other information regarding any actual or alleged material violation of, or any material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) under, any Environmental Law, including any such notice, report, order, directive, or other information received from any Governmental Authority that the Company or any of its Subsidiaries is subject to any pending claim (i) based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any of its Subsidiaries or (ii) arising out of the ownership, use, control or operation by the Company or any of its Subsidiaries of any facility, site, area or property from which there was any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substance (a “Release”), which claim, if adversely resolved, would be material.

(c) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance so as to give rise to any current or future material liability, including any material investigative, corrective or remedial obligation, under any Environmental Law.

(d) To the Knowledge of the Company, none of the following exists at any property or facility currently owned or operated by the Company or any of its Subsidiaries: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas.

(e) Neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed, undertaken, or provided an indemnity which remains in effect, valid, or enforceable with respect to any material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) of any other Person relating to Environmental Laws.

(f) Neither the Company nor any of its Subsidiaries nor any of their respective predecessors has manufactured, installed, sold, marketed, distributed, assembled or handled any products or items containing asbestos or silica.

(g) The Company and each of its Subsidiaries (or any of their respective agents) has registered and provided all required notices for any products or materials, or constituents thereof, as required under all applicable Environmental Laws.

(h) Neither the Company, any of its Subsidiaries nor any of their respective predecessors has any liability (contingent or otherwise) with respect to the presence or alleged presence of Hazardous Substances in any product or item.

(i) Neither this Agreement nor the consummation of the First Step Merger will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Authorities or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(j) No facts, events or conditions relating to the past or present facilities, properties or operations currently owned or operated by the Company or any of its Subsidiaries will prevent, hinder or limit continued compliance with Environmental Laws in any material respect, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other material liabilities pursuant to any Environmental Laws.

(k) The Company has made available to Parent true and correct copies of all material environmental audits, assessments and reports and all other documents bearing on material environmental, health or safety liabilities relating to the past or current operations, properties or facilities of the Company and its Subsidiaries (including without limitation the Company’s Owned Real Property), in each case, which were prepared for them or on their behalf.

Section 4.22 Intellectual Property.

(a) Section 4.22(a) of the Company Disclosure Schedule sets forth a list of all Patents, registered Intellectual Property, pending applications for registrations of any Intellectual Property and all other material Intellectual Property owned by the Company or any of its Subsidiaries. Section 4.22(a) of the Company

Disclosure Schedule lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(b) The Company and/or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all of the Company IP and is the sole and exclusive owner of all right, title and interest in and to, or has a valid and continuing license to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries, in each case free and clear of liens, claims or encumbrances. The Company and its Subsidiaries have not and the operation of the Company’s and its Subsidiaries’ businesses (including using, making, offering to sell, selling and importing any products of the Company or its Subsidiaries) do not, to the Company’s Knowledge, infringe, misappropriate or otherwise violate any Intellectual Property of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company IP or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company IP. Since January 31, 2008, the Company has not received written notice of any such threatened claim, nor are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, misappropriation, or other violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company IP.

(c) Except as set forth on Section 4.22(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person is infringing, violating, misappropriating or otherwise violating any Company IP, and, since January 31, 2008, neither the Company nor any of its Subsidiaries has made any such claims against any Person nor, to the Knowledge of the Company, is there any basis for such a claim.

(d) No Trade Secret material to the current businesses of the Company or any of its Subsidiaries has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any `third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Trade Secret. The Company and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all current material Trade Secrets and any other confidential information of the Company and its Subsidiaries. Except as set forth on Section 4.22(d) of the Company Disclosure Schedule, since January 1, 2006, all current and former employees and consultants of the Company and its U.S. Subsidiaries who are or have been substantively involved in the design, review, evaluation or development of any Intellectual Property for the Company or any of its U.S. Subsidiaries have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in the Company and/or its U.S. Subsidiaries exclusive ownership of such Intellectual Property. No software included in the Company IP that is distributed to third parties for revenue-generating purposes is subject to an OSS License.

(e) For the purposes of this Agreement:

(i) “Company IP” means all Intellectual Property owned by the Company or any of its Subsidiaries, including the Intellectual Property set forth on Section 4.22(a) of the Company Disclosure Schedule.

(ii) “Intellectual Property” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, including any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names trade dress rights, Internet domain names, and all other indicia of origin, and all registrations and applications therefor, including all goodwill associated with the foregoing; (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), and registrations and applications therefor; (D) trade secrets, know-how and confidential and proprietary information, including unpatented invention disclosures and inventions (collectively, “Trade Secrets”); (E) software, databases and data, and related documentation; and (F) all other intellectual property or industrial property rights.

(iii) “OSS License” means any license for open source or free software (including the GNU public license) that requires as a condition of use, modification or distribution that other software incorporated into, derived from or distributed with such software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge.

Section 4.23 Product Warranty and Product Liability. The Company has made available to Parent true, correct and complete copies of the Company’s and its Subsidiaries’ standard warranties for sales of products and/or services. To the Company’s Knowledge, with respect to the Company’s current Company Material Contracts pursuant to which the Company and/or its Subsidiaries will receive (or are expected to receive), in the aggregate, more than $500,000, there are no material deviations from such standard warranties with respect to the return, repair, replacement, performance or re-performance of such products and/or services under which the Company or its Subsidiaries could reasonably be expected to have any material liabilities which have not been adequately reserved for (in the aggregate) on the financial statements of the Company included in the Company SEC Reports filed and publicly available prior to the date of this Agreement, except for deviations granted in the ordinary course of business consistent with past practice and except as set forth on Section 4.23 of the Company Disclosure Schedule. The Company’s and its Subsidiaries’ products and services have not been the subject of any broad-based (i.e., excluding customary warranty claims with respect to individual defective products) replacement, field fix, retrofit, modification or recall campaign costing in excess of $150,000 in the aggregate since January 31, 2010, and, to the Company’s Knowledge, no facts or conditions exist that are reasonably expected to result in such a recall campaign. All of the Company’s and its Subsidiaries’ products have been designed, manufactured and labeled and all of the Company’s and its Subsidiaries’ services have been performed so as to comply in all material respects with all industry and governmental standards and specifications and all applicable Laws and orders currently in effect, and have received all material governmental approvals necessary to allow their sale and use. All products and services that the Company or any of its Subsidiaries’ produces or performs under contracts in which the Company or any of its Subsidiaries’ commits to deliver products or perform services that are designed, manufactured, labeled and/or performed so as to meet and comply with any industry and/or governmental standards and specifications or Laws or orders currently in effect have been designed, manufactured, labeled and/or performed in a manner that complies with such contractual requirements in all material respects.

Section 4.24 Insurance. Section 4.24 of the Company Disclosure Schedule sets forth a list of all insurance policies currently maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (a) have been issued by insurers which are reputable and financially sound, (b) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (c) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with or without notice or the lapse of time, or both, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. No written notice of cancellation or termination has been received by the Company with respect to any of the Policies. Except as set forth on Section 4.24 of the Company Disclosure Schedule, the consummation of the First Step Merger, upon written notice to the insurers, will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

Section 4.25 Import and Export Control Laws. The Company and each of its Subsidiaries has at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, and all other applicable import/export controls in other countries in which the Company and its Subsidiaries regularly conduct business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority of countries in which the Company or its Subsidiaries regularly conduct business required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(c) No Export Approvals for the transfer of export licenses to Parent or the First Step Surviving Corporation are required, or if any such Export Approvals are required, they can be obtained expeditiously without material cost;

(d) None of the Company, its Subsidiaries or any of their respective Affiliates is a party to any contract or bid with, or has conducted business with (directly or, to the Knowledge of the Company, indirectly), a Person located in, or that otherwise has any operations in, or sales to, Iran, Sudan, Syria, North Korea or Cuba;

(e) Since January 1, 2009, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in any material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

(f) None of the Company, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations.

Section 4.26 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors or employees) nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ distributors or any other Persons acting on behalf of the Company or its Subsidiaries have (a) taken any action, directly or indirectly, which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States in which the Company or any of its Subsidiaries regularly conducts business (collectively, the “FCPA”), (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. This representation specifically excludes any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA and has made available to Parent copies of any such written controls and procedures.

Section 4.27 Board Recommendation; Required Vote. The Board of Directors of the Company at a meeting duly called and held, by unanimous vote, has (a) determined that this Agreement and the transactions contemplated hereby, including the First Step Merger, are advisable, fair to and in the best interests of the stockholders of the Company; (b) adopted this Agreement in accordance with Section 1922(c) of Pennsylvania Law; (c) directed that this Agreement be submitted to a vote of stockholders entitled to vote thereon at a special meeting of stockholders; and (d) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the First Step Merger (collectively, the “Company Board Recommendation”). The affirmative vote of holders of more than fifty percent (50%) of all outstanding shares of Company Common Stock entitled to vote at a duly convened stockholders meeting is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the First Step Merger (the “Company Stockholders’ Approval”).

Section 4.28 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of the Company’s financial advisor, William Blair & Company, LLC (“William Blair”), to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of the Company (other than holders of Excluded Shares) is fair, from a financial point of view, to such stockholders, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A true and complete copy of the opinion will be delivered to Parent promptly after the execution of this Agreement solely for informational purposes.

Section 4.29 Brokers. No broker, finder or investment banker (other than William Blair) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and William Blair pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

Section 4.30 Certain of Pennsylvania Law Not Applicable. Assuming the accuracy of Parent’s representations and warranties in this Agreement, no state takeover Law, including the Pennsylvania Takeover Disclosure Law or Subchapters “E” through “J” of Chapter 25 of Pennsylvania Law, will apply to the execution, delivery or performance of this Agreement, including the First Step Merger or the Company stockholder vote with respect thereto, or the other transactions contemplated hereby.

Section 4.31 The Company Rights Plan. The Company has amended or otherwise taken all necessary action, and the Company and the Board of Directors of the Company have taken all necessary action to render the rights (the “Rights”) issuable pursuant to the Rights Agreement, dated as of January 6, 2000, between the Company and American Stock Transfer & Trust Co. (as amended, the “Company Rights Agreement”) inapplicable to the execution and delivery of this Agreement and the consummation of the First Step Merger. The Company and the Board of Directors of the Company have taken all actions necessary to ensure that the Rights shall expire, and the Company Rights Agreement will terminate, immediately prior to the First Step Effective Time, without the payment of any money or other consideration.

Section 4.32 Related Party Transactions. Except as disclosed in Section 4.32 of the Company Disclosure Schedule and the Company SEC Reports filed and publicly available prior to the date of this Agreement, no executive officer or director of the Company or any Company Subsidiary or any Person owning 5% or more of any capital stock of the Company (or any of such Person’s immediate family members or Affiliates or associates, as applicable) is a party to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation with or binding upon the Company or any Company Subsidiary or any of their respective assets, rights or properties or has any interest in any property owned, used or held by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last twelve (12) months. There are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement.

Section 4.33 No Other Representations or Warranties. Except for the representations and warranties set forth in Article V, Parent, Merger Sub and Successor Sub have not made any representation or warranty, expressed or implied, as to Parent, Merger Sub or Successor Sub or as to the accuracy or completeness of any information regarding Parent, Merger Sub or Successor Sub furnished or made available to the Company and its representatives. The Company acknowledges that, except for the representations and warranties set forth in Article V, Parent, Merger Sub and Successor Sub make no other representations or warranties (express or implied), and the Company is not relying on any representations or warranties of Parent or Merger Sub, except as set forth in Article V, and Parent, Merger Sub and Successor Sub each hereby disclaims any other representations and warranties made by themselves or any of their respective officers, directors, employees, agents, financial and legal advisors, or other representatives, with respect to the execution and delivery of this Agreement, the issuance of the Parent Common Stock pursuant to this Agreement or any of the other transactions contemplated by this Agreement, notwithstanding the delivery of or disclosure to the Company or any of its representatives, any document or any other information with respect to one or more of the foregoing.

Section 4.34 Investigation. The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent, its Subsidiaries, Merger Sub and Successor Sub and acknowledges that it has been provided access for such purposes. In entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent, its Subsidiaries, Merger Sub and Successor Sub, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, Merger Sub, Successor Sub, or any of their respective Affiliates, stockholders, controlling persons or representatives, that are not expressly set forth in Article V, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, to the fullest extent permitted by applicable Law, Parent, its Subsidiaries, Merger Sub, Successor Sub, and their respective Affiliates, stockholders, controlling persons and representatives, shall have no liability or responsibility whatsoever to the Company or its Affiliates, stockholders, controlling persons or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or oral or written statements made (or any omissions therefrom), to the Company or its Affiliates, stockholders, controlling persons or representatives, except for the representations and warranties of Parent, Merger Sub and Successor Sub set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT, MERGER SUB AND SUCCESSOR SUB

Except as set forth in (a) the disclosure schedule of Parent delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”), with specific reference to the Section of this Agreement to which the information stated in such Parent Disclosure Schedule relates, or another Section of the Parent Disclosure Schedule to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Section of this Agreement or (b) Parent’s filings with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2010 and publicly available prior to the date of this Agreement (excluding (x) any disclosures set forth in any section of any such filings entitled “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained or referenced therein regarding information, factors or risks that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto or incorporated by reference therein), it being understood that any matter disclosed in any such filings shall be deemed to be disclosed for purposes of this Article V only to the extent that it is readily apparent on the face of such disclosure in such filing that such disclosure is applicable to a Section of this Article V (other than, in each case, any matters required to be disclosed for purposes of Section 5.3 (Capitalization), Section 5.7(b) (Financial Statements) or Section 5.8 (Absence of Certain Changes or Events), which matters shall be specifically disclosed in Section 5.3, Section 5.7(b) or Section 5.8 of the Parent Disclosure Schedule, respectively), Parent, Merger Sub and Successor Sub hereby represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Parent and its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its organization, has the requisite corporate, limited liability company or similar organizational power and authority and is in possession of all Approvals as are necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such Approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Parent and each of its Subsidiaries, including each of Merger Sub and Successor Sub, is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A true and complete list of all of Parent’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or ownership interests owned by Parent or another Subsidiary, is set forth in Section 5.1 of the Parent Disclosure Schedule. Except as set forth in Section 5.1 of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company and comprising less than two percent (2%) of the outstanding stock of such company.

Section 5.2 Certificate of Incorporation and Bylaws. Parent has made available to the Company complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date, and the Subsidiary Documents of each of its Subsidiaries, including each of Merger Sub and Successor Sub, each as amended to date. Such Certificate of Incorporation, Bylaws and Subsidiary Documents are in full force and effect. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or Subsidiary Documents, except for immaterial violations of the Subsidiary Documents.

Section 5.3 Capitalization. The authorized capital stock of Parent consists exclusively of (a) 100,000,000 shares of Parent Common Stock and (b) 10,000 shares of Preferred Stock, $0.01 par value per share, none of which Preferred Stock is issued, outstanding or reserved for issuance as of the date hereof. As of April 19, 2013, (i) 17,871,922 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, 55,720 shares of which were held in treasury, (ii) 82,200 shares of Parent Common Stock were held by Subsidiaries of Parent, (iii) 1,231,151 shares of Parent Common Stock were reserved for issuance pursuant to stock options, shares of restricted stock or other similar rights granted under the Parent incentive plans and agreements listed in Section 5.3 of the Parent Disclosure Schedule (the “Parent Equity Plans”), and 2,204,626 shares of Parent Common Stock remained available for future issuance under the Parent Equity Plans, and (iv) 27,527 shares of Parent Common Stock were held of record by the Parent’s Employee Stock Purchase Plan. Except as set forth in this Section 5.3 or Section 5.3 or 5.13 of the Parent Disclosure Schedule, and other than employee and director stock options, shares of restricted stock or other similar rights issued pursuant to the shareholder approved plans identified on Section 5.3 of the Parent Disclosure Schedule, there are no options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its Subsidiaries. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 5.3 of the Parent Disclosure Schedule, there are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock or other equity interests of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are not, and since July 30, 2003 there have not been, any preemptive rights with respect to the Parent Common Stock. Except as set forth in Sections 5.1 and 5.3 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each of Parent’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares or other equity interests are owned by Parent or another Subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent’s voting rights, charges or other encumbrances of any nature whatsoever.

Section 5.4 Authority Relative to this Agreement. Parent, Merger Sub and Successor Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub and the consummation by Parent, Merger Sub and Successor Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, Merger Sub and Successor Sub, and no other corporate proceedings on the part of Parent (other than the approval of the issuance of Parent Common Stock pursuant to this Agreement by the holders of at least a majority of the votes cast at the Parent Stockholders’ Meeting by the holders of shares of Parent Common Stock entitled to vote in accordance with Delaware Law and Parent’s Certificate of Incorporation and Bylaws), Merger Sub or Successor Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Successor Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Successor Sub, enforceable against each of Parent, Merger Sub and Successor Sub in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.5 No Conflict, Required Filings and Consents.

(a) Except as set forth in Section 5.5(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub does not, and the performance of this Agreement by Parent, Merger Sub and Successor Sub will not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or Subsidiary Documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.5(b)(i)-(iv) below, conflict with or violate in any material respect any Law applicable to Parent or any of its Subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or impair Parent’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Parent Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except for any such breaches, defaults, liens or other occurrences with respect to clause (iii) above that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub does not, and the performance of this Agreement by Parent, Merger Sub and Successor Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of the Securities Act and the Exchange Act; (ii) for consents, approvals, authorizations, permits, filings or notifications under any applicable Antitrust Laws; (iii) for requirements under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NASDAQ; (iv) for the filing of the First Step Articles of Merger, the First Step Certificate of Merger, the Second Step Articles of Merger, the Second Step Certificate of Merger, and appropriate documents with relevant authorities of other jurisdiction in which Parent or any Parent Subsidiary is qualified to do business; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the issuance of Parent Common Stock or the Mergers, or otherwise prevent or materially delay Parent, Merger Sub or Successor Sub from performing their respective obligations under this Agreement, or would not otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.6 Compliance; Permits.

(a) Except as disclosed in Section 5.6(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is in conflict with, or in violation of, nor, since December 31, 2010, received written notice of any conflict with or violation of, any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Parent and its Subsidiaries hold all permits, franchises, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary for the operation of the business of Parent and its Subsidiaries (collectively, the “Parent Permits”), except where the failure to hold such Parent Permits would not have a Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.7 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and other documents required to be filed with the SEC since December 31, 2009 and has made available to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2009, December 31, 2010, December 31, 2011 and December 31, 2012, respectively, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held since December 31, 2009, (iii) all other reports or registration statements filed by Parent with the SEC since December 31, 2009, and (iv) all amendments and supplements to the foregoing filed by Parent with the SEC since December 31, 2009 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (A) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports. To the Knowledge of Parent, none of the Parent SEC Reports is subject to ongoing SEC review. Parent is and has been since December 31, 2009 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included therein were or are subject to normal and recurring year-end adjustments as permitted by GAAP. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, BDO USA, LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Parent has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are designed to provide reasonable assurance that material information (both financial and non-financial) relating to Parent and its Subsidiaries required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and the principal financial officer of Parent required by Sarbanes-Oxley with respect to such reports.

(d) Parent has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Since December 31, 2009 through the date of this Agreement, Parent’s principal executive officer and principal financial officer have not been required under any applicable Law to disclose to Parent’s auditors or audit committee any, and to Parent’s Knowledge there are not (and during such period there have been no), (i) significant deficiencies (as defined in Section 4.7(d)) or material weaknesses (as defined in Section 4.7(d)) in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company a summary of any such disclosure regarding material weaknesses and fraud made by management to Parent’s auditors and audit committee since December 31, 2009.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Parent Disclosure Schedule or in the Parent SEC Reports filed with the SEC since December 31, 2012 and publicly available prior to the date of this Agreement, and except for the transactions contemplated hereby, since December 31, 2012, Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or Bylaws of Parent; (c) any damage to, destruction or loss of any asset of Parent (whether or not covered by insurance) that would reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect; (d) any material change by Parent in its accounting methods, principles or practices; or (e) any material revaluation by Parent of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

Section 5.9 No Undisclosed Liabilities. Except as disclosed in Section 5.9 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise, and whether due or to become due), except liabilities (a) disclosed in Parent’s audited balance sheet (including any related notes thereto) as of December 31, 2012 included in the Parent SEC Reports filed and publicly available prior to the date of this Agreement (the “Recent Parent Balance Sheet”), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the Recent Parent Balance Sheet, (c) incurred since December 31, 2012, in the ordinary course of business consistent with past practice, or (d) reasonably incurred in connection with the transactions contemplated by this Agreement.

Section 5.10 Material Contracts.

(a) Section 5.10(a) of the Parent Disclosure Schedule sets forth a list of each contract, agreement, arrangement or other commitment, as of the date hereof, to which Parent or any of its Subsidiaries is a party or by which any of them is bound: (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K); (ii) that is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other contract relating to indebtedness, the borrowing of money, deferred purchase price of property, extension of credit, surety bonds or guarantees of the foregoing in each case in excess of $500,000, other than (A) accounts receivables and payables, and (B) unsecured loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business; (iii) that involves any joint venture, partnership or similar joint ownership arrangement; (iv) that would obligate Parent or any of its Subsidiaries to file a registration statement under the Securities Act; (v) that prohibits or otherwise restricts, in any material respect, Parent or any of its Subsidiaries from freely engaging in business anywhere in the world (including any agreement that restricts, in any material respect, Parent or any of its Subsidiaries from competing in any line of business or in any geographic area); or (vi) that relates to any material litigation or settlement (collectively, the “Parent Material Contracts”). Parent has heretofore made available to the Company correct and complete copies of each Parent Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any other party to any Parent Material Contract is in material breach of or material default under the terms of any Parent Material Contract. Neither Parent nor any of its Subsidiaries has received written notice of termination or written notice that it is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exceptions. Except as set forth on Section 5.10(b) of the Parent Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Parent Material Contract continue in full force and effect following the consummation of the Mergers, except for approvals, consents or waivers the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11 Absence of Litigation. Except as set forth in Section 5.11 of the Parent Disclosure Schedule, there are no claims, actions, suits or proceedings pending or, to the Knowledge of Parent, threatened and to the Knowledge of Parent, there are no investigations or audits pending or threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries, before any court, arbitrator or other Governmental Authority that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any

Governmental Authority that would reasonably be expected to result in a liability that would have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, will, on the dates mailed to stockholders and at the times of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by Parent for the Registration Statement and the Joint Proxy Statement/Prospectus (except for information relating solely to the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent, Merger Sub or Successor Sub with respect to statements made or incorporated by referenced therein based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

Section 5.13 Employee Benefit Plans.

(a) Section 5.13(a) of the Parent Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of ERISA), all material employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar material fringe or employee benefit plans, programs or arrangements, and any material current employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to Parent or any ERISA Affiliate, as well as each plan with respect to which Parent or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (collectively the “Parent Employee Plans”). Parent has made available to the Company copies of (i) each such Parent Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Parent Employee Plan required to make such a filing and (iii) the most recent actuarial valuation for each Parent Employee Plan subject to Title IV of ERISA. For purposes of this Section 5.13(a), the term “material,” used with respect to any Parent Employee Plan, shall mean that Parent or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $150,000 with respect to such Parent Employee Plan.

(b) Except as set forth in Section 5.13(b) of the Parent Disclosure Schedule and except as provided in any COBRA Benefits, (i) none of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, (ii) none of the Parent Employee Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (iii) there have been no “prohibited transactions,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee Plan that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; (iv) with respect to all Parent Employee Plans, there have not been any violations of, or failures to comply with, the applicable requirements prescribed by any and all Laws (including ERISA and the Code) currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the PBGC, the IRS or Secretary of the Treasury) that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (v) Parent and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Parent Employee Plans; (vi) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vii) all contributions required to be made to any Parent Employee Plan pursuant to Section 412 of the Code, or the terms of the Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (viii) with respect to each Parent Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, in each case, that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; (ix) neither Parent nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course); and (x) there is not, has not been and will not be any violation of the deduction limitations imposed by Section 162(m) of the Code pursuant to or in connection with any Parent Employee Plan that would reasonably be expected have, individually or in the aggregate, a Material Adverse Effect.

(c) Section 5.13(c) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of Parent or any of its Subsidiaries; and (ii) all material severance agreements, programs and policies of Parent or any of its Subsidiaries with or relating to its employees.

(d) Section 5.13(d) of the Parent Disclosure Schedule sets forth a complete and accurate list of each Parent Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). With respect to each such Parent Employee Plan, there have been no failures to operate such Parent Employee Plan in compliance with or to have such Parent Employee Plan in documentary compliance with the applicable provisions of Section 409A, which such failures would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With respect to each such Parent Employee Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Section 409A and the regulations thereunder or is otherwise exempt from its application, all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Parent Employee Plan to Section 409A. None of Parent or its Subsidiaries (x) have failed to report to any Governmental Authority any corrections made or Taxes due as a result of a failure to comply with Section 409A, which such failure would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect nor (y) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A or Section 280G of the Code.

(e) Section 5.13(e) of the Parent Disclosure Schedule sets forth a complete and accurate list of all Parent Employee Plans maintained outside the jurisdiction of the United States, or that covers any employee who performs services outside of the United States, listed separately by applicable country or jurisdiction (such Parent Employee Plans, the “Non-U.S. Parent Employee Plans”). Without limiting the generality of the foregoing representations, with respect to each Non-U.S. Parent Employee Plan, (i) such Non-U.S. Parent Employee Plan has been established, maintained and administered in material compliance with its terms and all applicable Laws; (ii) to the extent required to be funded such Non-U.S. Parent Employee Plan is fully funded, and with respect to all other Non-U.S. Parent Employee Plans, adequate reserves therefore have been established on the accounting statements of Parent or the applicable Subsidiary; and (iii) no material liability or obligation of Parent or its Subsidiaries exists with respect to such Non-U.S. Parent Employee Plans that has not been disclosed on Section 5.13(e) of the Parent Disclosure Schedule.

(f) Any individual who performs services for Parent or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Parent or any of its Subsidiaries for federal income tax purposes by Parent is not an employee for such purposes. No individual classified as a non-employee, including any independent contractor, leased employee or consultant, for purposes of receiving employee benefits, regardless of treatment for other purposes, is eligible to participate in, or receive benefits under, any Parent Employee Plan that does not specifically provide for their participation.

Section 5.14 Taxes.

(a) Each of Parent and its Subsidiaries (together, the “Parent Entities”) has timely filed (taking into account any extension of time within which to file) with the appropriate Taxing authorities or obtained extensions for the filing of all material income and other Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. All Taxes of the Parent Entities (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid, or proper accruals pursuant to GAAP have been established in the Recent Parent Balance Sheet with respect thereto (except for Taxes relating to events subsequent to the date thereof). There are no material liens for any Taxes (other than a lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of any of the Parent Entities.

(b) Since February 1, 2010, none of the Parent Entities has received from any foreign, federal, state, or local Taxing authority (including jurisdictions where the Parent Entities have not filed Tax Returns) any written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Taxing authority against any Parent Entity exceeding the amount reserved on the face of, rather than in any notes thereto, the Recent Parent Balance Sheet. Section 5.14(b) of the Parent Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns that are currently the subject of audit by a Taxing authority.

(c) Parent has made available to the Company complete copies of all federal income Tax Returns filed since February 1, 2008, all material examination reports and statements of deficiencies assessed against or agreed to by the Parent Entities with respect to such federal income Tax Returns, and, to Parent’s Knowledge, all examination reports and statements of deficiencies assessed against or agreed to by the Parent Entities with respect to other Tax Returns. None of the Parent Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(d) Each Parent Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(e) None of the Parent Entities is a party to any Tax allocation or sharing agreement (other than allocation or sharing agreements between or among two or more Parent Entities only), and, since February 1, 2008, none of the Parent Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or has any Tax liability of any Person (other than another Parent Entity that is a member of the consolidated federal income Tax group of which Parent is the common parent) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f) During the five-year period ending on the date hereof, none of the Parent Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Since January 1, 2011, Parent has made no redemptions of shares of its capital stock nor made any other distributions to shareholders, other than regular quarterly dividends, stock repurchases under its stock repurchase program, and a private repurchase from an officer, as disclosed in the Parent SEC Reports.

(h) None of the Parent Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) To Parent’s Knowledge, none of the Parent Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to

Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(j) None of the Parent Entities is or has been a Passive Foreign Investment Company within the meaning of the Code or the Treasury Regulations promulgated thereunder. Section 5.14(j) of the Parent Disclosure Schedule lists each Parent Entity that is a Controlled Foreign Corporation within the meaning of the Code and the Treasury Regulations promulgated thereunder.

Section 5.15 Environmental Matters. Except as set forth in Section 5.15 of the Parent Disclosure Schedule:

(a) Parent and each of its Subsidiaries are and have for the last five (5) years been in material compliance with all applicable Environmental Laws and, during the last five (5) years, Parent and each of its Subsidiaries have obtained and hold, and are in and have been in compliance in all material respects with, all Parent Permits issued pursuant to or required under Environmental Laws (“Parent Environmental Permits”).

(b) During the last five (5) years, neither Parent nor any of its Subsidiaries has received a written notice, report, order, directive, or other information regarding any actual or alleged material violation of, or any material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) under, any Environmental Law, including any such notice, report, order, directive, or other information received from any Governmental Authority that Parent or any of its Subsidiaries is subject to any pending claim (i) based upon any provision of any Environmental Law and arising out of any act or omission of Parent or any of its Subsidiaries or (ii) arising out of the ownership, use, control or operation by Parent or any of its Subsidiaries of any facility, site, area or property from which there was any Release of any Hazardous Substance, which claim, if adversely resolved, would be material.

(c) Neither Parent nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance so as to give rise to any current or future material liability, including any material investigative, corrective or remedial obligation, under any Environmental Law.

(d) To the Knowledge of Parent, none of the following exists at any property or facility currently owned or operated by Parent or any of its Subsidiaries: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas.

(e) Neither Parent nor any of its Subsidiaries has, either expressly or by operation of Law, assumed, undertaken, or provided an indemnity which remains in effect, valid, or enforceable with respect to any material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) of any other Person relating to Environmental Laws.

(f) Neither Parent nor any of its Subsidiaries nor any of their respective predecessors has manufactured, installed, sold, marketed, distributed, assembled or handled any products or items containing asbestos or silica.

(g) Parent and each of its Subsidiaries (or any of their respective agents) has registered and provided all required notices for any products or materials, or constituents thereof, as required under all applicable Environmental Laws.

(h) Neither Parent, any of its Subsidiaries nor any of their respective predecessors has any liability (contingent or otherwise) with respect to the presence or alleged presence of Hazardous Substances in any product or item.

(i) Neither this Agreement nor the consummation of the Mergers will result in any obligation of Parent or any of its Subsidiaries for site investigation or cleanup, or notification to or consent of Governmental Authorities or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(j) No facts, events or conditions relating to the past or present facilities, properties or operations currently owned or operated by Parent or any of its Subsidiaries will prevent, hinder or limit continued compliance with Environmental Laws in any material respect, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other material liabilities pursuant to any Environmental Laws.

(k) Parent has made available to the Company true and correct copies of all material environmental audits, assessments and reports and all other documents bearing on material environmental, health or safety liabilities relating to the past or current operations, properties or facilities of Parent and its Subsidiaries, in each case, which were prepared for them or on their behalf.

Section 5.16 Foreign Corrupt Practices Act. Neither Parent nor any of its Subsidiaries (including any of their respective officers, directors or employees) nor, to the Knowledge of Parent, any of Parent’s or its Subsidiaries’ distributors or any other Persons acting on behalf of Parent or its Subsidiaries have (a) taken any action, directly or indirectly, which would cause it to be in material violation of the FCPA, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. This representation specifically excludes any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. Parent has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

Section 5.17 Opinion of Financial Advisor. The Board of Directors of Parent has received the written opinion of Parent’s financial advisor, Jefferies LLC, to the effect that, as of the date of such opinion, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A true and complete copy of the opinion will be delivered to the Company after the date hereof solely for informational purposes.

Section 5.18 Brokers. No broker, finder or investment banker (other than Jefferies LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.19 Financing.

(a) Parent has delivered to the Company a true, correct and complete copy of the executed commitment letter from Bank of America, N.A. (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions of which, the lender party or parties thereto have committed to lend the amounts set forth therein on the terms set forth therein to Parent for the purpose of financing the transactions contemplated by this Agreement (the “Debt Financing”).

(b) As of the date hereof, the Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any material respect. The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent as of the date hereof, the other party or parties thereto. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters relating to the Debt Financing between Parent, Merger Sub and Successor Sub, on the one hand, and the provider or providers of the Debt Financing, on the other hand). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term, or a failure of any condition, of the Debt Commitment Letter. Neither Parent, Merger Sub nor Successor Sub has reason to believe that Parent would be unable to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by it. Parent has fully paid, or caused to be fully paid, any and all commitment and other fees required by the terms of the Debt Commitment Letter to be paid.

(c) Parent, Merger Sub and Successor Sub will have, as of the time of the satisfaction of the conditions to effect the First Step Merger under Section 8.1 and Section 8.3 (or as of the time that the conditions to effect the First Step Merger under Section 8.1 and Section 8.3 would have been satisfied, if not primarily for the lack of Parent, Merger Sub and/or Successor Sub’s Financing (as hereinafter defined) or any action or inaction by Parent, Merger Sub and/or Successor Sub not done in good faith), unconditioned access (subject only to customary ministerial conditions for the closing of a financing transaction of the type described in subparagraphs (i) and (ii) of Schedule I of the Summary of Terms and Conditions comprising part of the Debt Commitment Letter) to sufficient funds to permit Parent, Merger Sub and Successor Sub to consummate the First Step Merger, to pay the aggregate cash Merger Consideration and the other amounts required to be paid by Parent, Merger Sub and Successor Sub under this Agreement (collectively, the “Financing”). Parent’s, Merger Sub’s and Successor Sub’s obligations to effect the First Step Merger are not subject to a condition regarding Parent’s, Merger Sub’s or Successor Sub’s obtaining of the Financing.

Section 5.20 Board Recommendation; Required Vote.

(a) The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote of the members present at such meeting has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Parent; (ii) declared advisable and in all respects approved the issuance of Parent Common Stock pursuant to this Agreement; (iii) resolved to recommend that the stockholders of Parent approve the issuance of Parent Common Stock pursuant to this Agreement; (iv) approved the First Step Merger as the sole stockholder of Merger Sub and approved the Second Step Merger as the sole stockholder of Successor Sub; and (v) directed that the proposed issuance of Parent Common Stock pursuant to this Agreement be submitted to stockholders of Parent for consideration in accordance with this Agreement, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Parent Board Recommendation”). The affirmative vote of a majority of the votes cast at the Parent Stockholders’ Meeting by the holders of shares of Parent Common Stock entitled to vote in accordance with Delaware Law and Parent’s Certificate of Incorporation and Bylaws (the “Parent Stockholders’ Approval”) is the only vote of the holders of capital stock of Parent necessary to approve the transactions contemplated by this Agreement.

(b) The Board of Directors of Merger Sub, by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby, including the First Step Merger, are advisable, fair to and in the best interests of the stockholders of Merger Sub; (ii) declared advisable and in all respects approved this Agreement, and the transactions contemplated by this Agreement, including the First Step Merger; (iii) directed that this Agreement be submitted to a vote of Parent, as sole stockholder of Merger Sub; and (iv) resolved to recommend that Parent, as sole stockholder of Merger Sub, approve and adopt this Agreement and the First Step Merger, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Merger Sub Board Recommendation”). The vote of Parent, as the sole stockholder of Merger Sub, to approve this Agreement and the First Step Merger is the only vote of the holders of capital stock of Merger Sub necessary to approve the transactions contemplated by this Agreement, and Parent in that capacity has approved this Agreement and the First Step Merger.

(c) The Board of Directors of Successor Sub, by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby, including the Second Step Merger, are advisable, fair to and in the best interests of the stockholders of Successor Sub; (ii) declared advisable and in all respects approved this Agreement, and the transactions contemplated by this Agreement, including the Second Step Merger; (iii) directed that this Agreement be submitted to a vote of Parent, as sole stockholder of Successor Sub; and (iv) resolved to recommend that Parent, as sole stockholder of Successor Sub, approve and adopt this Agreement and the Second Step Merger, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Successor Sub Board Recommendation”). The vote of Parent, as the sole stockholder of Successor Sub, to approve this Agreement and the Second Step Merger is the only vote of the holders of capital stock of Successor Sub necessary to approve the transactions contemplated by this Agreement, and Parent in that capacity has approved this Agreement and the Second Step Merger.

Section 5.21 Purchases of Company Common Stock. Except as set forth on Section 5.21 of the Parent Disclosure Schedule, as of the First Step Effective Time, neither Parent nor any of its Subsidiaries will be the “beneficial owner” (as such term is defined in Section 2552 of the Pennsylvania Law), directly or indirectly, of any shares of Company Common Stock, other than shares of Company Common Stock which may be acquired pursuant to the First Step Merger.

Section 5.22 Import and Export Control Laws. Parent and each of its Subsidiaries has at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, and all other applicable import/export controls in other countries in which Parent and its Subsidiaries regularly conduct business. Without limiting the foregoing:

(a) Parent and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all material required Export Approvals;

(b) There are no pending or, to the Knowledge of Parent, threatened claims against Parent or any of its Subsidiaries with respect to such Export Approvals;

(c) None of Parent, its Subsidiaries or any of their respective Affiliates is a party to any contract or bid with, or has conducted business with (directly or, to the Knowledge of Parent, indirectly), a Person located in, or that otherwise has any operations in, or sales to, Iran, Sudan, Syria, North Korea or Cuba;

(d) Since January 1, 2009, neither Parent nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that Parent or any of its Subsidiaries was not in compliance in any material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

(e) None of Parent, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations.

Section 5.23 Product Warranty and Product Liability. To Parent’s Knowledge, with respect to the current Parent Material Contracts pursuant to which Parent and/or its Subsidiaries will receive (or are expected to receive), in the aggregate, more than $500,000, there are no deviations from its standard warranties for sales of products and/or services with respect to the return, repair, replacement, performance or re-performance of such products and/or services under which Parent or its Subsidiaries’ could reasonably be expected to have any liabilities that would have, individually or in the aggregate, a Material Adverse Effect. Parent’s and its Subsidiaries’ products and services have not been the subject of any broad-based (i.e., excluding customary warranty claims with respect to individual defective products) replacement, field fix, retrofit, modification or recall campaign costing in excess of $500,000 in the aggregate since January 31, 2010, and, to Parent’s Knowledge, no facts or conditions exist that are reasonably expected to result in such a recall campaign. All of Parent’s and its Subsidiaries’ products have been designed, manufactured and labeled and all of Parent’s and its Subsidiaries’ services have been performed so as to meet and comply in all material respects with all industry and governmental standards and specifications and all applicable Laws and orders currently in effect, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and have received all material governmental approvals necessary to allow their sale and use, except where the failure to receive such governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All products and services that Parent or any of its Subsidiaries’ produces or performs under contracts in which Parent or any of its Subsidiaries’ commits to deliver products or perform services that are designed, manufactured, labeled and/or performed so as to comply with any industry and/or governmental standards and specifications or Laws or orders currently in effect have been designed, manufactured, labeled and/or performed in a manner that complies with such contractual requirements, except for such failures to comply as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.24 Customer and Supplier Relations. Parent has not received any written notice and has no Knowledge to the effect that any of Parent’s ten (10) largest customers or ten (10) largest suppliers for the fiscal year ended December 31, 2012 may terminate or materially alter its business relations with Parent, either as a result of the transactions contemplated by this Agreement or otherwise, except for such terminations or alterations that have not had or would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.25 Insurance. All of the insurance policies currently maintained by Parent and its Subsidiaries (the “Parent Policies”) (a) have been issued by insurers which are reputable and financially sound, (b) provide coverage for the operations conducted by Parent and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which Parent and its Subsidiaries operate and (c) are in full force and effect, except for such failures to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is in material breach or default, and neither Parent nor any of its Subsidiaries have taken any action or failed to take any action which, with or without notice or the lapse of time, or both, would constitute such a material breach or default, or permit termination or modification, of any of the Parent Policies. No written notice of cancellation or termination has been received by Parent with respect to any of the Parent Policies.

Section 5.26 No Other Representations or Warranties. Except for the representations and warranties set forth in Article IV, the Company has not made any representation or warranty, expressed or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company provided or made available to Parent and its representatives. Parent, Merger Sub and Successor Sub acknowledge that, except for the representations and warranties set forth in Article IV, the Company makes no other representations or warranties (express or implied), and neither Parent, Merger Sub nor Successor Sub is relying on any representations or warranties of the Company, except as set forth in Article IV, and the Company hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors, or other representatives, with respect to the execution and delivery of this Agreement or any of the transactions contemplated by this Agreement, notwithstanding the delivery of or disclosure to Parent, Merger Sub or Successor Sub or any of their respective representatives, any document or any other information with respect to one or more of the foregoing.

Section 5.27 Investigation. Parent, Merger Sub and Successor Sub have each conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent, Merger Sub and Successor Sub has been provided access for such purposes. In entering into this Agreement, Parent, Merger Sub and Successor Sub have each relied solely upon the representations and warranties set forth in Article IV and their independent investigation and analysis of the Company and its Subsidiaries, and Parent, Merger Sub and Successor Sub each acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries or any of their respective Affiliates, stockholders, controlling persons or representatives, that are not set forth in Article IV, whether or not such representations, warranties or statements were made in writing or orally. Parent, Merger Sub and Successor Sub each acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries and their respective Affiliates, stockholders, controlling persons or representatives, shall have no liability or responsibility whatsoever to Parent, Merger Sub or Successor Sub or their respective Affiliates, stockholders, controlling persons or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or oral or written statements made (or any omissions therefrom), to Parent, Merger Sub or Successor Sub or their respective Affiliates, stockholders, controlling persons or representatives, except for the representations and warranties of the Company set forth in Article IV.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE FIRST STEP MERGER

Section 6.1 Conduct of Business by the Company Pending the First Step Merger. The Company covenants and agrees that, except as contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, unless Parent shall otherwise consent in writing, the Company shall, in all material respects, conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, key employees and key consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, directly or indirectly do any of the following without the prior written consent of Parent, regardless of whether any of the following may have been undertaken by the Company or any of its Subsidiaries in the ordinary course of business prior to the date hereof (except to the extent specifically indicated herein):

(a) amend or otherwise change the Articles of Incorporation, Bylaws or Subsidiary Documents of the Company or any of its Subsidiaries;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company or any of its Subsidiaries, except (i) for the issuance of shares of Company Common Stock issuable pursuant to Company Equity Awards listed in Section 4.13(c) of the Company Disclosure Schedule in accordance with their terms and (ii) to the extent set forth in Section 6.1(b) of the Company Disclosure Schedule;

(c) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries, except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $250,000;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary of the Company may declare and pay a dividend or make advances to the Company, and except to the extent set forth in Section 6.1(d)(i) of the Company Disclosure Schedule, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as may be necessary or appropriate to effect the treatment of Company Equity Awards contemplated by Section 2.5, amend the terms or change the period of exercisability of any Company Equity Award or (iv) purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, including shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, except in the case of this clause (iv) as may be necessary to effect “cashless exercises” of Company Equity Awards to the extent consistent with the Company’s past practice, the Company Equity Plans and the terms of such Company Equity Awards as of the date hereof;

(e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money (other than pursuant to the Company’s existing credit facilities in the ordinary course of business consistent with past practice), issue any debt securities, assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person or make any loans or advances (other than loans or advances to or from direct or indirect wholly owned Subsidiaries and letters of credit issued in the ordinary course of business operations in connection with customer contracts, consistent with past practice), (iii) enter into, amend, modify, renew or terminate any contract or agreement that is or would constitute a Material Contract, except for amendments, modifications or renewals of contracts or agreements with existing customers entered into in the ordinary course of business consistent with past practice (provided, however, that Parent’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any of the actions described in this subsection (e)(iii), unless such action would be restricted under another subsection of this Section 6.1); or (iv) authorize any capital expenditures or purchase of fixed assets or real property which are, in the aggregate, in excess of the amounts set forth in Section 6.1(e) of the Company Disclosure Schedule;

(f) (i) grant additional stay bonuses aggregating more than $134,000 (provided that the terms and conditions for the receipt of such additional stay bonuses shall be substantially the same as the terms and conditions for receipt included in those stay bonus arrangements entered into by the Company and disclosed to Parent prior to the date of this Agreement) or increase in any manner the compensation of any of its directors, officers or employees, other than increases in salaries, wages and benefits for non-officer employees with an annual base salary less than or equal to $125,000 made in the ordinary course of business and in amounts and in a manner consistent with past practice, or (ii) enter into, establish, materially amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or Affiliate, except (A) as may be necessary or appropriate to effect the treatment of Company Equity Awards contemplated by Section 2.5, (B) as required pursuant to applicable Law or (C) as required pursuant to the terms of the agreements set forth on Section 6.1(f)(ii) of the Company Disclosure Schedule (correct and complete copies of which have been made available to Parent);

(g) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except (i) for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or the other transactions contemplated by this Agreement, (ii) as permitted by Section 7.6, and (iii) as set forth on Section 6.1(g) of the Company Disclosure Schedule; provided that Parent’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any of the actions described in this subsection (g);

(h) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

(i) except as set forth in Section 6.1(i) of the Company Disclosure Schedule, make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(j) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice, or (ii) settle any material litigation, other than the settlement of litigation in a manner (A) consistent with past practice, (B) not providing significant non-monetary relief and (C) not providing for monetary relief payable by the Company or any of its Subsidiaries in excess of $100,000, individually, or $500,000 in the aggregate;

(k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(l) effect or permit, with respect to the Company or any of its Subsidiaries, a “plant closing” or “mass layoff,” as such terms are defined under WARN;

(m) enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(n) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices; or

(o) take, or agree in writing or otherwise resolve to take, any of the actions described in Section 6.1(a)-(n) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

Section 6.2 No Solicitation.

(a) Promptly following the execution of this Agreement, the Company shall, and the Company shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees and any investment bankers, financial advisors, attorneys, accountants or other representatives retained by the Company or its Subsidiaries (the “Company Representatives”) to, immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Competing Proposal or any proposal reasonably likely to result in a Competing Proposal. Promptly following the execution of this Agreement, the Company shall deliver a written notice to each such Person to the effect that, subject to the provisions of this Section 6.2, the Company is ending all discussions and negotiations with such Person with respect to any Competing Proposal, effective on and from date of this Agreement, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and/or its Subsidiaries. The Company will use its commercially reasonable efforts to enforce any confidentiality agreements or standstill agreements entered into with any such Person.

(b) Except as expressly contemplated by Section 6.2(d)-(e) below, from and after the date hereof until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, the Company shall not, and the Company shall cause its Subsidiaries and the Company Representatives not to, directly or indirectly through any Person, (i) solicit, initiate, facilitate or respond to, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Competing Proposal; (ii) engage or participate in any discussions or negotiations, furnish to any Person any information or data relating to the Company or its Subsidiaries or provide access to any of the properties, books, records or employees of the Company or its Subsidiaries, in each such case regarding or in a manner intending to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal; provided that, in the case of the foregoing clauses (i) and (ii), the Company may respond to an unsolicited inquiry or proposal by informing the applicable third party that the Company has entered into this Agreement and is subject to the restrictions set forth in this Agreement; (iii) enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, acquisition agreement, option agreement, merger agreement or other similar agreement or commitment with respect to any Competing Proposal (an “Alternative Acquisition Agreement”) or agree to, approve, endorse or resolve to recommend or approve any Competing Proposal; (iv) release any third party from, or waive any provisions of, any confidentiality or “standstill” or similar agreement in favor of the Company; or (v) take any action to exempt any third party from the restrictions set forth in Subchapters “E” through “J” of Chapter 25 of Pennsylvania Law or otherwise cause such restrictions not to apply to any third party.

(c) Except as expressly contemplated by Section 6.2(d)-(e) below, from and after the date hereof until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or change, amend, modify or qualify in a manner adverse to Parent, Merger Sub or Successor Sub), or publicly propose to withdraw (or change, amend, modify or qualify in a manner adverse to Parent, Merger Sub or Successor Sub), the Company Board Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, a Competing Proposal; or (iii) publicly make any communication inconsistent with the Company Board Recommendation (any action described in clauses (i), (ii) or (iii) being referred to as a “Change of Recommendation”).

(d) Notwithstanding the limitations set forth in Section 6.2(b), if at any time on or after the date hereof and prior to the receipt of the Company Stockholders’ Approval, the Company (or any of the Company Representatives) receives a Competing Proposal (in circumstances not involving a material breach of, or any action that is materially inconsistent with, this Section 6.2) that constitutes or the Board of Directors of the Company reasonably believes could be expected to result in a Superior Proposal, then the Company may (i) furnish non-public information to the third party making such Competing Proposal, if and only if, (A) prior to so furnishing such information, the Company and such third party execute a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and that does not contain any provision calling for any exclusive right to negotiate with such Person or prohibiting the Company from satisfying its obligations under this Agreement (an “Acceptable Confidentiality Agreement”), and (B) the Company provides to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any such third party (or its representatives) which had not previously been provided or made available to Parent within twenty-four (24) hours after the Company provides or makes such non-public information available to such third party; and (ii) engage in discussions or negotiations with such third party with respect to the Competing Proposal; provided that on a reasonable and timely basis following the Company taking such actions as described in clauses (i) or (ii) above, the Company shall provide written notice to Parent of such Competing Proposal; provided further that (x) such notice to Parent shall identify the Person making, and indicate in reasonable detail the terms and conditions of, such Competing Proposal, and (y) thereafter, the Company shall provide to Parent, on a reasonable and timely basis, copies of any proposed written agreements received in connection with such Competing Proposal (including any material amendments or modifications thereto). Upon Parent’s written request (which may be made via e-mail), the Company shall keep Parent reasonably informed of the status and details of any Competing Proposal.

(e) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to obtaining the Company Stockholders’ Approval, if the Company receives a Competing Proposal (in circumstances not involving a material breach of, or any action that is materially inconsistent with, this Section 6.2) that the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal:

(A) effect a Change of Recommendation; and/or

(B) terminate this Agreement;

provided, however, that the Board of Directors may not terminate this Agreement in accordance with the foregoing clause (B) except in connection with entering into a definitive agreement with respect to such Superior Proposal; provided, further, that the Board of Directors may not effect a Change of Recommendation pursuant to the foregoing clause (A) or terminate this Agreement pursuant to the foregoing clause (B) unless:

(x) the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance of such Change of Recommendation or such termination (the “Notice Period”), of its intention to effect a Change of Recommendation in response to such Superior Proposal, or to terminate this Agreement to enter into a definitive agreement for such Superior Proposal, pursuant to this Section 6.2(e), which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal);

(y) the Company and the Company Representatives shall have negotiated with Parent in good faith during the Notice Period to make such adjustments in the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Proposal; and

(z) the Board of Directors determines in good faith that the failure to effect such Change of Recommendation in response to such Superior Proposal, or to terminate this Agreement to enter into a definitive agreement for such Superior Proposal, would be inconsistent with its fiduciary duties under Pennsylvania Law (after taking into consideration any adjustments in the terms and conditions of this Agreement definitively offered by Parent pursuant to the foregoing clause (y)). Each time the financial or other material terms of a Superior Proposal subject to this clause (e) are amended, the Company shall be required to notify Parent as promptly as reasonably practicable of such amended terms and conditions, and the Notice Period shall be extended an additional one (1) Business Day from the date of Parent’s receipt of such information.

(f) For purposes of this Agreement:

(i) “Competing Proposal” means any bona fide proposal, offer or indication of interest made by a third party, from the date hereof through the date on which the Company obtains the Company Stockholders’ Approval, relating to any direct or indirect acquisition or purchase of 20% or more (by value) of the assets, net revenues, or net income of the Company and its Subsidiaries, taken as a whole, or 20% or more of the combined voting power of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the combined voting power of the shares of Company Common Stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its shareholders would own 20% or more of the combined voting power of the parent entity resulting from any such transaction, other than transactions contemplated by this Agreement.

(ii) “Superior Proposal” means a Competing Proposal not solicited or initiated in material breach of Section 6.2(a) or (b) that the Board of Directors of the Company in good faith determines would, if consummated, result in a transaction that is (A) more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated hereby, after taking into account any changes to the terms and conditions of this Agreement definitely offered by Parent during the Notice Period and (B) reasonably capable of being consummated on the terms proposed, taking into account all financial aspects and conditions to closing; provided that, for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Competing Proposal shall be deemed to be references to “50% or more”.

(g) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) complying with its disclosure obligations under Rule 14e-2(a) promulgated under the Exchange Act, (ii) making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act with regard to a Competing Proposal or (iii) making any disclosure to its shareholders where the failure to make such disclosure would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s shareholders under Pennsylvania Law; provided, however, that (A) any such disclosure relating to a Competing Proposal (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) or a disclosure which expresses no view of the Competing Proposal except that it is pending further consideration by the Company) shall be deemed to be a Change of Recommendation, unless the Board of Directors of the Company expressly publicly reaffirms the Company Board Recommendation in connection with such disclosure; and (B) nothing in this Section 6.2(g) shall be deemed to permit the Company or the Board of Directors of the Company (or any committee thereof) to make a Change of Recommendation, except to the extent and under the circumstances permitted by Section 6.2(e).

Section 6.3 Conduct of Business by Parent Pending the First Step Merger. Parent covenants and agrees that, except as contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, in all material respects, conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and Parent shall use commercially reasonable efforts to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers, key employees and key consultants of Parent and its Subsidiaries and to preserve the present relationships of Parent and its Subsidiaries with customers, suppliers and other Persons with which Parent or any of its Subsidiaries has material business relations or take any actions which would reasonably be expected to interfere with or delay the consummation of the Mergers or otherwise breach this Agreement. By way of amplification and not limitation, except as contemplated by this Agreement, neither Parent nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, directly or indirectly do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed in the case of Section 6.3(c) below) regardless of whether any of the following may have been undertaken by Parent or any of its Subsidiaries in the ordinary course of business prior to the date hereof (except to the extent specifically indicated herein):

(a) amend or otherwise change its Certificate of Incorporation or Bylaws or, except in the ordinary course of business consistent with past practice, amend or otherwise change the Subsidiary Documents of any of Parent’s Subsidiaries;

(b) engage in any material repurchase of, or any recapitalization or other material change, restructuring or reorganization with respect to, Parent Common Stock, including payment of any dividend or other distribution in respect to shares of Parent Common Stock (other than Parent’s regular quarterly cash dividends, issuances under its Dividend Reinvestment Plan and issuances pursuant to its employee stock purchase plan, each materially consistent with past practice);

(c) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of any class, or any other ownership interest (including any phantom interest) in Parent or any of its Subsidiaries, except for (i) issuances of shares of Parent Common Stock or equity awards convertible into or exercisable for shares of Parent Common Stock pursuant to any of the Parent Employee Plans referenced in Section 5.13(a) of the Parent Disclosure Schedule, (ii) issuances of shares of Parent Common Stock upon the exercise of any stock options or warrants outstanding as of the date of this Agreement in accordance with their terms, (iii) issuances of shares of Parent Common Stock under the Company’s Dividend Reinvestment Plan, (iv) issuances of shares of Parent Common Stock to the extent permitted pursuant to Section 6.3(e) below, and (v) issuances of the Parent Common Stock Consideration to former holders of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement;

(d) take any action to materially change income tax credit recognition policies or procedures or accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

(e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; or (ii) incur any indebtedness for borrowed money other than pursuant to existing credit facilities and the Debt Financing, issue any debt securities, assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person (other than direct or indirect wholly owned Subsidiaries of Parent) or make any loans or advances (other than loans or advances to or from direct or indirect wholly owned Subsidiaries and letters of credit issued in the ordinary course of business operations in connection with customer contracts, consistent with past practice). For purposes of this Section 6.3(e), the Company’s consent shall not be deemed unreasonably withheld if the action (A) could reasonably be expected to have an adverse impact upon Parent, Merger Sub or Successor Sub’s ability to close on the Debt Financing (or any alternative financing) or (B) could reasonably be expected to dilute the Parent Common Stock Consideration to be received by the holders of Company Common Stock as of the First Step Effective Time;

(f) enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of Parent); or

(g) fail to maintain in full force and effect material insurance policies covering Parent and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(h) enter into any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument, obligation or transaction with or binding upon any executive officer or director of Parent or any Parent Subsidiary or any Person owning 5% or more of any capital stock of Parent (or any such Person’s immediate family members or Affiliates or associates, as applicable), except if the action is approved by the Board of Directors of Parent or its Compensation or Audit Committee; or

(i) take, or agree in writing or otherwise resolve to take, any of the actions described in Section 6.3(a)-(h) above, or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect in any material respect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

Section 6.4 Recommendation of the Board of Directors of Parent. Unless the Company shall have effected a Change of Recommendation, the Board of Directors of Parent shall recommend the approval of the issuance of Parent Common Stock pursuant to this Agreement in the Joint Proxy Statement/Prospectus, and neither the Board of Directors of Parent nor any committee thereof shall withdraw or modify, or propose to or resolve to withdraw or modify the Parent Board Recommendation.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Joint Proxy Statement/Prospectus and Registration Statement.

(a) Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them, as promptly as practicable after the execution of this Agreement: (i) prepare (A) the Joint Proxy Statement/Prospectus and (B) the Registration Statement, in which the Proxy Statement shall be included as a prospectus; (ii) provide the other Party (and its outside counsel) with a reasonable opportunity to review and comment on the Joint Proxy Statement/Prospectus and the Registration Statement prior to the filing of any such document or any amendment or supplement thereto with the SEC; (iii) use commercially reasonable efforts to cause (x) the Proxy Statement to be cleared by the SEC under the Exchange Act and (y) the Registration Statement to be declared effective by the SEC under the Securities Act; (iv) cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s and Parents’ respective stockholders as promptly as practicable following such clearance and declaration of effectiveness; (v) keep the Registration Statement effective through the Closing in order to permit the consummation of the First Step Merger; and (vi) take all such reasonable action as shall be required under applicable “blue sky” or securities Laws in connection with the transactions contemplated by this Agreement.

(b) In furtherance of the foregoing, the Company shall make available all information concerning itself and its Subsidiaries and such other matters as may be reasonably requested by Parent or required by applicable Law, and Parent shall make available all such information concerning itself and its Subsidiaries and such other matters as may be reasonably requested by the Company or required by applicable Law, in connection with the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement/Prospectus. If at any time prior to the First Step Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus so that such document would not include any misstatement of material fact or omit to state any material fact required to be included therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be promptly prepared by the Party to which such amended or supplemented disclosure relates and, to the extent required by applicable Law, filed with the SEC and disseminated to the stockholders of the Company and Parent; provided, however, such Party shall, prior to the filing of such amended or supplemented disclosure with the SEC, provide the other Party (and its outside counsel) with a reasonable opportunity to review and comment on any such amended or supplemented disclosure.

(c) The Parties shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the First Step Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Registration Statement or the Mergers and (ii) all orders of the SEC relating to the Joint Proxy Statement/Prospectus or the Registration Statement. The Parties shall reasonably cooperate with each other to promptly respond to any such comments of the SEC or its staff and, prior to any Party submitting a response, provide the other Party (and its outside counsel) with a reasonable opportunity to review and comment on such response.

Section 7.2 The Company and Parent Stockholders’ Meetings. (a) Following the clearance of the Proxy Statement by the SEC and subject to the other terms and conditions of this Agreement, the Company shall promptly take all action necessary in accordance with Pennsylvania Law and its Articles of Incorporation and

Bylaws to convene a stockholders’ meeting (the “Company Stockholders’ Meeting”) and Parent shall promptly take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a stockholders’ meeting (the “Parent Stockholders’ Meeting”). Unless the Company has effected a Change of Recommendation in accordance with Section 6.2, each of the Company and Parent shall use its commercially reasonable efforts to solicit from its respective stockholders proxies to be voted at its stockholders’ meeting in favor of the transactions contemplated by this Agreement pursuant to the Joint Proxy Statement/Prospectus, and each of the Company and Parent shall include in the Joint Proxy Statement/Prospectus the Company Board Recommendation and the Parent Board Recommendation, as applicable. Unless the Company has effected a Change of Recommendation in accordance with Section 6.2, each of the Parties shall take all other reasonable action necessary or, in the reasonable opinion of the other Party, advisable to promptly and expeditiously secure any vote or consent of stockholders required by Pennsylvania Law or Delaware Law, as applicable, the applicable requirements of any securities exchange, and such Party’s Certificate or Articles of Incorporation and Bylaws to effect the Mergers.

Section 7.3 New York Stock Exchange Delisting; Deregistration. Prior to the Closing, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rule and policies of the NYSE to enable the de-listing of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act promptly after the First Step Effective Time.

Section 7.4 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of, along with copies of any and all documents reasonably pertaining to, the following:

(a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be reasonably likely to cause either (i) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the First Step Effective Time, or (ii) directly or indirectly, any Material Adverse Effect on such Party; and

(b) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit or otherwise affect the remedies available to the Party receiving such notice.

Section 7.5 Access to Information.

(a) From and after the date hereof until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, the Company shall, and shall cause its Subsidiaries, and its and their officers, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of Parent reasonable access at all reasonable times to the Company’s and its Subsidiaries’ officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall make available to Parent all financial, operating and other data and information (except for documents or information relating to the Company’s consideration, evaluation, assessment and/or negotiation of this Agreement or the Mergers or the other transactions contemplated by this Agreement or any Competing Proposal or Superior Proposal (except as otherwise required pursuant to Section 6.2)) as Parent may reasonably request and as will not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries in any material respect. From time to time as reasonably requested by Parent or the Company, Parent will consult with the Chief Executive Officer and/or the Chief Financial Officer of the Company regarding the scope of access to information contemplated by this Section 7.5, and the Parties will agree on the appropriate level of detail and scope of access required by and consistent with this Section 7.5. No investigation pursuant to this Section 7.5(a) shall affect or be deemed to modify any representation or warranty made by the Company herein or the conditions to the obligations of the Parties hereto under this Agreement, or limit or otherwise affect the remedies available to Parent, Merger Sub or Successor Sub pursuant to this Agreement.

(b) In the event Parent learns of a breach by the Company of this Section 7.5, Parent shall provide the Company with written notice and the Company shall have the opportunity to cure such breach within five (5) days of receipt of such notice from Parent; provided, however, that (i) if such breach is not reasonably capable of being cured within such five (5) day period, and the Company diligently works to effect a cure, then the Company will have such additional time as is reasonably necessary to cure the breach, and (ii) if such breach is not predominantly within the Company’s control, then the Company shall not be liable for breach of this Section 7.5 so long as the Company has used commercially reasonable efforts to cause the other party or parties having control over such breach to cure same. The Company shall only be liable for breaches of this Section 7.5 that are not cured in accordance with this Section 7.5(b).

(c) Parent agrees that all information so received from the Company or its Subsidiaries shall be deemed received pursuant to the confidentiality agreement letter, dated as of April 11, 2012, between the Company and Parent (the “Confidentiality Agreement”) and the two Common Interest and Confidentiality Agreements, each dated as of February 13, 2013, between the Company and Parent (collectively, the “Common Interest Agreements”).

Section 7.6 Public Announcements.

(a) The initial press release with respect to the Mergers, this Agreement and the other transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, none of the Parties shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Mergers, this Agreement or the other transactions contemplated hereby without the prior consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), subject to Section 6.2 hereof and as may be contemplated by other provisions of this Agreement and also except as may be required by Law or by any applicable listing agreement with NASDAQ or the NYSE, as applicable, as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party).

(b) Reasonably in advance of each of the Company’s quarterly earnings releases or announcements during the period from the date hereof until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, the Company shall provide Parent and its financial advisors with proposed drafts of all Company SEC filings, press releases, conference call scripts and similar materials relating to such earnings release or announcement. The Company shall provide Parent with a reasonable opportunity to review and comment on such materials prior to their public filing or other release.

Section 7.7 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with the other Party and use (and shall cause its Subsidiaries to use) its commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as commercially practicable and to consummate and make effective, as promptly as commercially practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Mergers and the other transactions contemplated hereby.

(b) Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all reasonable respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to such transactions, including any proceeding initiated by a private party, and (ii) keep the other Parties reasonably informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, each of the Parties shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other Parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

(c) In furtherance and not in limitation of the foregoing, each of the Parties shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Mergers or the other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, neither the Company nor Parent shall, without the other party’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 7.7 shall (i) limit any applicable rights a Party may have to terminate this Agreement pursuant to Article IX so long as such Party has up to then complied in all material respects with its obligations under this Section 7.7; (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the First Step Surviving Corporation, the Surviving Entity or any of their Affiliates may carry on business in any part of the world; or (iii) require any Party to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging the Mergers or the other transactions contemplated by this Agreement as violative of any Antitrust Law.

Section 7.8 Indemnification; Directors’ and Officers’ Insurance.

(a) As of the First Step Effective Time, the indemnification, advancement of expenses and exculpation provisions contained in the Articles of Incorporation and Bylaws of the First Step Surviving Corporation shall be at least as favorable to individuals who are now, or have been at any time prior to the date hereof or who become prior to the Closing Date, a director, officer, agent or employee of the Company or its Subsidiaries or otherwise entitled to compulsory indemnification under the Company’s or such Subsidiary’s Bylaws or Articles of Incorporation or Subsidiary Documents (an “Indemnified Party”), as those contained as of the date hereof in the Bylaws and Articles of Incorporation or Subsidiary Documents of the Company or such Subsidiary, respectively, and shall not be amended, repealed or otherwise modified, and, together with all indemnification contracts between the Company and any Indemnified Party set forth on Section 7.8(a) of the Company Disclosure Schedule, shall be observed and complied with in all material respects, for a period of six years from and after the Closing Date.

(b) For six years from and after the First Step Effective Time, to the fullest extent permitted under applicable Law, Parent and the First Step Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party who was a director or officer of the Company or any of its Subsidiaries as of the date hereof against all losses, claims, damages, liabilities, fees and actual expenses, amounts paid in settlement, judgments and fines that may be imposed upon or incurred by such Indemnified Party in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), threatened or initiated by reason of any actions or omissions in their capacity as a director or officer occurring at or prior to the First Step Effective Time (including in connection with the transactions contemplated by this Agreement), unless the action or omission giving rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct or recklessness. In addition, the Indemnifying Parties shall advance all expenses actually incurred by each such

Indemnified Party who was a director or officer of the Company or any of its Subsidiaries as of the date hereof for any legal or other out-of-pocket expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, out-of-pocket expenses, judgments and fines within ninety (90) days after the receipt by Parent of a statement or statements from such Indemnified Party requesting such advance or advances from time to time, subject to Parent’s receipt of a written undertaking by such Indemnified Party to promptly repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified hereunder or under applicable Law. As soon as practicable after receipt by any Indemnified Party entitled to indemnification under this Section 7.8(b) of notice of the commencement of any action, suit or proceeding specified in this Section 7.8(b), such Indemnified Party shall notify Parent in writing of the commencement or threat thereof; provided, however, that the omission to so notify Parent shall not relieve Parent from its obligations under this Section 7.8, unless Parent shall have been prejudiced by the omission or delay in notification. With respect to any such action, suit or proceeding as to which such Indemnified Party notifies Parent of the commencement or threat thereof, Parent may participate therein at its own expense and, to the extent that it desires, Parent shall be entitled to assume the defense thereof, with counsel selected by Parent to the reasonable satisfaction of such Indemnified Party; provided that Parent shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of Parent or as to which such Indemnified Party shall have reasonably concluded that there may be a conflict of interest in the conduct of the defense of such action, suit or proceeding. After notice from Parent to such Indemnified Party of its election to assume the defense thereof, Parent shall not be liable to such Indemnified Party under this Section 7.8 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than as provided below. The applicable Indemnified Party shall have the right to employ his or her own counsel in such action, but the fees and expenses of such counsel incurred after notice from Parent of its assumption of the defense thereof shall be at the expense of such Indemnified Party, unless (i) the employment of counsel by such Indemnified Party shall have been authorized by Parent; (ii) such Indemnified Party shall have reasonably concluded that there may be a conflict of interest between Parent and such Indemnified Party in the conduct of the defense of such action, suit or proceeding; or (iii) Parent shall not in fact have employed counsel to assume the defense of such action, suit or proceeding. So long as the Indemnifying Party is not in breach of this Section 7.8, such Indemnifying Party shall not be liable for any settlement effected without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) Parent shall cause to be obtained, at no cost to the Indemnified Parties, promptly but no later than thirty (30) days following the First Step Effective Time, a purchase of an extended reporting discovery period containing a claims period not less than six years from the First Step Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred at or prior to the First Step Effective Time; provided, however, that in no event shall Parent be required to expend pursuant to this Section 7.8 more than an amount equal to 250% of the current annual premiums paid by the Company for such insurance.

(d) This Section 7.8 shall survive the consummation of the Mergers and continue in full force and effect and, from and after the First Step Effective Time, is intended to benefit, and shall be enforceable by, each Indemnified Party as a third-party beneficiary.

(e) In the event that the First Step Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger (including pursuant to the Second Step Merger) or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of the First Step Surviving Corporation or Parent or the acquirer of the properties and assets thereof, as the case may be, shall succeed to the obligations set forth in this Section 7.8.

(f) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(g) Parent shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 7.8 in connection with the successful enforcement of their rights provided in this Section 7.8, as determined by a court of competent jurisdiction. The burden of proving that indemnification is not appropriate shall be on Parent.

Section 7.9 Employee Matters.

(a) Parent hereby agrees that, immediately following the First Step Effective Time, subject to the terms of Section 7.9(c), it shall, or it shall cause the First Step Surviving Corporation or the Surviving Entity, as applicable to, (i) provide, for a period of six (6) months after the Closing, each employee of the Company and each of its Subsidiaries as of the First Step Effective Time (each, an “Employee”) with at least the same level of base salary (excluding equity compensation) as was provided to each such Employee immediately prior to the First Step Effective Time, but only so long as they remain employed by the First Step Surviving Corporation, the Surviving Entity or Parent, and (ii) provide, through and including December 31, 2013, the Employees (for so long as they remain employed by the First Step Surviving Corporation, the Surviving Entity or Parent) with the same health and welfare employee benefits arrangements as were provided to each such Employee immediately prior to the First Step Effective Time, excluding (for the avoidance of doubt) equity-based plans or arrangements, retirement plans or arrangements not generally available to all Employees and any employee benefit plans or arrangements that provide for acceleration of benefits, change of control payments and/or termination in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding the above, from and after the First Step Effective Time, Parent shall cause the First Step Surviving Corporation or the Surviving Entity, as applicable, and its Subsidiaries to honor in accordance with their terms, (A) all employment agreements and change in control agreements listed on Section 7.9 of the Company Disclosure Schedule, except in the event the individuals covered under such agreements enter into new agreements with Parent that supersede or change the terms of such employment agreements and change-in-control agreements listed on Section 7.9(a)(A) of the Company Disclosure Schedule, (B) for a period of twelve (12) months following the First Step Effective Time, the Company’s severance plan listed on Section 7.9(a)(B) of the Company Disclosure Schedule and (C) for the duration of each such agreement, those severance agreements listed on Section 7.9(a)(C) of the Company Disclosure Schedule.

(b) Employees shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan (other than a plan into which was merged a Company defined benefit plan) or equity-based plans, under any employee benefit plan, program or arrangement established or maintained by Parent, the First Step Surviving Corporation or the Surviving Entity under which the Employee may be eligible to participate on or after the First Step Effective Time to the same extent recognized by the Company or any of its Subsidiaries with respect to its own Employees under comparable plans immediately prior to the First Step Effective Time, but which shall not result in the duplication of benefits thereunder.

(c) The provisions of this Section 7.9 are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the First Step Effective Time, the First Step Surviving Corporation, the Surviving Entity or any of their Subsidiaries), other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement. Nothing contained in this Section 7.9 shall (i) be treated as an amendment to any Company Employee Plan, or (ii) obligate Parent, the First Step Surviving Corporation, the Surviving Entity or any of their Affiliates to retain the employment of any particular employee or, except to the extent provided in

Section 7.9(a)(A)-(C), maintain any particular plan, contract, arrangement, commitment or understanding or prevent Parent, the First Step Surviving Corporation, the Surviving Entity or any of their Affiliates from amending or modifying any particular plan, contract, arrangement, commitment or understanding in accordance with its terms and applicable Law.

Section 7.10 Stock Exchange Listing. Parent shall use all reasonable efforts to obtain, prior to the First Step Effective Time, the approval for listing on the NASDAQ, effective upon official notice of issuance, of the shares of Parent Common Stock to be issued at the First Step Effective Time pursuant to Articles II and III.

Section 7.11 No Shelf Registration. Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the Persons who may be deemed to be “affiliates” of the Company or Parent within the meaning of Rule 145 promulgated under the Securities Act.

Section 7.12 Qualification as Reorganization for U.S. Federal Income Tax Purposes.

(a) Prior to the Closing, each Party hereto shall use all commercially reasonable efforts to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code, and shall not, without the prior written consent of the other Parties to this Agreement, intentionally take any actions, intentionally cause any actions to be taken or intentionally omit to take any action which such action or omission could prevent the Mergers from qualifying as such a reorganization. In furtherance of the foregoing, if either the Company or Parent concludes that it would be preferable for Successor Sub to be organized as a limited liability company (rather than a corporation), then (i) prior to the Closing, Parent shall cause Successor Sub to be converted into a limited liability company in accordance with Delaware Law and the Delaware Limited Liability Company Act and (ii) the Parties will make appropriate conforming amendments to this Agreement to reflect the status of Successor Sub and the Surviving Entity as a limited liability company.

(b) Parent and the Company shall cooperate with each other and use reasonable commercial efforts to obtain on or about the Closing Date the opinion of Fox Rothschild LLP, special counsel to the Company, and the opinion of Barnes & Thornburg LLP, special counsel to Parent (each such counsel, “Tax Counsel”), substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the combined effect of the Mergers will be to cause the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company, Merger Sub, Successor Sub and Parent each will be a “party to the reorganization” within the meaning of Section 368 of the Code.

(c) Parent and the Company shall cooperate with each other and use commercially reasonable efforts to obtain for inclusion in the Registration Statement and any amendment thereto, an opinion from each Tax Counsel, in such form as each Tax Counsel may deem appropriate, as to the tax consequences of the contemplated Mergers as may be required by the SEC in connection with the filing of such Registration Statement or any amendment thereto.

(d) It is agreed that Parent, Merger Sub, Successor Sub and the Company shall each provide reasonable cooperation to each Tax Counsel in rendering their opinions pursuant to Sections 7.12(b) and 7.12(c), which shall include the provision of certificates setting forth data and such other information as may be requested by such Tax Counsel including, but not limited to such information as may be necessary or appropriate to make a reasonable assessment as to compliance with the continuity of interest requirement under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. Neither Company nor Parent presently knows of any reason why the Company or Parent, as applicable, will not be able to deliver such certificates.

(e) If the tax opinion of both of the Tax Counsel referred to in Section 7.12(b) is obtained (and remains in effect) by the Closing Date, then each of the Parties shall report the Mergers for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. However, for the avoidance of doubt, obtaining the tax opinions of either or both of the Tax Counsel referred to in Section 7.12(b) shall not be a condition to any Party’s obligation to consummate the Mergers or the transactions contemplated by this Agreement.

Section 7.13 Section 16 Matters. Prior to the First Step Effective Time, the Company shall take all such reasonable steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of Company Common Stock or Company Equity Awards (including derivative securities with respect to such shares) that are treated as dispositions under Rule 16b-(3) promulgated under the Exchange Act and resulting from the transactions contemplated by Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-(3) promulgated under the Exchange Act.

Section 7.14 Financing.

(a) Parent, Merger Sub and Successor Sub acknowledge and agree that the Company and its Affiliates and its and their respective representatives shall not, prior to the First Step Effective Time, incur any liability to any Person under any financing that Parent, Merger Sub and Successor Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 7.14 or Section 7.15 and that Parent, Merger Sub and Successor Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective representatives from and against any losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing contemplated by the Debt Commitment Letter, and any information utilized in connection therewith.

(b) Each of Parent, Merger Sub and Successor Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter (as amended, modified, supplemented or replaced in accordance with the terms hereof), including: (i) entering into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter as promptly as practicable after the date hereof; provided that, subject to the provisions of this Section 7.14, Parent, Merger Sub and Successor Sub may replace or amend the Debt Commitment Letter; (ii) satisfying, or causing their representatives to satisfy, on a timely basis all conditions applicable to Parent, Merger Sub, Successor Sub or their respective representatives that are within their respective control in such definitive agreements; (iii) complying with its affirmative and negative covenants set forth in the Debt Commitment Letter; and (iv) using commercially reasonable efforts to cause the lenders and any other Persons providing the Debt Financing to fund the Debt Financing at the Closing.

(c) Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter without the prior written consent of the Company, which may be unreasonably refused if such amendments, modifications or waivers would in any material respect adversely delay or impact the ability of Parent to consummate the Mergers and the other transactions contemplated by this Agreement. For the avoidance of doubt, Parent may amend or modify the Debt Commitment Letter without the consent of the Company to add or replace lenders, lead arrangers, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date hereof so long as such addition or replacement is not reasonably expected to (i) delay or prevent the Closing or (ii) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur. Parent shall not release or consent to the termination of the obligations of the lenders under the Debt Commitment Letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Financing or as otherwise expressly contemplated by the Debt Commitment Letter or this Section 7.14; provided, in each case, that in no event shall Parent, Merger Sub or Successor Sub be obligated or required to initiate any claim, actions, suits or proceedings against any Person party to the Debt Commitment Letter or any of the Financing Agreements. The parties to the Debt Commitment Letter (other than Parent) and any such additional or replacement lenders are referred to in this Agreement collectively as the “Financing

Sources,” and each Affiliate and controlling Person thereof, together with each of their respective directors, officers, employees, agents, advisors, attorneys and other representatives are referred to in this Agreement as the “Financing Source Related Parties.”

(d) In the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letter, (i) Parent shall within three days thereof so notify the Company in writing and (ii) Parent, Merger Sub and Successor Sub shall use their respective commercially reasonable efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date). The definitive agreements entered into pursuant to the first sentence of this Section 7.14(d) or Section 7.14(b)(i) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(e) Parent shall (i) promptly furnish to the Company complete, correct and executed copies of the Financing Agreements and copies of any and all material written documentation pertaining to the availability of the Debt Financing (or any alternative financing), (ii) give the Company written notice within three days of any withdrawal, termination, amendment, supplement or modification of the Debt Commitment Letter or any alternative financing commitment, of any developments, facts or circumstances that reasonably could be concluded to result in the inability of Parent to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by Parent, or of any material breach or material threatened breach by any party of any of the Debt Commitment Letter, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement of which Parent, Merger Sub or Successor Sub becomes aware or any termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any alternative financing).

Section 7.15 Financing Cooperation.

(a) Prior to the First Step Effective Time, the Company shall and shall cause its Subsidiaries to cooperate, and shall use its commercially reasonable efforts to cause its officers, employees, representatives, auditors and advisors, including legal and accounting advisors, to cooperate, in connection with the arrangement of the Debt Financing, any debt payoff and/or any defeasance or satisfaction and discharge of existing indebtedness of the Company and/or any Company Subsidiary, in each case, as may be reasonably requested by Parent and as will not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries in any material respect, including: (i) participating in a reasonable number of meetings, drafting sessions, rating agency presentations, due diligence sessions, and “road show” and other customary marketing presentations; (ii) making available to any financing sources as promptly as practicable pertinent information in writing regarding the Company and its Subsidiaries as is reasonably requested in connection with the Debt Financing; (iii) assisting any financing sources in the preparation of (A) one or more customary offering documents, information memoranda and/or documents in connection with the Debt Financing and (B) materials for rating agency presentations; (iv) executing and delivering customary pledge and security documents or other financing documents, a certificate of the chief financial officer of the Company with respect to solvency of the Company and the Company Subsidiaries on a consolidated basis to the extent reasonably required in connection with the Debt Financing, and other customary certificates or documents and back-up therefor and legal opinions as may be reasonably requested by Parent and otherwise facilitating the pledging of collateral, all such obligations under any such agreements to be subject to the Closing; (v) taking all reasonably required corporate actions, subject to the consummation of the Mergers, to permit the consummation of the Debt Financing; (vi) providing authorization letters to any financing sources authorizing the distribution of information to prospective lenders and containing customary representations to the arranger of any financing that the information contained in any offering document or information memorandum relating to the Company and its Subsidiaries does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (vii) using commercially reasonable efforts to cooperate with Parent and Parent’s efforts to obtain customary consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its representatives to all of the Company’s Owned Real Property and all real property that the Company or any or any Company Subsidiary leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease) as reasonably requested by Parent; (viii) taking all actions reasonably necessary to permit the prospective lenders involved in the Debt Financing to evaluate the Company’s and each Company Subsidiary’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable; (ix) requesting customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and liens under the Company’s financing facilities and arrangements, as reasonably requested by Parent; (x) making available to Parent and its financing sources promptly all documentation and other information required by any Governmental Authority with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations; and (xi) cooperating reasonably with the financing sources’ due diligence of the Company and its Subsidiaries, to the extent customary and reasonable. Parent shall, promptly upon termination of this Agreement (if any), reimburse the Company for all reasonable, documented out-of-pocket expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 7.15.

(b) In addition, prior to the First Step Effective Time, the Company shall: (i) use its commercially reasonable efforts to cause Marcum LLP, independent accountants of the Company, to provide a letter or letters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to financial statements and certain financial information used in connection with the Debt Financing; (ii) use its commercially reasonable efforts to provide customary representation letters and other authorizations or information to Marcum LLP, to enable them to provide the foregoing “comfort letters”; (iii) use its commercially reasonable efforts to obtain the consent of Marcum LLP for the inclusion of its reports on the Company in any document or documents to be used in connection with the Debt Financing; and (iv) cause the appropriate representatives of the Company to execute and deliver any definitive financing documents or other certificates or documents as may be reasonably requested by Parent for delivery at the consummation of the Debt Financing.

(c) All non-public or other confidential information provided or made available by the Company, its Subsidiaries or any of the Company Representatives pursuant to this Section 7.15 shall be kept confidential in accordance with the Confidentiality Agreement and the Common Interest Agreements; provided that Parent, Merger Sub and Successor Sub shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective representatives as reasonably required in connection with the Debt Financing so long as such Persons agree to be bound by the confidentiality and non-disclosure provisions of the Confidentiality Agreement or other customary confidentiality undertakings no less restrictive than the confidentiality and non-disclosure provisions of the Confidentiality Agreement.

(d) In the event Parent learns of a breach by the Company of this Section 7.15, Parent shall provide the Company with written notice and the Company shall have the opportunity to cure such breach within five (5) days of receipt of such notice from Parent; provided, however, that (i) if such breach is not reasonably capable of being cured within such five (5) day period, and the Company diligently works to effect a cure, then the Company will have such additional time as is reasonably necessary to cure the breach, and (ii) if such breach is not predominantly within the Company’s control, then the Company shall not be liable for breach of this Section 7.15 so long as the Company has used commercially reasonable efforts to cause the other party or parties having control over such breach to cure same. The Company shall only be liable for breaches of this Section 7.15 that are not cured in accordance with this Section 7.15(d).

(e) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability of obligation in connection with the Debt Financing (or any alternative financing) prior to the First Step Effective Time.

Section 7.16 Litigation. Each of Parent and the Company shall promptly notify the other of any stockholder litigation against it or any of its directors or officers arising out of or relating to this Agreement, the Mergers or the other transactions contemplated hereby and shall keep the other reasonably informed regarding any such stockholder litigation. Each of Parent and the Company shall give the other reasonable opportunity to consult with it regarding the defense of any such stockholder litigation. The Company shall not settle any such stockholder litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 7.17 Rule 144. Upon the request of any beneficial owner of shares of Parent Common Stock received pursuant hereto who may be deemed to be an “affiliate” of the Company or Parent within the meaning of Rule 145 promulgated under the Securities Act to transfer any shares of Parent Common Stock in reliance on the provisions of Rule 144 promulgated under the Securities Act, such Person shall furnish the Parent with a certificate containing factual representations as reasonably requested by Parent to support such Person’s reliance on Rule 144 and to support such Person’s reliance on any exemptions under any applicable state securities Laws relating to the registration or qualification of securities for sale. Upon receipt of such certificate, and assuming that all other conditions to reliance on Rule 144 and such exemptions under any applicable state Laws relating to the registration or qualification of securities for sale have been satisfied, Parent shall (a) cause its counsel to deliver a legal opinion stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities Laws relating to the registration or qualification of securities for sale, and (b) after receipt of such legal opinion, take such actions as are reasonably necessary to effect such transfer of such securities.

Section 7.18 No Adverse Effect if Corporate Tax. Notwithstanding anything in this Agreement to the contrary, if any Income Tax is imposed on any of Parent, Company, Merger Sub or Successor Sub as a result of the Mergers, then Parent and Successor Sub shall solely bear such Tax, and the imposition of such Tax shall be deemed not to constitute a breach of any representation, warranty or covenant by any Party to this Agreement. This Section 7.18 shall survive the consummation of the Mergers.

ARTICLE VIII

CONDITIONS TO THE FIRST STEP MERGER

Section 8.1 Conditions to Obligation of Each Party to Effect the First Step Merger. The respective obligation of each Party to effect the First Step Merger shall be subject to the following conditions:

(a) Stockholder Approval. The First Step Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of each of the Company and Merger Sub and the issuance of Parent Common Stock pursuant to the First Step Merger shall have been approved by the requisite vote of the stockholders of Parent, in each case in accordance with Pennsylvania Law, Delaware Law and the rules and regulations of the NASDAQ and the NYSE, as applicable;

(b) Legality. No Law, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which is in effect and has the effect of making the First Step Merger illegal or otherwise prohibiting the consummation of the transactions contemplated hereby;

(c) Regulatory Matters. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority (all of the foregoing, “Consents”) that are necessary for the consummation of the transactions contemplated hereby, other than Consents the failure of which to obtain would have no material adverse effect on the consummation of the transactions contemplated hereby and no Material Adverse Effect on Parent (with or without including its ownership of the Company and its Subsidiaries after the Merger) or the Company (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), shall have been filed, have occurred, have been obtained or have expired or terminated, as applicable, and all such Requisite Regulatory Approvals shall be in full force and effect;

(d) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn; and

(e) Stock Exchange Listing. The shares of Parent Common Stock to be issued at the First Step Effective Time pursuant to Article II shall have been duly approved for listing on the NASDAQ, subject to official notice of issuance.

Section 8.2 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the First Step Merger is also subject to the fulfillment of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and Successor Sub set forth in: (i) Section 5.8(a) (Absence of Certain Changes or Events) and Section 5.19 (Financing) shall be true and correct in all respects at and as of the Closing Date (or such other dates as specifically set forth therein), as if made at and as of the Closing Date (or such other dates); (ii) Section 5.20 (Board Recommendation; Required Vote) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of the Closing Date; (iii) Section 5.2 (Certificate of Incorporation and Bylaws), Section 5.3 (Capitalization), Section 5.4 (Authority Relative to this Agreement) and Section 5.18 (Brokers), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) Article V (other than the Sections of Article V described in clauses (i)-(iii) above), shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iv) where the failure to be so true and correct (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(b) Agreements, Conditions and Covenants. Parent shall have performed or complied with in all material respects all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the First Step Effective Time; and

(c) Certificate. The Company shall have received a certificate of an executive officer of Parent to the effect set forth in clauses (a) and (b) above.

Section 8.3 Additional Conditions to Obligation of Parent, Merger Sub and Successor Sub. The obligation of Parent, Merger Sub and Successor Sub to effect the First Step Merger is also subject to the fulfillment of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in: (i) Section 4.3(b) (Capitalization) and Section 4.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date; (ii) Section 4.27 (Board Recommendation; Required Vote), Section 4.28 (Opinion of Financial Advisor), Section 4.30 (Certain of Pennsylvania Law Not Applicable) and Section 4.31 (The Company Rights Plan) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time; (iii) Section 4.3(a) (Capitalization) shall be true and correct in all but de minimis respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iv) Section 4.2 (first, second and third sentences) (Articles of Incorporation and Bylaws), Section 4.4 (Authority Relative to this Agreement) and Section 4.29 (Brokers), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (v) Article IV (other than the Sections of Article IV described in clauses (i)-(iv) above), shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (v) where the failure to be so true and correct (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(b) Agreements, Conditions and Covenants. The Company shall have performed or complied with in all material respects all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the First Step Effective Time;

(c) Certificate. Parent shall have received a certificate of an executive officer of the Company to the effect set forth in clauses (a) and (b) above; and

(d) Consents under Company Agreements. The Company shall have obtained (i) each of the consents or approvals set forth on Section 8.3(d) of the Company Disclosure Schedule; provided, however, that if the Company is unable to obtain any of such consents or approvals set forth on Section 8.3(d) of the Company Disclosure Schedule, the Company may pay off the underlying loan or terminate such agreement, notwithstanding anything in Sections 6.1(e) or (j) herein to the contrary; and (ii) the consent or approval of any Person whose consent or approval shall be required under any other agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except in the case of clause (ii) those which the failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall reasonably cooperate with the Company to obtain any of the foregoing consents, at no cost to Parent.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Step Effective Time, whether before or after receipt of the Company Stockholders’ Approval and/or the Parent Stockholders’ Approval, by mutual written consent of the Company and Parent as authorized by their respective Boards of Directors.

Section 9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Step Effective Time, whether before or after receipt of the Company Stockholders’ Approval and/or the Parent Stockholders’ Approval, by either Parent or the Company as authorized by its Board of Directors and by written notice if:

(a) the First Step Effective Time shall not have occurred on or before September 30, 2013 (as such date may be extended by mutual written agreement of Parent and the Company, the “Drop Dead Date”); provided, however, that if, prior to the Drop Dead Date, the Joint Proxy Statement/Prospectus has been cleared by the SEC and the Registration Statement has been declared effective by the SEC, but not sufficiently in advance of the Drop Dead Date so as to permit the convening of the Company Stockholders’ Meeting and the Parent Stockholders Meeting in accordance with the applicable provisions of Pennsylvania Law and Delaware Law and the rules and regulations of the SEC, or to permit the consummation of the Closing if the Company Stockholders’ Approval and the Parent Stockholders’ Approval have been obtained, then the Drop Dead Date shall automatically be extended to the next earliest date that would reasonably enable the Parties to convene the Company Stockholders’ Meeting and the Parent Stockholders Meeting and/or to consummate the Closing, as applicable; provided further, however, in no event shall the Drop Dead Date be extended beyond October 31, 2013, except by mutual written agreement of the Parties;

(b) the Company Stockholders’ Approval or the Parent Stockholders’ Approval is not obtained at a duly held stockholders meeting of the Company or Parent, as applicable, including any adjournments thereof; or

(c) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable Law, order, decree or injunction which has the effect of making consummation of the First Step Merger illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by this Agreement;

provided, however, that the right to terminate this Agreement pursuant to clause (a) or (b) above will not be available to any Party that has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements under this Agreement in any manner that has been the principal cause of or primarily resulted in the failure of the First Step Merger to be consummated.

Section 9.3 Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned by the Company as authorized by its Board of Directors:

(a) at any time prior to the receipt of the Company Stockholders’ Approval, in accordance with Section 6.2(e); provided that the Company has not materially breached the terms and conditions of Section 6.2; provided further that payment of the Company Termination Fee pursuant to Section 9.5(b) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 9.3(a);

(b) at any time prior to the First Step Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Merger Sub or Successor Sub in this Agreement, or any such representation or warranty becomes untrue after the date of this Agreement, such that a condition set forth in Section 8.2(a) or 8.2(b), as the case may be, would not be satisfied and such breach is not cured (such that the applicable condition set forth in Section 8.2(a) or 8.2(b), as the case may be, would be satisfied) within twenty (20) days after written notice thereof is given by the Company to Parent; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.3(b) if: (i) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects or (ii) there shall be a material breach in any representation or warranty of the Company contained in this Agreement that shall not have been cured within twenty (20) days after written notice thereof is given by Parent to the Company (in either case (i) or (ii), such that the conditions set forth in Section 8.3(a) and 8.3(b) would be satisfied); or

(c) at any time prior to the First Step Effective Time, if a Parent Triggering Event has occurred.

For purposes of this Agreement, a “Parent Triggering Event” will be deemed to have occurred if: (i) Parent fails to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus; (ii) Parent fails to call the Parent Stockholders’ Meeting in accordance with Section 7.2 or fails to deliver the Joint Proxy Statement/Prospectus to its stockholders in accordance with Section 7.2, and the principal or primary cause of such failure shall not be due to any material breach by the Company of any of its representations, warranties or covenants under this Agreement; or (iii) there has been a breach of the representations and warranties set forth in Section 5.19 (Financing) or the covenants set forth in Section 7.14 (Financing) (collectively, the “Financing Requirements”) and:

(1) any such breach of the Financing Requirements is not cured by the earlier of the Drop Dead Date or within twenty (20) days after written notice thereof is given by the Company to Parent, Merger Sub and Successor Sub,

(2) all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has indicated in writing that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement; provided, however, that, with respect to the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 and the Company’s readiness, willingness and ability to consummate the transactions contemplated by this Agreement, any condition set forth in Section 8.1, Section 8.2 or Section 8.3 shall be deemed satisfied if the failure of such condition resulted primarily from (A) any action or inaction by Parent, Merger Sub and/or Successor Sub not done in good faith, or (B) Parent’s, Merger Sub’s or Successor Sub’s breach of the Financing Requirements, and

(3) Parent, Merger Sub and Successor Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days following the written notice by the Company specified in paragraph (2) above;

provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to Section 9.3(c) if a Change of Recommendation shall have occurred prior to the occurrence of such Parent Triggering Event; and provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to Section 9.3(c)(i) or 9.3(c)(ii) if (A) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects, or (B) there shall be a material breach in any representation or warranty of the Company contained in this Agreement that shall not have been cured, in each case within twenty (20) days after written notice thereof is given by Parent to the Company (in either case (A) or (B), such that the conditions set forth in Section 8.3(a) and 8.3(b) would be satisfied).

Section 9.4 Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Step Effective Time by Parent as authorized by its Board of Directors if:

(a) a Company Triggering Event has occurred; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty becomes untrue after the date of this

Agreement, such that a condition set forth in Section 8.3(a) or 8.3(b), as the case may be, would not be satisfied and such breach is not cured (such that the applicable condition set forth in Section 8.3(a) or 8.3(b), as the case may be, would be satisfied) within twenty (20) days after written notice thereof is given by Parent to the Company; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.4(b) if: (A) any material covenant of Parent, Merger Sub or Successor Sub contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects or (B) there shall be a material breach in any representation or warranty of Parent, Merger Sub or Successor Sub contained in this Agreement that shall not have been cured within twenty (20) days after written notice thereof is given by the Company to Parent (in either case (A) or (B), such that the conditions set forth in Section 8.2(a) and 8.2(b) would be satisfied).

(c) For the purposes of this Agreement, a “Company Triggering Event” will be deemed to have occurred if: (i) the Company fails to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus or a Change of Recommendation occurs; (ii) the Company fails to call the Company Stockholders’ Meeting in accordance with Section 7.2 or fails to deliver the Joint Proxy Statement/Prospectus to its stockholders in accordance with Section 7.2, and the principal or primary cause of such failure shall not be due to any material breach by Parent, Merger Sub or Successor Sub of any of their respective representations, warranties or covenants under this Agreement; (iii) a tender offer or exchange offer for the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company (or any committee thereof) recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within ten (10) Business Days after the commencement of such tender or exchange offer, the Board of Directors of the Company fails to recommend against (or maintain such recommendation against) acceptance of such tender offer or exchange offer by its stockholders; (iv) the Board of Directors of the Company, upon written request of Parent following any public proposal or public offer for a Competing Proposal directed to the Company or the Board of Directors of the Company, fails to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after such request; provided that Parent shall be entitled to make such a written request for reaffirmation only once for each such Competing Proposal and once for each increase of price of such Competing Proposal; or (v) the Company or any of its Subsidiaries intentionally and materially breaches its obligations under Section 6.2.

Section 9.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability or obligation on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided in this Agreement, no termination shall relieve any Party hereto of any liability or damages resulting from any fraud or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement or the Common Interest Agreements, all of which obligations shall survive in accordance with their terms.

(b) The Company shall pay to Parent a fee equal to $6,740,000 (the “Company Termination Fee”) by wire transfer of immediately available funds on the date that the Company Termination Fee is due as provided below, in the event this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 9.2(a) or Section 9.2(b) as a result of the failure to obtain the Company Stockholders’ Approval, if the following occurs:

(A) after the date of this Agreement, any third party makes a Competing Proposal to the Company or publicly discloses or announces a bona fide intention to make a Competing Proposal, in each case, prior to either (1) with respect to any termination pursuant to Section 9.2(a), the date of such termination or (2) with respect to any termination pursuant to Section 9.2(b), the date of the Company Stockholders’ Meeting; and

(B) within twelve (12) months of such termination, the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement to consummate, or consummates, or approves or recommends to the stockholders of the Company, a Competing Proposal, in each case, which is consummated and which is from or with a third party that made, or publicly disclosed or announced a bona fide intention to make, a Competing Proposal during the time periods set forth in Section 9.5(b)(i)(A)(1) or (2) above;

(ii) by the Company (A) pursuant to Section 9.2(b) and, prior to the date of either the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, a Company Triggering Event shall have occurred or (B) pursuant to Section 9.3(a); or

(iii) by Parent pursuant to Section 9.4(a).

The Company shall pay Parent the Company Termination Fee no later than: (x) the date of consummation of (and as a condition precedent to the consummation of) the applicable Competing Proposal, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two Business Days after termination of this Agreement in the case of clause (iii) above. Parent, Merger Sub and Successor Sub agree that payment of the Company Termination Fee, if the Company Termination Fee is actually paid as provided herein, will be the sole and exclusive remedy of Parent, Merger Sub and Successor Sub upon termination of this Agreement in the circumstance described in this Section 9.5(b).

The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and Successor Sub would not enter into this Agreement. If the Company fails to pay the Company Termination Fee in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 9.3(c), then Parent shall pay to the Company a fee equal to $10,365,000 (the “Parent Termination Fee”), which shall be paid within two (2) Business Days of such termination, by wire transfer of immediately available funds to one or more accounts designated by the Company. The Company agrees that payment of the Parent Termination Fee, if the Parent Termination Fee is actually paid as provided herein, will be the sole and exclusive remedy of the Company (including, without limitation, as against the Financing Sources and the Financing Source Related Parties) upon termination of this Agreement pursuant to Section 9.3(c).

Parent, Merger Sub and Successor Sub acknowledge that the agreements contained in this Section 9.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails to pay the Parent Termination Fee in accordance with this Section 9.5(c) and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Parent Termination Fee, Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Parent Termination Fee from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

Section 9.6 Amendments; Waivers. At any time prior to the First Step Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Merger Sub and Successor Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholders’ Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. At any time prior to the First Step Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party or (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Merger Sub or Successor Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the First Step Effective Time or upon the termination of this Agreement pursuant to Article IX, as the case may be, except that (a) the agreements set forth in Article I and Sections 2.5, 7.8 and 7.18 shall survive the First Step Effective Time indefinitely, (b) the agreements and representations set forth in Sections 4.12, 4.29, 5.12, 5.18, 7.5(c), 7.15(a) (last sentence), 10.3, 10.10, and 10.11, and Article IX shall survive termination indefinitely and (c) nothing contained herein shall limit any covenant or agreement of the Parties that by its terms contemplates performance after the First Step Effective Time.

Section 10.2 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or overnight courier:

(a)	if to the Company, to:

Met-Pro Corporation
160 Cassell Road, P.O. Box 144
Harleysville, PA 19438
Attention: Raymond J. De Hont
Facsimile No.: 215-723-6226
E-mail: rdehont@met-pro.com

with a copy to:

Fox Rothschild LLP
2000 Market St., 20th Floor
Philadelphia, PA 19103
Attention: Jeffrey H. Nicholas
Facsimile No.: 215-345-7507
E-mail: JNicholas@foxrothschild.com

(b)	if to Parent, Merger Sub or Successor Sub, to:

CECO Environmental Corp. 4625 Red Bank Road Cincinnati, OH 45227 Attention: Jeff Lang Facsimile No.: 513-458-2647 E-mail: jeff.lang@cecoenviro.com with a copy to:

Barnes & Thornburg LLP One North Wacker Drive Suite 4400 Chicago, IL 60606 Attention: Leslie J. Weiss Facsimile No.: 312-759-5646 E-mail: leslie.weiss@btlaw.com or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party: upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or e-mail; provided that if given by facsimile or e-mail, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 10.3 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that those expenses incurred in connection with the printing of the Joint Proxy Statement/Prospectus and the Registration Statement, as well as the filing fees related thereto, shall be shared equally by the Company and Parent.

Section 10.4 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

(b) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City, New York.

(c) “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(e) “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

(f) “Governmental Authority” means any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government or quasi-governmental authority, or any private body exercising any regulatory or other governmental or quasi-governmental authority, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

(g) “Knowledge” of any Party shall mean the actual knowledge of the executive officers of such Party following reasonable inquiry.

(h) “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, tariff or agency requirement of any Governmental Authority.

(i) “Material Adverse Effect” means (A) any event, change, effect or occurrence that has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, or (B) a material adverse effect on the ability of the Company or Parent, Merger Sub or Successor Sub, as applicable, to consummate the transactions contemplated hereby; provided, however, that none of the following, and no event, change, effect or occurrence arising out of or resulting from the following, shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (1) the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith, (2) changes in the economy, financial markets or economic conditions generally in the United States and/or in any other country in which the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, conduct operations, (3) any failure by the Company or Parent, as applicable, to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof; provided, however, that the exception in this clause (3) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred, (4) changes in GAAP or in any applicable Law (or the interpretation thereof) after the date of this Agreement, (5) changes generally affecting the industries in which the Company or Parent, as applicable, operate, or (6) any outbreak, escalation or occurrence after the date of this Agreement of significant hostilities in which the United States or any other jurisdiction in which the Company or Parent, as applicable, or its Subsidiaries have material operations is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within such jurisdictions; provided further that, with respect to clauses (2), (4), (5) and (6), any such event, change, effect or occurrence shall be taken into account to the extent it has a disproportionately adverse effect on the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, compared to other similarly situated participants operating in their respective industries and markets.

(j) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

(k) “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

(l) “Subsidiary,” “Company Subsidiary,” or “Parent Subsidiary” means any corporation, limited liability company or other legal entity of which the Company or Parent, as the case may be (either alone or through or together with any other Subsidiary or Subsidiaries), owns, directly or indirectly, more than 50% of the stock, limited liability company interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company or other legal entity.

(m) “Tax” or “Taxes” means taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign Taxing authority, including income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, together with any interest, penalties, additional taxes and additions to tax imposed with respect thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person.

(n) “Tax Returns” means returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other Taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns

Section 10.5 Specific Performance.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to Section 10.5(b), the Parties further agree that each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(b) Notwithstanding anything in this Agreement to the contrary, including the provisions of Section 10.5(a), it is explicitly agreed that the Company shall be entitled to seek and obtain specific performance of Parent’s, Merger Sub’s and Successor Sub’s obligation to proceed with the Closing and effect the Mergers in accordance with Section 1.3 in the event that, but only in the event that, (i) all of the conditions in Section 8.1 and Section 8.3 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be reasonably capable of being satisfied on the Closing Date) have been satisfied or waived at the time when the Closing would have occurred, (ii) the Debt Financing (or alternative financing pursuant to Section 7.14(d)) is available, or will be available, at the Closing if Parent, Merger Sub and Successor Sub proceed with the Closing, and (iii) the Company has confirmed in writing that if specific performance is granted, and the Debt Financing (or alternative financing pursuant to Section 7.14(d)) is available, then the Company is ready, willing and able to effect the Closing. For the avoidance of doubt, in no event shall the Company be entitled to (A) enforce or seek to enforce specifically the obligation of Parent, Merger Sub or Successor Sub to proceed with the Closing and effect the Mergers if the Debt Financing (or the alternative financing contemplated by Section 7.14(d)) is not, or will not be, available at the Closing or (B) obtain an order of specific performance to cause any Financing Source or any Financing Source Related Party to consummate the Debt Financing.

Section 10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 10.8 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement, the Common Interest Agreements, the Lock-Up Agreements and the Voting Agreement, constitute the entire agreement and, except as expressly set forth herein, supersede any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, are not intended to confer upon any Person, other than the Company, Parent, Merger Sub and Successor Sub, any rights or remedies, except that (a) the provisions of Article III shall be enforceable by holders of Certificates, (b) the provisions of Section 7.8 shall be enforceable by Indemnified Parties to the extent provided therein and (c) the provisions of Section 9.5(c) (to the extent provided for in the parenthetical referring to the Financing Sources and the Financing Source Related Parties), Section 10.5(b), Section 10.10 and Section 10.11 shall be enforceable by the Financing Sources and the Financing Source Related Parties. The Parties further agree that the rights of third party beneficiaries under Article III and Section 7.8 shall not arise unless and until the First Step Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.6 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any Party hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10 Governing Law; Jurisdiction; Venue. Other than the validity of the First Step Merger and any questions regarding the fiduciary duties of the members of the Company’s Board of Directors, which shall be governed by the Laws of the Commonwealth of Pennsylvania, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. For all actions, suits and proceedings arising out of or relating to this Agreement, the Parties hereby irrevocably and unconditionally (a) consent to the personal jurisdiction of any state or federal court of competent jurisdiction located in the City of Wilmington in the State of Delaware and (b) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens. The Parties acknowledge that all directions issued by any such court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.2 shall be deemed effective service of process on such Party.

Notwithstanding the foregoing, each of the parties further acknowledges and agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources or any Financing Source Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION AGAINST ANY FINANCING SOURCE OR FINANCING SOURCE RELATED PARTY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 10.13 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the Disclosure Schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MET-PRO CORPORATION

By:	/s/ Raymond J. De Hont

Name:	Raymond J. De Hont

Title:	Chief Executive Officer and President

CECO ENVIRONMENTAL CORP.

By:	/s/ Phillip DeZwirek

Name:	Phillip DeZwirek

Title:	Chairman

MUSTANG ACQUISITION INC.

By:	/s/ Phillip DeZwirek

Name:	Phillip DeZwirek

Title:	Chairman

MUSTANG ACQUISITION II INC.

By:	/s/ Phillip DeZwirek

Name:	Phillip DeZwirek

Title:	Chairman

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Lock-up Agreement

[SEE ANNEX C]

Exhibit B

Form of Voting Agreement

[SEE ANNEX B]

Exhibit C

Amended and Restated Articles of Incorporation

ARTICLE 1: The name of the corporation is Met-Pro Corporation (the “Company”).

ARTICLE 2: The address of the registered office of the Company in the Commonwealth of Pennsylvania is [                    ].

ARTICLE 3: The Company is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”).

ARTICLE 4: The Company is organized on a stock share basis, and the aggregate number of shares of stock which the Company shall have authority to issue is One Hundred (100), each share to be designated as a Common Share and to have a par value of Ten Cents ($0.10).

ARTICLE 5: The following provisions of the BCL shall not apply to the Company:

(a) Section 2538 (relating to approval of transactions with interested shareholders);

(b) Subchapter 25E (relating to control transactions); and

(c) Subchapter 25G (relating to control share acquisitions).

ARTICLE 6: Any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting upon the consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting, subject to compliance with the BCL.

ARTICLE 7: The Board of Directors is expressly authorized from time to time to adopt, amend and repeal the Bylaws of the Company or any provision thereof and to adopt new Bylaws. The Bylaws may be amended and repealed, and new Bylaws may be adopted, by the shareholders only if approved by the affirmative vote of at least 80% of the outstanding shares entitled to vote at any regular or special meeting duly convened after written notice to the shareholders that the purpose, or one of the purposes, of the meeting is to consider the amendment or repeal of the Bylaws.

ARTICLE 8: Special meetings of shareholders of the Company may be called only by the Board of Directors pursuant to the terms of the Bylaws, or the Chairman of the Board, and may not be called by any other person or persons.

ARTICLE 9: The number of directors of the Company shall be such as from time to time shall be fixed by, or in the manner provided in the Bylaws, but shall not be less than two. Election of directors need not be by ballot unless the Bylaws so provide. Vacancies among the directors and newly created directorships resulting from an increase in the number of directors shall be filled in the manner provided in the Bylaws.

ARTICLE 10:

(a) (1) A director of the Company shall stand in a fiduciary relation to the Company and shall perform his or her duties as a director, including the director’s duties as a member of any committee of the Board of Directors upon which the director may serve, in good faith, in a manner the director reasonably believes to be in the best interests of the Company, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following: (i) one or more officers or employees of the Company whom the director reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such persons; or (iii) a committee of the Board of Directors upon which the director does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director shall not be considered to be acting in good faith if the director has knowledge concerning the matter in question that would cause the director’s reliance to be unwarranted.

(2) In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual directors may, in considering the best interests of the Company, consider the effects of any action upon employees, suppliers and customers of the Company and communities in which offices or other establishments of the Company are located, and all other pertinent factors. The consideration of these factors shall not constitute a violation of Article 10(a)(1) hereof.

(3) Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the Company.

(4) A director of the Company shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless: (i) the director has breached or failed to perform the duties of his or her office under Article 10(a)(1) through Article 10(a)(3) hereof; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

(5) The provisions of Article 10(a)(4) hereof shall not apply to: (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to local, state or federal law.

(b) Neither any amendment nor repeal of this Article 10, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article 10, shall eliminate or reduce the effect of this Article 10 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 10, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 11:

(a) Every person who is or was a director or officer of the Company shall be indemnified by the Company to the fullest extent allowed by the BCL against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer of or serving or having served in any capacity with any other enterprise at the request of the Company, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred.

(b) To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) agents of the Company (and any other persons to which Pennsylvania law permits the Company to provide indemnification) through By-law provisions, agreements with such agents or other persons, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the BCL subject only to limits created by applicable Pennsylvania law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its shareholders and others.

(c) Neither any amendment nor repeal of this Article 11, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article 11, shall eliminate or reduce the effect of this Article 11 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 11, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 12: These Articles of Incorporation may be amended at any time as permitted by law, subject to the express terms hereof, and all rights conferred upon the shareholders or others herein are granted subject to this reservation.

ARTICLE 13: The name and address (including number and street, if any) of the incorporator is [                    ].

Exhibit D

Amended and Restated Bylaws

ARTICLE I

NAME AND OFFICES

Section 1. The name of the corporation is “Met-Pro Corporation”.

Section 2. The corporation may have offices at such places both within and without the Commonwealth of Pennsylvania as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1. All meetings of the shareholders shall be held at such place within or without the Commonwealth, as may be from time to time fixed or determined by the board of directors. One or more shareholders may participate in a meeting of the shareholders by means of conference telephone or other electronic means, including, without limitation, the Internet.

Section 2. An annual meeting of the shareholders, commencing with the year 2013, shall be held on April 1, if not a legal holiday and, if a legal holiday, then on the next secular day following at such location as may be specified by the board of directors, when they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

Section 3. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the articles of incorporation, may be called at any time by the president, or a majority of the board of directors, or by shareholders entitled to cast at least twenty percent of the votes that all shareholders are entitled to cast at the particular meeting, upon written request delivered to the secretary of the corporation. Such request shall state the general nature of the business to be transacted at the proposed meeting. Upon receipt of any such request, it shall be the duty of the secretary to fix the time of the meeting which, if the meeting is called pursuant to a statutory right, shall be held not more than sixty days after the receipt of the request. If the secretary shall neglect to fix the time of the meeting, the person or persons calling the meeting may do so.

Section 4. Written notice of every meeting of the shareholders shall be given by or at the direction of the secretary or other authorized person to each shareholder entitled to vote thereat at least five days prior to the meeting, unless a greater period of notice is required by law. If the secretary or other authorized person neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so.

Section 5. Business transacted at all special meetings of shareholders shall be limited to the purposes stated in the notice, provided that whenever the language of a proposed resolution is included in the notice, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

Section 6. The holders of a majority of the issued and outstanding shares entitled to vote, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by statute or by the articles of incorporation or by these bylaws. If, however, any meeting of shareholders cannot be organized because a quorum has not attended, the shareholders entitled to vote thereat, present in person or by proxy, shall have power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, but in the case of any meeting called for the election of directors, such meeting may be adjourned only from day to day or for such longer periods not exceeding fifteen days each as the holders of a majority of the shares present in person or by proxy shall direct. Those shareholders entitled to vote who attend a meeting called for the election of directors that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

Those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods aggregating at least fifteen days because of an absence of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter. At any adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 7. Except as otherwise provided by law or by these bylaws, whenever any corporate action is to be taken by vote of the shareholders, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.

Section 8. Unless otherwise provided in the articles, every shareholder shall be entitled to one vote for every share standing in the shareholder’s name on the books of the corporation. The articles may restrict the number of votes that a single holder or beneficial owner, or such a group of holders or owners, of shares of any class or series may directly or indirectly cast in the aggregate for the election of directors or on any other matter coming before the shareholders on the basis of any facts or circumstances that are not manifestly unreasonable and as otherwise provided by law. A shareholder may vote in person or by proxy authorized in accordance with law.

Section 9. Any action required or permitted to be taken at a meeting of the shareholders or of a class of the shareholders may be taken without a meeting if prior to or subsequent to the action, a consent or consents thereto by all of the shareholders who would have been entitled to vote at a meeting for such purpose shall be filed with the secretary of the corporation.

Any action required or permitted to be taken at a meeting of the shareholders or of a class of the shareholders may be taken without a meeting upon the consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. The consents shall be filed with the secretary of the corporation. Such action shall not become effective until after at least ten days’ notice of such action shall have been given to each shareholder of record entitled to vote thereon who has not consented thereto.

ARTICLE III

DIRECTORS

Section 1. The number of directors which shall constitute the whole board shall be two. The directors shall be elected at the annual meeting of the shareholders, except as provided in Section 2 of this article, and each director shall hold office until his or her successor is elected and qualified. Directors need not be shareholders.

Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the remaining number of the board, though less than a quorum and each person so elected shall be a director to serve for the balance of the unexpired term.

Section 3. The business of the corporation shall be managed by its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the articles of incorporation or by these bylaws directed or required to be exercised and done by the shareholders.

Section 4. The board of directors of the corporation may hold meetings, both regular and special, either within or without the Commonwealth of Pennsylvania.

One or more directors may participate in a meeting of the board by means of conference telephone or other electronic technology by means of which all persons participating in the meeting can hear each other.

Section 5. The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the shareholders at the meeting at which such directors were elected and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a majority of the whole board shall be present. In the event of the failure of the shareholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the shareholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for such meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

Section 6. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of at least a majority of the board at a duly convened meeting, or by unanimous written consent.

Section 7. Special meetings of the board may be called by the president on one day’s notice to each director, either personally or by mail or by telegram; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors.

Section 8. At all meetings of the board a majority of the directors in office shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the board of directors, except as may be otherwise specifically provided by statute or by the articles of incorporation. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 9. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the secretary of the corporation.

Section 10. The board of directors may, by resolution adopted by a majority of the whole board, establish one or more committees consisting of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee to the extent provided in such resolution or in these bylaws, shall have and exercise all of the powers and authority of the board of directors in the management of the business and affairs of the corporation except as otherwise restricted by law. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. A committees shall keep regular minutes of the proceedings and report the same to the board when required.

ARTICLE IV

NOTICES

Section 1. Notices to directors and shareholders shall be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or courier service, charges prepaid, to his or her postal address appearing on the books of the corporation or, in the case of directors, supplied by him or her to the corporation for the purpose of notice. Notice in the manner set forth above shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a courier service for delivery to that person. However, if this corporation is not a closely held corporation and notice of any regular or special meeting of the shareholders (or any other notice required to be given to all shareholders or to all holders of a class or series of shares) is sent by mail at least twenty days prior to the day named for the meeting or any corporate or shareholder action specified in the notice, such notice may be sent by any class of postpaid mail.

Notice may also be given by facsimile transmission, e-mail or other electronic communication to the person’s facsimile number or address for e-mail or other electronic communications supplied by him or her to the corporation for the purpose of notice. Such facsimile or electronic notice shall be deemed given to the person entitled thereto when sent.

A notice of meeting shall specify the day and hour and geographic location, if any, of the meeting and any other information required by law. When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board fixes a new record date for the adjourned meeting.

Section 2. Whenever any written notice is required to be given under the provisions of law or the articles of incorporation or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

ARTICLE V

OFFICERS

Section 1. The officers of the corporation shall be chosen by the board of directors and shall be a president, a secretary and a treasurer. The president and secretary shall be natural persons of full age; the treasurer may be a corporation but, if a natural person, shall be of full age. The board of directors may also choose vice-presidents and one or more assistant secretaries and assistant treasurers. Any number of the aforesaid offices may be held by the same person.

Section 2. The board of directors, immediately after each annual meeting of shareholders, shall elect a president, who may, but need not be a director, and the board shall also annually choose a secretary and a treasurer who need not be members of the board.

Section 3. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 4. The salaries of all officers and agents of the corporation shall be fixed by the board of directors.

Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed with or without cause by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

ARTICLE VI

SHARES

Section 1. The shares of the corporation shall be represented by a certificate or shall be uncertificated if so provided for in these bylaws. Every share certificate shall be signed by the president or vice-president and the secretary or an assistant secretary or the treasurer or an assistant treasurer and shall be sealed with the corporate seal which may be facsimile, engraved or printed. Each certificate shall state: (1) that the corporation is incorporated under the laws of the Commonwealth of Pennsylvania; (2) the name of the person to whom issued; and (3) the number and class of shares and the designation of the series, if any, that the certificate represents.

Section 2. Where a certificate is signed by a transfer agent or an assistant transfer agent or a registrar, the signature of any president, vice-president, treasurer, assistant treasurer, secretary or assistant secretary may be facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation.

Section 3. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 4. The board of directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than ninety days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the corporation after any record date fixed as provided herein. The board of directors may similarly fix a record date for the determination of shareholders of record for any other purpose. When a determination of shareholders of record has been made as provided in this section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the board fixes a new record date for the adjourned meeting.

ARTICLE VII

LIABILITY OF DIRECTORS

Section 1. A director of the corporation shall stand in a fiduciary relation to the corporation and shall perform his or her duties as a director, including the director’s duties as a member of any committee of the board of directors upon which the director may serve, in good faith, in a manner the director reasonably believes to be in the best interests of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following: (a) one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such persons; or (c) a committee of the board of directors upon which the director does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director shall not be considered to be acting in good faith if the director has knowledge concerning the matter in question that would cause the director’s reliance to be unwarranted.

Section 2. In discharging the duties of their respective positions, the board of directors, committees of the board of directors and individual directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation and communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of these factors shall not constitute a violation of Section 1 above.

Section 3. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the corporation.

Section 4. A director of the corporation shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless: (a) the director has breached or failed to perform the duties of his or her office under Sections 1 through 3 above; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Section 5. The provisions of Section 4 above shall not apply to: (a) the responsibility or liability of a director pursuant to any criminal statute; or (b) the liability of a director for the payment of taxes pursuant to local, state or federal law.

ARTICLE VIII

INDEMNIFICATION OF OFFICERS, DIRECTORS EMPLOYEES AND AGENTS

Section 1. The corporation shall indemnify any director or officer, and may indemnify any other employee or agent, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation, for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 2. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. It is the policy of the corporation that indemnification of, and advancement of expenses to, directors and officers of the corporation shall be made to the fullest extent permitted by law. To this end, the provisions of this ARTICLE VIII shall be deemed to have been amended for the benefit of directors and officers of the corporation effective immediately upon any modification of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) or any modification, or adoption of any other law that expands or enlarges the power or obligation of corporations organized under the BCL to indemnify, or advance expenses to, directors and officers of corporations.

Section 3. The corporation shall pay expenses incurred by an officer or director, and may pay expenses incurred by any other employee or agent, in defending an action, or proceeding referred to in this ARTICLE VIII in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 4. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 5. The corporation shall have the authority to create a fund of any nature, which may, but need not, be under the control of a trustee, or otherwise secure or insure in any manner, its indemnification obligations, whether arising under these bylaws or otherwise. This authority shall include, without limitation, the authority to: (a) deposit funds in trust or in escrow; (b) establish any form of self-insurance; (c) secure its indemnity obligation by grant of a security interest, mortgage or other lien on the assets of the corporation; or (d) establish a letter of credit, guaranty or surety arrangement for the benefit of such persons in connection with the anticipated indemnification or advancement of expenses contemplated by this ARTICLE VIII. The provisions of this ARTICLE VIII shall not be deemed to preclude the indemnification of, or advancement of expenses to, any person who is not specified in Section 1 of this ARTICLE VIII but whom the corporation has the power or obligation to indemnify, or to advance expenses for, under the provisions of the BCL or otherwise. The authority granted by this Section 5 shall be exercised by the board of directors of the corporation.

Section 6. The corporation shall have the authority to enter into a separate indemnification agreement with any officer, director, employee or agent of the corporation or any subsidiary providing for such indemnification of such person as the board of directors shall determine up to the fullest extent permitted by law.

Section 7. As soon as practicable after receipt by any person specified in Section 1 of this ARTICLE VIII of notice of the commencement of any action, suit or proceeding specified in Section 1 of this ARTICLE VIII, such person shall, if a claim with respect thereto may be made against the corporation under this ARTICLE VIII, notify the corporation in writing of the commencement or threat thereof; however, the omission so to notify the corporation shall not relieve the corporation from any liability under this ARTICLE VIII unless the corporation shall have been prejudiced thereby or from any other liability which it may have to such person other than under this ARTICLE VIII. With respect to any such action as to which such person notifies the corporation of the commencement or threat thereof, the corporation may participate therein at its own expense and, except as otherwise provided herein, to the extent that it desires, the corporation, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof, with counsel selected by the corporation to the reasonable satisfaction of such person. After notice from the corporation to such person of its election to assume the defense thereof, the corporation shall not be liable to such person under this ARTICLE VIII for any legal or other expenses subsequently incurred by such person in connection with the defense thereof other than as otherwise provided herein. Such person shall have the right to employ his or her own counsel in such action, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of such person unless: (a) the employment of counsel by such person shall have been authorized by the corporation; (b) such person shall have reasonably concluded that there may be a conflict of interest between the corporation and such person in the conduct of the defense of such proceeding; or (c) the corporation shall not in fact have employed counsel to assume the defense of such action.

Section 8. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this ARTICLE VIII.

ARTICLE IX

GENERAL PROVISIONS

Section 1. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

Section 2. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

ARTICLE X

AMENDMENTS

Section 1. These bylaws may be altered, amended or repealed by a majority vote of the shareholders entitled to vote thereon at any regular or special meeting duly convened after notice to the shareholders of that purpose or by a majority vote of the members of the board of directors at any regular or special meeting duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action by the directors and subject to other statutory restrictions.

ANNEX B

Voting Agreement

THIS VOTING AGREEMENT, dated as of April 21, 2013 (this “Agreement”), is entered into by and among the undersigned stockholders (each, a “Stockholder” and, collectively, the “Stockholders”) of CECO ENVIRONMENTAL CORP., a Delaware corporation (“Parent”), and MET-PRO CORPORATION, a Pennsylvania corporation (the “Company”).

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent, Mustang Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Mustang Acquisition II Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Successor Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, (i) the merger of Merger Sub with and into the Company and (ii) the subsequent merger of the Company with and into Successor Sub (the foregoing clauses (i) and (ii), collectively, the “Mergers”), in each case, pursuant to, and subject to the terms and conditions of, the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholders execute and deliver this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, the Stockholders are willing to make certain representations, warranties, covenants and agreements with respect to the shares of Parent Common Stock beneficially owned by the Stockholders and set forth below each Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Parent Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein, or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

2.	Representations of Stockholder.

Each Stockholder represents and warrants to the Company that:

(a) (i) Such Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all security interests, liens, claims, pledges, limitations in the Stockholder’s voting rights, charges or other encumbrances of any nature whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or under this Agreement), and (ii) except pursuant to this Agreement and that certain lock-up letter agreement dated the date hereof delivered by such Stockholder to the Company, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares, in each case, which are inconsistent with the terms of this Agreement.

(b) Such Stockholder does not beneficially own any shares of Parent Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Parent Common Stock or any security exercisable for or convertible into shares of Parent Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c) Such Stockholder has full corporate power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below). This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to such Stockholder or to such Stockholder’s property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement, other than the filing of a Schedule 13D/A with the Securities and Exchange Commission. No consent of such Stockholder’s spouse is necessary under any “community property” or other laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(f) Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder, or other intermediary is entitled to a fee or commission from Parent, Merger Sub, Successor Sub or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(g) Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties and covenants of such Stockholder contained herein.

(h) The Closing of the Mergers is intended to and will provide material economic benefit to such Stockholder.

3.	Agreement to Vote Shares; Irrevocable Proxy.

(a) Each Stockholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if stockholders of Parent are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of Parent: (i) in favor of the issuance by Parent of the Parent Common Stock Consideration to be

issued in connection with the Closing of the Mergers and any other action required to consummate the Mergers that may be submitted to a vote of the stockholders of Parent, at every meeting (or in connection with any action by written consent) of the stockholders of Parent at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent, Merger Sub or Successor Sub under the Merger Agreement or of Stockholder under this Agreement and (2) any action, proposal, transaction or agreement that could reasonably be expected to impede or materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of Parent’s, the Company’s, Merger Sub’s or Successor Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Parent (including by way of any amendments to Parent’s Certificate of Incorporation or Bylaws).

Each Stockholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i) and (ii) that are at any time or from time to time presented for consideration to Parent’s stockholders generally. For the avoidance of doubt, clauses (i) and (ii) shall not apply to votes, if any, solely on the election or removal of directors as recommended by Parent’s Board of Directors.

(b) Each Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares, but only to the extent provided in and with respect to the matters described in Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, is intended to be irrevocable during the term of this Agreement in accordance with the provisions of Section 212 of the Delaware General Corporation Law, and shall revoke any and all prior proxies granted by each Stockholder with respect to the Shares (but only with respect to the matters set forth in Section 3(a)); provided that each Stockholder may grant subsequent proxies with respect to any matter other than those specified in Section 3(a). The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate automatically upon the termination of this Agreement.

4.	No Voting Trusts or Other Arrangement.

Each Stockholder agrees that such Stockholder will not, and will not permit any entity under such Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares, in each case, that would be inconsistent with Section 3 above, other than agreements entered into with Parent.

5.	Transfer and Encumbrance.

Each Stockholder agrees that during the term of this Agreement, Stockholder shall not Transfer any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or such Stockholder’s economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void.

Notwithstanding anything in this Agreement to the contrary, this Agreement will not prohibit any Stockholder from (a) exercising options and/or warrants owned by such Stockholder that are exercisable for shares of Parent Company Stock, it being understood, acknowledged and agreed that the shares of Parent Common Stock acquired by such Stockholder in connection therewith shall be subject to this Agreement as

“Shares”; (b) entering into a plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to the extent that such plan does not allow for any Transfer of Shares during the term of this Agreement; or (c) making (i) bona fide gifts of such Stockholder’s Shares to family members or family trusts, (ii) any transfer by will or intestacy in case of death or (iii) any Transfer of such Stockholder’s Shares for estate planning purposes to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, provided, however, that with respect to each of the Transfers described in clause (c) of this sentence, prior, and as a condition precedent, to such transfer, the transferee, or the trustee or legal guardian on behalf of any transferee, agrees in writing to be bound by the terms of this Agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin (including, without limitation, lineal descendants, stepchildren, father, mother, brother, sister of the applicable Stockholder or the applicable Stockholder’s spouse). In addition to the foregoing, in the event a Stockholder is an entity rather than an individual, this Agreement will not prevent any transfer of any or all of such Stockholder’s Shares to the stockholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners of such entity, if it is a partnership; provided, however, that in each such case, it shall be a condition to the transfer that such transferee agrees in writing prior to such transfer to be bound by the terms of this Agreement.

6.	Additional Shares.

Each Stockholder agrees that all shares of Parent Common Stock that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of, and prior to the termination of, this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	Termination.

This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms, and (c) the mutual agreement of the Company and the Stockholders to terminate this Agreement; provided, however, that (i) Section 12 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve the Stockholders from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.

8.	No Agreement as Director or Officer.

Each Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Parent or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to Parent or its stockholders.

9.	Specific Performance.

Each party hereto acknowledges that it may be difficult to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, the other party may not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that each other party may seek injunctive relief or other equitable remedies, in addition to remedies at law or damages, for any such failure. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

10.	Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between and among the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.	Notices.

All notices, consents, requests, claims, and demands under this Agreement shall be in writing and shall be deemed given in accordance with the Merger Agreement: (i) if to the Company, to the address, e-mail address, or facsimile provided in the Merger Agreement, including to the Persons designated therein to receive copies; and (ii) if to a Stockholder, to such Stockholder’s address, e-mail address, or facsimile shown below such Stockholder’s signature on the signature page hereto.

12.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) For all actions, suits and proceedings arising out of or relating to this Agreement, the parties hereby irrevocably and unconditionally (a) consent to the personal jurisdiction of any state or federal court of competent jurisdiction located in the City of Wilmington in the State of Delaware and (b) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens. The parties acknowledge that all directions issued by any such court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11 shall be deemed effective service of process on such party.

(c) The Company may seek to enforce the terms and conditions of this Agreement against one or more Stockholders, and any breach of this Agreement by a Stockholder shall not relieve the non-breaching Stockholders from the obligations imposed on such Stockholders hereunder.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(d).

(e) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f) This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(g) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(h) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.

(i) The obligations of each Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent, Merger Sub and Successor Sub.

(j) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including the Stockholders’ estates and heirs upon the death of any of the Stockholders, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties. Any assignment in violation of the foregoing shall be void and of no effect. Nothing in this Agreement is intended to confer on any Person (other than the parties hereto and their respective successors and assigns) any rights or remedies of any nature.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MET-PRO CORPORATION

By:	/s/ Raymond J. De Hont

Name:	Raymond J. De Hont
Title:	Chief Executive Officer and President

Signature Page to Voting Agreement

/s/ Phillip DeZwirek		/s/ Jason DeZwirek
Name:	Phillip DeZwirek	Name:	Jason DeZwirek

Number of Shares of Parent Common Stock Beneficially Owned as of the Date of this Agreement: 720,841*		Number of Shares of Parent Common Stock Beneficially Owned as of the Date of this Agreement: 1,361,770*

Number of Warrants/Options Beneficially Owned as of the Date of this Agreement: 0*		Number of Warrants/Options Beneficially Owned as of the Date of this Agreement: 0*

Address:	2300 Yonge Street	Address:	2300 Yonge Street
	Suite 1710		Suite 1710
	Toronto, Ontario, Canada		Toronto, Ontario, Canada
	M4P 1E4		M4P 1E4
Fax:		Fax:
E-mail:		E-mail:

ICARUS INVESTMENT CORP.

By:	/s/ Jason DeZwirek
Name:	Jason DeZwirek

Number of Shares of Parent Common Stock Beneficially Owned as of the Date of this Agreement: 2,574,736

Number of Warrants/Options Beneficially Owned as of the Date of this Agreement: 250,000

Address:	2300 Yonge Street Suite 1710 Toronto, Ontario, Canada M4P 1E4
Fax:
E-mail:

*	Excludes shares of Parent Common Stock and Warrants/Options owned directly by Icarus Investment Corp.

Signature Page to Voting Agreement

ANNEX C

Form of Lock-Up Agreement

[LETTERHEAD OF SIGNATORY IF APPLICABLE]

April 21, 2013

Met-Pro Corporation

160 Cassell Road

Harleysville, Pennsylvania 19438

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger, of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), entered into by and among Met-Pro Corporation, a Pennsylvania corporation (the “Company”), CECO Environmental Corp., a Delaware corporation (“Parent”), Mustang Acquisition Inc., a Delaware corporation, and Mustang Acquisition II Inc., a Delaware corporation, the undersigned, a holder of Parent Common Stock, hereby agrees to be bound by the terms and conditions of this Lock-Up Agreement (this “Agreement”), effective upon the closing of the First Step Merger (the “Closing”). Terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

To induce the Company to enter into the Merger Agreement and to effect the Closing, the undersigned agrees that the undersigned will not, for a period commencing on the Closing Date and ending one hundred eighty (180) days after the Closing Date (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Parent Common Stock, or any options or warrants to purchase any shares of Parent Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Parent Common Stock, whether owned as of the Closing Date or thereafter acquired during the Lock-Up Period, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the “Undersigned’s Shares”), whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Undersigned’s Shares or such other securities, in cash or otherwise. The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction during the Lock-Up Period that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

Notwithstanding the foregoing, this Agreement will not prohibit the undersigned from (a) exercising options and/or warrants owned by the undersigned as of the Closing Date that are exercisable for shares of Parent Company Stock, it being understood, acknowledged and agreed that the shares of Parent Common Stock acquired by the undersigned in connection therewith shall be subject to this Agreement; (b) entering into a plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to the extent that such plan does not allow for any transaction restricted by this Agreement during the Lock-Up Period; or (c) making (i) bona fide gifts of the Undersigned’s Shares to family members or family trusts, (ii) any transfer by will or intestacy in case of death or (iii) any transfer of the Undersigned’s Shares for estate planning purposes to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, provided, however, that with respect to each of the transfers described in clause (c) of this sentence, prior, and as a condition precedent, to such transfer, the transferee, or the trustee or legal guardian on behalf of any transferee, agrees in writing to be bound by the terms of this Agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin (including, without limitation, lineal descendants, stepchildren, father, mother, brother, sister of the undersigned or the undersigned’s spouse). In addition to the foregoing, in the event the undersigned is an entity rather than an individual, this Agreement will not prevent any transfer of any or all of the Undersigned’s Shares to the stockholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners of such entity, if it is a partnership; provided, however, that in each such case, it shall be a condition to the transfer that such transferee agrees in writing prior to such transfer to be bound by the terms of this Agreement.

In addition, the undersigned agrees that the undersigned will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any of the Undersigned’s Shares or any securities convertible into, exercisable for, or exchangeable for the Undersigned’s Shares.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Parent’s transfer agent and registrar relating to the transfer of the Undersigned’s Shares, except in compliance with the restrictions described above. In furtherance of the foregoing, Parent and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement. Except for that certain Voting Agreement between the undersigned and the Company, dated as of the date hereof, the undersigned now has, and, except as contemplated and permitted by the third paragraph of this Agreement, for the duration of this Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances and claims whatsoever.

The undersigned understands that the Company will proceed to effect the Closing of the Mergers in reliance upon this Agreement. This Agreement is irrevocable, may not be amended or modified in any manner, and shall be binding upon the undersigned and the heirs, personal representatives, successors and assigns of the undersigned. Moreover, the undersigned understands and agrees that the Company is relying upon the accuracy, completeness, and truth of the undersigned’s representations, warranties, agreements, and certifications contained in this Agreement. The undersigned further understands and agrees that the Closing of the Mergers is intended to and will provide material economic benefit to the undersigned.

If for any reason the Merger Agreement shall be terminated prior to the Closing of the Mergers, this Agreement shall terminate, cease to be of any further force or effect, and the undersigned and the Undersigned’s Shares shall be released from any and all obligations hereunder.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Very truly yours,

[NAME OF STOCKHOLDER]

[NAME]

Signature Page to Lock-Up Agreement

ANNEX D

AMENDED AND RESTATED

CECO ENVIRONMENTAL CORP.

2007 EQUITY INCENTIVE PLAN

1.	PURPOSE.

The purpose of the CECO Environmental Corp. 2007 Equity Incentive Plan (the “Plan”) is to advance the interests of CECO Environmental Corp. (the “Company”) and its stockholders by providing Directors, Consultants and those key employees of the Company and its Subsidiaries and Affiliates, upon whose judgment, initiative and efforts the successful conduct of the business of the Company and its Subsidiaries and Affiliates largely depends, with additional incentive to perform in a superior manner. A purpose of the Plan also is to attract and retain personnel of sufficient experience and ability to the service of the Company and its Subsidiaries and Affiliates, and to reward such individuals for achievement of corporate and individual performance goals.

2.	DEFINITIONS.

(a) “Affiliate” means an affiliate as that term is defined in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

(b) “Award” means a Stock Grant or a grant of Non-statutory Stock Options or Incentive Stock Options pursuant to the provisions of this Plan.

(c) “Board of Directors” or “Board” means the board of directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Change in Control” of the Company shall have occurred when (i) any “person”, as the term is used in Section 3 of the Exchange Act (other than a Company employee benefit plan) is or becomes the “beneficial owner” as defined in Rule 16a-1 under the Exchange Act, directly or indirectly, of securities of the Company representing 50% or more of the Company’s outstanding securities ordinarily having the right to vote in the election of directors; (ii) individuals who constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be for purposes of this clause (ii) considered as though he or she were a member of the Incumbent Board; (iii) consummation of a plan of reorganization, merger, or consolidation, in which the stockholders of the Company own less than 50% of the outstanding voting securities of the surviving entity; or (iv) a sale of substantially all of the Company’s assets, a liquidation or dissolution of the Company or a similar transaction.

(f) “Committee” means the Compensation Committee of the Board, consisting of two or more Directors appointed by the Board pursuant to Section 3 hereof who are “non-employee directors,” as defined in Rule 16b-3 promulgated by the SEC under the Exchange Act and “outside directors” as defined in Treas. Reg. 1.162-27 promulgated under the Code, and if there is no Compensation Committee fitting such requirements, the Committee shall be the Board of Directors of the Company.

(g) “Common Stock” means the Common Stock of the Company, $.01 par value per share.

(h) “Consultant” means an individual, corporation, partnership, limited liability company or other entity providing services to the Company, its Subsidiaries or Affiliates in an independent contractor capacity.

(i) “Date of Grant” means the date an Award is effective pursuant to the terms hereof.

(j) “Director” means a Director of the Company or a Subsidiary or Affiliate of the Company who is not also an Employee.

(k) “Disability” means disability as defined in Code Section 409A.

(l) “Employee” means any person who is employed by the Company or a Subsidiary or Affiliate of the Company on a full-time or part-time basis.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” shall mean, as of any date, (i) the closing price of the Common Stock on the principal national stock exchange on which the shares are listed on such date or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if such stock is not listed on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not listed on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the stock on such date as quoted on the OTC Bulletin Board or such other market as the Board deems appropriate to use; or (iv) if the Common Stock is not publicly traded, the fair market value established by the Committee acting in good faith applying a consistent methodology for all Awards, provided such fair market value meets the definition of fair market value for purposes of Code Section 409A.

(o) “Incentive Stock Option” means an Option granted by the Committee to a Participant, which Option is designated as an Incentive Stock Option pursuant to Section 9 of this Plan.

(p) “Investor Relations Activities” means any activities, by or on behalf of the Company that promotes or reasonably could be expected to promote the purchase or sale of securities of the Company, but does not include:

(a)	the dissemination of information provided, or records prepared, in the ordinary course of business of the Company;

(i)	to promote the sale of products or services of the Company, or;

(ii)	to raise public awareness of the Company,

that cannot reasonably, be considered to promote the purchase or sale of securities of the Company;

(b)	activities or communications necessary to comply with the requirements of,

(i)	any applicable Securities Laws;

(ii)	any requirements of any national or foreign securities exchange or the by-laws, rules or other regulatory instruments of any other self regulatory body or exchange having jurisdiction over the Company;

(c)	communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if,

(i)	the communication is only through the newspaper, magazine or publication, and

(ii)	the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

(d)	activities or communications that may be otherwise specified by any national or foreign securities exchange.

(q) “Non-statutory Stock Option” means an Option granted to a Participant and which is not an Incentive Stock Option.

(r) “Option” means an Award granted under Section 8 or Section 9 of this Plan.

(s) “Participant” means an Employee of the Company or a Subsidiary or Affiliate chosen by the Committee to participate in the Plan, a Director of the Company or a Subsidiary or Affiliate of the Company chosen by the Committee to participate in the Plan or a Consultant to the Company or a Subsidiary or Affiliate of the Company chosen by the Committee to participate in the Plan.

(t) “Regulatory Authorities” means all national and foreign securities exchanges, facilities on which the Company’s securities are listed or quoted, all federal, state and foreign securities commissions or similar securities regulatory bodies having jurisdiction over the Company and all self-regulatory organizations that have jurisdiction over the Company.

(u) “SEC” means the U.S. Securities and Exchange Commission.

(v) “Securities Laws” means securities legislation, securities laws, securities regulations and securities rules, as amended, and the securities related policies, notices, instruments and orders in force from time to time that govern or are applicable to the Company.

(w) “Stock Grant” means a grant of shares of Common Stock accompanied by such restrictions as may be determined by the Committee under Section 7 of this Plan.

(x) “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(y) “Termination for Misconduct” means the termination of a Participant for gross negligence, commission of a felony or material violation of any established Company policies.

3.	ADMINISTRATION.

3.1 General. The Plan shall be administered by the Committee. The members of the Committee shall be appointed by the Board. The Committee shall act by vote of a majority of its members or unanimous written consent. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems necessary or advisable with respect to Participants. Subject to the limitations of the Plan and the ultimate authority of the Board, the Committee shall have the sole and complete authority to: (i) select Participants, (ii) grant Options (as defined in Article IV below) to Participants in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon such Options as it shall deem appropriate, (iv) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any Option granted hereunder and (vi) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive on such Participants and on their legal representatives and beneficiaries. In determining the number of shares of Common Stock with respect to which Options and Stock Grants are exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it less.

3.2 Limitation on Liability. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any rule, regulation or procedure adopted by it pursuant thereto or any Awards granted under it. If a member of the Committee is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him or her in such capacity under or with respect to the Plan, the Company shall indemnify such member against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in the best interests of the Company, and its Subsidiaries and Affiliates and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

4.	TYPES OF AWARDS.

Awards under the Plan may be granted in any one or a combination of:

(a)	Stock Grants;

(b)	Non-statutory Stock Options; and

(c)	Incentive Stock Options;

as defined in paragraphs 7, 8 and 9 of the Plan.

The Committee shall, in its discretion, determine from time to time which Participants will be granted Awards under the Plan, the number of shares of Common Stock subject to each Award, the restrictions, if any, which will be applicable to each Stock Grant, whether each Option will be an Incentive Stock Option or a Non-statutory Stock Option (except that Incentive Stock Options may not be awarded to Consultants or Directors), and the exercise price of an Option. In making all such determinations, the Committee shall take into account the duties, responsibilities and performance of each respective Participant, his or her present and potential contributions to the growth and success of the Company, his or her compensation and such other factors as the Committee shall deem relevant to accomplishing the purposes of the Plan.

No Participant shall have any voting or dividend rights or other rights of a stockholder in respect of any shares of Common Stock covered by an Option prior to the time the shares have been issued to the Participant.

5.	STOCK SUBJECT TO THE PLAN.

Subject to adjustment as provided in Section 15, the maximum number of shares reserved for Stock Grants and for purchase pursuant to the exercise of Options granted under the Plan is two million six hundred thousand (2,600,000) shares of Common Stock.

The shares of Common Stock to be subject to the Plan may be either authorized but unissued shares or shares previously issued and reacquired by the Company. To the extent that the Plan provides for the issuance of stock certificates with respect to Common Stock, the Company may, in lieu thereof, record the shares on a book entry account maintained by the Company’s transfer agent. To the extent that Options are granted and Stock Grants are made under the Plan, the shares underlying such Options and Stock Grants will be unavailable for future grants under the Plan except that, to the extent that the Options and Stock Grants granted under the Plan terminate, expire, are canceled or are forfeited without having been exercised, new Awards may be made with respect to such shares.

6.	ELIGIBILITY.

Officers and other Employees (including Employees who also are Directors of the Company or its Subsidiaries or Affiliates) shall be eligible to receive Stock Grants, Incentive Stock Options and Non-statutory Stock Options under the Plan. Directors and Consultants shall be eligible to receive Stock Grants and Non-statutory Stock Options under the Plan.

7.	STOCK GRANTS.

7.1 General Terms. Each Stock Grant may be accompanied by such restrictions, or may be made without any restrictions, as may be determined in the discretion of the Committee. Such restrictions may include, without limitation, requirements that the Participant remain in the continuous employment of the Company or its Subsidiaries or Affiliates for a specified period of time, or that the Participant meet designated individual performance goals, or that the Company and/or one or more of its Subsidiaries or Affiliates meet designated performance goals.

7.2 Issuance Procedures. A stock certificate representing the number of shares of Common Stock covered by a Stock Grant shall be registered in the Participant’s name and may be held by the Participant; provided however, if a Stock Grant is subject to certain restrictions, the shares of Common Stock covered by such Stock Grant shall be registered in the Participant’s name and held in custody by the Company. Unless the Committee determines otherwise, a Participant who has been awarded a Stock Grant shall have the rights and privileges of a stockholder of the Company as to the shares of Common Stock covered by a Stock Grant, including the right to receive dividends and the right to vote such shares. None of the shares of Common Stock covered by the Stock Grant may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the expiration or satisfaction of any applicable restrictions or performance requirements. All of the shares of Common Stock covered by a Stock Grant shall be forfeited and all rights of a Participant who has been awarded such Stock Grant to such shares shall terminate without further obligation on the part of the Company in the event that any applicable restrictions or performance requirements do not expire or are not satisfied. Upon forfeiture of shares of Common Stock, such shares shall be transferred to the Company without further action by the Participant. Upon the expiration or satisfaction of any applicable restrictions, whether in the ordinary course or under circumstances set forth in Section 7.3, certificates evidencing shares of Common Stock subject to the related Stock Grant shall be delivered to the Participant, or the Participant’s beneficiary or estate, as the case may be, free of all such restrictions.

7.3 Accelerated Vesting.

(a) Termination of Service. If a Participant terminates service prior to vesting in any Stock Grant, all outstanding unvested Stock Grants shall be forfeited by such Participant; provided, however, that vesting may be accelerated in the sole discretion of the Committee.

(b) Change in Control. The vesting of all or part of an outstanding Stock Grant may be accelerated, in the sole discretion of the Board, in the event there is a Change in Control of the Company.

8.	NON-STATUTORY STOCK OPTIONS.

8.1 Grant of Non-statutory Stock Options.

(a) Grants to Employees, Consultants and Directors. The Committee may, from time to time, grant Non-statutory Stock Options to Participants.

(b) Terms of Non-Statutory Options. Non-statutory Stock Options granted under this Plan are subject to the following terms and conditions:

(i) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-statutory Stock Option shall be determined on the date the option is granted. Such purchase price shall be the Fair Market Value of the Company’s Common Stock on the Date of Grant or such greater amount as determined by the Committee; provided, however, that the purchase price of a Non-statutory Stock Option granted under this Plan may be less than the Fair Market Value of the Common Stock on the date of Grant if the Grant: (i) involves the substitution of a Non-statutory Stock Option under this Plan for an outstanding option under another plan pursuant to a corporate transaction; (ii) the requirements of Treas. Reg. 1.424-1 would be met if the Non-statutory Stock Option was an Incentive Stock Option; and (iii) the ratio of the exercise price from the fair market value of the shares subject to the new Non-statutory Stock Option immediately after the substitution is not greater than the ratio of the exercise price to the fair market value of the shares subject to the old Non-statutory Stock Option immediately before the substitution. Shares may be purchased only upon full payment of the purchase price, provided, however, that, if authorized by the Committee, a Participant may exercise an Option through a cashless exercise as permitted by Federal Reserve Board Regulation T and the Company shall make reasonable efforts to facilitate such exercise.

(ii) Terms of Options. The term during which each Non-statutory Stock Option may be exercised shall be ten years from the Date of Grant, or such shorter period determined by the Committee. The Committee shall determine the date on which each Non-statutory Stock Option shall become vested and may provide that a Non-statutory Stock Option shall become vested in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes vested. The Committee may, in its sole discretion, accelerate the time at which any Non-statutory Stock Option becomes vested in whole or in part.

(iii) Termination of Service. Upon the termination of a Participant’s service as an Employee, Director or a Consultant for any reason other than death or Disability, Termination for Misconduct, or by order of any Regulatory Authority, the Participant’s Non-statutory Stock Options shall be exercisable only as to those shares which were vested at the date of termination and only for a period of 90 days following termination unless otherwise determined by the Committee in its sole discretion. Notwithstanding the foregoing, if the Participant is engaged to provide Investor Relations Activities, and such Participant ceases to be so engaged for any reason other than death or Disability, Termination for Misconduct or by order of any Regulatory Authority, such Participant’s vested Non-Statutory Stock Options shall be exercisable for a period of 30 days following termination unless the Committee in its sole discretion determines otherwise.

In the event of termination for death or Disability, the Participant’s Non-statutory Stock Options shall be exercisable only as to those shares which were vested at the date of termination and only for a period of twelve months following termination unless otherwise determined by the Committee in its sole discretion.

In the event of Termination for Misconduct or by order of a Regulatory Authority, all rights under the Participant’s Non-statutory Stock Options shall expire upon termination of employment.

The vesting of all or a part of a Grant of Non-statutory Stock Options may be accelerated, in the sole discretion of the Board, in the event there is a Change in Control of the Company.

9.	INCENTIVE STOCK OPTIONS.

9.1 Grant of Incentive Stock Options.

The Committee may, from time to time, grant Incentive Stock Options to Employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

(a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Company’s Common Stock on the Date of Grant; provided, however, that the purchase price of an Incentive Stock Option granted under this Plan may be less than the Fair Market Value of the Common Stock on the Date of Grant if the Grant: (i) involves the substitution of an Incentive Stock Option for an outstanding incentive stock option under another plan pursuant to a corporate transaction; and (ii) the requirements of Treas. Reg. 1.424-1 are met with respect to the substitution. However, if a Participant owns Common Stock representing more than 10% of the total combined voting power of all classes of Common Stock of the Company (or under Section 425(d) of the Code is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock), the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair

Market Value of the Company’s Common Stock on the Date of Grant. Shares may only be purchased on full payment of the purchase price, provided, however, that, if authorized by the Committee, a Participant may exercise an Option through a cashless exercise as permitted by Federal Reserve Board Regulation T and the Company shall use reasonable efforts to facilitate such exercise.

(b) Amounts of Options. Incentive Stock Options may be granted to any Employee in such amounts as determined by the Committee. In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Participant’s employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this Section 9.1(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an award under this Section 9.1 exceeds this $100,000 limit, the portion of the award in excess of such limit shall be deemed a Non-statutory Stock Option.

(c) Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than ten years from the Date of Grant. If at the time an Incentive Stock Option is granted to an Employee, the Employee owns Common Stock representing more than 10% of the total combined voting power of the Company (or, under Section 425(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock), the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five years from the Date of Grant.

No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the Employee to whom it is granted. After death an Incentive Stock Option may be exercised by the beneficiary described in Section 14 below.

The Committee shall determine the date on which each Incentive Stock Option shall become vested and may provide that an Incentive Stock Option shall become vested in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes vested, provided that the amount able to be first exercised in a given year is consistent with the terms of Section 422 of the Code. The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option becomes vested in whole or in part, provided that it is consistent with the terms of Section 422 of the Code.

(d) Termination of Service. Upon the termination of a Participant’s service for any reason other than death or Disability, Termination for Misconduct, or by order of a Regulatory Authority, the Incentive Stock Options shall be exercisable only as to those shares which were vested at the date of termination and only for a period of 90 days following termination (unless otherwise determined by the Committee in its sole discretion).

In the event of termination for death or Disability, the Participant’s Incentive Stock Options shall be exercisable only as to those shares which were vested at the date of termination and only for a period of twelve months following termination unless otherwise determined by the Committee in its sole discretion.

In the event of Termination for Misconduct or by order of a Regulatory Authority, all rights under the Participant’s Incentive Stock Options shall expire upon termination of employment.

The vesting of all or a part of a Grant of Incentive Stock Options may be accelerated, in the sole discretion of the Board, in the event there is a Change in Control of the Company.

(e) Compliance with Code. The options granted under this Section 9 of the Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, but the Company makes no warranty as to the qualification of any option as an incentive stock option within the meaning of Section 422 of the Code.

10.	RIGHTS OF A STOCKHOLDER; NO TRANSFERABILITY.

No Participant shall have any rights as a stockholder with respect to any shares covered by a Non-statutory and/or Incentive Stock Option until the date of issuance of such shares. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ of the Company or its Affiliates or to continue as a Director of the Company or its Affiliates or to continue as a Consultant to the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate a Participant’s services as an officer, Employee, Consultant or Director at any time.

No Option or other Award granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his or her lifetime only by the Participant to whom it is granted. No Option or other Award (or interest or right therein) may be subject to pledge, encumbrance, assignment, levy, attachment or garnishment.

11.	AGREEMENT WITH GRANTEES.

Each Award of Options will be evidenced by a written agreement, executed by the Participant and the Company or its Subsidiaries or Affiliates which describes the conditions for receiving the Options including the date of Option Award, the purchase price if any, applicable periods, and any other terms and conditions as may be required by applicable securities law.

The proper officers of the Company shall advise each Participant who is awarded a Stock Grant, in writing, of the number of shares to which it pertains and the terms and conditions and any restrictions or performance requirements applicable to such Stock Grant; provided they are not inconsistent with the terms, conditions and provisions of the Plan.

12.	RESTRICTIONS ON SHARES.

The Committee may require before any shares of Common Stock are issued pursuant to this Plan, that the Participant agrees to subject the shares to such holding periods and restrictions as are determined by the Committee.

13.	DESIGNATION OF BENEFICIARY.

A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant’s estate will be deemed to be the beneficiary.

14.	ADJUSTMENTS.

In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

(a) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Plan;

(b) adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Plan;

(c) adjustments in the purchase price of outstanding Stock Grants and Incentive and/or Non-statutory Stock Options.

No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

15.	WITHHOLDING/GOVERNMENTAL AUTHORITY.

There may be deducted from each distribution of cash and/or Common Stock under the Plan the amount of tax required by any governmental authority to be withheld or paid. The Company may also require a Participant to take, or the Company may take, any other action as may be required by a governmental authority in connection with any distribution under the Plan and the Company may refrain from making any distributions until such action is taken.

16.	REGISTRATION OF PLAN ON FORM S-8.

The Company may register the Plan on a Form S-8 and in such event, will take such additional action as is necessary in connection with such registration. The Company may in its sole discretion, however, elect to not register the Plan or to terminate such registration.

17.	TERMINATION AND AMENDMENT OF THE PLAN.

The Board may at any time, and from time to time, suspend, terminate, modify or amend the Plan in any respect. Specifically, and without limiting the foregoing, the Board is hereby authorized to and may, it its discretion and without stockholder approval: (i) amend the provisions relating to Options held by one or more persons and issued under the Plan to permit adjustment of the exercise price of those Options, or (ii) cancel existing Options held by one or more persons, with the consent of the Participant holding such Options, in exchange for new Options, in such number and at such exercise price as determined by the Board (each event under (i) and (ii), a “repricing”); provided that any adjustment of the exercise price of an option or any amendment or exchange of an option shall not be effective if it would be deemed to result in the deferral of compensation with respect to a Participant under Code Section 409A.

The Board may determine that stockholder approval of any amendment to this Plan may be advisable for any reason, including but not limited to, for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange listing requirements.

Such suspension, termination, modification or amendment may not affect the rights of a Participant under an outstanding Award without the Participant’s consent, except the Board may, in connection with a Change in Control, either: (i) replace the Awards granted under this Plan with substantially similar awards under another plan of another party to the Change in Control; (ii) make a payment to all Participants with respect to Options equal to the difference between the Fair Market Value of the Common Stock on the date of the Change in Control and the exercise price per share of an Option on the Date of Grant in either cash or such consideration as the holders of Common Stock of the Company are receiving in the Change of Control transaction or (iii) upon not less than 7 days written notice to all holders of Options, cause all Options to terminate immediately prior to the effective time of the Change of Control, and if the Board elects, accelerate the Vesting of any or all Options not then vested. Options granted under another plan shall not be substantially similar unless the shares acquired through the exercise of such options are readily tradable on an established securities market.

No Awards under the Plan shall be granted more than ten (10) years after the Effective Date of the Plan.

18.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective as of the date that the Plan is approved by the directors of the Company (the “Effective Date”); provided that the Plan is approved by the Company’s stockholders at the next annual meeting of stockholders of the Company and within one (1) year of the Effective Date. The Plan also shall be presented to stockholders of the Company for ratification for purposes of: (i) satisfying one of the requirements of Section 422 of the Code governing the tax treatment for Incentive Stock Options; and (ii) , if applicable, establishing or maintaining listing on a stock exchange or system.

19.	APPLICABLE LAW.

The Plan will be administered in accordance with the laws of the State of Delaware to the extent not preempted by Federal law as now or hereafter in effect.

20.	COMPLIANCE WITH SECTION 16.

With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

Date Approved by Stockholders

ANNEX E

Private & Confidential

April 21, 2013

Board of Directors

Met-Pro Corporation

160 Cassell Road

PO Box 144

Harleysville, Pennsylvania 19438

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively the “Shareholders”) of Met-Pro Corporation, a Pennsylvania corporation (the “Company”), other than the Excluded Holders (as defined below), of the Merger Consideration (as defined below) to be received by such Shareholders in the aggregate as specified in the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among CECO Environmental Corp., a Delaware corporation (“Parent”), Mustang Acquisition Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), Mustang Acquisition II Inc., a wholly-owned subsidiary of Parent (“Successor Sub”), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “First Step Merger”) and then the Company will be merged with and into the Successor Sub with the Successor Sub continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Second Step Merger” and together with the First Step Merger, collectively referred to as the “Merger”) and each share of common stock of the Company, $0.10 par value per share, other than shares held in treasury or owned directly by the Company, any subsidiary of the Company, Merger Sub, Successor Sub or Parent (collectively, the “Excluded Shares”), will be converted into the right to receive, at the election of the holder, either (i) an amount in cash equal to $13.75 without interest (the “Cash Consideration”), or (ii) that certain number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (together with any cash in lieu of fractional shares common stock of Parent to be paid as set forth in the Merger Agreement, the “Stock Consideration”, and, together with the Cash Consideration, the “Merger Consideration”), as determined in accordance with the Merger Agreement. Each share of common stock of the Company with respect to which neither an election for Cash Consideration nor an election for Stock Consideration has been effectively made shall be converted into the right to receive Cash Consideration or Stock Consideration or a combination of portions of each in accordance with the Merger Agreement upon consummation of the Merger. The terms and conditions of the Merger Consideration are more fully set forth in the Merger Agreement.

We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including a review of strategic alternatives in August 2010.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the draft dated April 18, 2013 of the Merger Agreement; (b) certain audited historical financial statements of the Company for the four years ended January 31, 2013; (c) certain unaudited historical financial statements of the Company for the months ended February 28, 2013 and March 31, 2013; (d) certain internal business, operating and financial information and forecasts of the Company for fiscal years 2014 through 2018 (the “Company Forecasts”), prepared by the senior management of the Company; (e) the financial position and operating results of each of the Company and Parent compared with those of certain other publicly traded companies we deemed relevant; (f) certain audited historical financial statements of Parent for the three years ended December 31, 2012; (g) certain unaudited historical financial statements of Parent for the three months ended March 31, 2013; (h) certain internal business, operating and financial information and forecasts of Parent for fiscal years 2013 through 2017 prepared by the senior management of Parent (the “Parent Forecasts”, and together with the Company Forecasts, the “Forecasts”); (i) certain internal operating, general business and financial reports of Parent that were provided via an electronic data room; (j) current and historical market prices and trading volumes of the common stock of each of the Company and Parent; (k) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (l) the relative contributions of each of the Company and Parent to certain financial statistics of the proposed combined company; and (m) certain other publicly available information on each of the Company and Parent, and the industries in which they operate. We have also held discussions with members of the senior management of each of the Company and Parent to discuss certain of the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management of each of the Company and Parent. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or Parent. We have been advised by the senior management of the Company that the Company Forecasts examined by us have been reasonably prepared on bases reflecting currently available estimates and judgments of the senior management of the Company. We have been advised by the senior management of Parent that the Parent Forecasts examined by us have been reasonably prepared on bases reflecting currently available estimates and judgments of the senior management of Parent. In that regard, we have assumed, with your consent, that, (i) the Forecasts will be achieved and (ii) all material assets and liabilities (contingent or otherwise) of the Company and Parent are as set forth in the Company’s and Parent’s respective financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We did not consider and express no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the Merger Consideration. We express no opinion as to any terms or other aspects of the Merger (other than the Merger Consideration to the extent specified herein), including, without limitation, the form or structure of the Merger, or accounting consequences thereof. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal and tax matters regarding the Merger on the advice of legal counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any amendment, modification or waiver of any material terms or conditions by the Company. We were not requested to, nor did we, seek alternative participants for the proposed Merger. We have assumed that the Merger will qualify as a tax-free transaction. In addition, we have relied upon and assumed, without independent verification, that the final form of the Merger Agreement will not differ in any material respect from the draft of the Merger Agreement identified above.

William Blair & Company, L.L.C. has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company or Parent for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

We are expressing no opinion herein as to the price at which the common stock of the Company or Parent will trade at any future time or as to the effect of the Merger on the trading price of the common stock of the Company or Parent. Such trading price may be affected by a number of factors, including but not limited to

(i) dispositions of the common stock of Parent by stockholders within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of Parent or in the market, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders (other than the holders of Excluded Shares) of the Merger Consideration to be received in the aggregate by such Shareholders in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger or the fairness of the Cash Consideration relative to the Stock Consideration or vice versa, and this opinion does not constitute a recommendation to the Board of Directors of the Company or any stockholder as to how such person should act or vote with respect to the proposed Merger or as to whether any such stockholder should elect to receive the Cash Consideration or the Stock Consideration. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Shareholders by the Company with respect to the Merger and may be disclosed to Parent. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration to be received by the Shareholders (other than the holders of Excluded Shares), taken in the aggregate, is fair, from a financial point of view, to such Shareholders.

Very truly yours,

/s/ William Blair & Company, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.

ANNEX F

Jefferies LLC

520 Madison Avenue

New York, NY 10022

www.jefferies.com

April 21, 2013

The Board of Directors

CECO Environmental Corp.

4625 Red Bank Road

Cincinnati, Ohio 45227

Members of the Board:

We understand that CECO Environmental Corp. (“CECO”), Mustang Acquisition Inc., a wholly-owned subsidiary of CECO (“Merger Sub”), Mustang Acquisition II Inc., a wholly-owned subsidiary of CECO (“Successor Sub”), and Met-Pro Corporation (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of CECO, and (ii) the Company will thereafter merge (the “Second Merger”, and together with the Merger, the “Mergers”) with and into Successor Sub, with Successor Sub surviving as a wholly-owned subsidiary of CECO. We understand that in connection with the Merger, each outstanding common share, par value $0.10 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock held in the treasury of the Company or owned by the Company, a subsidiary of the Company, CECO, Merger Sub or Successor Sub (other than shares held in trust accounts, managed accounts and similar accounts), all of which shares will be canceled, will be converted into the right to receive either (i) $13.75 in cash (the “Cash Consideration”), or (ii) such number of shares (the “Stock Consideration”) of common stock, par value $0.01 per share, of CECO (“CECO Common Stock”) determined by dividing the Cash Consideration by the CECO Trading Price (as defined below), in each case, as the holder thereof shall have elected or be deemed to have elected, subject to the terms, limitations, prorations and procedures set forth in the Merger Agreement, which include a limitation on the aggregate amount of cash available to be paid and the aggregate number of shares of CECO Common Stock that may be issued in the Merger. The Merger Agreement also provides that (a) if the number determined by dividing the Cash Consideration by the CECO Trading Price is less than or equal to 1.0000, the Stock Consideration shall be equal to 1 share of CECO Common Stock, and (b) if the number determined by dividing the Cash Consideration by the CECO Trading Price is greater than or equal to 1.3520, the Stock Consideration shall be equal to 1.3520 shares of CECO Common Stock. The term (i) “CECO Trading Price” means the volume weighted average trading price of a share of CECO Common Stock, as reported on the Nasdaq Global Market, for the fifteen (15) consecutive trading days ending on the trading day immediately preceding the closing date of the Merger, and (ii) “Merger Consideration” means the total consideration in the form of the aggregate Stock Consideration and the aggregate Cash Consideration to be paid by CECO pursuant to the Merger Agreement. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be paid by CECO pursuant to the Merger Agreement is fair, from a financial point of view, to CECO.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated April 21, 2013 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company and CECO;

(iii)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company (the “Company Forecasts”);

(iv)	reviewed certain information furnished to us by CECO’s management, including financial forecasts and analyses, relating to the business, operations and prospects of CECO (the “CECO Forecasts”);

(v)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(vi)	held discussions with members of senior management of CECO concerning the matters described in clauses (ii) through (iv) above;

(vii)	reviewed the share trading price history and valuation multiples for Company Common Stock and CECO Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(viii)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

(ix)	considered the potential pro forma impact of the Merger; and

(x)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company and CECO or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of the Company and CECO that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company or CECO, nor have we been furnished with any such evaluations or appraisals, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. With respect to the Company Forecasts, the Company has informed us, however, and we have assumed, that the Company Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. With respect to the CECO Forecasts, CECO has informed us, and we have assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of CECO as to the future financial performance of CECO. We express no opinion as to the Company Forecasts or the CECO Forecasts or the respective assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal, accounting or tax matters affecting the Company or CECO, and we have assumed the correctness in all respects material to our analysis of all legal, accounting and tax advice given to CECO and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to CECO. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to CECO. You have advised us that the Mergers will constitute an integrated plan that will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, or, if the Mergers do not qualify as a reorganization, that the Merger and the Second Step Merger will be treated as separate transactions for federal income tax purposes. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, CECO or the contemplated benefits of the Mergers.

It is understood that our opinion is for the use and benefit of the Board of Directors of CECO in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to CECO, nor does it address the underlying business decision by CECO to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of CECO Common Stock should vote with respect to the issuance of CECO Common Stock in the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of CECO. We express no opinion as to the price at which shares of CECO Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the officers, directors or employees, or any class of such persons, of CECO or the Company in connection with the Merger relative to the Merger Consideration or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by CECO to act as financial advisor to CECO in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. CECO has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have not provided financial advisory or financing services to the Company or CECO in the past, other than limited preliminary financial analysis for CECO for which we have not received any compensation. We maintain a market in the securities of CECO, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or CECO and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, CECO or entities that are affiliated with the Company or CECO, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with CECO, our opinion may not be used or referred to by CECO, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by CECO pursuant to the Merger Agreement is fair, from a financial point of view, to CECO.

Very truly yours,

/s/ JEFFERIES LLC

JEFFERIES LLC

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

The registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL and except as otherwise provided in the registrant’s by-laws, none of the registrant’s directors will be liable to the registrant or its stockholders for monetary damages for a breach of fiduciary duty. In addition, the registrant’s certificate of incorporation and by-laws provide for mandatory indemnification of officers and directors of the corporation to the fullest extent authorized under the DGCL against all expenses, liabilities and losses reasonably incurred by such person. Further, the registrant’s by-laws provide that the registrant may purchase and maintain insurance on the registrant’s own behalf and on behalf of any other person who is or was a director, officer, employee or agent of the registrant or was serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Item 21. Exhibits and Financial Statement Schedules

(a) See Exhibit Index.

(b) Not applicable.

(c) Not applicable.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(e) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and CECO being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on the 23rd day of May, 2013.

CECO ENVIRONMENTAL CORP.

By:	/s/ Jeffrey Lang
Jeffrey Lang
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes each of Jason DeZwirek and Jeffrey Lang his true and lawful attorney-in-fact, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including any post-effective amendments and supplements) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Lang Jeffrey Lang	Principal Executive Officer and Director	May 23, 2013

/s/ Benton L. Cook Benton L. Cook	Principal Financial Officer and Controller	May 23, 2013

/s/ Jason DeZwirek Jason DeZwirek	Chairman of the Board and Director	May 23, 2013

/s/ Arthur Cape Arthur Cape	Director	May 23, 2013

/s/ Eric M. Goldberg Eric M. Goldberg	Director	May 23, 2013

/s/ Ronald E. Krieg Ronald E. Krieg	Director	May 23, 2013

/s/ Jonathan Pollack Jonathan Pollack	Director	May 23, 2013

/s/ Seth Rudin Seth Rudin	Director	May 23, 2013

/s/ Donald A. Wright Donald A. Wright	Director	May 23, 2013

Exhibit Index

Exhibits

2.1	Agreement and Plan of Merger by and among Met-Pro Corporation, CECO Environmental Corp., Mustang Acquisition Inc. and Mustang Acquisition II Inc., dated as of April 21, 2013 (included as Annex A to the joint proxy statement/prospectus that is a part of this registration statement)

5.1	Opinion of Barnes & Thornburg LLP, regarding the legality of the securities being issued

23.1	Consent of BDO USA, LLP

23.2	Consent of BDO Audit & Assurance B.V.

23.3	Consent of Marcum LLP

23.4	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Form of Proxy Card for CECO Environmental Corp.

99.2	Form of Proxy Card for Met-Pro Corporation

99.3	Form of Election Form*

99.4	Consent of William Blair & Company, L.L.C.

99.5	Consent of Jefferies LLC

*	To be filed by amendment